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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Filed pursuant to rule 424(b)(3)
Registration No. 333-168512

        PROSPECTUS

Global Geophysical Services, Inc.

Offer to exchange its 10 1/2% Senior Notes due 2017, which have been registered under the Securities Act of 1933, for any and all of its outstanding 10 1/2% Senior Notes due 2017

The exchange offer and withdrawal rights will expire at 5:00 p.m.,
New York City time, on October 15, 2010, unless extended.

        We are offering to exchange up to $200,000,000 in aggregate principal amount of our new 10 1/2% Senior Notes due 2017, which have been registered under the Securities Act of 1933, referred to in this prospectus as the "new notes," for any and all of our outstanding unregistered 10 1/2% senior notes due 2017 referred to in this prospectus as the "old notes." We issued the old notes on April 27, 2010 in a transaction not requiring registration under the Securities Act of 1933. We are offering you new notes, with terms substantially identical to those of the old notes, in exchange for old notes in order to satisfy our registration obligations from that previous transaction. The new notes and the old notes are collectively referred to in this prospectus as the "notes."

        See "Risk Factors" starting on page 16 of this prospectus for a discussion of risks associated with investing in the new notes and with the exchange of old notes for the new notes offered hereby.

        We will exchange new notes for all old notes that are validly tendered and not withdrawn before expiration of the exchange offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer. The exchange procedure is more fully described in "The Exchange Offer—Procedures for Tendering." If you fail to tender your old notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

        The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. See "Description of New Notes" for more details on the terms of the new notes. We will not receive any proceeds from the exchange offer.

        There is no established trading market for the new notes or the old notes. The exchange of old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See "Material U.S. Federal Income Tax Considerations." All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See "Plan of Distribution."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. We are not asking you for a proxy and you are requested not to send us a proxy.

The date of this prospectus is September 15, 2010

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding old notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after such expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

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ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. We may add, update or change in a prospectus supplement any information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under "Where You Can Find More Information" before you make any investment decision.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to exchange old notes for new notes only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any actual exchange of old notes for new notes.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new notes offered hereby. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, as amended, or the exhibits and schedules filed therewith. For further information with respect to us and the new notes offered hereby, please see the registration statement, as amended, and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, as amended, and the exhibits and schedules filed with the registration statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

        We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act of 1934. You may read and copy any materials we file with the SEC at the SEC's public reference room referred to above. General information about us is available free of charge through our website at www.globalgeophysical.com. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

 FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. We have based these forward-looking statements on our current expectations and projections about us and our industry. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect or anticipate may occur in the future, including such things as future capital expenditures, backlog, business strategy, competitive strengths, goals, growth of our business and operations, plans and references to future successes may be considered forward-looking statements. When we use words such as "anticipate," "believe," "estimate," "intend," "plan," "project," "forecast," "may," "should," "expect," "probably" or similar expressions, we are making forward-looking statements. Our forward-looking statements speak only as of the date made and we will not update forward-looking statements unless the securities laws require us to do so.

        Some of the key factors which could cause our future financial results and performance to vary from those expected include:

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  a decline in capital expenditures by oil and gas exploration and production companies;

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  market developments affecting, and other changes in, the demand for seismic data and related services;

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  the timing and extent of changes in the price of oil and gas;

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  our ability to convert backlog into revenues;

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  our future capital requirements and availability of financing on satisfactory terms;

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  availability or increases in the price of seismic equipment;

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  availability of crew personnel and technical personnel;

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  competition;

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  technological obsolescence of our seismic data acquisition equipment;

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  the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

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  the effects of weather or other delays on our operations;

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  cost and other effects of legal proceedings, settlements, investigations and claims, including liabilities which may not be covered by indemnity or insurance;

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  governmental regulation; and

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  the political and economic climate in the foreign or domestic jurisdictions in which we conduct business.

        The information contained in this prospectus, including the information set forth under the heading "Risk Factors," identifies additional factors that could cause our results or performance to differ materially from those we express or imply in our forward-looking statements. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions and, therefore, the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements which are included in this prospectus, our inclusion of this information is not a representation by us or any other person that our objectives and plans will be achieved.

PROSPECTUS SUMMARY

        You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. Unless the context indicates otherwise, all references to "we," "our," "ours" and "us" refer to Global Geophysical Services, Inc. and its consolidated subsidiaries. The following summary highlights significant aspects of our business and this exchange offer, but it does not include all the information you should consider prior to making an investment decision with respect to the notes. This prospectus contains forward-looking statements that involve risks and uncertainties. You should read this entire prospectus, including the information set forth under "Risk Factors" and the financial statements and related notes included or incorporated by reference in this prospectus before making an investment decision.

 Our Company

        We provide an integrated suite of seismic data solutions to the global oil and gas industry, including our high resolution RG-3D Reservoir Grade™ ("RG3D") seismic solutions. Our seismic data solutions consist primarily of seismic data acquisition, processing and interpretation services. Through these services, we deliver data that enable the creation of high resolution images of the earth's subsurface and reveal complex structural and stratigraphic details. These images are used primarily by oil and gas companies to identify geologic structures favorable to the accumulation of hydrocarbons, to reduce risk associated with oil and gas exploration, to design horizontal drilling programs, to optimize well completion techniques and to monitor changes in hydrocarbon reservoirs. We integrate seismic survey design, data acquisition, processing and interpretation to deliver enhanced services to our clients. In addition, we own and market a growing seismic data library and license this data to clients on a non-exclusive basis.

        Our seismic solutions are used by many of the world's largest and most technically advanced oil and gas exploration and production companies, including national oil companies ("NOCs") such as Oil and Natural Gas Corporation Limited ("ONGC") and Petróleos Mexicanos ("Pemex"), major integrated oil and gas companies ("IOCs") such as BP p.l.c. ("BP"), ConocoPhillips Company ("ConocoPhillips") and Exxon Mobil Corporation ("ExxonMobil"), and independent oil and gas exploration and production companies such as Anadarko Petroleum Corporation ("Anadarko"), Apache Corporation, Chesapeake Energy Corporation ("Chesapeake") and Southwestern Energy Company ("Southwestern Energy").

        We provide seismic data acquisition for land, transition zone and shallow marine areas, including challenging environments such as marshes, forests, jungles, arctic climates, mountains and deserts. Our management team has significant operational experience in most of the major U.S. shale plays, including the Haynesville, Barnett, Bakken, Fayetteville, Eagle Ford and Woodford, where we believe our high resolution RG3D seismic solutions are particularly well-suited.

Our Company

        We provide an integrated suite of seismic data solutions to the global oil and gas industry, including our high resolution RG-3D Reservoir Grade™ ("RG3D") seismic solutions. Our seismic data solutions consist primarily of seismic data acquisition, processing and interpretation services. Through these services, we deliver data that enable the creation of high resolution images of the earth's subsurface and reveal complex structural and stratigraphic details. These images are used primarily by oil and gas companies to identify geologic structures favorable to the accumulation of hydrocarbons, to reduce risk associated with oil and gas exploration, to design horizontal drilling programs, to optimize well completion techniques and to monitor changes in hydrocarbon reservoirs. We integrate seismic survey design, data acquisition, processing and interpretation to deliver enhanced services to our clients.

In addition, we own and market a growing seismic data library and license this data to clients on a non-exclusive basis.

        Our seismic solutions are used by many of the world's largest and most technically advanced oil and gas exploration and production companies, including national oil companies ("NOCs") such as Oil and Natural Gas Corporation Limited ("ONGC") and Petróleos Mexicanos ("Pemex"), major integrated oil and gas companies ("IOCs") such as BP p.l.c. ("BP"), ConocoPhillips Company ("ConocoPhillips") and Exxon Mobil Corporation ("ExxonMobil"), and independent oil and gas exploration and production companies such as Anadarko Petroleum Corporation ("Anadarko"), Apache Corporation, Chesapeake Energy Corporation ("Chesapeake") and Southwestern Energy Company ("Southwestern Energy").

        We provide seismic data acquisition for land, transition zone and shallow marine areas, including challenging environments such as marshes, forests, jungles, arctic climates, mountains and deserts. Our management team has significant operational experience in most of the major U.S. shale plays, including the Haynesville, Barnett, Bakken, Fayetteville, Eagle Ford and Woodford, where we believe our high resolution RG3D seismic solutions are particularly well-suited.

        Our operations management team has extensive industry experience, having served in senior leadership roles with Petroleum Geo-Services ASA ("PGS"), Compagnie Générale de Géophysique—Veritas ("CGGVeritas"), Western Geophysical and its successor, WesternGeco, a business unit of Schlumberger Limited. Our Chief Executive Officer, Richard Degner, was President of PGS Onshore Inc., a division of PGS, and has over 25 years of seismic data industry experience. Our operations management team has operated in over 60 countries, and has developed long-term client relationships around the world.

        We currently own, or operate under long-term leases, approximately 151,500 recording channels. Our recording channels and systems operate on a common technology platform which provides operational scalability and efficiency. This operational scalability and efficiency enables us to execute on large and technologically complex projects. For example, we recently completed a project for ExxonMobil that we believe to be the largest and one of the most technologically complex land seismic data acquisition projects undertaken to date involving the deployment of over 100,000 recording channels.

Our Industry

        Seismic technology is the primary tool used to locate oil and gas reserves and facilitates the development of complex reservoirs. Seismic data is acquired by introducing acoustic energy into the earth through controlled energy sources, such as dynamite or vibration equipment. The sound waves generated by these energy sources are reflected back to the surface and collected by seismic sensors referred to as "geophones" or "hydrophones." One or more strategically positioned seismic sensors are connected to a recording channel which transmits the data to a central recording location. A typical project, which in our industry is referred to as a "shoot" or "seismic shoot", involves the use of thousands, and sometimes tens of thousands, of channels recording simultaneously over the survey area.

        Seismic data is recorded to produce either two-dimensional ("2D") or three-dimensional ("3D") images of the earth. In a project involving 2D seismic data acquisition, recording channels are laid out in a straight line. For projects to acquire 3D seismic data, channels are arranged in a grid covering an area.

        Once acquired, seismic data is processed using complex and often proprietary algorithms to transform the raw data into images of the subsurface. These images are used primarily by oil and gas companies to identify geologic structures favorable to the accumulation of hydrocarbons, to reduce risk associated with oil and gas exploration, to design horizontal drilling programs, to optimize well completion techniques and to monitor changes in hydrocarbon reservoirs.

        Our business and the overall demand for seismic data services depend on the worldwide levels of capital expenditures for oil and gas exploration, development and production activities. We believe the following industry trends should benefit our business and provide the basis for our long-term growth:

Demand for new energy resources combined with increasing difficulty of locating and producing new oil reserves

        According to the International Energy Agency, worldwide oil demand is expected to grow by approximately 24% from 2008 to 2030. To meet growing world demand and to offset steep decline rates from existing proved oil resources, significant quantities of new oil reserves must be discovered. Accordingly, exploration and production companies are increasingly required to access reservoirs that are typically smaller, deeper or have other complex characteristics. In addition, existing fields which have previously been shot with older technologies are being re-shot with newer, high resolution seismic technology in connection with efforts to increase their production, identify previously bypassed reserves, and locate new prospective drilling locations.

Increased industry focus on unconventional plays, including natural gas shales in North America and internationally

        Technical advances in horizontal drilling and new well completion techniques have greatly enhanced the ability of oil and gas companies to produce natural gas from unconventional resource plays such as natural gas shales. As a result, domestic shale gas resources have become a significant contributor to recent increases in U.S. natural gas production and reserves. In particular, seismic data is useful in designing and optimizing horizontal drilling programs to avoid unfavorable geologic features that may increase drilling costs. Using the experience derived from the development of domestic shales, exploration and production companies have also begun to focus on shale gas resources on a global scale. Because many of these resources are located in areas that have not experienced significant historical oil and gas production, large amounts of new seismic data will be required as companies delineate the extent of shales and evaluate drilling inventories and leasing opportunities. High resolution 3D seismic data, such as that obtained through our RG3D seismic solutions, is also commonly used to formulate and implement completion techniques in shale gas reservoirs.

Significant advances in seismic data technologies

        We believe that recent advances in seismic data equipment, technologies and processing capabilities, such as those that enable our high resolution RG3D seismic solutions, have improved not only the efficiency of seismic data acquisition but also the usefulness of the data provided. We believe that demand for our services will increase as clients become familiar with the benefits of more advanced seismic technologies, including higher density 3D and multi-component seismic data which uses multiple geophones or accelerometers to record all components of reflected acoustic energy. While seismic data historically has been used solely as an exploration tool, higher resolution seismic images are now used in applications such as designing horizontal drilling programs, formulating well completion techniques and for time-lapse reservoir monitoring, which is commonly referred to as four-dimensional seismic data.

Many large and well capitalized oil and gas companies have maintained consistent levels of exploration and production capital expenditures

        Despite the industry downturn beginning in late 2008, many large and well capitalized oil and gas companies have maintained consistent levels of capital spending. Because large oil and gas development projects can take several years before a field is productive, many large companies take a longer term view of commodity prices in setting capital budgets.

 Our Strengths

        We believe that the following strengths provide us with significant competitive advantages:

Our high resolution RG3D seismic solutions

        As a result of our extensive experience designing and implementing seismic data acquisition programs in a variety of environments, and our use of the latest technologies available in the industry, we provide our clients with high resolution seismic data. We have a common technology platform and configured its design in order to perform high channel count seismic data acquisition projects which increase the resolution, or "trace density," and other advanced attributes of the data. We believe our high resolution RG3D seismic solutions can help our clients more effectively identify and develop oil and gas reserves.

International footprint with extensive experience operating in challenging environments

        We operate globally in many challenging environments including marshes, forests, jungles, arctic climates, mountains and deserts. Our recent experience includes executing on projects in Mexico, Colombia, Argentina, Chile, Peru, Georgia, Uganda, Algeria, Iraq, Oman and India. In addition, our operations management team has experience operating in over 60 countries. To further extend our footprint and complement our skills, we selectively engage in strategic alliances with foreign partners that enhance our relationships with regional clients, offer commercial and regulatory guidance and provide access to local facilities, equipment and personnel.

Operational efficiency and flexibility

        We manage our crews and projects with a focus on efficiency so that our projects may be completed in less time and at a lower cost, thereby improving our margins. The equipment we employ is an important factor in our success, as our common platform allows us to easily and efficiently allocate components and people to meet specific project objectives while also maximizing utilization. Our operational flexibility also allows us to quickly reallocate our equipment and crews across our global operations in response to our business or client needs. This can be particularly important to our clients who face lease expiration deadlines. In addition, our integrated product offering provides us with flexibility to be responsive to our clients' specific needs. For example, on a recent project in Algeria for BP, we successfully deployed our advanced processing services directly in the field thereby reducing the time required to deliver processed seismic data.

Blue chip client base

        Members of our management have long-standing relationships with blue chip clients including NOCs such as ONGC and Pemex and major IOCs such as BP, ConocoPhillips and ExxonMobil. Although the terms of our master service agreements with our clients do not guarantee future business, we believe that our status as an approved service provider with numerous industry participants and our past performance with these clients enhances our ability to win new business. Historically, our NOC and IOC clients have represented a significant percentage of our revenues.

Strong operations management team with extensive industry experience and relationships

        Our operations management team averages more than 25 years of industry experience, having served in a variety of roles and senior positions at other seismic companies, including PGS, CGGVeritas, Western Geophysical and its successor, WesternGeco. We believe that the knowledge base, experience and relationships that our management team has extends our operating capabilities, improves the quality of our services, facilitates access to clients and underlies our strong reputation in the industry.

Our Strategies

        We intend to continue to use our competitive strengths to advance our corporate strategy. The following are key elements of that strategy:

Continue to advance our high resolution RG3D seismic solutions

        We intend to continue providing our clients with high resolution seismic technology and processing in order to help our clients make more informed decisions regarding their exploration and development programs. We are committed to providing our clients the most advanced technologies in the market and have made recent investments in the design and development of advanced seismic technology such as land nodal recording systems and tethered seafloor nodal systems. Our land nodal recording systems, if successfully developed, are intended to operate autonomously and record continuously. Our tethered seafloor nodal systems, if successfully developed, are intended to operate in deep water with the goal of providing higher quality and more cost effective data than that provided by towed streamers. In addition, we have invested in multi-component recording equipment which provides additional information compared to standard, single component recording channels. To complement our investment in equipment technology, we will continue to develop and expand our processing and interpretation capabilities, which we believe benefits both our data acquisition and multi-client seismic services businesses.

Enhance and expand client relationships

        We intend to continue enhancing our relationships with our existing clients by seeking to perform services for them in new geographic regions, as well as by continuing to provide the latest technologies and an integrated suite of services. For example, BP awarded us a high resolution seismic project in Algeria after we successfully completed a project for them in Oman. Additionally, we intend to build relationships with new clients through our reputation for high quality services, operational flexibility and our ability to provide higher-end integrated service offerings throughout the world.

Expand our multi-client seismic data library

        We intend to continue investing in seismic data surveys for our multi-client seismic data library. Our focus is on oil and gas basins that our clients believe have the highest potential for development. For example, we recently completed a multi-client seismic shoot in the southwestern U.S. that was sponsored by Anadarko, Chesapeake, Marathon Oil Corporation and others. We also recently launched multi-client programs in the Bakken, Eagle Ford, Haynesville and Marcellus shale plays. We target pre-committed funding from our clients of approximately 80% of our expected investment in our multi-client program. To date, the average pre-commitments received for our completed multi-client programs has exceeded our 80% target.

Expand our marine services operations

        We plan to increase our use of ocean bottom cable and other seafloor recording technologies to extend the application of our high resolution RG3D seismic solutions further into the deep water environment. We are currently investing in the design and development of equipment, including seafloor nodal technology, that, if successfully developed, will combine seismic sensors and data recording technology in a manner that does not require cabling or an external power source.

Attract and retain talented, experienced employees

        Our senior management and employees have an established track record of successfully executing seismic data projects. As we have done since inception, we intend to continue hiring industry experts with a broad experience base and extensive client relationships. We believe this valuable mix of skills and relationships will continue to improve our service offerings and facilitate our continued growth.

Our Challenges

        We face a number of challenges in implementing our strategies. For example:

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  If the current economic downturn continues for an extended period of time or commodity prices become depressed or decline, our results of operations could be adversely affected.

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  Spending on services such as ours is subject to rapid and material change. Increases in oil and natural gas prices may not increase demand for our services or otherwise have a positive effect on our financial condition or results of operations.

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  Our revenues are subject to fluctuations beyond our control, which could adversely affect our results of operations in any financial period.

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  Our working capital needs are difficult to forecast and may vary significantly, which could require us to seek additional financing that we may not be able to obtain on satisfactory terms, or at all.

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  We face intense competition in our business that could result in downward pricing pressure and the loss of market share.

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  We have had losses in the past and there is no assurance of our profitability for the future.

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  We are dependent upon a small number of significant clients and projects at any given time.

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  Technological change in our business creates risks of technological obsolescence and requirements for future capital expenditures. If we are unable to continue investing in the latest technology, we may not be able to compete effectively.

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  We have invested, and expect to continue to invest, significant amounts of money in acquiring and processing seismic data for our seismic data library without knowing precisely how much of this seismic data we will be able to sell or when and at what price we will be able to sell such data.

Corporate Information

        Our principal executive offices are located in the greater Houston, Texas metropolitan area at 13927 South Gessner Road, Missouri City, Texas 77489, and our telephone number is (713) 972-9200. Our website address is www.globalgeophysical.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

THE EXCHANGE OFFER

        On April 27, 2010, we completed the private offering of $200 million aggregate principal amount of 10 1/2% Senior Notes due 2017. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes. Below is a summary of the exchange offer.

Old Notes	10 1/2% Senior Notes due 2017
New Notes

Notes of the same series, the issuance of which has been registered under the Securities Act. The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

Terms of the Offer

We are offering to exchange a like amount of new notes for our old notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there is $200 million aggregate principal amount of 10 1/2% Senior Notes due 2017 outstanding. We will issue new notes promptly after the expiration of the exchange offer.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on October 15, 2010, unless extended.
Procedures for Tendering

To tender old notes, you must complete and sign a letter of transmittal in accordance with the instructions contained in the letter and forward it by mail, facsimile or hand delivery, together with any other documents required by the letter of transmittal, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of old notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender old notes pursuant to the exchange offer. See "The Exchange Offer—Procedures for Tendering."

Letters of transmittal and certificates representing old notes should not be sent to us. Such documents should only be sent to the exchange agent. Questions regarding how to tender old notes and requests for information should be directed to the exchange agent. See "The Exchange Offer—Exchange Agent."

Acceptance of Old Notes for Exchange; Issuance of New Notes

Subject to the conditions stated in "The Exchange Offer—Conditions to the Exchange Offer," we will accept for exchange any and all old notes which are properly tendered in the exchange offer before the expiration time. The new notes will be delivered promptly after the expiration time.

Interest Payments on the New Notes

The new notes will bear interest from the date of original issuance of the old notes or, if interest has already been paid on the old notes, from the date interest was most recently paid. If your old notes are accepted for exchange, then you will receive interest on the new notes (including any accrued but unpaid additional interest on the old notes) and not on the old notes.

Withdrawal Rights	You may withdraw your tender of old notes at any time before the expiration time.
Conditions to the Exchange Offer

The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes. See "The Exchange Offer—Conditions to the Exchange Offer" for more information.

Resales of New Notes

Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued by the SEC to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the new notes in the ordinary course of your business;
• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes;
• you are not an "affiliate" of ours; and
• you are not a broker-dealer that acquired any of its old notes directly from us.

If you fail to satisfy any of the foregoing conditions, you will not be permitted to tender your old notes in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your old notes unless such sale is made pursuant to an exemption from such requirements.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the new notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. See "The Exchange Offer—Resales of New Notes."

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the exchange offer. The address and telephone and facsimile numbers of the exchange agent are listed under the heading "The Exchange Offer—Exchange Agent."

Use of Proceeds

We will not receive any proceeds from the issuance of new notes in the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds" and "The Exchange Offer—Fees and Expenses."

 THE NEW NOTES

        The summary below describes the principal terms of the new notes. The terms and conditions described below are subject to important limitations and exceptions. The "Description of New Notes" section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	Global Geophysical Services, Inc.
Notes Offered

$200,000,000 in aggregate principal amount of our 10 1/2% senior unsecured notes due 2017. The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

Maturity Date	May 1, 2017
Interest	10 1/2% per year (calculated using a 360-day year).
Interest Payment Dates	Each May 1 and November 1, commencing November 1, 2010. Interest will accrue from the issue date.
Ranking	The new notes will be our general unsecured, senior obligations. Accordingly, they will rank:

•       effectively subordinate to all of our existing and future secured indebtedness, including indebtedness under our New Revolving Credit Facility, to the extent of the value of the collateral securing such indebtedness;

•       effectively subordinate to all existing and future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries (other than indebtedness and other liabilities owed to us);

• equal in right of payment to all of our existing and future senior indebtedness; and
• senior in right of payment to all of our future subordinated indebtedness.

As of December 31, 2009, after giving effect to our initial public offering of common stock, the offering of the old notes and our entering into our New Revolving Credit Facility (the "Refinancing Transactions"), and the application of the proceeds therefrom, we would have had:

•       approximately $200.6 million of total indebtedness, of which $200.0 million would have been the old notes, none of which would have been secured indebtedness and none of which would have been subordinate in right of payment to the notes; and

• $50.0 million available for borrowings under our New Revolving Credit Facility.

Guarantees	The payment of new notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future domestic subsidiaries.
Each subsidiary guarantee will rank:

•       effectively subordinate to all existing and future secured indebtedness of the guarantor subsidiary, including its guarantee of indebtedness under our New Revolving Credit Facility, to the extent of the value of the collateral securing such indebtedness;

•       effectively subordinate to all existing and future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries (other than indebtedness and other liabilities owed to us);

• equal in right of payment to all existing and future senior indebtedness of the guarantor subsidiary; and
• senior in right of payment to any future subordinated indebtedness of the guarantor subsidiary.
Not all of our subsidiaries will guarantee the notes. As of December 31, 2009, after giving effect to the Refinancing Transactions, and the application of the proceeds therefrom:
• the new notes would have been effectively subordinated to $11.4 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries;

•       our non-guarantor subsidiaries had assets representing approximately 16.63% of our consolidated assets as of December 31, 2009, and revenue representing approximately 31.49% of our consolidated revenues for the year ended December 31, 2009; and

•       without including guarantees of indebtedness evidenced by the notes, the guarantor subsidiaries would have had no significant indebtedness other than guarantees of obligations under our New Revolving Credit Facility.

Optional Redemptions

At any time prior to May 1, 2013, we may, from time to time, redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at the redemption price set forth under "Description of the New Notes—Optional Redemption," if at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after such redemption and the redemption occurs within 90 days of the closing date of such equity offering.

At any time prior to May 1, 2014, we may redeem the notes, in whole or in part, at a "make whole" redemption price set forth under "Description of the New Notes—Optional Redemption."

On and after May 1, 2014, we may redeem the notes, in whole or in part, at the redemption prices set forth under "Description of the New Notes—Optional Redemption."
Change of Control

If a change of control occurs, each holder of notes may require us to repurchase all or a portion of its notes for cash at a price equal to 101% of the aggregate principal amount of such notes, plus any accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
• sell assets;
• pay dividends or make other distributions on capital stock or subordinated indebtedness;
• make investments;
• incur additional indebtedness or issue preferred stock;
• create certain liens;
• enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;
• consolidate, merge or transfer all or substantially all of the assets of our company;
• engage in transactions with affiliates; and
• create unrestricted subsidiaries.
These covenants are subject to important exceptions and qualifications.
Absence of Established Market for the New Notes

The new notes are a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system and there is currently no established market for the new notes. The initial purchasers have advised us that they intend to make a market in the new notes. The initial purchasers are not obligated, however, to make a market in the new notes, and any such market may be discontinued by the initial purchasers in their discretion at any time without notice.

Use of Proceeds

We will not receive proceeds from the issuance of the new notes offered hereby. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

Original Issue Discount

The new notes will be issued with original issue discount for U.S. federal income tax purposes, consequently, U.S. Holders will be required to include such original issue discount in their income as it accrues for U.S. federal income tax purposes in advance of receipt of any payment on the notes to which the income is attributable.

Risk Factors	See "Risk Factors" for a discussion of certain factors you should carefully consider before deciding to invest in the new notes.

RISK FACTORS

        An investment in the notes involves a high degree of risk. You should carefully consider the following risks and other information contained in this prospectus before deciding to make an investment in our notes. The risks and uncertainties described below are not the only risks facing us or applicable to your investment in our notes. Additional risks not presently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us. If any of the following risks or uncertainties actually occur, our business, financial condition and results of operations could be materially adversely affected. In such case, you may lose all or part of your original investment.

Risks Related to Our Business

If the current economic downturn continues for an extended period of time or commodity prices become depressed or decline, our results of operations could be adversely affected.

        Commencing in late 2008, prices for oil and natural gas declined significantly and did not recover until relatively recently. During that period of depressed commodity prices, many oil and gas exploration and production companies significantly reduced their levels of capital spending, including amounts dedicated to the purchase of seismic data services. Historically, demand for our services has been sensitive to the level of exploration spending by oil and gas companies. A return of depressed commodity prices, or a decline in existing commodity prices, could adversely affect demand for the services we provide, and therefore affect our business, financial condition, results of operations and cash flows.

Spending on services such as ours is subject to rapid and material change. Increases in oil and natural gas prices may not increase demand for our services or otherwise have a positive effect on our financial condition or results of operations.

        Our clients' willingness to explore, develop and produce depends largely upon prevailing industry conditions that are influenced by numerous factors over which our management has no control, such as:

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  demand for oil and natural gas, especially in the United States, China and India;

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  the ability of oil and gas exploration and production companies to generate funds or otherwise obtain external capital for exploration, development, construction and production operations;

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  the sale and expiration dates of leases in the United States and overseas;

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  domestic and foreign tax policies;

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  the cost of exploring for, developing, producing and delivering oil and natural gas;

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  the expected rates of declining current production;

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  the availability and discovery rates of new oil and gas reserves;

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  technical advances affecting energy exploration, production, transportation and consumption;

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  weather conditions, including hurricanes and monsoons that can affect oil and gas operations over a wide area as well as less severe inclement weather that can preclude or delay seismic data acquisition;

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  political instability in oil and gas producing countries;

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  government and other organizational policies, including those of the Organization of the Petroleum Exporting Countries, regarding the exploration, production and development of oil and gas reserves;

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  the ability of oil and gas producers to raise equity capital and debt financing; and

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  merger and divestiture activity among oil and gas producers.

        Increases in oil and natural gas prices may not increase demand for our services or otherwise have a positive effect on our financial condition or results of operations. Previously forecasted trends in oil and gas exploration and development activities may not continue and demand for our products may not reflect the level of activity in the industry.

Our revenues are subject to fluctuations that are beyond our control, which could adversely affect our results of operations in any financial period.

        Our operating results may vary in material respects from quarter to quarter and may continue to do so in the future. Factors that cause variations include the timing of the receipt and commencement of contracts for seismic data acquisition, processing or interpretation and clients' budgetary cycles, both of which are beyond our control. Furthermore, in any given period, we could have idle crews which result in a significant portion of our revenues, cash flows and earnings coming from a relatively small number of crews. Additionally, due to location, service line or particular project, some of our individual crews may achieve results that are a significant percentage of our consolidated operating results. Should one or more of these crews experience significant changes in timing, our financial results could be subject to significant variations from period to period. Combined with our high fixed costs, these revenue fluctuations could have a material adverse effect on our results of operations in any fiscal period.

Our working capital needs are difficult to forecast and may vary significantly, which could require us to seek additional financing that we may not be able to obtain on satisfactory terms, or at all.

        Our working capital needs are difficult to predict with certainty. This difficulty is due primarily to working capital requirements related to our seismic data services where our revenues vary in material respects as a result of, among other things, the timing of our projects, our clients' budgetary cycles and our receipt of payment. We may therefore be subject to significant and rapid increases in our working capital needs that could require us to seek additional financing sources. Restrictions in our debt agreements may impair our ability to obtain other sources of financing, and access to additional sources of financing may not be available on terms acceptable to us, or at all.

We face intense competition in our business that could result in downward pricing pressure and the loss of market share.

        Competition among seismic contractors historically has been, and likely will continue to be, intense. Competitive factors have in recent years included price, crew experience, equipment availability, technological expertise and reputation for quality and dependability. We also face increasing competition from nationally owned companies in various international jurisdictions that operate under less significant financial constraints than those we experience. Many of our competitors have greater financial and other resources, more clients, greater market recognition and more established relationships and alliances in the industry than we do. They and other competitors may be better positioned to withstand and adjust more quickly to volatile market conditions, such as fluctuations in oil and natural gas prices and production levels, as well as changes in government regulations. Additionally, the seismic data acquisition business is extremely price competitive and has a history of protracted periods of months or years where seismic contractors under financial duress bid jobs at unattractive pricing levels and therefore adversely affect industry pricing. Competition from these and other competitors could result in downward pricing pressure, which could adversely affect our EBITDA margins, and the loss of market share.

We have had losses in the past and there is no assurance of our profitability for the future.

        Following the precipitous decline in oil and natural gas prices beginning in 2008, we recorded a net loss in 2008 of $8.0 million and a net loss of $7.2 million for the quarter ending March 31, 2010. In addition, as a result of several factors, including the increase in operating expenses we expect to incur as a result of being a public company and the expenses incurred in connection with the Refinancing Transactions, we also experienced a net loss of $12.1 million for the quarter ended June 30, 2010. We cannot assure you that we will be profitable in future periods.

We have supply arrangements with a limited number of key suppliers, the loss of any one of which could have a material adverse effect on our financial condition and results of operations. Additionally, our supply agreement with Sercel, Inc., under which we purchase the majority of our recording equipment on "most favored client" terms, expires in 2013.

        We purchase substantially all of our seismic data acquisition equipment from two key suppliers, Sercel, Inc. ("Sercel") and ION Geophysical Corporation ("ION"). If either of our key suppliers discontinues operations or otherwise refuses to honor its supply arrangements with us, we may be required to enter into agreements with alternative suppliers on terms less favorable to us, which could result in increased product costs and longer delivery lead times.

        Under its supply agreement with us, Sercel is obligated to sell to us recording equipment at prices and on terms at least as favorable as those made available to its other customers who purchase similar volumes of like equipment. This agreement expires in 2013. If Sercel declined to extend this agreement beyond 2013, or otherwise did not offer to sell such equipment to us on "most favored client" terms, the cost to us of additional or replacement recording equipment could increase significantly. The loss of any of our key suppliers, or our failure to renew or extend our existing supply agreement with Sercel, could have a material adverse effect on our financial condition and results of operations.

Key suppliers or their affiliates may compete with us.

        A number of seismic equipment manufacturers are affiliated with or are otherwise controlled by our competitors. We currently purchase a majority of our recording equipment from Sercel, a subsidiary of one of our competitors, CGGVeritas. In addition, we purchase seismic vibrator equipment manufactured by a joint venture between ION and BGP, Inc., a subsidiary of the Chinese National Petroleum Corporation, which is a competitor of ours. There are a limited number of companies which manufacture this equipment in addition to Sercel and ION. If either of Sercel or ION choose to no longer sell this equipment to us, or to no longer sell such equipment to us on commercially reasonable terms, whether as a result of competitive pressures or otherwise, we may be required to use less suitable replacement equipment which could impair our ability to execute our business solutions for customers.

We are dependent upon a small number of significant clients. Additionally, from time to time a significant portion of our revenues are generated by a single project.

        We derive a significant amount of our revenues from a small number of oil and gas exploration and development companies. During the year ended December 31, 2009, our three largest clients, ExxonMobil, ONGC and BP, accounted for approximately 37%, 16% and 11% of our revenues, respectively. While our revenues are derived from a concentrated client base, our significant clients may vary between years. If we lose one or more major clients in the future, or if one or more clients encounter financial difficulties, our business, financial condition and results of operations could be materially and adversely affected.

        Additionally, from time to time, a significant portion of our revenues are generated by a single project. For example, a single seismic data services project generated approximately 30% of our revenues for 2009. Our dependence from time to time on a single project for a significant percentage of our revenues may result in significant variability of our earnings from period to period as these projects are completed.

We cannot assure you that NOC and IOC clients will continue to generate the majority, or even a significant percentage, of our revenue. Smaller or less well capitalized oil and gas exploration and production companies may be forced to reduce their budgets for seismic data acquisition services in periods of depressed or declining commodity prices. Our dependence on customers other than NOCs and IOCs for the majority of our revenue could expose us to greater earnings volatility.

        Historically, our NOC and IOC clients have represented a significant percentage of our revenues. For example, for the year ended December 31, 2009, our NOC and IOC clients represented approximately 76% of our revenues, which is higher than our historic average. Smaller or less well capitalized oil and gas exploration and production companies may be required to sharply reduce their expenditures for seismic data acquisition services in periods of depressed or declining commodity prices. Our dependence on customers other than NOCs and IOCs for the majority of our revenue could expose us to greater earnings volatility.

Revenues derived from our projects may not be sufficient to cover our costs of completing those projects. As a result, our results of operations may be adversely affected.

        Our revenues are determined, in part, by the price we receive for our services, the productivity of our crew and the accuracy of our cost estimates. Our crew's productivity is partly a function of external factors, such as seasonal variations in the length of days, weather, including the onset of monsoons, difficult terrain and marine environments, and third party delays, over which we have no control. In addition, cost estimates for our projects may be inadequate due to unknown factors associated with the work to be performed and market conditions, resulting in cost over-runs. If our crew encounters operational difficulties or delays, or if we have not correctly priced our services, our results of operation may vary, and in some cases, may be adversely affected. We have in the past experienced cost over-runs that caused the cost from a particular project to exceed the revenues from that project and cannot assure you that this will not happen again.

        Many of our projects are performed on a turnkey basis where a defined amount and scope of work is provided by us for a fixed price and extra work, which is subject to client approval, is billed separately. The revenue, cost and gross profit realized on a turnkey contract can vary from our estimated amount because of changes in job conditions, variations in labor and equipment productivity from the original estimates, and the performance of subcontractors. Turnkey contracts may also cause us to bear substantially all of the risks of business interruption caused by weather delays and other hazards. These variations, delays and risks inherent in billing clients at a fixed price may result in us experiencing reduced profitability or losses on projects.

From time to time we experience disputes with our clients relating to the amounts we invoice for our services, particularly with respect to billings relating to standby time. The exercise of remedies against clients in connection with our collection efforts could negatively affect our ability to secure future business from those clients.

        Our contracts for seismic data acquisition services typically include provisions that require payment to us at a reduced rate for a limited amount of time if we are unable to record seismic data as a result of weather conditions or certain other factors outside our control, including delays caused by our clients. From time to time we experience disputes with our clients relating to the amounts we invoice for this period of delay, or "standby time". For example, as of December 31, 2009, we had disputes with three customers, British Gas, BP and Repsol YPF, involving invoices totaling approximately $13.8 million, $3.8 million and $1.7 million, respectively, and a portion of each of such invoices related to our charges for standby time. We have initiated arbitration proceedings with British Gas, and expect to initiate similar proceedings against BP, our third largest client in 2009, with respect to a project in our Europe, Africa and Middle East Region that was completed in 2008. The exercise of these remedies against these or other clients in connection with our collection efforts could negatively affect our relationship with these clients, and could result in the loss of future business which in turn could negatively affect our earnings in future periods.

Technological change in our business creates risks of technological obsolescence and requirements for future capital expenditures. If we are unable to continue investing in, or otherwise acquire, the latest technology, we may not be able to compete effectively.

        The development of seismic data acquisition, processing and interpretation equipment has been characterized by rapid technological advancements in recent years and we expect this trend to continue. Manufacturers of seismic equipment may develop new systems that have competitive advantages relative to systems now in use that either render the equipment we currently use obsolete or require us to make substantial capital expenditures to maintain our competitive position. Additionally, a number of seismic equipment manufacturers are affiliated with or are otherwise controlled by our competitors. If any such equipment manufacturer developed new equipment or systems and, for competitive reasons or otherwise, declined to sell such equipment or systems to us, we could be placed at a competitive disadvantage. In order to remain competitive, we must continue to invest additional capital to maintain, upgrade and expand our seismic data acquisition capabilities. In addition to our continuing investment in seismic data acquisition equipment from third party suppliers, we are also currently investing in the design and development of our own land and sea floor nodal technology. However, we may not be successful in developing and deploying this technology in a manner that is technologically or commercially viable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Expenditures."

        Seismic data acquisition equipment is expensive and our ability to operate and expand our business operations is dependent upon the availability of internally generated cash flow and financing alternatives. Such financing may consist of bank or commercial debt, equity or debt securities or any combination thereof. There can be no assurance that we will be successful in obtaining sufficient capital to upgrade and expand our current operations through cash from operations or additional financing or other transactions if and when required on terms acceptable to us.

If we do not effectively manage our transitions into new products and services, our revenues may suffer.

        Products and services for the seismic industry are characterized by rapid technological advances in hardware performance, software functionality and features, frequent introduction of new products and services, and improvement in price characteristics relative to product and service performance. Among the risks associated with the introduction of new products and services are delays in development or manufacturing, variations in costs, delays in customer purchases or reductions in price of existing products in anticipation of new introductions, write-offs or write-downs of the carrying costs of assets associated with prior generation products, difficulty in predicting customer demand for new product and service offerings and effectively managing inventory levels so that they are in line with anticipated demand, risks associated with customer qualification, evaluation of new products, and the risk that new products may have quality or other defects or may not be supported adequately by application software. The introduction of new products and services by our competitors also may result in delays in customer purchases and difficulty in predicting customer demand. If we do not make an effective transition from existing products and services to future offerings, our revenues and margins may decline.

        Furthermore, sales of our new products and services may replace sales, or result in discounting, of some of our current offerings, offsetting the benefit of a successful new product introduction. In addition, it may be difficult to ensure performance of new products and services in accordance with our revenue, margin, and cost estimates and to achieve operational efficiencies embedded in our estimates. Given the competitive nature of the seismic industry, if any of these risks materializes, future demand for our products and services, and our future results of operations, may suffer.

We are exposed to risks related to complex, highly technical products.

        Our customers often require demanding specifications for product performance and reliability. Because many of our products are complex and often use unique advanced components, processes, technologies, and techniques, undetected errors and design and manufacturing flaws may occur. Even though we attempt to assure that our systems perform reliably in the field, the many technical variables related to their operations can cause a combination of factors that may, and from time to time have, caused performance and service issues with certain of our products. Product defects result in higher product service, warranty, and replacement costs and may affect our customer relationships and industry reputation, all of which may adversely impact our results of operations. Despite our testing and quality assurance programs, undetected errors may not be discovered until the product is purchased and used by a customer in a variety of field conditions. If our customers deploy our new products and they do not work correctly, our relationship with our customers may be materially and adversely affected.

Our backlog estimates are based on certain assumptions and are subject to unexpected adjustments and cancellations and thus may not be timely converted to revenues in any particular fiscal period, if at all, or be indicative of our actual operating results for any future period.

        Our backlog estimates represent those seismic data acquisition projects for which a client has executed a contract and has a scheduled start date for the project as well as unrecognized pre-committed funding from our multi-client services business. Backlog estimates are based on a number of assumptions and estimates including assumptions related to foreign exchange rates and proportionate performance of contracts and our valuation of assets, such as seismic data, to be received by us as payment under certain agreements. The realization of our backlog estimates is further affected by our performance under term rate contracts, as the early or late completion of a project under term rate contracts will generally result in decreased or increased, as the case may be, revenues derived from these projects. Contracts for services are also occasionally modified by mutual consent. Because of potential changes in the scope or schedule of our clients' projects, we cannot predict with certainty when or if our backlog will be realized. Even where a project proceeds as scheduled, it is possible that the client may default and fail to pay amounts owed to us. In addition, the contracts in our backlog are cancelable by the client. Material delays, payment defaults or cancellations could reduce the amount of backlog currently reported, and consequently, could inhibit the conversion of that backlog into revenues.

We have invested, and expect to continue to invest, significant amounts of money in acquiring and processing seismic data for multi-client surveys and for our seismic data library without knowing precisely how much of this seismic data we will be able to sell or when and at what price we will be able to sell such data.

        Multi-client surveys and the resulting seismic data library are an increasingly important part of our business and our future investments. We invest significant amounts of money in acquiring and processing seismic data that we own. By making such investments, we are exposed to the following risks:

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  We may not fully recover our costs of acquiring, processing and interpreting seismic data through future sales. The amounts of these data sales are uncertain and depend on a variety of factors, many of which are beyond our control.

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  The timing of these sales is unpredictable and can vary greatly from period to period. The costs of each survey are capitalized and then amortized over the expected useful life of the data. This amortization will affect our earnings and when combined with the sporadic nature of sales, will result in increased earnings volatility.

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  Regulatory changes that affect companies' ability to drill, either generally or in a specific location where we have acquired seismic data, could materially adversely affect the value of the seismic data contained in our library. Technology changes could also make existing data sets obsolete. Additionally, each of our individual surveys has a limited book life based on its location and oil and gas companies' interest in prospecting for reserves in such location, so a particular survey may be subject to a significant decline in value beyond our initial estimates.

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  The value of our multi-client data could be significantly adversely affected if any material adverse change occurs in the general prospects for oil and gas exploration, development and production activities.

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  The cost estimates upon which we base our pre-commitments of funding could be wrong, which could result in losses that have a material adverse effect on our financial condition and results or operations.

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  Pre-commitments of funding are subject to the creditworthiness of our clients. In the event that a client refuses or is unable to pay its commitment, we could lose a material amount of money.

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  If our clients significantly increase their preference toward licensing seismic data from multi-client data libraries, we may not have the appropriate existing data library assets, be able to obtain permits and access rights to geographic areas of interest from which to record such data, or make appropriate levels of investment in the creation of new data library assets to support our business strategy.

        Any reduction in the market value of such data will require us to write down its recorded value, which could have a significant material adverse effect on our results of operations.

Our operations are subject to delays related to obtaining land access rights from third parties which could affect our results of operations.

        Our seismic data acquisition operations could be adversely affected by our inability to timely obtain access to both public and private land included within a seismic survey. We cannot begin surveys on property without obtaining permits from certain governmental entities as well as the permission of the parties who have rights to the land being surveyed. In recent years, it has become more difficult, costly and time-consuming to obtain access rights as drilling activities have expanded into more populated areas. Additionally, while land owners generally are cooperative in granting access rights, some have become more resistant to seismic and drilling activities occurring on their property and stall or refuse to grant these rights for various reasons. In our multi-client services business, we acquire data sets pertaining to large areas of land. Consequently, if we do not obtain land access rights from a specific land owner, we may not be able to provide a complete survey for that area. The failure to redact or remove the seismic information relating to mineral interests held by non-consenting third parties could result in claims against us for seismic trespass. In addition, governmental entities do not always grant permits within the time periods expected. Delays associated with obtaining such permits and significant omissions from a survey as a result of the failure to obtain consents could have a material adverse effect on our financial condition and results of operations.

We operate under hazardous conditions that subject us and our employees to risk of damage to property or personal injury and limitations on our insurance coverage may expose us to potentially significant liability costs.

        Our activities are often conducted in dangerous environments and include hazardous conditions, including the detonation of dynamite. Operating in such environments and under such conditions carries with it inherent risks, such as loss of human life or equipment, as well as the risk of downtime or reduced productivity resulting from equipment failures caused by an adverse operating environment. These risks could cause us to experience equipment losses, injuries to our personnel and interruptions in our business. We cannot assure you that our insurance will be sufficient or adequate to cover all losses or liabilities or that insurance will continue to be available to us or available to us on acceptable terms. A successful claim for which we are not fully insured, or which exceeds the policy limits of our applicable insurance could have a material adverse effect on our financial condition. Moreover, we do not carry business interruption insurance with respect to our operations.

Our agreements with our clients may not adequately protect us from unforeseen events or address all issues that could arise with our clients. The occurrence of unforeseen events not adequately addressed in the contracts could result in increased liability, costs and expenses associated with any given project.

        With many of our clients we enter into master service agreements which allocate certain operational risks. Despite the inclusion of risk allocation provisions in our agreements, our operations may be affected by a number of events that are unforeseen or not within our control. We cannot assure you that our agreements will adequately protect us from each possible event. If an event occurs which we have not contemplated or otherwise addressed in our agreement, we, and not our client, will likely bear the increased cost or liability. To the extent our agreements do not adequately address these and other issues, or we are not able to successfully resolve resulting disputes, we may incur increased liability, costs and expenses.

Weather may adversely affect our ability to conduct business.

        Our seismic data acquisition operations could be adversely affected by inclement weather conditions. Delays associated with weather conditions could have a material adverse effect on our financial condition and results of operations. For example, weather delays focused on a particular project or region could lengthen the time to complete the project, resulting in decreased margins to us. Our operations in or near the Gulf of Mexico may be subject to stoppages for hurricanes. In addition, our operations in the Arabian Sea and the Bay of Bengal are subject to stoppages for monsoons. Accordingly, the results of any one quarter are not necessarily indicative of annual results or continuing trends.

We may be held liable for the actions of our subcontractors.

        We often work as the general contractor on seismic data acquisition surveys and consequently engage a number of subcontractors to perform services and provide products. There can be no assurance we will not be held liable for the actions of these subcontractors. In addition, subcontractors may cause damage or injury to our personnel and property that is not fully covered by insurance.

Current or future distressed financial conditions of clients could have an adverse effect on us in the event these clients are unable to pay us for our services.

        Some of our clients are experiencing, or may experience in the future, severe financial problems that have had or may have a significant effect on their creditworthiness. We generally do not require that our clients make advance payments or otherwise collateralize their payment obligations. We cannot provide assurance that one or more of our financially distressed clients will not default on their payment obligations to us or that such a default or defaults will not have a material adverse effect on our business, financial position, results of operations or cash flows. Furthermore, the bankruptcy of one or more of our clients, or other similar proceeding or liquidity constraint, will reduce the amounts we can expect to recover, if any, with respect to amounts owed to us by such party. In addition, such events might force those clients to reduce or curtail their future use of our products and services, which could have a material adverse effect on our results of operations and financial condition.

The high fixed costs of our operations could result in operating losses.

        We are subject to high fixed costs which primarily consist of depreciation, maintenance expenses associated with our seismic data acquisition, processing and interpretation equipment and certain crew costs. Because substantially all of our equipment is new or nearly new, we believe that our depreciation expense relative to our revenues is higher than that of many of our competitors. Extended periods of significant downtime or low productivity caused by reduced demand, weather interruptions, equipment failures, permit delays or other causes could reduce our profitability and have a material adverse effect on our financial condition and results of operations because we will not be able to reduce our fixed costs as fast as revenues decline.

Our results of operations could be adversely affected by asset impairments.

        We periodically review our portfolio of equipment for impairment. If we expect significant sustained decreases in oil and natural gas prices in the future, we may be required to write down the value of our equipment if the future cash flows anticipated to be generated from the related equipment falls below net book value. A decline in oil and natural gas prices, if sustained, can result in future impairments. In addition, changes in industry conditions, such as changes in applicable laws and regulations, could affect the usefulness of our multi-client seismic data library to oil and gas companies, thereby requiring us to write down the value of our seismic data library. If we are forced to write down the value of our assets, these non-cash asset impairments could negatively affect our results of operations in the period in which they are recorded. See discussion of "Impairment of Long-lived Assets" included in "Critical Accounting Policies and Estimates."

We are subject to compliance with stringent environmental laws and regulations that may expose us to significant costs and liabilities.

        Our operations are subject to stringent federal, provincial, state and local environmental laws and regulations in the United States and foreign jurisdictions relating to environmental protection. In our business, we use explosives and certain other regulated hazardous materials that are subject to such regulation. These laws and regulations may impose numerous obligations that are applicable to our operations including:

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  the acquisition of permits before commencing regulated activities;

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  the limitation or prohibition of seismic activities in environmentally sensitive or protected areas such as wetlands or wilderness areas; and

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  restrictions pertaining to the management and operation of our vehicles and equipment.

        Numerous governmental authorities, such as the Federal Environmental Protection Agency, the Bureau of Alcohol, Tobacco and Firearms, the Bureau of Land Management and analogous state agencies in the United States and governmental bodies with control over environmental matters in foreign jurisdictions, have the power to enforce compliance with these laws and regulations and any permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of injunctions limiting or preventing some or all of our operations.

        We believe that the regulatory environment for the oil and natural gas industry and related service providers is likely to become more burdensome and time consuming than it ever has been before. Over the last year, permitting authorities have begun requiring us to comply with standards that have never before applied to seismic companies. Some proposed regulations would inhibit the use of hydraulic fracturing in connection with the drilling of wells, which is a crucial part in recovering economic amounts of hydrocarbons from shale plays, which represent a significant opportunity for us. If oil and natural gas companies face regulation that makes drilling for resources uneconomic, the demand for our services may be adversely affected.

        There is inherent risk of incurring significant environmental costs and liabilities in our operations due to our controlled storage, use and disposal of explosives. In the event of an accident, we could be held liable for any damages that result or we could be penalized with fines, and any liability could exceed the limits of or fall outside our insurance coverage.

Historically our operational expenses incurred in connection with international seismic data projects have been higher, as a percentage of revenues, than the operational expenses incurred in connection with seismic data projects undertaken in the United States. The profitability of our future international operations will depend significantly on our ability to control these expenses.

        The expense of mobilizing personnel and equipment to various foreign locations, as well as the cost of obtaining and complying with local regulatory requirements historically have been significantly higher than the expenses incurred in connection with seismic data projects undertaken in the United States. If we are unable to reduce the expenses incurred in connection with an international seismic data project, or to obtain better pricing for such services, our results of operations could be materially and adversely affected.

Operating internationally subjects us to significant risks and regulation inherent in operating in foreign countries.

        We conduct operations on a global scale. As of December 31, 2009, approximately 41% of our property, plant and equipment and approximately 18% of our employees were located outside of the U.S. and, for the year ended December 31, 2009, approximately 42% of our revenues were attributable to operations in foreign countries.

        Our international operations are subject to a number of risks inherent to any business operating in foreign countries, and especially those with emerging markets. As we continue to increase our presence in such countries, our operations will encounter the following risks, among others:

  •
  government instability, which can cause investment in capital projects by our potential clients to be withdrawn or delayed, reducing or eliminating the viability of some markets for our services;

  •
  potential expropriation, seizure, nationalization or detention of assets;

  •
  difficulty in repatriating foreign currency received in excess of local currency requirements;

  •
  import/export quotas;

  •
  civil uprisings, riots and war, which can make it unsafe to continue operations, adversely affect both budgets and schedules and expose us to losses;

  •
  availability of suitable personnel and equipment, which can be affected by government policy, or changes in policy, which limit the importation of qualified crewmembers or specialized equipment in areas where local resources are insufficient;

  •
  decrees, laws, regulations, interpretation and court decisions under legal systems, which are not always fully developed and which may be retroactively applied and cause us to incur unanticipated and/or unrecoverable costs as well as delays which may result in real or opportunity costs; and

  •
  terrorist attacks, including kidnappings of our personnel.

        We cannot predict the nature and the likelihood of any such events. However, if any of these or other similar events should occur, it could have a material adverse effect on our financial condition and results of operation.

        Certain of the seismic equipment that we use in certain foreign countries may require prior U.S. government approval in the form of an export license and may otherwise be subject to tariffs and import/export restrictions. The delay in obtaining required governmental approvals could affect our ability to timely commence a project, and the failure to comply with all such controls could result in fines and other penalties.

        We are subject to taxation in many foreign jurisdictions and the final determination of our tax liabilities involves the interpretation of the statutes and requirements of taxing authorities worldwide. Our tax returns are subject to routine examination by taxing authorities, and these examinations may result in assessments of additional taxes, penalties and/or interest.

        Our overall success as a global business depends, in part, upon our ability to succeed in differing economic, social and political conditions. We may not continue to succeed in developing and implementing policies and strategies that are effective in each location where we do business, which could negatively affect our profitability.

As a company subject to compliance with the Foreign Corrupt Practices Act (the "FCPA"), our business may suffer because our efforts to comply with U.S. laws could restrict our ability to do business in foreign markets relative to our competitors who are not subject to U.S. law. Additionally, our business plan involves establishing joint ventures with partners in certain foreign markets. Any determination that we or our foreign agents or joint venture partners have violated the FCPA may adversely affect our business and operations.

        We and our local partners operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. We may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses or other preferential treatment by making payments to government officials and others in positions of influence or using other methods that U.S. law and regulations prohibit us from using.

        As a U.S. corporation, we are subject to the regulations imposed by the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. In particular, we may be held liable for actions taken by our strategic or local partners even though our partners are not subject to the FCPA. Any such violations could result in substantial civil and/or criminal penalties and might adversely affect our business, results of operations or financial condition. In addition, our ability to continue to work in the countries discussed above could be adversely affected if we were found to have violated certain U.S. laws, including the FCPA.

Our results of operations can be significantly affected by currency fluctuations.

        A portion of our revenues is derived in the local currencies of the foreign jurisdictions in which we operate. Accordingly, we are subject to risks relating to fluctuations in currency exchange rates. In the future, and especially as we expand our sales in international markets, our clients may increasingly make payments in non-U.S. currencies. Fluctuations in foreign currency exchange rates could affect our sales, cost of sales and operating margins. In addition, currency devaluation can result in a loss to us if we hold deposits of that currency. Hedging foreign currencies can be difficult, especially if the currency is not actively traded. We cannot predict the effect of future exchange rate fluctuations on our operating results.

A terrorist attack or armed conflict could harm our business.

        Some seismic surveys are located in unstable political jurisdictions. Terrorist activities, anti-terrorist efforts and other armed conflicts involving the United States or other countries may adversely affect our ability to work in these markets which could prevent us from meeting our financial and other obligations. These activities could have a direct negative effect on our business in those areas, including loss of life, equipment and data. Costs for insurance and security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

Our success depends on key members of our management, the loss of any of whom could disrupt our business operations.

        The loss of the services of Richard A. Degner, our Chairman, President and Chief Executive Officer, or other key personnel could disrupt our operations which in turn could materially and adversely affect our results of operations.

We may be unable to attract and retain skilled and technically knowledgeable employees, which could adversely affect our business.

        Our success depends upon attracting and retaining highly skilled professionals and other technical personnel. A number of our employees are highly skilled scientists and highly trained technicians, and our failure to continue to attract and retain such individuals could adversely affect our ability to compete in the seismic services industry. We may confront significant and potentially adverse competition for these skilled and technically knowledgeable personnel, particularly during periods of increased demand for seismic services. Additionally, at times there may be a shortage of skilled and technical personnel available in the market, potentially compounding the difficulty of attracting and retaining these employees. As a result, our business, results of operations and financial condition may be materially adversely affected.

Our industry has periodically experienced shortages in the availability of equipment. Any difficulty we experience replacing or adding equipment could adversely affect our business.

        If the demand for seismic services increases, we may not be able to acquire equipment to replace our existing equipment or add additional equipment. From time to time, the high demand for seismic services has decreased the availability of geophysical equipment, resulting in extended delivery dates on orders of new equipment. If that happens again, any delay in obtaining equipment could delay our implementation of additional or larger crews and restrict the productivity of our existing crews. Our required equipment may not continue to be available to us at costs which allow us to be profitable. A delay in obtaining equipment essential to our operations could have a material adverse effect on our financial condition and results of operations.

If we do not manage our recent growth and expansion effectively, our results of operations could be adversely affected.

        We have experienced substantial growth to date. This growth has presented a challenge to our systems, processes, resources, personnel, management and other infrastructure and support mechanisms. The following factors could present difficulties to us:

  •
  lack of sufficient executive level and skilled crew personnel;

  •
  increased administrative burden; and

  •
  increased logistical problems common to large, expansive operations.

        If we do not manage these growth challenges effectively, our profitability and results of operations could be adversely affected, our management resources may be diverted and our future growth impeded.

We may grow through acquisitions and our failure to properly plan and manage those acquisitions may adversely affect our performance.

        We plan to expand not only through organic growth, but through the strategic acquisition of companies and assets. We must plan and manage any acquisitions effectively to achieve revenue growth and maintain profitability in our evolving market. If we fail to manage acquisitions effectively, our results of operations could be adversely affected. Our growth has placed, and is expected to continue to place, significant demands on our personnel, management and other resources. We must continue to improve our operational, financial, management, legal compliance and information systems to keep pace with the growth of our business.

        Any future acquisitions could present a number of risks, including but not limited to:

  •
  incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets;

  •
  failure to integrate the operations or management of any acquired operations or assets successfully and timely;

  •
  diversion of management's attention from existing operations or other priorities; and

  •
  our inability to secure sufficient financing, on terms we find acceptable, that may be required for any such acquisition or investment.

        Our business plan anticipates, and is based upon our ability to successfully complete acquisitions of other businesses or assets. Our failure to do so, or to successfully integrate our acquisitions in a timely and cost effective manner, could have an adverse effect on our business, financial condition or results of operations.

Risks Related to our Indebtedness

Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations.

        We have a significant amount of debt and may incur substantial additional debt (including secured debt) in the future. The terms of our existing debt agreements limit, but do not prohibit, us from doing so. Upon the closing of the Refinancing Transactions, we had approximately $200.6 million of total indebtedness and $50.0 million available for future borrowings under our New Revolving Credit Facility. We cannot assure you that we will be able to generate sufficient cash to service our debt or sufficient earnings to cover fixed charges in future years. Increases in outstanding debt above this level will intensify the related risks.

        Our substantial debt could have important consequences. In particular, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit, along with the financial and other restrictive covenants of our indebtedness, among other things, our ability to borrow additional funds.

Our debt agreements contain restrictive covenants that may limit our ability to respond to changes in market conditions or pursue business opportunities.

        The terms of the indenture governing our new notes and our New Revolving Credit Facility contain restrictive covenants that limit our ability to, among other things:

  •
  incur or guarantee additional debt;

  •
  pay dividends;

  •
  repay subordinated debt prior to its maturity;

  •
  grant additional liens on our assets;

  •
  enter into transactions with our affiliates;

  •
  repurchase stock;

  •
  make certain investments or acquisitions of substantially all or a portion of another entity's business assets; and

  •
  merge with another entity or dispose of our assets.

        For example, our New Revolving Credit Facility limits the amount of our capital expenditures, including amounts we may spend on our multi-client library. These capital expenditure limitations may limit our ability to add to our multi-client library.

        In addition, our New Revolving Credit Facility requires us, to maintain certain financial ratios and tests. The requirement that we comply with these provisions may materially adversely affect our ability to react to changes in market conditions, take advantage of business opportunities we believe to be desirable, obtain future financing, fund needed capital expenditures or withstand a continuing or future downturn in our business.

If our lenders foreclose on their security interests in our assets, they will have the right to sell those assets in order to satisfy our obligations to them.

        Our obligations under our New Revolving Credit Facility are, secured by a lien on substantially all of our assets including the equity interests in our material subsidiaries. In the event of foreclosure, liquidation, bankruptcy or other insolvency proceeding relating to us or our subsidiaries that have guaranteed our debt, holders of this secured indebtedness will have prior claims with respect to substantially all of our assets. There can be no assurance that we would receive any proceeds from a foreclosure sale of our assets that constitute collateral following the satisfaction of the secured lenders' priority claims.

If we are unable to comply with the restrictions and covenants in our existing debt agreements and other current and future debt agreements, there could be a default under the terms of such agreements, which could result in an acceleration of repayment.

        If we are unable to comply with the restrictions and covenants in our existing debt agreements or in future debt agreements, there could be a default under the terms of these agreements. Our ability to comply with these restrictions and covenants, including meeting financial ratios and tests, may be affected by events beyond our control. As a result, we cannot assure you that we will be able to comply with these restrictions and covenants or meet such financial ratios and tests. In the event of a default under these agreements, lenders could terminate their commitments to lend or accelerate the loans and declare all amounts borrowed due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, our assets might not be sufficient to repay in full all of our outstanding indebtedness and we may be unable to find alternative financing. Even if we could obtain alternative financing, it might not be on terms that are favorable or acceptable to us. Additionally, we may not be able to amend our debt agreements or obtain needed waivers on satisfactory terms.

To service our indebtedness, we require a significant amount of cash, and our ability to generate cash will depend on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, and to fund planned capital expenditures depends in part on our ability to generate cash in the future. This ability is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure that we will generate sufficient cash flow from operations, that we will realize operating improvements on schedule or that future borrowings will be available to us in an amount sufficient to enable us to service and repay our indebtedness or to fund our other liquidity needs. If we are unable to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure that any refinancing or debt restructuring would be possible or, if possible, would be completed on favorable or acceptable terms, that any assets could be sold or that, if sold, the timing of the sales and the amount of proceeds realized from those sales would be favorable to us or that additional financing could be obtained on acceptable terms. Disruptions in the capital and credit markets, such as those experienced during 2008 and 2009, could adversely affect our ability to meet our liquidity needs or to refinance our indebtedness, including our ability to borrow under our New Revolving Credit Facility. Banks that are party to our New Revolving Credit Facility may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time.

Increases in interest rates would adversely affect our results of operations.

        Our New Revolving Credit Facility is subject to floating interest rates which vary in line with movements in short-term interest rates. As a result, our interest expenses may increase significantly if short-term interest rates increase.

Risks Related to the Exchange Offer

You may have difficulty selling the old notes you do not exchange.

        If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes as described in the legend on the global notes representing the old notes. There are restrictions on transfer of your old notes because we issued the old notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any old notes not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered old notes registered under the Securities Act. In addition, the trading market, if any, for the remaining old notes will be adversely affected depending on the extent to which old notes are tendered and accepted in the exchange offer.

Broker-dealers may need to comply with the registration and prospectus delivery requirements of the Securities Act.

        Any broker-dealer that (1) exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the new notes or (2) resells new notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker- dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive new notes in the Exchange Offer if the Exchange Offer procedure is not followed.

        We will issue the new notes in exchange for your old notes only if you tender the old notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If you are the beneficial holder of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender old notes in the exchange offer, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender your old notes on your behalf.

Risks Related to the New Notes

We depend on the ability of our subsidiaries to pay dividends to us in order to service our indebtedness.

        Dividends and other permitted distributions from our subsidiaries are a significant source of funds to meet ongoing cash requirements, including any future debt service payments, and other expenses, and to pay dividends to our shareholders. The inability of our subsidiaries to pay dividends in an amount sufficient to enable us to meet our cash requirements could have an adverse effect on our operations and our ability to meet our debt service obligations.

The new notes and the guarantees will be unsecured and effectively subordinated to our and our subsidiary guarantors' existing and future secured indebtedness.

        If we or a subsidiary guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, any secured debt of ours or of that subsidiary guarantor will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing that debt before any payment may be made with respect to the new notes or the affected guarantees. Holders of the new notes will participate ratably with all holders of our unsecured indebtedness that does not rank junior to the new notes, including all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the new notes. As a result, holders of the new notes would likely receive less, ratably, than holders of secured indebtedness.

The new notes are effectively subordinated to the liabilities of our subsidiaries that do not guarantee the new notes.

        Certain of our subsidiaries, including all of our non-U.S. subsidiaries, will not guarantee the new notes. To the extent that any of our subsidiaries do not guarantee the new notes, the new notes will be structurally subordinated to all existing and future obligations, including indebtedness, of such non-guarantor subsidiaries. The claims of creditors of the non-guarantor subsidiaries, including trade creditors, will have priority as to the assets of those subsidiaries. As of December 31, 2009, our subsidiaries that will not guarantee the new notes had $11.4 million of outstanding indebtedness and other liabilities.

We are permitted to create unrestricted subsidiaries, which will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

        Unrestricted subsidiaries will not be subject to the covenants under the indenture governing the new notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the new notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the new notes.

Our failure to comply with restrictive covenants contained in the indenture governing the new notes or our current or future credit facilities could trigger prepayment obligations, which could adversely affect our business, financial condition and results of operations.

        The indenture governing the new notes contains covenants that impose restrictions on our company with respect to, among other things, the incurrence of liens on the capital stock of certain of our subsidiaries. The indenture governing the new notes requires, and our New Revolving Credit Facility requires, us to file with the trustee copies of our annual, quarterly and current reports which we are required to file with the SEC. In addition, our credit facility requires our company and/or certain of our subsidiaries to comply with certain covenants which restrict our ability to take certain actions, such as our ability to pay dividends. Our failure to comply with these covenants could result in an event of default under any indenture or credit facility we may enter into in the future, which, if not cured or waived, could result in us being required to repay the new notes or any amounts outstanding under our New Revolving Credit Facility prior to maturity. As a result, our business, financial condition and results of operations could be adversely affected.

We may choose to redeem new notes when prevailing interest rates are relatively low.

        We may choose to redeem the new notes from time to time, especially when prevailing interest rates are lower than the rate borne by the new notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the new notes being redeemed. Our redemption right also may adversely impact your ability to sell your new notes as the optional redemption date or period approaches.

There is no public market for the new notes, and we cannot assure you that a market for the new notes will develop.

        The new notes are a new issue of securities for which there is currently no active trading market. We do not intend to file an application to have the new notes listed on any securities exchange or included for quotation on any automated dealer quotation system. Although the initial purchasers have indicated that they intend to make a market in the new notes as over-the-counter securities that are not traded on an exchange, they have no obligation to do so and may discontinue market-making activity at any time without notice.

        If any of the new notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the new notes and the market prices quoted for the new notes may be negatively affected by changes in the overall market for high-yield securities. As a result, we cannot assure you that an active trading market will develop for the new notes.

Federal and state statutes allow courts, under specific circumstances, to avoid guarantees and to require noteholders to return payments received from us or the guarantors.

        Our creditors or the creditors of our guarantors could challenge the guarantees as fraudulent conveyances or on other grounds. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, our subsidiary guarantees of the new notes could be avoided as fraudulent transfers if a court determined that the applicable guarantor, at the time it incurred the indebtedness evidenced by its guarantee or granted its lien:

  •
  delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors; or

  •
  received less than reasonably equivalent value or did not receive fair consideration for the delivery of the guarantee, and that such guarantor:

  (1)
  was insolvent or rendered insolvent at the time it delivered the guarantee;

  (2)
  was engaged in a business or transaction for which such guarantor's remaining assets constituted unreasonably small capital; or

  (3)
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        If the guarantees were avoided or limited under fraudulent transfer or other laws, any claim you may make against us for amounts payable on the new notes would be effectively subordinated to all of the indebtedness and other obligations of our guarantors, including trade payables and any subordinated indebtedness.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and matured; or

  •
  it could not pay its debts as they became due.

        We cannot be sure what standard a court would apply in making these determinations or, regardless of the standard, that a court would not void the guarantees or that any guarantee would not be subordinated to a guarantor's other indebtedness.

We may not be able to fulfill our repurchase obligations with respect to the new notes upon a change of control.

        If we experience certain specific change of control events, we will be required to offer to repurchase all of our outstanding new notes at 101% of the principal amount of such new notes plus accrued and unpaid interest to the date of repurchase. We cannot assure you that we will have available funds sufficient to pay the change of control purchase price for any or all of the new notes that might be tendered in the change of control offer.

        The definition of change of control in the indenture governing the new notes offered hereby includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of "all or substantially all" of our and our restricted subsidiaries' assets, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of new notes to require us to repurchase such new notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our restricted subsidiaries" assets taken as a whole to another person or group may be uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions, which are similar to those in the indenture governing the new notes offered hereby, related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of new notes to require us to repurchase new notes as a result of a change in the composition of our board of directors may be uncertain.

        In addition, our New Revolving Credit Facility contains, and any future credit agreement likely will contain, restrictions or prohibitions on our ability to repurchase the new notes under certain circumstances. If these change of control events occur at a time when we are prohibited from repurchasing the new notes, we may seek the consent of our lenders to purchase the new notes or could attempt to refinance the borrowings that contain these prohibitions or restrictions. If we do not obtain our lenders' consent or refinance these borrowings, we will not be able to repurchase the new notes. Accordingly, the holders of the new notes may not receive the change of control purchase price for their new notes in the event of a sale or other change of control, which will give the trustee and the holders of the new notes the right to declare an event of default and accelerate the repayment of the new notes. See "Description of New Notes—Repurchase at the Option of Holders—Change of Control."

A financial failure by us or our subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

        A financial failure by us or our subsidiaries could affect payment of the new notes if a bankruptcy court were to substantively consolidate us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would become subject to the claims of creditors of all entities. This would expose holders of new notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the new notes could occur through the "cram-down" provisions of the bankruptcy code. Under these provisions, the new notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

An adverse rating of the new notes may cause their trading price to fall and could result in increased interest and other financial expenses related to future borrowings.

        A rating agency may assign a rating that is lower than the rating expected by the noteholders. Ratings agencies also may lower ratings on the new notes or any of our other debt in the future. If rating agencies assign a lower than-expected rating or reduce, or indicate that they may reduce, their ratings of our debt in the future, the trading price of the new notes could significantly decline.

        A decision by a rating agency to downgrade the new notes' rating in the future could result in increased interest and other financial expenses relating to our future borrowings and could restrict our ability to obtain additional financing on satisfactory terms, if at all. In addition, any downgrade could restrict our access to, and negatively impact the terms of, trade credit extended to us by our vendors.

The new notes will be issued with original issue discount for United States federal income tax purposes.

        The new notes will be treated as issued with original issue discount ("OID"). U.S. Holders (as defined under "Certain United States Federal Income Tax Considerations") will be required to include the OID in gross income as ordinary income as it accrues for U.S. federal income tax purposes in advance of the receipt of any payment on the new notes to which the income is attributable, regardless of their method of accounting for U.S. federal income tax purposes.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the old notes for the new notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

        Pursuant to the exchange offer, we will issue the new notes in exchange for old notes. The terms of the new notes are identical in all material respects to those of the old notes, except that the new notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any increase in the interest rate related to the obligation to register. See "Description of New Notes" and "Description of Old Notes" for more information on the terms of the respective notes and the differences between them.

        We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term "holder" means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, or DTC, who desires to deliver such old notes by book-entry transfer at DTC.

        We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

Terms of the Exchange

        Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes which are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $200 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiples of $1,000 in excess thereof.

        Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Expiration, Extension and Amendment

        The expiration time of the exchange offer is 5:00 p.m. New York City time on October 15, 2010. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date. The term "expiration time" as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

        Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under "—Conditions to the Exchange Offer." We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than October 18, 2010, the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

        Except as described below, a tendering holder must, prior to the expiration time, transmit to The Bank of New York Mellon Trust Company, N.A., the exchange agent, at the address listed under the heading "—Exchange Agent":

  •
  a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

  •
  if old notes are tendered in accordance with the book-entry procedures listed below, an agent's message.

        In addition, a tendering holder must:

  •
  deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time; or

  •
  deliver a timely confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

  •
  comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

        If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.

        If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

        By tendering old notes pursuant to the exchange offer, each holder will represent to us that, among other things, the new notes are being acquired in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes. In the case of a holder that is not a broker-dealer, that holder, by tendering old notes pursuant to the exchange offer, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the new notes.

        The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or old notes to us.

        If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account, including by means of DTC's Automated Tender Offer Program.

Signature Guarantees

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

  •
  by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an "eligible institution."

        If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is an "eligible guarantor institution" meeting the requirements of the registrar for the notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or STAMP, or such other "signature guarantee program" as may be determined by the registrar for the notes in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

Book-Entry Transfer

        The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

        Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

  •
  be transmitted to and received by the exchange agent at the address listed under "—Exchange Agent" at or prior to the expiration time; or

  •
  comply with the guaranteed delivery procedures described below.

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

        If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration time, the exchange agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

  1.
  stating the name and address of the holder of old notes and the amount of old notes tendered;

  2.
  stating that the tender is being made; and

  3.
  guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent's message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent's message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration time.

Determination of Validity

        We will determine in our sole discretion all questions as to the validity, form and eligibility of old notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a reasonable period of time.

        Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.

Acceptance of Old Notes for Exchange; Issuance of New Notes

        Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the new notes promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given written notice to the exchange agent.

        In all cases, issuance of new notes for old notes will be made only after timely receipt by the exchange agent of:

  •
  certificates for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent's account at the book-entry transfer facility;

  •
  a properly completed and duly executed letter of transmittal or an agent's message; and

  •
  all other required documents.

        Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

Interest Payments on the New Notes

        The new notes will bear interest from the date of original issuance of the old notes or, if interest has already been paid on the old notes, from the date interest was most recently paid. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date through which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

Withdrawal Rights

        Tenders of old notes may be withdrawn at any time before the expiration time.

        For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under "—Exchange Agent" before the expiration time. Any notice of withdrawal must:

  •
  specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes;

  •
  contain a statement that the holder is withdrawing its election to have the old notes exchanged;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

  •
  specify the name in which the old notes are registered, if different from that of the depositor.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.

        Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. New notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered. Properly withdrawn old notes may be re-tendered by following the procedures described under "—Procedures for Tendering" above at any time at or before the expiration time.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, may terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

  •
  there shall occur a change in the current interpretation by the staff of the SEC, which now permits the new notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

  •
  any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  a banking moratorium shall have been declared by United States federal or New York State authorities which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

  •
  a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer; or

  •
  any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the new notes, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with the acceptance for exchange or with the exchange.

        If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. See "—Expiration, Extension and Amendment" above.

Resales of New Notes

        Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the old notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  the new notes are acquired in the ordinary course of the holders' business;

  •
  the holders have no arrangement or understanding with any person to participate in the distribution of the new notes; and

  •
  the holders are not "affiliates" of ours within the meaning of Rule 405 under the Securities Act.

        However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for new notes will be required to represent that it meets the above three requirements.

        Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing new notes or any broker-dealer who purchased old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

  •
  may not rely on the applicable interpretations of the staff of the SEC mentioned above;

  •
  will not be permitted or entitled to tender the old notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where such securities were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

        In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the new notes to "qualified institutional buyers," as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of new notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

        The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

  The Bank of New York Mellon Trust Company, N.A.
  c/o The Bank of New York Mellon Corporation
  Corporate Trust Operations
  Reorganization Unit
  Telephone: (212) 815-3738
  Fax: (212) 298-1915
  101 Barclay Street - 7 East
  New York, N.Y. 10286
  Attn/Processor: Mrs. Evangeline R. Gonzales

        Delivery of the letter of transmittal to an address other than as set forth above or transmission of the letter of transmittal via a facsimile transmission to a number other than as set forth above will not constitute a valid delivery of the letter of transmittal. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Regulatory Approval

        Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Fees and Expenses

        We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

        We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

 USE OF PROCEEDS

        We will not receive proceeds from the issuance of the new notes offered hereby. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

SELECTED FINANCIAL INFORMATION

        The following table presents our summary historical financial data for the periods indicated. The data for the years ended December 31, 2005, 2006, 2007, 2008 and 2009 have been derived from our audited financial statements. The data for the six months ended June 30, 2009 and 2010 have been derived from our unaudited financial statements. The financial data for the years ended December 31, 2007, 2008 and 2009, and the six months ended June 30, 2009 and 2010, are included elsewhere in this prospectus. For further information that will help you better understand the summary data, you should read this financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes and other financial information included elsewhere in this prospectus. These historical results are not necessarily indicative of results to be expected for any future periods.

	Year Ended December 31,					Six Months Ended June 30,
	2005	2006	2007	2008	2009	2009	2010
	(in thousands, except per share data)
Statement of Operations Data:
Revenues(1)	$24,724	$83,577	$225,742	$376,256	$312,796	$124,528	$100,771
Operating expenses	17,488	66,717	188,702	319,451	262,168	107,114	98,077

Gross profit	7,236	16,860	37,040	56,805	50,628	17,413	2,695
Selling, general and administrative expenses	5,222	9,147	18,684	30,190	32,300	16,846	20,027

Income from operations	2,014	7,713	18,356	26,615	18,328	567	(17,333)
Interest expense, net	(551)	(3,752)	(10,745)	(22,384)	(18,613)	(8,936)	(10,009)
Other income (expense), net(2)	45	(125)	(233)	(6,250)	1,023	1,180	(5,795)

Income (loss) before income taxes	1,507	3,836	7,378	(2,019)	738	(7,188)	(33,137)
Income tax expense (benefit)	495	1,934	4,941	6,027	293	(2,472)	(13,835)

Net income (loss)	$1,012	$1,902	$2,437	$(8,046)	$445	$(4,717)	$(19,302)

Net income (loss) per Class A common and Class B common share:
Basic	$1.49	$0.22	$0.29	$(0.98)	$0.05	(.57)	(1.02)
Diluted	.64	0.08	0.09	(0.98)	0.02	(.57)	(1.02)
Weighted average shares outstanding
Basic	680	8,772	8,369	8,174	8,188	8,219	18,930
Diluted	1,576	24,197	28,612	8,174 (3)	28,788	8,219	18,930
Ratio of earnings to fixed charges(4)	2.50	1.67	1.43	—	1.03	—	—
Cash Flows Data:
Cash flows provided by (used in) operating activities	$7,557	$(2)	$12,956	$41,113	$80,396	23,936	53,278
Cash flows used in investing activities	(9,613)	(73,494)	(83,554)	(84,699)	(53,280)	(27,276)	(67,605)
Cash flows provided by (used in) financing activities	6,272	104,819	51,011	57,110	(40,534)	(18,980)	91,326
Other Data (unaudited):
EBITDA(7)	NM	$19,729	$51,454	$94,279	$99,441	$38,955	$35,165
EBITDA margin	NM	24%	23%	25%	32%	31%	35%
Balance Sheet Data:
Cash and cash equivalents(5)	$3,734	$36,507	$16,920	$30,444	$17,027	9,960	94,025
Total assets	34,192	172,648	253,444	329,652	316,620	301,060	391,976
Total debt, including capital leases and current portion(6)	14,824	63,979	130,366	213,990	171,953	211,569	194,115
Total liabilities	24,430	97,034	183,399	267,042	252,691	231,423	271,407
Total stockholders' equity	9,761	75,613	70,045	62,610	63,928	69,637	120,569

(1)
Includes $25.0 million and $24.5 million in recognized revenues generated from multi-client services in the years ended December 31, 2008 and 2009, respectively.

(2)
Includes unrealized gain (loss) on derivative instruments, foreign exchange gain (loss), loss on extinguishment of debt, other income (expense) and gains and losses on sales of assets.

(3)
Approximately 20,333,500 shares issuable upon the assumed conversion of Series A convertible preferred stock were excluded in the computation of diluted earnings per share for the year ended December 31, 2008, as the effect would have been antidilutive to the net loss for the period.

(4)
The ratio of earnings to fixed charges was computed by dividing the sum of our earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of all interest and one third of the total of rent, marketing data services, maintenance and equipment rental expenses (considered representative of the interest factor). For the twelve months ended December 31, 2008 and six months ended June 30, 2009 and 2010 there was a coverage deficiency of $2.0 million, $7.2 million and $33.1 million, respectively.

(5)
Cash and cash equivalents do not include restricted cash investments of approximately $1.5 million, $0, $2.4 million, $7.6 million and $5.3 million at December 31, 2005, 2006, 2007, 2008 and 2009, respectively.

(6)
Excludes unamortized original issue discount of approximately $0, $0, $0, $2.4 million, $2.1 million, $2.3 million and $5.9 million at December 31, 2005, 2006, 2007, 2008, 2009, and June 30, 2009 and 2010, respectively.

(7)
We define EBITDA as net income (loss) before interest expense, net, taxes, depreciation and amortization. Our management believes EBITDA is useful to an investor in evaluating our operating performance because this measure is widely used by investors in the energy industry to measure a company's operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon, among other factors, accounting methods, book value of assets, capital structure and the method by which assets were acquired. We believe EBITDA helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating structure. EBITDA is also used as a supplemental financial measure by our management in presentations to our board of directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.

EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•
EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or capital commitments;

•
EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, our debt;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•
other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of the non-GAAP financial measure of EBITDA to the most directly comparable GAAP financial measures on a historical basis for each of the indicated periods.

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(in thousands)
Reconciliation of EBITDA to Net Income (Loss):
Net income (loss)	$2,437	$(8,046)	$445	$(4,717)	$(19,302)
Interest expense, net	10,745	22,384	18,613	8,936	16,045
Income tax expense (benefit)	4,941	6,027	293	(2,472)	(13,835)
Depreciation and amortization	33,331	73,914	80,090	37,208	52,257

EBITDA	$51,454	$94,279	$99,441	$38,955	$35,165

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the "Selected Financial Information" section of this prospectus and our financial statements and the related notes and other financial information included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under "Risk Factors" and elsewhere in this prospectus.

Overview

        We provide an integrated suite of seismic data solutions to the global oil and gas industry, including our high resolution RG-3D Reservoir Grade™ ("RG3D") seismic solutions. Our seismic data solutions consist primarily of seismic data acquisition, processing and interpretation services. Through these services, we deliver data that enable the creation of high resolution images of the earth's subsurface and reveal complex structural and stratigraphic details. These images are used primarily by oil and gas companies to identify geologic structures favorable to the accumulation of hydrocarbons, to reduce risk associated with oil and gas exploration, to optimize well completion techniques and to monitor changes in hydrocarbon reservoirs. We integrate seismic survey design, data acquisition, processing and interpretation to deliver enhanced services to our clients. In addition, we own and market a growing seismic data library and license this data to clients on a non-exclusive basis.

        Our seismic solutions are used by many of the world's largest and most technically advanced oil and gas exploration and production companies, including national oil companies ("NOCs") such as Oil and Natural Gas Corporation Limited ("ONGC") and Petróleos Mexicanos ("Pemex"), major integrated oil and gas companies ("IOCs") such as BP p.l.c. ("BP"), ConocoPhillips Company ("ConocoPhillips") and Exxon Mobil Corporation ("ExxonMobil"), and independent oil and gas exploration and production companies such as Anadarko Petroleum Corporation ("Anadarko"), Apache Corporation, Chesapeake Energy Corporation ("Chesapeake") and Southwestern Energy Company ("Southwestern Energy").

Key Accomplishments

        We have grown at a rapid pace since commercial operations began in May 2005, finishing 2009 with $312.8 million in revenues and $99.4 million in EBITDA for that year. See "Selected Financial Information" for a definition of EBITDA and for a reconciliation of EBITDA to net income. During this period, we expanded not only our operational capabilities but also our service offerings to include land, transition zone and shallow marine seismic data acquisition, processing and interpretation services and multi-client services. Other recent highlights include:

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  Becoming what we believe to be one of the leading Western land seismic contractors as measured by the number of recording channels with approximately 151,500 recording channels owned or under long-term lease as of December 31, 2009.

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  Generating EBITDA as a percentage of our total revenues equal to 25% for the year ended December 31, 2008 and 32% for the year ended December 31, 2009.

  •
  Completing our first multi-client seismic data library project in January 2009. As of December 31, 2009, our multi-client seismic data library included completed seismic data sets with respect to more than 900 square miles of 3D seismic data, and we had three additional multi-client projects underway, representing more than 1,600 square miles of additional 3D seismic data.

  •
  Setting what we believe to have been, at that time, the world vibroseis productivity record in July 2008 on a project for BP in Oman. During the course of this project we collected over 12,000 recordings using 80,000 pound vibrators in a 24-hour period. Vibroseis is a seismic source method used to propagate acoustic energy into the earth over an extended period of time for purposes of acquiring seismic data.

  •
  Acquiring the assets and business of Weinman GeoScience, Inc. ("Weinman") in June 2008. Weinman's processing and interpretation services complement our seismic data acquisition services and enable us to offer our clients an expanded range of services.

  •
  Completing a project for ExxonMobil in 2009 involving over 100,000 recording channels which we believe to be the highest channel count land seismic project undertaken to date.

How We Generate Our Revenues

        We generate revenues by providing seismic data services and multi-client services to our clients. Our largest source of revenues as of December 31, 2009 was our seismic data services. Seismic data services revenues represented 92% and 93% of our revenues for the years ended December 31, 2009 and December 31, 2008, respectively. However, we believe the largest source of our revenues in 2010 will be from multi-client services.

        Seismic Data Services.    We generate revenues by conducting geophysical surveys for our clients on a contractual basis where our clients generally acquire all rights to the seismic data obtained through such survey. We also generate revenues by providing seismic data processing and interpretation services.

        Most of our seismic data services business is obtained through competitive bidding. We generally require approximately 30 days of preparation and diligence in order to prepare and submit a bid in response to a request for proposal. In certain circumstances, various factors, such as the difficulty of the terrain involved or remoteness of the survey area, may require considerably more time to prepare and submit a bid. Our clients usually ask us to quote a "turnkey" rate for each completed unit of recorded data, or they may ask for a "term rate" bid. When we perform work on a turnkey basis a defined amount and scope of work is provided by us for a fixed price and extra work, which is subject to client approval, is billed separately, whereas when we perform work on a term rate basis, one of our seismic crews is hired for a fixed fee per day. Current market conditions drive our portfolio of outstanding contracts in terms of pricing (turnkey, term rate or a combination of the two). We also enter into contracts that combine different pricing elements, such as a term rate contract with bonus incentives for early completion or achievement of certain performance metrics to maximize the economic incentives for both us and our client.

        We have entered into master service agreements with many of our clients. These agreements specify payment terms, establish standards of performance and allocate certain operational risks through indemnity and related provisions and are supplemented on a project-by-project basis with pricing terms and other project-specific terms. We invoice our clients monthly, and payment is typically made on a 60- to 90-day basis, with 90-day payments being more common with our international clients. Revenues from our seismic data services business are recognized when they are realizable and earned as services are performed based on the proportionate performance method. We defer unearned revenues until earned, and recognize losses in full when they occur.

        Our contracts typically provide that we remain responsible for the majority of costs and expenses associated with a particular project. We seek to manage the risk of delays through the inclusion of "standby rate" provisions. These provisions are included in most of our contracts and require payment to us of a reduced rate for a limited amount of time if we are unable to record seismic data as a result of weather conditions or certain other factors outside our control. The pricing for any seismic data acquisition project is primarily determined by the data quality requirement, resolution, program parameters, complexity and conditions including the timing, location and terrain and equipment required to complete the project.

        Many oil and gas exploration and production companies employ consultants to monitor the provision of our services in the field and audit the fees we charge for standby time. As a result, in the ordinary course from time to time we experience disagreements or disputes with our customers relating to our fees with respect to standby time. As of December 31, 2009, we had disputes with three customers involving invoices totaling approximately $19.3 million in the aggregate, approximately $9.1 million of which was recorded as revenues over the three-year period ending December 31, 2009, and a portion of which related to our charges for standby time. If the amount we ultimately recover with respect to any one of these disputed invoices is less than the revenue previously recorded with respect to such invoice, the difference will be recorded as an expense. Any such expense could have a materially adverse effect on future earnings. Although we believe none of these disputes has materially adversely affected our relationships with these clients, we may be required to exercise certain remedies in order to collect these receivables including pursuing arbitration against these clients.

        Multi-client Services.    We also generate revenues by offering seismic data acquisition services in a multi-client structure which allows our clients to share the costs of seismic data acquisition. We believe that revenues from our multi-client services will continue to grow as a percentage of our U.S. revenues and in 2010 will provide the majority of our revenues. Our multi-client services projects differ from our seismic data services projects in that we set the specifications of the program (with some input from our clients), generally handle all aspects of the seismic data acquisition and maintain ownership of the seismic data and its corresponding revenue stream. The seismic data sets that we have acquired through our multi-client shoots are included in our seismic data library. We expect to generate additional revenues through the license of seismic data sets in our seismic data library to clients on a non-exclusive basis ("late sales"). We recognize late sales revenues upon the execution by a client of a valid license agreement and granting of access to that client of licensed seismic data. Our seismic data licenses are typically transferable only under certain conditions, and only upon payment to us of a specified transfer fee.

        Revenues generated by our multi-client services result primarily from pre-funding commitments ("pre-commitments") by our clients for a particular multi-client seismic shoot. Pre-commitments are contractual obligations whereby a client funds (in advance of our delivery of seismic data) a portion of the price of the grant of a non-exclusive license for seismic data within a specific survey. The terms of the license typically set pricing on a per square mile basis, specify a defined survey area and include limitations on transferability of the underlying data. We retain ownership of the seismic data acquired and licensed in multi-client services which remains available for late sales. Generally, we target pre-commitments of approximately 80% of our expected investment in the program. In return for these pre-commitments, our clients typically have some influence with respect to project specifications and receive pre-commitment pricing. We may receive additional cash amounts as certain project milestones are reached. The cash inflows from these payments generally correspond to the timing of our cash expenses on a project. We record pre-commitment payments as deferred revenues when they are received and record them as revenue on the basis of proportionate performance. By reducing the late sales needed to recoup our investment, the pre-commitments we obtain for a multi-client shoot reduce the investment risk in the development of our seismic data library.

        In addition to acquiring seismic data sets through our own multi-client seismic shoots, in certain cases, we will grant a non-exclusive license to a client to a specific seismic data set in exchange for ownership of proprietary seismic data held by that client. In these cases, revenues are recorded and the seismic data capitalized at the fair market value of the seismic data received. Although these types of transactions do not generate immediate cash flow, we believe that such exchanges can enhance our multi-client library and will increase revenues generated by late sales.

        We believe that offering seismic data acquisition projects in a multi-client structure and licensing the data from our library is not only an effective business strategy in times of high capital spending, but also during times of industry-wide reductions in capital expenditures. The efficiencies we create by acquiring multi-client seismic surveys allow oil and gas exploration companies to acquire seismic data at a lower cost. The multi-client library also offers clients the opportunity to acquire data over a larger area than would otherwise be readily available to them. By acquiring data that relates to areas beyond the scope of their current holdings, our clients are better able to understand the attributes of the subsurface formations contained in their current holdings. This additional data also may assist our clients in assessing whether to acquire adjacent as yet unleased properties. Additionally, by purchasing a final product, our clients avoid the risk of incurring cost over-runs or liability as a result of the occupational health and safety hazards inherent in the process of seismic data acquisition.

        We completed our first multi-client data library project in January 2009. At the request of our customers, we have identified and commenced development of a number of additional multi-client programs within North America, including, among others, programs in the Haynesville and Eagle Ford shales. We expect the cumulative contribution of programs launched in 2009 will be reflected in future revenues. These programs are also expected to generate additional pre-commitments and late sales in future periods.

        Subject to client demands, we also expect to identify and launch new multi-client programs in 2010.

        The following table summarizes data for our multi-client services:

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(in millions)
Multi-client recognized revenues	$—	$25.0	$24.5	$9.2	$39.7
Cash investment in multi-client library assets	—	25.2	34.4	10.0	65.6
Capitalized depreciation(1)	—	3.0	3.7	2.0	12.0
Non-cash data exchange asset	—	—	8.9	—	0.6
Total capitalized investment at cost (cumulative, at period end)	$—	$28.2	$75.2	$40.1	$153.4
Less: Accumulated amortization of multi-client library assets	—	19.1	37.8	25.9	60.7

Multi-client net book value (at period end)	$—	$9.1	$37.4	$14.2	$92.7

(1)
Represents capitalized cost of the equipment owned and leased by us and utilized in connection with a multi-client seismic shoot.

How We Evaluate Our Operations

        We evaluate our land, transition zone and shallow marine projects on a project basis and as a whole using similar performance metrics. In addition, our management utilizes a variety of financial and productivity metrics to analyze and monitor our performance. These metrics include, but are not limited to, the following:

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  safety performance rates;

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  selling, general and administrative expenses ("SG&A") as a percentage of revenues;

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  our EBIT and EBITDA in absolute terms and as a percentage of revenues; and

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  the level of pre-commitment funding for our multi-client projects.

        The information generated using the foregoing metrics is an important part of our operational analysis. We apply these metrics to monitor operations separately for each of our projects and analyze trends to determine the relative performance of each. We seek to have strong centralized financial analysis and controls to allocate our crews, combined with local decision-making and flexibility in the delivery of services to maximize client satisfaction.

Recent Trends Affecting Our Business

        The seismic data services industry historically has been cyclical. Volatility in oil and gas prices can produce significant changes in the demand for seismic services and the prices seismic contractors can negotiate for their services. Oil and gas exploration, development, exploitation and production spending levels traditionally have been heavily influenced by expected future prices of oil and natural gas. Prior to mid-2008, the oil and gas industry saw significant increases in activity resulting from high commodity prices for oil and natural gas. We benefited from this increased spending. However, during the period from mid-2008 through mid-2009, oil and natural gas prices declined significantly, which resulted in significant curtailments in capital expenditures by independent oil and gas companies, including spending for seismic data acquisition services. Following this precipitous decline in oil and natural gas prices, we recorded a net loss in 2008 of $8.0 million.

        Our business model is designed to maintain strong financial performance through challenging business environments. For example:

  •
  We reduce costs when market conditions require it. For example, in anticipation of lower demand for seismic services in the wake of declining commodity prices, we reduced our crew activity thereby lowering operating expenses, excluding depreciation and amortization, by $63.8 million, or 25.9%, to $182.9 million for the year ended December 31, 2009 from $246.7 million for the year ended December 31, 2008.

  •
  We lease idle equipment to strategic partners on a short-term basis.

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  We temporarily source equipment from strategic partners to manage peak equipment needs and release the equipment when complete.

        Our EBITDA margin increased from 25% for the year ended December 31, 2008 to 32% for the year ended December 31, 2009. Our revenues have increased from $24.7 million for 2005 to $312.8 million for 2009.

        We have observed a trend among certain of our clients to direct an increasing portion of their seismic data budgets toward the licensing of data on a non-exclusive basis from multi-client seismic data libraries. Notably, within North America, the present focus on unconventional resource plays (e.g., the Haynesville, Marcellus and Eagle Ford shales, among others) is prompting an examination by our clients of whether acquiring seismic data on a multi-client basis is a more cost effective allocation of resources than acquiring seismic data on a proprietary basis. Should such a trend continue, we expect the relative mix of our revenues between our seismic data services and multi-client services could shift more toward multi-client services within the North American market. We have not yet observed a similar trend in overseas markets where we currently expect seismic data services will continue to constitute the majority of the services we provide.

        As discussed further under "Financial Operations Overview—Operating Expenses" and "—Public Company Expenses", our results of operations can be negatively affected by factors outside our control, such as weather, and will be affected by the increased costs of being a public company, including costs incurred in connection with the Refinancing Transactions. We believe that as a result of several factors, including this expected increase in costs, we may experience a net loss for the quarter ended June 30, 2010.

Financial Operations Overview

        We use revenue growth and EBITDA margin as metrics to measure our performance.

        Revenues.    A substantial portion of our revenues are generated from either large projects or multiple projects from a limited number of clients. As a result, a small number of clients typically represent a significant amount of our revenues in any particular period. For the year ended December 31, 2009, we had three clients that each represented more than 10% of our revenues and combined were responsible for approximately 64% of our revenues for the period: ExxonMobil (37%), ONGC (16%) and BP (11%). For the year ended December 31, 2008, two clients each represented more than 10% of our revenues and combined were responsible for approximately 24% of our revenues for that period: Southwestern Energy (13%) and ONGC (11%). Because we work on different projects for various clients on a regular basis, it is not uncommon for our top clients to change from year to year. For example, no single client represented more than 10% of our revenue in each of the last three years. ONGC was the only client responsible for greater than 10% of our revenue in both 2008 and 2009, and Southwestern Energy was the only client responsible for greater than 10% of our revenues in both 2007 and 2008. Of our ten largest clients in those periods, only one was in the top ten in all three periods.

        The table below presents for the years ended December 31, 2007, 2008 and 2009, our revenue concentration in our clients representing 10% or more of our revenues.

	Year Ended December 31,
% of Total Revenues	2007	2008	2009
Largest Client	30%	13%	37%
Second Largest Client	14%	11%	16%
Third Largest Client(1)	12%	9%	11%

Top three Clients	56%	33%	64%

(1)
Less than 10% presented for comparison purposes in this table.

        Revenues generated from our international operations are primarily attributable to providing seismic data services. Since December 31, 2006, the percentage of revenues that we derive from international operations has increased from 11% for the year ended December 31, 2006 to 42% for the year ended December 31, 2009. We believe the international seismic data services market continues to provide significant growth opportunities for the company.

        Operating Expenses.    Our operating expenses are primarily a function of our seismic data recording crew count, make-up and utilization levels on a project-by-project basis. Our productivity depends largely on the equipment utilized, seismic survey design, operating efficiency and external factors such as weather and third party delays. Our seismic data acquisition services are performed outdoors and are therefore subject to seasonality. Shorter winter days, competing uses of land and adverse weather negatively affects our ability to provide services in certain regions. In order to minimize the effect of seasonality on our assets, we have diversified our operations in a manner such that our equipment is mobile between regions and countries and our common-platform equipment also works to improve crew productivity by allowing us to move equipment and people between crews as needed with minimal compatibility issues. Certain costs, such as equipment rentals and leases, depreciation, certain labor, some repair and maintenance, and interest payments, are fixed and are incurred regardless of utilization, and account for a significant percentage of our costs and expenses. Accordingly, downtime or low productivity resulting from weather interruptions, reduced demand, equipment failures or other causes can result in significant operating losses, which affects our profitability.

        Public Company Expenses.    We believe that our SG&A expenses will increase as a result of becoming a public company. We anticipate that this increase will be due to the cost of increased accounting support services, Sarbanes-Oxley Act compliance, filing annual and quarterly reports with the SEC, investor relations, directors' fees, directors' and officers' insurance and registrar and transfer agent fees, which we expect to incur on an ongoing basis. Our consolidated financial statements following our initial public offering will reflect the effect of these increased expenses and will affect the comparability of our financial statements with periods prior to the completion of our initial public offering.

        Taxes.    Our effective tax rate has varied widely in prior periods, and has trended significantly higher than the U.S. federal statutory tax rate of 35% for a number of reasons, including state income tax liabilities, the taxation of certain income streams in multiple jurisdictions, and the disallowance of certain contractor per-diem payments and other expenses for tax purposes. In addition, as a result of our operations in various overseas jurisdictions, we are subject to a number of different tax regimes that have significantly affected our effective tax rates in some cases. For example, in some countries we are subject to a withholding tax on our revenues regardless of our profits.

        We expect that our overall effective tax rate in future periods will generally trend modestly higher than the U.S. federal statutory rate. However, we cannot assure you that our effective tax rate will decline. We could experience significantly higher effective rates in different periods as a result of the factors described above.

        As of December 31, 2009, we had approximately $40.1 million in U.S. net operating loss ("NOL") carry forwards and foreign NOL carry forwards of $30.6 million. The U.S. NOLs have a carryforward period of 20 years and expire through 2028 if not utilized. The foreign NOLs have carryforward periods of up to 10 years.

        EBITDA Margin.    Our EBITDA margins for the years ended December 31, 2007, 2008 and 2009 were 23%, 25% and 32%, respectively. Historically, our EBITDA margin has improved because we have been able to increase revenues without a proportionate corresponding increase in expenses or have been able to successfully offset lower revenues by reducing our expenses, as we did in the last quarter of 2008 and the year ended December 31, 2009. The EBITDA margin of our international operations historically has been lower than that achieved from our domestic operations. The EBITDA margin of our international operations has been adversely affected by the initial costs associated with the development and expansion of our international operations, such as the establishment of branch offices, marketing alliances and the mobilization of equipment and personnel to overseas locations. In addition, equipment failures and additional regulatory requirements have contributed to lower EBITDA margins for our international operations. Although the profitability of our international operations will continue to be adversely affected by factors not present in our domestic operations, we believe the profitability of our international operations will increase as we complete the expenditures necessary to establish our international operations. Generally, the EBITDA margin on multi-client services is higher than that for seismic data services due to the significant amortization associated with our multi-client assets.

        Backlog.    Our backlog consists of contracted seismic data acquisition and multi-client unrecognized pre-commitments. Our estimated backlog as of June 30, 2010 was approximately $179.0 million as compared to $232.0 million as of June 30, 2009. [Our estimated backlog as of June 30, 2009 included a single $100.0 million contract for seismic data services, all of which was realized during 2009.] Backlog estimates are based on a number of assumptions and estimates including assumptions related to foreign exchange rates and proportionate performance of contracts and our valuation of assets, such as seismic data, to be received by us as payment under certain agreements. The realization of our backlog estimates are further affected by our performance under term rate contracts, as the early or late completion of a project under term rate contracts will generally result in decreased or increased, as the case may be, revenues derived from these projects. Contracts for services are occasionally modified by mutual consent and may be cancelable by the client under the circumstances described in "Business—Overview of Our Operations—Service Contracts." Consequently, backlog as of any particular date may not be indicative of actual operating results for any future period. See "Risk Factors—Our backlog estimates are based on certain assumptions and are subject to unexpected adjustments and cancellations and thus may not be timely converted to revenues in any particular fiscal period, if at all, or be indicative of our actual operating results for any future period."

Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of the financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities, such as backlog. We continually evaluate our judgments and estimates in determining our financial condition and operating results. Estimates are based upon information available as of the date of the financial statements and, accordingly, actual results could differ from these estimates, sometimes materially. Critical accounting policies and estimates are defined as those that are both most important to the portrayal of our financial condition and operating results and require management's most subjective judgments. The most critical accounting policies and estimates are described below.

Revenue Recognition:

  Seismic Data Services

        Our seismic services are provided under cancelable service contracts, which vary in terms and conditions. We recognize revenue in accordance with the terms of the contract. These contracts are "turnkey" or "term" agreements or a combination of the two. Under turnkey agreements, we recognize revenue based upon quantifiable measures of progress, such as square miles or linear kilometers of data acquired. Under term agreements, period revenue is recognized on a day-rate basis. Under certain contracts where the client pays separately for the mobilization of equipment to the project site, we recognize these mobilization fees as revenue during the performance of the seismic acquisition, using the same quantifiable measures of progress as for the acquisition work. We also receive reimbursements for certain other out-of-pocket expenses under the terms of our service contracts. We record amounts billed to clients in revenues as the gross amount including out-of-pocket expenses that are reimbursed by the client. In some instances, customers are billed in advance of services performed which we recognize as deferred revenues.

  Multi-client Services

        We acquire new seismic data to add to our multi-client data library under contractual arrangements where we obtain pre-commitments from one or more customers. In return for the commitment, the customer typically gains the right to influence project specifications, advance access to data as it is being acquired and receive pre-commitment pricing. Revenues under these arrangements are generated from these pre-commitments as well as late sales from the licensing of multi-client data on a non-exclusive basis. Revenues from the creation of new seismic data are recognized (i) when we have an arrangement with the customer that is validated by a signed contract and a licensing arrangement, (ii) when the sales price is fixed and determinable, (iii) when collection is reasonably assured, and (iv) throughout the creation period using the proportionate performance method based upon quantifiable measures of progress such as square mile or linear kilometer of data acquired. We record amounts invoiced and/or collected under pre-commitment agreements as deferred revenue prior to the performance of services. We believe that this method is the most reliable and representative measure of progress for our seismic data creation projects.

        Revenues from late sales are recognized when (i) we have a licensing arrangement with the customer that is validated by a signed contract, (ii) the sales price is fixed and determinable, (iii) collection is reasonably assured, and (iv) the customer has selected the specific data or the contract has expired without full selection and the license term has begun. As of December 31, 2009, we had recorded $11.1 million in revenues from late sales including $8.9 million in a non-cash data exchange. All costs directly incurred in acquiring, processing and otherwise completing a seismic survey are capitalized into the multi-client library.

        We establish amortization rates based on the estimated future revenues (both from pre-commitments and late sales) on an individual survey basis. The underlying estimates that form the basis for the sales forecast depend on historical and recent revenue trends, oil and gas prospectivity in particular regions, general economic conditions affecting our customer base, expected changes in technology and other factors. The estimation of future cash flows and fair value is highly subjective and inherently imprecise. Estimates can change materially from period to period based on many factors, including those described in the preceding paragraph. Accordingly, if conditions change in the future, an impairment loss may be recorded relative to the seismic data library, which could be material to any particular reporting period. However, under no circumstance will an individual survey carry a net book value greater than a four-year straight-line amortized value. This is accomplished by comparing the cumulative amortization recorded for each survey to the cumulative straight-line amortization. If the cumulative straight-line amortization is higher for any specific survey, additional amortization expense is recorded, resulting in accumulated amortization being equal to the cumulative straight-line amortization for such survey. Amortization expense of the multi-client seismic data was $0, $19.1 million and $18.6 million for the years ended December 31, 2007, 2008 and 2009, respectively.

        Allowance for Doubtful Accounts.    We estimate our allowance for doubtful accounts receivable (billed and unbilled) based on our past experience of historical write-offs, our current client base and our review of past due accounts. However, the inherent volatility of the energy industry's business cycle can cause swift and unpredictable changes in the financial stability of our clients.

        Impairment of Long-lived Assets.    In accordance with the guidance for accounting for impairment or disposal of long-lived assets, we evaluate the recoverability of property and equipment and our multi-client data library if facts and circumstances indicate that any of those assets might be impaired. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property and multi-client data library is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value.

        For the multi-client data library, the impairment evaluation is based first on a comparison of the undiscounted future cash flows over each component's remaining estimated useful life with the carrying value of each library component. If the undiscounted cash flows are equal to or greater than the carrying value of such component, no impairment is recorded. If undiscounted cash flows are less than the carrying value of any component, the forecast of future cash flows related to such component is discounted to fair value and compared with such component's carrying amount. The difference between the library component's carrying amount and the discounted future value of the expected revenue stream is recorded as an impairment charge. There were no impairment charges recognized in the statements of operations during the years ended December 31, 2007, 2008 and 2009.

        Depreciable Lives of Property, Plant and Equipment.    Our property, plant and equipment are capitalized at historical cost and depreciated over the useful life of the asset. Our estimation of the useful life of a particular asset is based on circumstances that exist in the seismic industry and information available to our management at the time of the purchase of the asset. The technology of the equipment used to gather data in the seismic industry has historically evolved such that obsolescence does not occur quickly. As circumstances change and new information becomes available these estimates could change. We amortize these capitalized items using the straight-line method. Capital assets are depreciated over one to ten years depending on the classification of the asset.

        Tax Accounting.    We account for our income taxes in accordance with FASB ASC 740, which includes FASB Interpretation 48 and requires the recognition of amounts of taxes payable or refundable for the current year and an asset and liability approach in recognizing the amount of deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns. We determine deferred taxes by identifying the types and amounts of existing temporary differences, including foreign tax credits, measuring the total deferred tax asset or liability using the applicable tax rate and reducing the deferred tax asset by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Our methodology for recording income taxes requires judgment regarding assumptions and the use of estimates, including determining our annual effective tax rate and the valuation of deferred tax assets, which can create variance between actual results and estimates. The process involves making forecasts of current and future years' taxable income and unforeseen events may significantly affect these estimates. Those factors, among others, could have a material effect on our provision or benefit for income taxes.

        Stock-Based Compensation.    The Company accounts for stock-based compensation in accordance with FASB ASC 718, which requires us to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award, with limited exceptions. The fair value of the award must be re-measured at each reporting date through the settlement date, with changes in fair value recognized as compensation expense of the period. FASB ASC 718 requires that we use an option-pricing model, adjusted for the unique characteristics of those instruments, to determine fair value as of the grant date of the stock options. In so doing, we use the Black-Scholes-Merton option-pricing model, which requires various assumptions as to interest rates, volatility, dividend yields and expected lives of stock-based awards.

Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

        The following table sets forth our consolidated revenues for the period indicated:

	Six Month Period Ended June 30,
	2010		2009
(Amounts in millions)	Amount	%	Amount	%
Seismic data services	$61.1	61%	$115.3	93%
Multi-client	39.7	39%	9.2	7%

Total	$100.8	100%	$124.5	100%

	Six Month Period Ended June 30,
	2010		2009
Revenues by Region	Amount	%	Amount	%
US	$45.9	46%	$49.1	39%
Latin America	26.8	27%	25.1	20%
Europe, Africa, Middle East (EAME)	3.3	3%	20.4	16%
Asia Pacific	24.8	25%	29.9	24%

Total	$100.8	100%	$124.5	100%

        Revenues.    We recorded revenues of $100.8 million for the six months ended June 30, 2010 compared to $124.5 million for the six months ended June 30, 2009, a decline of $23.7 million or 19%. The majority of this decrease is attributable to program delays caused by adverse weather conditions, permit and access considerations, crew scheduling and program start-up cycles.

        Our seismic acquisition revenue totaled $61.1 million in 2010 as compared to $115.3 million in 2009 for the first six months of the year, a decrease of $54.2 million or 47%. Seismic acquisition revenue in the US is down $33.7 million or 85% primarily as a result of a shift from proprietary data acquisition services to multi-client in the North American market. International seismic acquisition revenues for the same period in 2010 declined $20.5 million or 27% compared to the same period in 2009. Our Asia Pacific acquisition revenue decreased by $5.1 million, or 17%. We completed work on a contract in India during the second quarter of 2009, compared to 2010 in which the work was completed in the first quarter. In our Europe, Africa and Middle East operations revenues decreased by $17.1 million primarily from crew reductions year over year. In our Latin America operations, revenues increased by $1.7 million or 7% primarily related to our work in Colombia.

        Our multi-client revenues increased during this same period to $39.7 million from $9.2 million, an increase of $30.5 million or 332%. The $39.7 million in multi-client revenues includes $34.9 million of pre-commitments and $4.8 million of late sales, while all of the 2009 multi-client revenue was from pre-commitments. The increase was mainly the result of additional projects in Eagle Ford, Haynesville, and Bakken shales. The total pre-commitments that had not been recognized as revenue as of June 30, 2010 was $130 million.

        Operating expenses.    Our operating expenses, excluding depreciation and amortization decreased by $24.3 million to $46.5 million for the six months ended June 30, 2010, a decrease of 34%. Operating expenses represented 46.1% of revenue for the first six months of the year compared to 56.9% in the same period of 2009. Mobilization costs are capitalized when incurred and later expensed as data acquisition progresses which increased our operating expenses. For the six months ended June 30, 2010, we recognized previously capitalized expenses of $8.4 million as compared to the same period in 2009 where we capitalized $13.3 million of expenses associated with crew mobilization. This had the effect of increasing operating costs as a percentage of sales in the 2010 as compared to 2009, however overall costs are down along with the decline in revenue year over year.

        Selling, General and Administrative Expenses.    SG&A, excluding depreciation and amortization, increased by $3.4 million, or 21%, to $19.3 million for the six months ended June 30, 2010. Our bad debt expense was $3.0 million for the six months ending June 30, 2010, a decrease of $0.4 million compared to the same period in 2009. Net of bad debt expense, SG&A increased by $3.8 million in the six months ended June 30, 2010 as compared to the same period in 2009. Overall compensation and employee benefits increased by $3.1 million in the first half of 2010 attributable to our increase in sales and marketing staff and certain added costs related to being a public company.

        Depreciation and Amortization Expenses.    Depreciation and amortization expense combined increased by $15.1 million, or 41%, to $52.3 million for the six months ended June 30, 2010. Depreciation expense decreased by $0.8 million, or 3%, to $29 million at June 30, 2010 as some of our older equipment is becoming fully depreciated and capital investments in recent quarters has been less than our historical average. Multi-client amortization increased by $16.2 million, or 238%, to $23.0 million as a result of the increase in multi-client data sales. Amortization related to intangible assets decreased $0.3 million, or 50%, to $0.3 million for the six months ended June 30, 2010.

        Interest Expense, Net.    Interest expense, net, increased by $1.1 million, or 12%, to $10.0 million for the six months ended June 30, 2010. The increase is a result of increases in borrowing costs from the issuance of $200 million, 10 1/2% senior notes.

        Other Income (Expense), Net.    Other income (expense), net, was a loss of $5.8 million for the six months ended June 30, 2010 compared to a gain of $1.2 million in the same quarter of 2009. The carrying value of the interest rate hedge held as a requirement under our previous credit facility decreased by $0.2 million, or 40% to $0.3 million for the six months ended June 30, 2010. In 2010 the loss is attributable to the extinguishment of debt from the previous credit facility. In the six month period ended June 30, 2009 we recorded a foreign exchange gain of $0.7 million compared to a slight loss in the same period of 2010.

        Income Tax Expense.    Our income tax expense for six months ended June 30, 2010 was a benefit of $13.8 million compared to a benefit of $2.5 million at June 30, 2009. The effective income tax rate for the six months ended June 30, 2010 and 2009 was 41.8% and 34.4% respectively. The Company's effective income tax rate in 2010 and 2009 differs from the federal statutory rate primarily due to state income taxes, non-deductible expenses, tax rate differential from US operations, and valuation allowances in non-US jurisdictions.

Revenues

        The following table sets forth our consolidated revenues for the periods indicated:

	Year Ended December 31,
	2007		2008		2009
	(in millions, except percentages)
Seismic data services	$225.7	100%	$351.3	93%	$288.3	92%
Multi-client services	0	0	25.0	7	24.5	8

Total	$225.7	100%	$376.3	100%	$312.8	100%

Revenues by Region

        The following table sets forth our consolidated revenues by region for the periods indicated:

	Year Ended December 31,
	2007		2008		2009
	(in millions, except percentages)
U.S.	$158.1	70%	$152.8	41%	$180.1	58%
Latin America	25.2	11	104.6	28	41.8	13
EAME(1)	42.4	19	77.5	20	40.0	13
Asia Pacific	0	0	41.4	11	50.9	16

Total	$225.7	100%	$376.3	100%	$312.8	100%

(1)
Europe, Africa, Middle East.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

  Revenues

	Year Ended December 31,
	2008		2009
	(in millions, except percentages)
Seismic data services	$351.3	93%	$288.3	92%
Multi-client services	25.0	7	24.5	8

Total	$376.3	100%	$312.8	100%

        We recorded revenues of $312.8 million for the year ended December 31, 2009 compared to $376.3 million for the year ended December 31, 2008, a decrease of $63.5 million, or 16.9%. The majority of this decrease is attributable to a reduction in demand for our seismic data services caused by generally lower exploration and production spending by our clients.

        We recorded revenues from seismic data services of $288.3 million for the year ended December 31, 2009 compared to $351.3 million for the year ended December 31, 2008, a decrease of $63.0 million, or 17.9%. Revenues in the U.S. market increased to $180.1 million for the year ended December 31, 2009 from $152.8 million for the year ended December 31, 2008, an increase of $27.3 million driven by several large projects for major IOCs in 2009. In Latin America, we had $41.8 million in revenues for the year ended December 31, 2009 compared to $104.6 million for the year ended December 31, 2008, a decrease of $62.8 million, largely driven by a reduction in the number of crews active in 2009. In EAME during the years ended December 31, 2009 and 2008 we recorded revenues of $40.0 million and $77.5 million, respectively, a decrease of $37.5 million also driven by a reduction of our crew activity in the first three quarters of 2009. In the Asia Pacific market, revenues increased to $50.9 million for the year ended December 31, 2009 from $41.4 million for the year ended December 31, 2008, an increase of $9.5 million. The increase was the result of increased crew activity within the region during the fourth quarter of 2009.

        We recorded revenues from multi-client services of $24.5 million for the year ended December 31, 2009 compared to $25.0 million for the year ended December 31, 2008, a decrease of $0.5 million, or 2.0%. As of December 31, 2008, we had completed a large portion of the acquisition activities of the multi-client surveys then underway. Total pre-commitments that had not been recognized as revenue were $9.7 million and $92.8 million on December 31, 2008 and 2009, respectively.

        For the year ended December 31, 2009, $13.4 million of our multi-client revenues were from the recognition of pre-commitments and $11.1 million were from late sales. In 2008, all of our multi-client services revenues were generated through the recognition of pre-commitments and none were from late sales.

        Operating Expenses.    Operating expenses, excluding depreciation and amortization, decreased by $63.8 million, or 25.9%, to $182.9 million for the year ended December 31, 2009 from $246.7 million for the year ended December 31, 2008. Operating expenses, excluding depreciation and amortization, are closely tied to crew activity. Substantially all of the decrease in the year ended December 31, 2009 in dollar terms was the result of reduced crew operating activity during the period, as described in "Revenues" above. In addition, several large, high productivity projects underway during this period increased overall operating efficiency compared to the year ended December 31, 2008. Operating expenses, excluding depreciation and amortization, as a percentage of revenue, declined to 58.5% in 2009 from 65.6% in 2008, an improvement of 7.1%.

        Selling, General and Administrative Expenses.    SG&A, excluding depreciation and amortization, increased by $2.5 million, or 8.6%, to $31.5 million for the year ended December 31, 2009, from $29.0 million for the year ended December 31, 2008. This increase is primarily from bad debt expense which increased by $4.1 million for the year ended December 31, 2009. This increase in bad debt expense was partially offset by cost reductions, mostly in corporate staff headcount, made in response to a decrease in demand for our services during this period. SG&A, excluding depreciation and amortization, net of bad debt expense, declined by $1.1 million in the year ended December 31, 2009, and represented 8.8% of revenues in 2009 compared to 7.6% of revenues in 2008.

        Depreciation and Amortization Expense.    Depreciation and amortization expense increased by $6.2 million, or 8.4%, to $80.1 million for the year ended December 31, 2009, from $73.9 million for the year ended December 31, 2008. This increase is primarily the result of depreciation and amortization expense other than multi-client amortization which increased by $6.7 million to

$61.5 million for the year ended December 31, 2009 from $54.8 million for the year ended December 31, 2008, an increase of 12.2%. Gross fixed assets increased to $299.7 million on December 31, 2009 from $260.6 million on December 31, 2008, an increase of 15.0%. In addition, amortization associated with our multi-client library decreased by $0.5 million in the year ended December 31, 2009 to $18.6 million from $19.1 million in the year ended December 31, 2008.

        Interest Expense, Net.    Interest expense, net, decreased by $3.8 million, or 17.0%, to $18.6 million for the year ended December 31, 2009, from $22.4 million for the year ended December 31, 2008. This reduction in interest expense is due in large part to the $3.6 million of capitalized debt issuance costs written off and prepayment penalties incurred with the refinancing of our secured credit facilities in January 2008 and the lower interest rates resulting from lower LIBOR in 2009 as compared to 2008. Cash interest expense under the term and revolving portions of our Existing Credit Facilities, including payments made under our interest rate contracts, was $15.0 million for the year ended December 31, 2009, compared to $17.5 million for the year ended December 31, 2008.

        Other Income (Expense), Net.    Other income, net, increased by $7.2 million to $1.0 million for the year ended December 31, 2009 from an expense of $6.2 million for the year ended December 31, 2008. The main item driving the increase was a $5.2 million foreign exchange loss in 2008, compared to a $0.2 million gain in 2009. The increase also includes an unrealized gain of $0.8 million on the carrying value of the interest rate hedge held as a requirement under our Existing Credit Facilities in 2009 compared to an unrealized $1.2 million loss in 2008.

        Income Tax Expense.    For the year ended December 31, 2009 we had an income tax expense of $0.3 million compared to $6.0 million for the year ended December 31, 2008.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

  Revenues

	Year Ended December 31,
	2007		2008
	(in millions, except percentages)
Seismic data services	$225.7	100%	$351.3	93%
Multi-client services	0	0	25.0	7

Total	$225.7	100%	$376.3	100%

        We recorded revenues of $376.3 million for the year ended December 31, 2008 compared to $225.7 million for the year ended December 31, 2007, an increase of $150.6 million, or 66.7%. We recorded revenues from seismic data services of $351.3 million for the year ended December 31, 2008 compared to $225.7 million for the year ended December 31, 2007, an increase of $125.6 million, or 55.6%. In Latin America, we had $104.6 million in revenues for the year ended December 31, 2008 compared to $25.2 million for the year ended December 31, 2007, respectively, an increase of $79.4 million largely driven by an increase in crews active in 2008. In EAME during the same periods we recorded revenues of $77.5 million and $42.4 million, respectively, an increase of $35.1 million also driven by an increase in crews active in 2008. In the Asia Pacific market revenues increased to $41.4 million for the year ended December 31, 2008 from $0 for the year ended December 31, 2007, an increase of $41.4 million driven by a large marine contract for an NOC in 2008. These increases were partially offset by a loss of revenues in the U.S. market, where revenues decreased $5.3 million to $152.8 million for the year ended December 31, 2008 from $158.1 million for the year ended December 31, 2007. The decrease in the U.S. market was driven primarily by a strategic shift in our corporate strategy from proprietary data acquisition services to multi-client services.

        We recorded revenues from multi-client services of $25.0 million for the year ended December 31, 2008. We contracted our first multi-client survey in January 2008. Prior to that time, none of our revenues came from our multi-client services.

        Operating Expenses.    Operating expenses, excluding depreciation and amortization, increased by $90.5 million, or 57.9%, to $246.7 million for the year ended December 31, 2008 from $156.2 million for the year ended December 31, 2007. Operating expenses, excluding depreciation and amortization, are closely tied to crew activity. The increase is in large part the result of our increased crew count as described in "Revenues" above and to a lesser extent, additional expenses incurred in connection with the recent addition of our seismic data processing and multi-client library services in 2008. Operating expenses, excluding depreciation and amortization, as a percentage of revenue, fell to 65.6% in 2008 from 69.2% in 2007 an improvement of 3.6%.

        Selling, General and Administrative Expenses.    SG&A, excluding depreciation and amortization, increased by $11.1 million, or 62.0%, to $29.0 million for the year ended December 31, 2008 from $17.9 million for the year ended December 31, 2007. SG&A expense increased in absolute terms due to expenditures associated with the growth of our global operations, including an increase in expenditures relating to our international administrative and support infrastructure. SG&A represented 7.7% of revenues in 2008 compared to 7.9% of revenues in 2007.

        Depreciation and Amortization Expense.    Depreciation and amortization expense increased by $40.6 million, or 121.9%, to $73.9 million for the year ended December 31, 2008 from $33.3 million for the year ended December 31, 2007. This increase is in large part the result of amortization expense associated with the sale of multi-client data for the year ended December 31, 2008, which increased to $19.1 million from $0 for the year ended December 31, 2007. In addition, our fixed asset base increased as a result of our growth and the fact that most assets acquired in 2007 contributed less than a full year of depreciation expense in 2007 while contributing a full year of depreciation expense in 2008. Gross fixed assets increased to $260.6 million on December 31, 2008 from $205.2 million on December 31, 2007, primarily as a result of the purchase of new equipment during the year ended December 31, 2008.

        Interest Expense, Net.    Interest expense, net, increased by $11.7 million, or 109.3%, to $22.4 million for the year ended December 31, 2008 from $10.7 million for the year ended December 31, 2007. The increase is the result of the increase in cash interest expense arising out of the increased indebtedness associated with enlarging our Existing Credit Facility from $130 million to $170 million and the write-off of capitalized debt issuance costs, including prepayment penalties, in connection with the refinancing of our secured credit facilities of $1.0 million and $3.6 million in 2007 and 2008, respectively. In addition, in 2008 indebtedness outstanding under our Existing Credit Facilities bore higher interest rates than in prior periods under the previous facility. From 2007 to 2008, LIBOR spreads applicable to the indebtedness under our First Lien Term Loan Facility and Second Lien Credit Agreement increased from 3.50% to 4.75% and 6.25% to 8.50%, respectively.

        Other Expense, Net.    Other expense, net, increased by $6.0 million to $6.2 million for the year ended December 31, 2008 from $0.2 million for the year ended December 31, 2007. The increase was primarily the result of a net $5.2 million foreign exchange loss, which included a $5.4 million foreign exchange loss related to our Latin American operations. We also had a $1.2 million unrealized loss on the carrying value of the interest rate hedge held as a requirement under our Existing Credit Facilities.

        Income Tax Expense.    Income tax expense increased by $1.1 million, or 22.4%, to $6.0 million for the year ended December 31, 2008 from $4.9 million for the year ended December 31, 2007. The increase is due to increased profitability in foreign tax jurisdictions and related withholding taxes.

Results of Operations

Consolidated Results of Operations

        The following table sets forth our consolidated results of operations for the periods indicated.

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(in millions)
Statement of Operations Information:
Revenues	$225.7	$376.3	$312.8	$124.5	$100.8
Expenses
Operating expenses (excluding depreciation and amortization)	156.2	246.7	182.9	107.1	98.1
Selling, general and administrative expenses (excluding depreciation and amortization)	17.9	29.0	31.5	16.8	20.0
Depreciation and amortization expense(1)	33.3	73.9	80.1	37.2	52.3
Interest expense, net	(10.7)	(22.4)	(18.6)	(8.9)	(10.0)
Other income (expense), net(2)	(0.2)	(6.2)	1.0	1.2	(5.8)
Income tax expense (benefit)	4.9	6.0	0.3	(2.5)	(13.8)

(1)
Does not include amortization of debt issuance costs included in interest expense (see our financial statements included in this prospectus for more information).

(2)
Includes unrealized gain (loss) on derivative instruments, foreign exchange gain (loss), loss on extinguishment of debt, and other income (expense) and gains and losses on assets.

Liquidity and Capital Resources

        Our primary sources of liquidity are cash generated by the seismic data services and multi-client services we provide to our clients, borrowings under our Existing Credit Facilities, debt financings such as capital leases and the construction loan relating to our headquarters. Our primary uses of capital include the acquisition of seismic data recording equipment, multi-client data for our library, seismic energy sources, vehicles and vessels, and other equipment needed to outfit new crews and to enhance the capabilities of and maintain existing crews. We also use capital to fund the working capital required to launch new crews and operate existing crews. Our cash position, consistent with our revenues, depends to a large extent on the level of demand for our services. We supplement cash from operations with borrowings under our Existing Revolving Credit Facility periodically from time to time as the need arises. The nature of our capital sources and uses is not expected to change during 2010.

        As of June 30, 2010, we had total liquidity of $144.0 million consisting of:

  •
  Borrowing capacity under our Existing Revolving Credit Facility of $50.0 million; and

  •
  Available cash and cash equivalents of $94.0 million.

        We are required to post letters of credit or performance bonds in connection with a number of our international seismic data acquisition contracts as security for the performance of our obligations under those contracts. As of June 30, 2010, we had no outstanding letters of credit issued under our Existing Revolving Credit Facility. Other letters of credit totaling $3.4 million were secured with the cash identified as "Restricted cash investments" on our balance sheet as of June 30, 2010.

        For purposes of local payroll and other operating expenses we typically maintain cash balances with local banks in many of the foreign jurisdictions in which we operate. In some jurisdictions, our ability to transfer such cash balances to our U.S. based banks can require a period of weeks, or even months, due to local banking and other regulatory requirements. We do not consider the cash balances maintained in such accounts to be material.

        The table below summarizes certain measures of liquidity and capital expenditures, as well as our sources of capital from internal and external sources, for the years ended December 31, 2007, 2008 and 2009 (or, in the case of cash and cash equivalents, as at the end of such periods)

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(in millions)
Financial Measure
Net cash provided by operating activities	$13.0	$41.1	$80.4	$23.9	$53.3
Net cash used in investing activities	(83.6)	(84.7)	(53.3)	(27.3)	(67.6)
Net cash provided by (used in) financing activities	51.0	57.1	(40.5)	(19.0)	91.3
Cash and cash equivalents	16.9	30.4	17.0	8.1	94.0
Capital expenditures(1)	94.7	89.1	71.2	29.3	69.2

(1)
Includes cash and non-cash expenditures for property and equipment and multi-client library.

        During the preparation of our consolidated financial statements for the six-month period ended June 30, 2009, we identified a significant deficiency in our internal controls with respect to our reconciliation of bank accounts. In response to this significant deficiency, we dedicated qualified personnel to timely reconcile each of our bank accounts.

For the six months ended June 30, 2010:

        Operating Activities.    Net cash provided by operating activities was $53.3 million for the six months ended June 30, 2010 compared to $23.9 million for the six months ended June 30, 2009, an increase of $29.4 million. The increase in cash flows from operations is mainly attributable to improved working capital. The increase was largely driven by changes in prepaid expenses and other current assets which was primarily the result of the amortization of capitalized crew mobilization expenses.

        Investing Activities.    Net cash used in investing activities was $67.6 million for the six months ended June 30, 2010 compared to $27.3 million for the six months ended June 30, 2009, an increase of $40.3 million. The increase was primarily the result of increased investment in our multi-client library. The following table sets forth our investment in our multi-client library for the period indicated:

        Financing Activities.    Net cash provided by financing activities was $91.3 million in the six months ended June 30, 2010 compared to net cash used in financing activities of $19.0 million in the six months ended June 30, 2009, an increase of $110.3 million. The increase is primarily the result of our initial public offering and the sale of our $200 million 10 1/2% senior notes (described below).

        Capital Resources.    In connection with the closing of our initial public offering and the sale of our $200 million 10 1/2% senior notes due 2017 on April 27, 2010 (described below), we repaid all outstanding borrowings under our First Lien Credit Agreement, our Second Lien Credit Agreement, and our Construction Loan Agreement. These repayments resulted in the termination of each of these borrowing arrangements. The prepayment of our Construction Loan Agreement resulted in the incurrence of $160,000 in prepayment penalties. In addition, we repaid all outstanding capital lease commitments.

        On April 22, 2010, we entered into a Purchase Agreement with Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Banc of America Securities LLC, as representatives of the initial purchasers (the "Initial Purchasers"), relating to the offer and sale by us of $200 million aggregate principal amount, 10 1/2% senior notes due May 1, 2017 (the "Notes"). We received net proceeds from the offering of approximately $188.1 million after deducting the Initial Purchasers' discounts, offering expenses and original issue discount. The issuance of the Notes occurred on April 27, 2010. The Notes were offered and sold to the Initial Purchasers and resold only to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and in offshore transactions in reliance on Regulation S under the Securities Act.

        On April 27, 2010, we completed an initial public offering of our shares on the New York Stock Exchange. The net proceeds from this offering were approximately $76.4 million after deducting underwriting discounts, fees and offering expenses. As described in our final prospectus dated April 22, 2010 (the "Prospectus") contained in our Registration Statement on Form S-1 (File No. 333-162540), we used the net proceeds of the offering to pay down indebtedness and the remaining proceeds will be used for anticipated capital expenditures and general working capital purposes. The Company will not receive any of the proceeds from the sale of the Common Stock sold by the selling stockholders.

        On April 30, 2010, we completed the closing of a new revolving credit facility under the terms of a Credit Agreement (the "Revolving Credit Facility") with Bank of America, N.A., as administrative agent for each lender party to the Revolving Credit Facility. Our Revolving Credit Facility provides for borrowings of up to $50.0 million. The loans under our Revolving Credit Facility bear interest at a rate equal to LIBOR plus the Applicable Rate or the Base Rate plus the Applicable Rate. The Base Rate is defined as the higher of (x) the prime rate and (y) the Federal Funds rate plus 0.50%. The Applicable Rate is defined as a percentage determined in accordance with a pricing grid based upon our leverage ratio, that will decline from LIBOR plus 4.00% or the prime rate plus 3.00% to a minimum rate equal to LIBOR plus 3.50% or the prime rate plus 2.50%. We are able to prepay borrowings under our Revolving Credit Facility at any time without penalty or premium, subject to reimbursement of the lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings. We also will pay a commitment fee of 0.75% per annum on the actual daily unused portions of the Revolving Credit Facility.

        Capital Expenditures.    Capital expenditures for the six months ended June 30, 2010 were $69.2 million consisting of purchases of property and equipment of $3.6 million and investments in our multi-client library of $65.6 million.

For the year ended December 31, 2009:

        Operating Activities.    We rely primarily on cash flows from operations to fund working capital for current and future operations. Net cash provided by operating activities totaled $80.4 million for the year ended December 31, 2009, $41.1 million for the year ended December 31, 2008 and $13.0 million for the year ended December 31, 2007. The increase in operating cash flows of $39.3 million for the year ended December 31, 2009 compared to the year ended December 31, 2008 was predominantly the result of cash provided by an increase in deferred revenue. Deferred revenue provided $3.1 million cash in 2008 and $33.5 million cash in 2009, an increase of $30.4 million or 77.4% of the total increase in operating cash flow. The increase in deferred revenue is the result of the expansion of our multi-client activity. A significant portion of multi-client program pre-commitments are often received before corresponding revenue is recognized. Changes in accounts receivable consumed $9.2 million in 2009 as compared to $22.3 million in 2008, a difference of $13.1 million. Two factors were responsible for most of this change: (i) lower revenues in 2009 as compared to 2008 led to the collection of outstanding receivables without a corresponding replacement of receivables and (ii) reduced average days payable outstanding, which was primarily driven by our largest client remitting invoices inside of our payment terms. The increase in net income from a $8.0 million loss in 2008 to a $0.4 million profit in 2009 contributed $8.4 million to the increase in operating cash flow in 2009 as compared to 2008. Changes in accounts payable and accrued expenses consumed $1.8 million in 2009 as compared to $10.3 million in

2008, a difference of $8.6 million. Changes in non-cash expense items including depreciation and amortization, taken as a whole, also contributed $4.5 million to the increase in operating cash flow in 2009 as compared to 2008. The most significant offsetting factors to the increase in cash flow from operations 2009 as compared to 2008 were income taxes receivable and payable which together consumed $13.8 million cash in 2009 and contributed $1.4 million cash in 2008, a difference of $12.4 million.

        Investing Activities.    Cash used in investing activities totaled $53.3 million for the year ended December 31, 2009, $84.7 million for the year ended December 31, 2008 and $83.6 million for the year ended December 31, 2007. The $31.4 million decrease in cash used in investing activities in 2009 as compared to 2008 is primarily the result of a decrease in capital equipment purchases of $28.7 million, the $10.0 million used in connection with the purchase of the business and assets of Weinman and $2.2 million in restricted cash released in 2009 compared to an increase of $5.2 million in 2008. These decreases in investing cash flow in 2009 as compared to 2008 were partially offset by increased investment in our multi-client library of $9.2 million and $5.9 million in insurance proceeds in 2008.

        Investing activities in the year ended December 31, 2009, the year ended December 31, 2008, and the year ended December 31, 2007 consisted primarily of the acquisition of new seismic data recording equipment, seismic energy sources, vehicles and vessels, and other equipment needed to outfit new and existing crews. Investments in our multi-client seismic data library, which we began building in 2008, totaled $34.4 million and $25.2 million for the years ended December 31, 2009 and 2008, respectively. In addition, we financed $3.1 million, $11.1 million and $13.3 million of equipment through capital leases and accounts payable in the years ended December 31, 2009, 2008, and 2007, respectively. These are included on our statement of cash flows and the notes to our consolidated financial statements under the heading "Note 14—Supplemental Cash Flow Information."

        Investing activities in 2010 are expected to consist primarily of investments in our multi-client seismic data library and equipment purchases.

        Financing Activities.    Financing activities used $40.5 million in cash in the year ended December 31, 2009. In the years ended December 31, 2008 and 2007, financing activities generated $57.1 million and $51.0 million in cash, respectively. Financing activities in 2009 consisted of borrowings and repayments of loans under our Existing Revolving Credit Facility (net use of $25.8 million), proceeds from and principal payments on long-term debt (net use of $3.5 million including $5.4 million generated through a debt financing of our Missouri City headquarters), principal payments on capital lease obligations ($5.1 million) and $6.2 million used to repurchase common stock. Financing activities in 2008 and 2007 consisted primarily of proceeds of, and expenses incurred in connection with, the refinancing (upsizing) of our term loans and, in 2007, from the sales and repurchases of our Series A convertible preferred stock.

        Please see our financial statements presented elsewhere in this prospectus for more information on our operating, investing, and financing cash flows.

        We were party to a $150.0 million first lien credit agreement, dated January 16, 2008 (our "First Lien Credit Agreement"), with Credit Suisse, as administrative agent and collateral agent, and a $50.0 million second lien term loan agreement, dated January 16, 2008 (our "Second Lien Credit Agreement"), with Credit Suisse, as administrative agent and collateral agent. We refer to our First Lien Credit Agreement and our Second Lien Credit Agreement collectively as our "Existing Credit Facilities." Our First Lien Credit Agreement consisted of a $120.0 million senior secured term loan facility (our "First Lien Term Loan Facility"), which would have matured on January 16, 2015, and a $30.0 million senior secured revolving credit facility (our "Existing Revolving Credit Facility"), which would have matured on January 16, 2014. Our Existing Revolving Credit Facility also provided us with a sub-facility for letters of credit of up to $30.0 million less the amount of revolving loans then outstanding. Our Second Lien Credit Agreement would have matured on July 16, 2015.

        On October 30, 2009, we amended certain terms of each of our Existing Credit Facilities (the "Amendments"). Prior to the effective date of the Amendments, loans outstanding under our First Lien Term Loan Facility bore interest at a rate equal to LIBOR plus 4.75% or the prime rate plus 3.75%. Pursuant to the Amendments, loans outstanding under our First Lien Term Loan Facility bore interest at a rate equal to LIBOR plus 5.25% or the prime rate plus 4.25%. Prior to the effective date of the Amendments, loans outstanding under our Existing Revolving Credit Facility bore interest at a rate that declined, based upon our leverage ratio, from LIBOR plus 4.75% or the prime rate plus 3.75% to LIBOR plus 3.50% or the prime rate plus 2.50%. Pursuant to the Amendments, loans outstanding under our Existing Revolving Credit Facility bore interest at a rate that declines, based upon our leverage ratio, from LIBOR plus 5.25% or the prime rate plus 4.25% to LIBOR plus 4.00% or the prime rate plus 3.00%. Prior to the effective date of the Amendments, loans outstanding under our Second Lien Credit Agreement bore interest at a rate equal to LIBOR plus 8.50% or the prime rate plus 7.50%. Pursuant to the Amendments, loans outstanding under our Second Lien Credit Agreement bore interest at a rate equal to LIBOR plus 9.00% or the prime rate plus 8.00%. The Amendments also provided for a minimum LIBOR under the Existing Credit Facilities equal to 3.00%.

        As partial consideration for the Weinman Acquisition, on December 10, 2008 we issued our unsecured convertible promissory notes (the "Weinman Notes") in the aggregate principal amount of $6.6 million and $5.4 million to the former stockholders of Weinman. The Weinman Notes bore a per annum interest rate equal to 8.0%. On June 15, 2009, we converted $8.0 million in aggregate principal amount of the Weinman Notes into 657,354 shares of our common stock. In the third quarter of 2009 we repaid the remaining balance of the Weinman Notes in full.

        On February 13, 2008, we entered into a loan agreement with Citibank, N.A. (our "Construction Loan Agreement") to provide financing for the construction of our headquarters facility. On August 28, 2009 we amended this loan agreement in order to extend the maturity date to September 30, 2019 and to reduce the availability for borrowing to $5.4 million, the aggregate principal amount then outstanding. Borrowings under this loan agreement bore interest at a fixed per annum rate of 5.453%. All our obligations under our Construction Loan Agreement are secured by a first lien mortgage on our headquarters facility.

        We have a variety of capital leases and notes payable outstanding that are customary in our industry. Our estimated total future minimum lease payments under capital leases as of December 31, 2009 were approximately $2.1 million.

        Capital Expenditures.    Capital expenditures for the years ended December 31, 2009, 2008 and 2007 were $71.2 million, $89.1 million and $94.7 million, respectively. The $71.2 million capital expenditures in 2009 consisted of $18.3 million for equipment upgrades for existing crews, $5.9 million for the construction of our new corporate headquarters, and $47.0 million invested in our multi-client library, comprised of a cash investment of $34.4 million, $3.7 million of capitalized depreciation, and $8.9 million of non-cash data exchange. In 2008, we invested $28.2 million in our multi-client library, comprised of $25.2 million in cash investment and $3.0 million in capitalized depreciation.

        We expect to spend approximately $40.0 million on capital expenditures (excluding capital expenditures relating to our multi-client services) for property, plant and equipment in 2010, of which approximately $7.0 million is expected to be allocated to the maintenance of our facilities and equipment. The remaining approximately $33.0 million of our 2010 capital expenditures budget is expected to be allocated to the development and purchase of additional equipment, including the development of land and seafloor nodal technologies. We expect that our capital budget for 2010 will increase to include expenditures with respect to our multi-client services, subject to the demands of our clients to expand current multi-client projects and opportunities to initiate and develop new multi-client projects that achieve our pre-commitment funding targets.

        We continuously reevaluate our capital budget based on market conditions and other factors and may defer or accelerate capital expenditures depending on market conditions or our ability to obtain capital on attractive terms. Depending on the market demand for seismic services or other growth opportunities that may arise, we may require additional debt or equity financing.

        We believe that our current working capital, projected cash flow from operations, together with the net proceeds from the Refinancing Transactions will be sufficient to meet our capital requirements for our existing operations for the next 12 months. Although we expect to continue generating positive cash flow from our operations, events beyond our control may affect our financial condition or results of operations. These events include, but are not limited to, a significant drop in prices for oil and natural gas and a corresponding drop in demand for our services.

Contractual Obligations

        The following table summarizes the payments due in specific periods related to our contractual obligations as of December 31, 2009:

	Payments Due by Period
	Total	Within 1 Year	1 - 3 Years	3 - 5 Years	After 5 Years
	(in millions)
Debt obligations	$169.9	$2.0	$2.7	$2.8	$162.4
Capital lease obligations	2.1	1.8	0.3	0.0	—
Operating lease obligations(1)	13.7	9.0	4.5	0.2	—

Total	$185.7	$12.8	$7.5	$3.0	$162.4

(1)
Includes minimum obligations for leased marine vessels.

Off Balance Sheet Arrangements

        We do not currently have any off balance sheet arrangements.

New Accounting Pronouncements

        On September 30, 2009, we adopted changes issued by the Financial Accounting Standards Board ("FASB") to the authoritative hierarchy of GAAP. These changes establish the FASB Accounting Standards Codification™ ("FASB ASC" or "Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission ("SEC") under authority of federal securities laws are also authoritative sources of GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. These changes and the Codification itself do not change GAAP. Other than the manner in which new accounting guidance is referenced, the adoption of these changes had no impact on our consolidated financial statements.

        On January 1, 2009, we adopted changes issued by the FASB to fair value accounting and reporting as it relates to nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on at least an annual basis. These changes define fair value, establish a framework for measuring fair value in GAAP, and expand disclosures about fair value measurements. This guidance applies to other GAAP that require or permit fair value measurements and is to be applied prospectively with limited exceptions. The adoption of these changes, as it relates to nonfinancial assets and nonfinancial liabilities, had no impact on the consolidated financial statements. These provisions will be applied at such time as a fair value measurement of a nonfinancial asset or nonfinancial liability is required, which may result in a fair value that is materially different than would have been calculated prior to the adoption of these changes.

        Effective January 1, 2009, we adopted changes issued by the FASB on April 1, 2009 to accounting for business combinations. These changes apply to all assets acquired and liabilities assumed in a business combination that arise from certain contingencies and requires (i) an acquirer to recognize at fair value, at the acquisition date, an asset acquired or liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period, otherwise the asset or liability should be recognized at the acquisition date if certain defined criteria are met; (ii) contingent consideration arrangements of an acquiree assumed by the acquirer in a business combination be recognized initially at fair value; (iii) subsequent measurements of assets and liabilities arising from contingencies be based on a systematic and rational method depending on their nature, and contingent consideration arrangements be measured subsequently; and (iv) disclosures of the amounts and measurement basis of such assets and liabilities and the nature of the contingencies.

        On January 1, 2009, we adopted changes issued by the FASB to consolidation accounting and reporting. These changes establish accounting and reporting for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance defines a noncontrolling interest, previously called a minority interest, as the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. These changes require, among other items, that a noncontrolling interest be included in the consolidated statement of financial position within equity separate from the parent's equity; consolidated net income to be reported at amounts inclusive of both the parent's and noncontrolling interest's shares and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest all on the consolidated statement of operations; and if a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be measured at fair value and a gain or loss be recognized in net income based on such fair value. The adoption of this change did not have a material impact on our results of operations or financial position.

        On January 1, 2009, we adopted changes issued by the FASB to the calculation of earnings per share. These changes state that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method for all periods presented. The adoption of this change did not have a material impact on our results from operations or financial position.

        On June 30, 2009, we adopted changes issued by the FASB to fair value accounting. These changes provide additional guidance for estimating fair value when the volume and level of activity for an asset or liability have significantly decreased and includes guidance for identifying circumstances that indicate a transaction is not orderly. This guidance is necessary to maintain the overall objective of fair value measurements, which is that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The adoption of these changes did not have a material impact on our results of operations or financial position.

        On June 30, 2009, we adopted changes issued by the FASB to fair value disclosures of financial instruments. These changes require a publicly traded company to include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. Such disclosures include the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not recognized, in the statement of financial position; the related carrying amount of these financial instruments; and the method(s) and significant assumptions used to estimate the fair value. The adoption of these changes did not have a material impact on our results of operations or financial position.

        On June 30, 2009, we adopted changes issued by the FASB to accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued, otherwise known as "subsequent events." Specifically, these changes set forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of these changes had no impact on the financial statements as management already followed a similar approach prior to the adoption of this new guidance.

        In October 2009, the FASB issued changes to the accounting for revenue recognition under multiple-deliverable revenue arrangements. These changes address the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor's multiple-deliverable revenue arrangements. These changes are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. A company may elect, but will not be required, to adopt these changes retrospectively for all prior periods. Management is currently evaluating the requirements of these changes and has not yet determined the impact on our consolidated financial statements.

        In January 2010, the FASB issued an update to the guidance for fair value measurements and disclosures regarding "Improving disclosures about Fair Value Measurements." This update clarifies disclosures regarding (i) the level of disaggregation of classes of assets and liabilities and (ii) disclosures about inputs and valuation techniques and used to measure fair value for either Level 2 or Level 3 measurements. This update does not have any impact on the Company's results of operations, financial condition or liquidity.

        In February 2010, the FASB issued guidance for subsequent events, allowing SEC filers to remove the date through which subsequent events have been reviewed. The guidance became effective upon issuance, and the adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

        The primary sources of market risk are the volatility of oil and gas prices and the concentration of our clients in the oil and gas industry. The volatility of oil and gas prices may have a positive or negative effect on demand and pricing for our services. The concentration of substantially all of our clients in the oil and gas industry may have a positive or negative effect on our exposure to credit risk since all of our clients are similarly affected by changes in industry and economic conditions. We regularly maintain deposits in our bank accounts in excess of the $250,000 guaranteed by the Federal Deposit Insurance Corporation. We are subject to market risk exposure related to changes in interest rates on our outstanding floating rate debt. Borrowings under our Existing Credit Facilities bear floating-rate interest, at our option, based on LIBOR or the prime rate. We do not enter into interest rate hedges or other derivatives for speculative purposes.

        Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of unsecured trade receivables. In the normal course of business, we provide credit terms to our clients. Accordingly, we perform ongoing credit evaluations of our clients and maintain allowances for possible losses.

        We conduct business in many foreign countries. We are subject to foreign exchange risks because our contracts may, from time-to-time, be denominated in currencies other than the U.S. dollar while a significant portion of our operating expenses and income taxes accrue in other currencies. Movements in the exchange rates between the U.S. dollar and other currencies may adversely affect our financial results. Historically, we have not attempted to hedge foreign exchange risk. For the six months ended June 30, 2010, approximately 27% of our revenues were recorded in foreign currencies, and we recorded net foreign exchange loss of $0.2 million, or 0.2% of revenues. We attempt to match our foreign currency revenues and expenses in order to balance our net position of receivables and payables in foreign currency. Nevertheless, during the past three years, foreign-denominated revenues have exceeded foreign-denominated payables primarily as a result of contract terms required by our national oil company clients. Our management believes that this will continue to be the case in the future.

Client Credit Risk

        Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of unsecured trade receivables. In the normal course of business, we provide credit terms to our clients. Accordingly, we perform ongoing credit evaluations of our clients and maintain allowances for possible losses.

Inflation

        To date, general inflationary trends have not had a material effect on our operating revenues or expenses.

Foreign Exchange

        We conduct business in many foreign countries. We are subject to foreign exchange risks because our contracts may, from time-to-time, be denominated in currencies other than the U.S. dollar while a significant portion of our operating expenses and income taxes accrue in other currencies. Movements in the exchange rates between the U.S. dollar and other currencies may adversely affect our financial results.

        Historically, we have not attempted to hedge foreign exchange risk. For the year ended December 31, 2009, approximately 12% of our revenues was recorded in foreign currencies, and we recorded net foreign exchange gains of $0.2 million, or 0.1% of revenues. In 2008, we recorded net foreign exchange losses of $5.2 million, or 1.4% of revenues, which included $5.4 million of foreign exchange losses related to our Latin American operations. Foreign exchange losses in previous years have been immaterial.

        We attempt to match our foreign currency revenues and expenses in order to balance our net position of receivables and payables in foreign currency. Nevertheless, during the past three years, foreign-denominated revenues have exceeded foreign-denominated payables primarily as a result of contract terms required by our NOC clients. Our management believes that this will continue to be the case in the future.

BUSINESS

Our Company

        We provide an integrated suite of seismic data solutions to the global oil and gas industry, including our high resolution RG-3D Reservoir Grade™ ("RG3D") seismic solutions. Our seismic data solutions consist primarily of seismic data acquisition, processing and interpretation services. Through these services, we deliver data that enable the creation of high resolution images of the earth's subsurface and reveal complex structural and stratigraphic details. These images are used primarily by oil and gas companies to identify geologic structures favorable to the accumulation of hydrocarbons, to reduce risk associated with oil and gas exploration, to design horizontal drilling programs, to optimize well completion techniques and to monitor changes in hydrocarbon reservoirs. We integrate seismic survey design, data acquisition, processing and interpretation to deliver enhanced services to our clients. In addition, we own and market a growing seismic data library and license this data to clients on a non-exclusive basis.

        Our seismic solutions are used by many of the world's largest and most technically advanced oil and gas exploration and production companies, including national oil companies ("NOCs") such as Oil and Natural Gas Corporation Limited ("ONGC") and Petróleos Mexicanos ("Pemex"), major integrated oil and gas companies ("IOCs") such as BP p.l.c. ("BP"), ConocoPhillips Company ("ConocoPhillips") and Exxon Mobil Corporation ("ExxonMobil"), and independent oil and gas exploration and production companies such as Anadarko Petroleum Corporation ("Anadarko"), Apache Corporation, Chesapeake Energy Corporation ("Chesapeake") and Southwestern Energy Company ("Southwestern Energy").

        We provide seismic data acquisition for land, transition zone and shallow marine areas, including challenging environments such as marshes, forests, jungles, arctic climates, mountains and deserts. Our management team has significant operational experience in most of the major U.S. shale plays, including the Haynesville, Barnett, Bakken, Fayetteville, Eagle Ford and Woodford, where we believe our high resolution RG3D seismic solutions are particularly well-suited.

        Our operations management team has extensive industry experience, having served in senior leadership roles with Petroleum Geo-Services ASA ("PGS"), Compagnie Générale de Géophysique—Veritas ("CGGVeritas"), Western Geophysical and its successor, WesternGeco, a business unit of Schlumberger Limited. Our Chief Executive Officer, Richard Degner, was President of PGS Onshore Inc., a division of PGS, and has over 25 years of seismic data industry experience. Our operations management team has operated in over 60 countries, and has developed long-term client relationships around the world.

        We currently own, or operate under long-term leases, approximately 151,500 recording channels. Our recording channels and systems operate on a common technology platform which provides operational scalability and efficiency. This operational scalability and efficiency enables us to execute on large and technologically complex projects. For example, we recently completed a project for ExxonMobil that we believe to be the largest and one of the most technologically complex land seismic data acquisition projects undertaken to date involving the deployment of over 100,000 recording channels.

Our Strengths

        We believe that the following strengths provide us with significant competitive advantages:

Our high resolution RG3D seismic solutions

        As a result of our extensive experience designing and implementing seismic data acquisition programs in a variety of environments, and our use of the latest technologies available in the industry, we provide our clients with high resolution seismic data. We have a common technology platform and configured its design in order to perform high channel count seismic data acquisition projects which increase the resolution, or "trace density," and other advanced attributes of the data. We believe our high resolution RG3D seismic solutions can help our clients more effectively identify and develop oil and gas reserves.

International footprint with extensive experience operating in challenging environments

        We operate globally in many challenging environments including marshes, forests, jungles, arctic climates, mountains and deserts. Our recent experience includes executing on projects in Mexico, Colombia, Argentina, Chile, Peru, Georgia, Uganda, Algeria, Iraq, Oman and India. In addition, our operations management team has experience operating in over 60 countries. To further extend our footprint and complement our skills, we selectively engage in strategic alliances with foreign partners that enhance our relationships with regional clients, offer commercial and regulatory guidance and provide access to local facilities, equipment and personnel.

Operational efficiency and flexibility

        We manage our crews and projects with a focus on efficiency so that our projects may be completed in less time and at a lower cost, thereby improving our margins. The equipment we employ is an important factor in our success, as our common platform allows us to easily and efficiently allocate components and people to meet specific project objectives while also maximizing utilization. Our operational flexibility also allows us to quickly reallocate our equipment and crews across our global operations in response to our business or client needs. This can be particularly important to our clients who face lease expiration deadlines. In addition, our integrated product offering provides us with flexibility to be responsive to our clients' specific needs. For example, on a recent project in Algeria for BP, we successfully deployed our advanced processing services directly in the field thereby reducing the time required to deliver processed seismic data.

Blue chip client base

        Members of our management have long-standing relationships with blue chip clients including NOCs such as ONGC and Pemex and major IOCs such as BP, ConocoPhillips and ExxonMobil. Although the terms of our master service agreements with our clients do not guarantee future business, we believe that our status as an approved service provider with numerous industry participants and our past performance with these clients enhances our ability to win new business. Historically our NOC and IOC clients have represented a significant percentage of our revenues.

Strong operations management team with extensive industry experience and relationships

        Our operations management team averages more than 25 years of industry experience, having served in a variety of roles and senior positions at other seismic companies, including PGS, CGGVeritas, Western Geophysical and its successor, WesternGeco. We believe that the knowledge base, experience and relationships that our management team has extends our operating capabilities, improves the quality of our services, facilitates access to clients and underlies our strong reputation in the industry.

Our Strategies

        We intend to continue to use our competitive strengths to advance our corporate strategy. The following are key elements of that strategy:

Continue to advance our high resolution RG3D seismic solutions

        We intend to continue providing our clients with high resolution seismic technology and processing in order to help our clients make more informed decisions regarding their exploration and development programs. We are committed to providing our clients the most advanced technologies in the market and have made recent investments in the design and development of advanced seismic technology such as land nodal recording systems and tethered seafloor nodal systems. Our land nodal recording systems, if successfully developed, are intended to operate autonomously and record continuously. Our tethered seafloor nodal systems, if successfully developed, are intended to operate in deep water with the goal of providing higher quality and more cost effective data than that provided by towed streamers. In addition, we have invested in multi-component recording equipment which provides additional information compared to standard, single component recording channels. To complement our investment in equipment technology, we will continue to develop and expand our processing and interpretation capabilities, which we believe benefits both our data acquisition and multi-client seismic services businesses.

Enhance and expand client relationships

        We intend to continue enhancing our relationships with our existing clients by seeking to perform services for them in new geographic regions, as well as by continuing to provide the latest technologies and an integrated suite of services. For example, BP awarded us a high resolution seismic project in Algeria after we successfully completed a project for them in Oman. Additionally, we intend to build relationships with new clients through our reputation for high quality services, operational flexibility and our ability to provide higher-end integrated service offerings throughout the world.

Expand our multi-client seismic data library

        We intend to continue investing in seismic data surveys for our multi-client seismic data library. Our focus is on oil and gas basins that our clients believe have the highest potential for development. For example, we recently completed a multi-client seismic shoot in the Southwestern U.S. that was sponsored by Anadarko, Chesapeake, Marathon Oil Corporation and others. We also recently launched multi-client programs in the Bakken, Eagle Ford, Haynesville and Marcellus shale plays. We target pre-committed funding from our clients of approximately 80% of our expected investment in our multi-client program. To date, the average pre-commitments received for our completed multi-client programs has exceeded our 80% target.

Expand our marine services operations

        We plan to increase our use of ocean bottom cable and other seafloor recording technologies to extend the application of our high resolution RG3D seismic solutions further into the deep water environment. We are currently investing in the design and development of equipment, including seafloor nodal technology, that, if successful, will combine seismic sensors and data recording technology in a manner that does not require cabling or an external power source.

Attract and retain talented, experienced employees

        Our senior management and employees have an established track record of successfully executing seismic data projects. As we have done since inception, we intend to continue hiring industry experts with a broad experience base and extensive client relationships. We believe this valuable mix of skills and relationships will continue to improve our service offerings and facilitate our continued growth.

Our Challenges

        We face a number of challenges in implementing our strategies. For example:

  •
  If the current economic downturn continues for an extended period of time or commodity prices become depressed or decline, our results of operations could be adversely affected.

  •
  Spending on services such as ours is subject to rapid and material change. Increases in oil and natural gas prices may not increase demand for our services or otherwise have a positive effect on our financial condition or results of operations.

  •
  Our revenues are subject to fluctuations beyond our control, which could adversely affect our results of operations in any financial period.

  •
  Our working capital needs are difficult to forecast and may vary significantly, which could require us to seek additional financing that we may not be able to obtain on satisfactory terms, or at all.

  •
  We face intense competition in our business that could result in downward pricing pressure and the loss of market share.

  •
  We have had losses in the past and there is no assurance of our profitability for the future.

  •
  We are dependent upon a small number of significant clients.

  •
  Technological change in our business creates risks of technological obsolescence and requirements for future capital expenditures. If we are unable to continue investing in the latest technology, we may not be able to compete effectively.

  •
  We have invested, and expect to continue to invest, significant amounts of money in acquiring and processing seismic data for our seismic data library without knowing precisely how much of this seismic data we will be able to sell or when and at what price we will be able to sell such data.

        For further discussion of these and other challenges we face, see "Risk Factors" beginning on page 16.

Industry Overview

        Seismic data is acquired by introducing acoustic energy into the earth through controlled seismic energy sources. Seismic energy sources can consist of truck mounted vibration equipment in accessible terrain, explosives such as dynamite in more difficult terrain, or boat mounted air guns in shallow water and marine areas. In environments requiring the use of explosives, shot holes are drilled to the necessary depth and an explosive charge is placed securely in the hole. Vibroseis is a method used to propagate energy signals into the earth over an extended period of time as opposed to the near instantaneous energy provided by impulsive sources such as dynamite. The sound waves created by vibration equipment or dynamite are reflected back to the surface and collected by seismic sensors referred to as "geophones", which measure ground displacement, or "hydrophones", which measure pressure waves in marine environments. One or more strategically positioned seismic sensors are connected to a recording channel which transmits the data to a central recording location. Generally speaking, the higher the number of recording channels employed in a given survey, the richer the data set that is produced. A typical project, which in our industry is referred to as a "shoot" or a "seismic shoot", involves the use of thousands, and sometimes tens of thousands, of channels recording simultaneously over the survey area. Seismic data is used to pinpoint and determine the locations of subsurface features favorable for the collection of hydrocarbons, as well as define the make-up of the sedimentary rock layers and their corresponding fluids.

        A seismic survey is acquired with a surface geometry—a grid of seismic energy sources and receivers extending over very large areas. The size of this grid varies with and depends on the size, depth and geophysical characteristics of the target to be imaged. The lines must be accurately positioned, so the location of each source and receiver point is obtained using either GPS, inertial, or conventional optical survey methods depending upon the vegetation and environment in the prospect area. Seismic receivers and cables are deployed on the surface of the area being surveyed at regular intervals and patterns to measure, digitize and transmit reflected seismic energy to a set of specialized recording instruments located at a central location. The transportation of cables, geophones and field recording equipment can be by truck, boat or helicopter depending upon the terrain and environment within the area to be imaged.

        Two-dimensional ("2D") seismic data is recorded using straight lines of receivers crossing the earth's surface, and once processed, allowing geophysicists to only see a profile of the earth. Commercial development of three-dimensional ("3D") imaging technology began in the early 1980s and was a significant milestone for the industry. 2D seismic data surveys are generally used only to identify gross structural features; 3D seismic data surveys, which provide information continuously through the subsurface volume within the bounds of a survey, have proven effective in providing detailed views of subsurface structures. The increased use of 3D seismic data by the oil and gas industry in the 1980s helped drive significant increases in drilling success rates as better data quality allowed operators to optimize well locations and results. While prior to 1980 all seismic data acquired was 2D, today the vast majority of seismic data acquired is 3D, of which high density 3D is a growing component.

        More recently the industry has seen the development of four-dimensional ("4D") imaging technology. Also known as time lapse seismic, 4D seismic data incorporates numerous 3D seismic surveys over the same reservoir at specified intervals of time. 4D seismic data is a production tool that can help determine changes in flow, pressure and saturation. By scanning a reservoir over a given period of time, the flow of the hydrocarbons within can be traced and better understood. This is beneficial because, as hydrocarbons are depleted from a field, the pressure and composition of the fluids may change. Additionally, 4D seismic data can help geologists understand how a reservoir reacts to gas injection or water flooding and can help locate untapped pockets of oil or gas within the reservoir.

        Multi-component recording equipment outlines both compressional and shear waves given off by a seismic source. The additional data collected through multi-component recording equipment helps to provide geologists and geophysicists a greater understanding of the properties of subsurface structures.

        Seismic data processing operations use complex mathematical algorithms to transform seismic data acquired in the field into 2D profiles, or 3D volumes of the earth's subsurface or 4D time-lapse seismic data. These images are then interpreted by geophysicists and geologists for use by oil and gas companies in evaluating prospective areas, designing horizontal drilling programs, selecting drilling sites and managing producing reservoirs.

        Seismic data acquisition can be further delineated by the environment of operation as set forth below:

Land seismic data acquisition

        For land applications, geophones are buried, or partially buried, to ensure good coupling with the surface and to reduce wind noise. Burying geophones in the ground is a manual process and may involve anywhere from a few to more than 100 people depending on the size of the seismic crew and the terrain involved. Cables that connect the geophones to the recording system may also be deployed manually, or in some cases, automatically from a vehicle depending on the terrain. The acoustic source for land seismic data acquisition is typically a fleet of large hydraulic vibrator trucks, but may also be explosives detonated in holes drilled for such purposes.

        On a typical land seismic survey, the seismic recording crew is supported by a surveying crew and a drilling crew. The surveying crew lays out the receiver locations to be recorded and, in a survey using an explosive source, identifies the sites which the drilling crew creates for the explosive charges that produce the necessary acoustical impulse. In other surveys a mechanical vibrating unit, such as a vibrator truck, is used as the seismic energy source. The seismic crew lays out the geophones and recording instruments, directs shooting operations and records the acoustical signal reflected from subsurface strata. A fully staffed seismic land crew typically consists of at least one party manager, one instrument operator, head linesman and crew laborers. The number of individuals on each crew is dependent upon the size and nature of the seismic survey.

Transition zone seismic data acquisition

        In the transition zone area where land and water come together, elements of both land data acquisition and shallow marine data acquisition are employed. Transition zone seismic data acquisition is similar to ocean bottom cable applications in that both hydrophones and geophones are lowered to the ocean floor. However, due to the shallow water depth, only small vessels and manual labor can be used to deploy and retrieve the cables. Additionally, the source vessels and source arrays must be configured to run in shallower water. In transition zone areas consisting of swamps and marshes, explosives must be used as an acoustic source in addition to air guns. Our equipment allows us to record a seamless line from land, through the transition zone, and into the shallow marine environment.

Marine seismic data acquisition

        In deep water environments, large ships typically tow streamer arrays that contain the sensors used to acquire seismic data. In shallow water, the ocean bottom cable method, where cables with attached geophones and hydrophones are placed directly on the bottom, is more common due to superior data quality and the ability of the smaller ships to get into shallower water. In both cases, high-pressure air gun arrays serve as the seismic energy source. We are capable of performing shallow marine surveys in water depths up to approximately 150 feet. We do not participate in towed streamer seismic data acquisition.

        We believe the following industry trends should benefit our business and provide the basis for our long-term growth:

Demand for new energy resources combined with increasing difficulty of locating and producing new oil reserves

        According to the International Energy Agency, worldwide oil demand is expected to grow by approximately 24% from 2008 to 2030. To meet growing world demand and to offset steep decline rates from existing proved oil resources, significant quantities of new oil reserves must be discovered. Accordingly, exploration and production companies are increasingly required to access reservoirs that are typically smaller, deeper or have other complex characteristics. In addition, existing fields which have previously been shot with older technologies are being re-shot with newer, high resolution seismic technology in connection with efforts to increase their production, identify previously bypassed reserves, and locate new prospective drilling locations.

Increased industry focus on unconventional plays, including natural gas shales in North America and internationally

        Technical advances in horizontal drilling and new well completion techniques have greatly enhanced the ability of oil and gas companies to produce natural gas from unconventional resource plays such as natural gas shales. As a result, domestic shale gas resources have become a significant contributor to recent increases in U.S. natural gas production and reserves. In particular, seismic data is useful in designing horizontal drilling programs to avoid unfavorable geologic drilling textures that may increase drilling costs. Using the experience derived from the development of domestic shales, exploration and production companies have also begun to focus on shale gas resources on a global scale. Because many of these resources are located in areas that have not experienced significant historical oil and gas production, large amounts of new seismic data will be required as companies delineate the extent of shales and evaluate drilling inventories and leasing opportunities. High resolution 3D seismic data, such as that obtained through our RG3D seismic solutions, is also commonly used to formulate and implement completion techniques in shale gas reservoirs.

Significant advances in seismic data technologies

        We believe that recent advances in seismic data equipment, technologies and processing capabilities, such as those that enable our high resolution RG3D seismic solutions, have improved not only the efficiency of seismic data acquisition but also the usefulness of the data provided. We believe that demand for our services will increase as clients become familiar with the benefits of more advanced seismic technologies, including higher density 3D and multi-component seismic data which uses multiple geophones or accelerometers to record all components of reflected acoustic energy. While seismic data historically has been used solely as an exploration tool, higher resolution seismic images are now used in applications such as designing horizontal drilling programs, formulating well completion techniques and for 4D reservoir monitoring.

Many large NOCs and IOCs have maintained consistent levels of exploration and production capital expenditures

        Despite the industry downturn beginning in late 2008, many large and well capitalized oil and gas companies have maintained consistent levels of capital spending. Because large oil and gas development projects can take several years before a field is productive, many large companies take a longer term view of commodity prices in setting capital budgets.

Overview of Our Operations

Seismic Data Services

        We provide our clients seismic data acquisition, processing and interpretation services. For our seismic data acquisition services, our clients typically request a bid for a seismic survey based on their survey design specifications. In some cases, we are shown a prospect area and asked to propose and bid on a survey of our own design. In other cases, we may be able to propose modifications in the process or scope of a proposed project in ways intended to create value, in which case we are able to propose and bid on an alternative survey design. Once the scope of the work is defined, either we or the client will undertake to obtain the required land access consents and permits. Once the required consents and permits are obtained, we survey the prospect to determine where the energy sources and receivers would be best located. Our crews then place the geophones and energy sources into position, activate the energy sources, collect the data generated and deliver the data sets to the client. In some cases, data interpretation and processing is included in the total package bid, and in others it is bid separately. Where possible, we seek to combine our seismic data acquisition with processing and interpretation services. Throughout the entire process, we coordinate with our client in an effort to add value at each stage of seismic data acquisition, processing and interpretation. We believe that this integrated offering of seismic data services allows us to sell multiple or bundled services that offer our clients greater value and helps us to capture the highest available margins.

Multi-client Services

        We also offer seismic data acquisition services in a multi-client structure, which allows our clients to share the costs of seismic data acquisition. Our multi-client service projects differ from our seismic data service projects in that we set the specifications of the program (with some input from our clients), generally handle all aspects of the acquisition, from permits to processing, and maintain ownership of the seismic data and associated rights after the project is completed, including any revenue stream.

        We include the seismic data sets that we have acquired through our multi-client shoots in our seismic data library, from which we license seismic data sets to clients on a non-exclusive basis. Our seismic data licenses are typically transferable only under limited circumstances and only upon payment to us of a specified transfer fee. Substantially all costs directly incurred in acquiring, processing and otherwise completing seismic surveys are capitalized into the multi-client surveys. In addition to acquiring seismic data sets through our multi-client seismic shoots, in certain cases we will grant a non-exclusive license to a specific seismic data set to a client in exchange for ownership of complementary proprietary seismic data held by that client.

        We believe that offering seismic data acquisition services in a multi-client structure and licensing the data from our library is not only an effective business strategy in times of high capital spending, but also during times of industry-wide reductions in capital expenditures. The efficiencies we create by acquiring multi-client seismic surveys allow oil and gas exploration companies to acquire seismic data at a lower cost and with less risk. We avoid significant speculative risk by targeting pre-commitments of approximately 80% of our estimated investment in a portfolio.

Equipment Sourcing and Suppliers

        Our equipment can be divided generally into three categories: energy sources, such as vibrator trucks and airguns; receiving and recording equipment, such as geophones, recording channels and recording hardware; and boats, vehicles and other transportation equipment.

        Since 2005, we have assembled what we believe to be one of the largest inventories of seismic recording equipment among Western seismic companies. Our inventory includes approximately 151,500 recording channels, 87 state-of-the-art ION AHV-IV vibrator energy sources, 11 vessels (including two marine source vessels and nine general purpose vessels), 24 shot-hole drills, five self-sufficient camps, and more than 200 light and heavy vehicles, all terrain vehicles and other equipment necessary to support our operations. We believe the equipment we have selected is an important factor in our success for several key reasons: our equipment is generally newer and thus more reliable than the older equipment still in use in the industry; our common platform allows us to easily and efficiently mix and match components and people to tailor a crew to the specific objective of the project while maximizing utilization; and our latest-generation equipment combined with the large number of channels under our control allow us to design and record the increasingly higher resolution surveys that our clients require.

        Although historically we owned substantially all of the equipment used in our operations, we currently own approximately 103,500 recording channels and lease on a long-term basis approximately 48,000 recording channels. In addition, from time to time we enter into short-term leasing and equipment sharing agreements with certain of our competitors. These arrangements allow us to cost effectively expand our access to required equipment and provides a revenue stream from our own equipment that would otherwise be idle.

        We currently purchase a majority of our recording equipment from Sercel, Inc. Pursuant to a volume purchasing agreement, Sercel has agreed to provide us with most-favored client pricing on our recording equipment purchases. In addition, Sercel is our preferred supplier of conventional land or transition zone data acquisition equipment. The parent company of Sercel is one of our competitors. If competitive pressures were to become such that Sercel would no longer sell to us, we would have to source equipment from an increasingly competitive marketplace. See "Risk Factors—Key suppliers or their affiliates may compete with us." There are currently only three manufacturers from whom we could purchase replacement equipment. In addition, we obtain our seismic vibrator equipment from ION Geophysical Corporation, an entity which in the future could become a competitor, either directly or by merging or partnering with another competitor. See "Risk Factors—We have supply arrangements with a limited number of key suppliers, the loss of any one of which could have a material adverse effect on our financial condition and results of operations."

Service Contracts

        Our seismic data acquisition contracts generally provide for payment for mobilization, data acquisition and demobilization. Mobilization payments are intended to cover, or partially offset, the costs of moving equipment and personnel to a new job location. Demobilization payments are intended to cover, or partially offset, the costs of returning equipment and personnel from the job location.

        Seismic data acquisition is generally paid for on a turnkey or term rate (also referred to as "day-rate") basis or on a combination of both methods. A turnkey contract provides for a fixed fee to be paid per square mile of data acquired. Term rate contracts provide for payments based on agreed rates per units of time, which are typically expressed in number of days. Our contracts generally contain provisions that require our clients to pay a standby rate for periods during which a project is delayed. However, these provisions may not cover all instances of delay, or may be limited in duration.

        Our contracts generally permit our clients to terminate a contract upon payment of an early termination fee plus the demobilization fee for an early termination that occurs after we mobilize to the job. Our contracts generally provide for a lesser fee if a client elects to terminate before we have mobilized.

        Our international agreements generally require arbitration for contract dispute resolution. We endeavor to have these international arbitrations conducted in London under English law and in English. We have been generally successful in obtaining such provisions, except in contracts for services in Latin America which tend to require arbitration in the local country and in Spanish.

        Most of our contracts provide for payment in U.S. dollars. Often we elect to receive a portion of a contract payment in the local currency for use in paying local payroll and other local expenses.

Marketing

        Our seismic services are primarily marketed from our corporate headquarters. While we rely upon the traditional utilization of our key personnel in making sales calls, we also receive a significant amount of projects through word-of-mouth referrals and repeat client business. As our industry reputation continues to develop, we expect this and the reputation of our personnel to generate further business opportunities.

Competition

        Seismic data services for the oil and gas industry have historically been highly competitive. Success in marketing seismic services is based on several factors, including price, crew experience, equipment availability, technological expertise, reputation for quality and dependability.

        We consider our principal competitors in the seismic data services markets to be CGGVeritas, WesternGeco, PGS, Geokinetics Inc., Bureau of Geophysical Prospecting Limited (an affiliate of Chinese National Petroleum Corporation), Dawson Geophysical Company and TGC Industries, Inc. CGGVeritas, WesternGeco, Seitel Inc. and Geophysical Pursuit Inc. are our principal competitors in providing multi-client services.

Properties

        We own a building complex in the greater metropolitan Houston, Texas area that we use as our corporate headquarters. Our headquarters consists of office and warehouse space totaling approximately 92,000 square feet.

        We lease and operate seismic data acquisition and processing facilities in Dallas, Texas, Denver, Colorado and Mumbai, India. We also lease field offices in Colombia, Argentina and Algeria.

Legal Proceedings

        We are subject to periodic lawsuits, arbitrations, investigations, disputes and claims, including environmental claims and employee related matters, arising in the ordinary conduct of our business. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against us, we do not believe that any currently pending legal proceedings to which we are a party will have a material adverse effect on our business, results of operations, cash flows or financial condition.

        In the ordinary course from time to time we experience disputes with customers relating to our fees charged in connection with seismic data acquisition. For example, as of December 31, 2009, we were involved in disputes with three clients with respect to billings totaling in the aggregate $19.1 million, approximately $9.1 million of which was recorded as revenue over the three-year period ending December 31, 2009. We have initiated arbitration proceedings with British Gas and expect to proceed to arbitration with BP, our third largest client in 2008, with respect to a project in our EAME region that was completed in 2009.

Employees

        As of December 31, 2009, we had approximately 818 employees serving in various capacities. None of our employees is party to a collective bargaining agreement. We consider our relationship with our employees to be good. In addition to our full-time employees, we hire project labor and staff for our crews from time to time and on an as-needed basis. Contract employees may range from 50 to 300 people for any particular project.

Operating Risks and Insurance

        Our operations involve the handling of hazardous materials and explosives and are conducted in a variety of challenging environments. As a result we could become subject to personal injury or real property damage claims. Although we maintain insurance which we consider to be adequate for our needs, our policies may not cover all claims. In addition, under certain circumstances we could become liable for the claims of the employees and agents of our clients injured while onsite during our seismic acquisition activities. Such claims may not be covered under the indemnification provisions in our general service agreements.

        There is inherent risk of incurring significant environmental costs and liabilities in our operations due to our controlled storage, use and disposal of explosives. Although we believe that our safety procedures for handling and disposing of explosives comply with the standards prescribed by applicable laws and regulations, the risk of accidental injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result or we could be penalized with fines, and any liability could exceed the limits of or fall outside our insurance coverage.

        We do not carry insurance against certain risks that we could experience, such as business interruption resulting from equipment maintenance or weather delays. We obtain insurance against certain property and personal casualty risks and other risks when such insurance is available and when our management considers it advisable to do so. Our general service agreements require us to have specific amounts of insurance. There can be no assurance, however, that any insurance obtained by us will be adequate to cover any losses or liabilities, or that this insurance will continue to be available or available on terms which are acceptable to us. Liabilities for which we are not insured, or which exceed the policy limits of our applicable insurance, could have a material adverse effect on us.

        We often work as the general contractor on seismic data acquisition surveys and consequently engage a number of subcontractors to perform services and provide products. While we obtain contractual indemnification and insurance covering the acts of these subcontractors, and require the subcontractors to obtain insurance for our benefit, there can be no assurance we will not be held liable for the actions of these subcontractors. In addition, subcontractors may cause damage or injury to our personnel and property that is not fully covered by insurance.

        The loss of the services of Richard A. Degner, our Chairman, President and Chief Executive Officer, or other key personnel could disrupt our operations which in turn could materially and adversely affect our results of operations. We maintain key man insurance of $10.0 million on Mr. Degner, but insurance coverage may be insufficient to compensate us for any loss of Mr. Degner's service. We do not maintain key man life insurance on any of our other key personnel.

Regulation

        Our operations are subject to a variety of federal, state and local laws and regulations governing:

  •
  the protection of human health and safety and the environment;

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  the discharge of materials into the environment and disposal of hazardous materials;

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  the protection of archeological sites; and

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  the use of explosives.

        Our use of explosives is regulated in the United States by the Bureau of Alcohol, Tobacco and Firearms, which has issued us a license to use explosives. We are periodically audited by this agency and comply in all material respects with applicable requirements. In countries outside the United States, we are subject to similar requirements, and also rely on customer requirements and industry guidelines either in addition to or in lieu of applicable legal requirements.

        Violations of various statutory and regulatory programs that apply to our operations can result in administrative and civil penalties, remediation expenses, monetary damages, potential injunctions, cease and desist orders and criminal penalties. Some statutes impose joint and severally, strict liability, rendering a person liable for environmental and natural resource damage without regard to negligence or fault on the part of such person. We invest financial and managerial resources to comply with such laws and regulations and we believe that we are in compliance in all material respects with applicable environmental laws and regulations. Although such expenditures by us historically have not been significant, there can be no assurance that these laws and regulations will not change in the future or that we will not incur significant costs in the future performance of our operations.

Health, Safety, Environment and Quality Management System

        We developed our Health, Safety, Environment and Quality ("HSEQ") Management System in accordance with the guidelines of the International Association of Oil and Gas Producers ("OGP"), as set forth in OGP Report Number 210, "Guidelines for the Development and Application of Health, Safety and Environmental Management Systems". Our HSEQ Management System describes how we manage health and safety risk, process risk, environmental matters relating to our business, including the impact our operations may have on the communities in which we operate, and our relationships with customers, contractors and suppliers. We have designed our HSEQ Management System to complement our clients' HSEQ management systems so that we may achieve a seamless structure for managing projects.

        We implement our HSEQ Management System on three levels: (1) corporate, where we provide an overall structure for management and monitoring; (2) project, where we manage individual projects through site or crew specific HSEQ plans; and (3) workplace, where we implement our HSEQ plans in our offices through training, work instruction and direct communications. Our HSEQ Management System is compliant with the various international standards, including ISO 9001:2000, ISO 14001:2004 and OSHAS 18001.

 MANAGEMENT

Executive Officers and Directors

        The following table sets forth certain information with respect to our executive officers and directors as of September 10, 2010.

Name	Age	Position(s)
Richard A. Degner	49	Chairman of the Board of Directors, President and Chief Executive Officer
P. Mathew Verghese	45	Senior Vice President and Chief Financial Officer
Alvin L. Thomas II	44	Senior Vice President, Secretary and General Counsel
Thomas J. Fleure	47	Senior Vice President, Geophysical Technology and Director
William Anthony Clark	49	Senior Vice President, Multi-client Services
Chris T. Usher	48	Senior Vice President, Data Processing, Analysis and Interpretation and Chief Technology Officer
Craig A. Lindberg	40	Senior Vice President, Strategic Initiatives
Kirk L. Girouard	57	Vice President, South America
Ray L. Mays	52	Vice President, U.S. Land Operations
Jeff M. Howell	51	Vice President, Health, Safety, Environment and Quality
Barry L. Weinman	61	President, Weinman GeoScience—Division
Lawrence M. Scott	50	Vice President, Marine
Michael C. Forrest	76	Director
George E. Matelich(2)(3)	53	Director
Stanley de Jongh Osborne(1)	39	Director
John R. Russell(1)(2)(3)	71	Director
Damir S. Skerl(1)(2)(3)	69	Director

(1)
Audit committee member.

(2)
Compensation committee member.

(3)
Nominating and corporate governance committee member.

        Richard A. Degner founded our company in June 2003 and currently serves as our Chairman of the Board of Directors, President and Chief Executive Officer. Prior to founding the company, Mr. Degner served as President of PGS Onshore, Inc., a geophysical services company, from December 1999 to June 2003. Prior to joining PGS Onshore, Mr. Degner held various management positions during a 17-year career with Western Geophysical, including Vice President—Western Hemisphere Operations from January 1997 to September 1999. Mr. Degner received a Bachelor of Science in both Geophysical Engineering and Geological Engineering from the Colorado School of Mines and a Masters of Business Administration from Rice University. Mr. Degner's experience both as founder of our company and in prior management of seismic acquisition activities gives him unique insight as to both our company's needs and the seismic industry.

        P. Mathew Verghese joined us in March 2009 as Senior Vice President and Chief Financial Officer. Prior to joining us, Mr. Verghese was a Senior Vice President in the Capital Markets Division at Lehman Brothers Inc., an investment bank, from April 2007 to September 2008 and with Barclays Capital, Inc., an investment bank, from September 2008 until December 2008. While at Lehman Brothers, he served as an Investment Manager and Chief Operating Officer of the Lehman Energy Fund, a principal investments group which specialized in debt and private equity investments to the energy sector. From June 2005 through 2007, Mr. Verghese was Chairman and Chief Executive Officer of LANNSYS Inc., a technology services firm, and he currently serves as the Chairman of its Board of Directors. Mr. Verghese served as President and Chief Executive Officer of EC Outlook, Inc. from

October 2000 and until its acquisition by LANNSYS, and was formerly a partner at Arthur Andersen LLP, Chief Financial Officer of Andersen Business Consulting and head of its venture capital efforts in North America in its corporate development group and its alliances and partnerships organization. Mr. Verghese is past chairman of the Board of Advisors of the College of Technology at the University of Houston. He received a Bachelor of Business Administration from the University of Houston.

        Alvin L. Thomas II joined us in October 2008 as our Senior Vice President, Secretary and General Counsel. From October 1998 to October 2008, Mr. Thomas was an Executive Vice President and General Counsel of Synagro Technologies, Inc., a residuals management services company. Prior to that time, Mr. Thomas was an attorney with Fulbright and Jaworski, L.L.P., and, subsequent to that, with Littler Mendelson, P.C. Mr. Thomas received a Bachelor of Science from the University of Pittsburgh, a Juris Doctorate from the University of Pittsburgh School of Law and an LL.M. in Taxation from New York University Law School.

        Thomas J. Fleure joined us in August 2004 and currently serves as our Senior Vice President, Geophysical Technology. Mr. Fleure has been a director since December 2004. Prior to joining us, Mr. Fleure spent 21 years at Western Geophysical and its successor, WesternGeco, where he held several senior management positions in both technology and operations, including positions as InTouch Manager for Geophysics and Survey Evaluation and Design, Applied Technology Special Projects Manager, and Manager of Western Hemisphere Marine Operations. Mr. Fleure received a Bachelor of Science in Geophysical Engineering from the Colorado School of Mines. Mr. Fleure's experience in designing seismic acquisition projects and managing those projects gives our board valuable insight to our company's operations.

        William Anthony Clark joined us in October 2007. He originally served as our Vice President, Multi-client Services and in January 2008 became Senior Vice President, Multi-client Services. He also serves as President of WAC Consulting, Inc., a position he has held since June 2000. Mr. Clark worked for Seismic Exchange, Inc., a data library provider, and in 1995, founded Seismic Assistants, Inc., a provider of 3D speculation programs. Mr. Clark graduated from Mississippi State University with a Bachelor of Business Administration in Marketing, and has served on the Board of the College of Business and Industry at Mississippi State University since 2003.

        Chris T. Usher joined us in January 2010 as Senior Vice President, Data Processing, Analysis and Interpretation and Chief Technology Officer. Prior to joining us, Mr. Usher served as Senior Director, Landmark Software and Services at the Landmark division of Halliburton, an oilfield services corporation, from October 2005 to January 2010. From November 2003 to September 2005, Mr. Usher was Senior Corporate Vice President of Integrated Services at Paradigm Geotechnology. Prior to that Mr. Usher held several senior level positions in the geophysical industry including President of PGS's Data Processing Division, Vice President of Worldwide Technology at Western Geophysical, and Vice President of Eastern Hemisphere Data Processing at Western Geophysical. Mr. Usher is a graduate of Yale University with a Bachelor of Science in Geology and Geophysics. Mr. Usher is a director of SensiLaser Technologies, Inc.

        Craig A. Lindberg joined us in May 2005 as Senior Vice President and Chief Financial Officer, positions he held until July 2008. From July 2008 through August 2009, Mr. Lindberg served as Senior Vice President and as the President and CEO of our subsidiary, AutoSeis, Inc. He currently serves as Senior Vice President, Strategic Initiatives. From August 2001 to April 2005, Mr. Lindberg served as a Regional Manager for Tyson Foods, Inc. Prior to that, Mr. Lindberg worked for Hormel Foods. Mr. Lindberg received a Bachelor of Science degree from the University of Houston and a Masters of Business Administration from Rice University. He currently serves as a director of Fast Felt Corporation.

        Kirk L. Girouard joined us in November 2004 as our Vice President, U.S. Operations, and currently serves as our Vice President, South America. From August 2003 to November 2004 Mr. Girouard worked with Omni Energy Services, both as an outside consultant and as part of the management team for Omni's aviation division. Mr. Girouard also served as Operations Manager for both United States Gulf Coast Operations and United States Land Seismic Operations and Manager of Project Development, Western Hemisphere at WesternGeco from May 2000 to June 2003. With the exception of a two-year assignment as Operations Supervisor in Africa, Mr. Girouard spent the majority of his career from May 1980 to May 2000 managing Latin American seismic operations at Western Geophysical. Mr. Girouard received a Bachelor of Science in Mathematics from Lamar University.

        Ray L. Mays joined us in January 2010 as Vice President, U.S. Land Operations. Prior to joining us, Mr. Mays was Senior Vice President at CGGVeritas, a geophysical services company, from March 2007 to January 2010. Mr. Mays began working at CGGVeritas (formerly Veritas DGC, Inc.) in February 1996. Prior to becoming Senior Vice President, he served in a variety of positions at CGGVeritas including Corporate Director of Quality, Health, Safety, Environment, and Security and Vice President of Health, Safety, and Environments for Land Operations. Prior to working at CGGVeritas, Mr. Mays worked for Grant Geophysical, Halliburton Energy Services, and Mobil Oil Corporation.

        Jeff M. Howell joined us in February 2005 as our Vice President, Health, Safety, Environment & Quality. From July 2003 to January 2005 Mr. Howell was the U.S. Land QHSE Manager and Training Coordinator for the Schlumberger Oilfield Services division of Schlumberger Limited, a supplier of exploration and production services. Mr. Howell began his career at Western Geophysical in 1982 and held numerous field and area management positions, including Director of Worldwide QHSE from March 1994 to June 2003.

        Barry L. Weinman joined us in June 2008 as President of our Weinman GeoScience—Division. From 1983 to its acquisition by us in June 2008, Mr. Weinman served as the President of Weinman GeoScience, Inc., a geophysical services company. Mr. Weinman worked at Hunt Oil Company from 1980 to 1983 and as an interpretation geophysicist at Mobil Oil Corporation from 1975 to 1980. Mr. Weinman is past president of the Dallas Geophysical Society and for several years served on its executive committee. Mr. Weinman is a member of the Society of Exploration Geophysicists and American Association of Petroleum Geologists, and is a licensed professional geoscientist in the state of Texas. Mr. Weinman received a Bachelor of Science in Physics from the University of Maryland and a Masters of Science degree in Geophysics from Pennsylvania State University.

        Lawrence M. Scott joined us in June 2007 and serves as our Vice President, Marine. From January 2005 until June 2007, Mr. Scott was President of Offshore Hydrocarbon Mapping Inc. and Vice President of OHM Ltd., where he was responsible for all sales, marketing and business development activities related to OHM's Controlled Source Electromagnetic services worldwide. From September 2003 to January 2005, Mr. Scott was Senior Vice President of Integrated Seismic Solutions for GXT Technology, and from 2000 to 2003 Vice President, Marine Acquisition for CGGVeritas. Mr. Scott also worked at Western Geophysical from 1979 to 2000, holding various positions, including General Manager of Western Hemisphere Marine from 1996 to 1998 and General Manager of Eastern Hemisphere Marine from 1999 to 2000. Mr. Scott graduated from the University of Texas with highest honors for his Bachelor degree in Science and Humanities.

        Michael C. Forrest, an oil and gas exploration consultant since September 1997, joined us in June 2005 and serves as a member of our board of directors. Since January 2001 he has served as Chairman of the DHI (Direct Hydrocarbon Indicator) Interpretation and Risk Analysis Consortium sponsored by Rose & Associates, LLP, an oil and gas exploration and production risk management consulting firm. He has been a director of the Society of Exploration Geophysicists Foundation since January 2009. From June 1999 to June 2003, Mr. Forrest served as a director of Matador Petroleum, a private oil and gas exploration and production company. From March 1995 to June 1999, Mr. Forrest served as Vice Chairman and Chief Operating Officer and from June 1992 to March 1995 as Senior Vice President Business Development and Technology of Maxus Energy Corporation after Maxus was purchased by YPF of Argentina. Prior to that time, Mr. Forrest held a number of management positions with Shell Oil Company, including Exploration Manager, Alaska Division, General Manager Exploration, Shell Offshore (Gulf of Mexico) and President of Pecten International Company, a Shell U.S.A. subsidiary. Mr. Forrest received a Bachelor of Science in Geophysical Engineering from St. Louis University. Mr. Forrest's experience in reviewing seismic data and as a geophysicist gives him extensive knowledge of the end uses of our company's services and the needs of our clients.

        George E. Matelich joined us in December 2006 and serves as a member of our board of directors. Mr. Matelich currently serves as a Managing Director of Kelso & Company, L.P., a private equity firm ("Kelso"). He joined Kelso in January 1985, after serving in the Mergers and Acquisitions and Corporate Finance groups at Lehman Brothers Kuhn Loeb from September 1982 to December 1984. From June 1978 to August 1980, Mr. Matelich was a consultant with Ernst & Ernst. Mr. Matelich is a director of CVR Energy, Inc., Shelter Bay Energy Inc. and Waste Services, Inc., a trustee of the University of Puget Sound and serves as a director on the board of the American Prairie Foundation and a member of the Stanford Graduate School of Business Advisory Council. Mr. Matelich received a Bachelor of Arts in Business Administration, summa cum laude, from the University of Puget Sound and a Masters of Business Administration from the Stanford Graduate School of Business. Mr. Matelich's experience in corporate finance provides the board with a clear voice regarding the requirements of our outside investors.

        Stanley de Jongh Osborne joined us in March 2007 and serves as a member of our board of directors. Mr. Osborne currently serves as a Managing Director of Kelso. Mr. Osborne joined Kelso in July 1998. He was an associate at Summit Partners from May 1996 to June 1998 and an associate in the private equity group and an analyst in the financial institutions group at J.P. Morgan & Co. from September 1993 to May 1996. Mr. Osborne is a director of CVR Energy, Inc., Custom Building Products, Inc., Shelter Bay Energy Inc. and Traxys S.a.r.l. Mr. Osborne received a Bachelor of Arts in Government from Dartmouth College. Mr. Osborne provides an additional voice on our board regarding the concerns of our outside investors.

        John R. Russell joined us in November 2009 and serves as a member of our board of directors. Mr. Russell previously served as a director of Vantage Energy Services, Inc., an oilfield services company, since its inception through December 2009. Since October 1998, Mr. Russell has managed his personal investments on a full-time basis. Mr. Russell served as President of Baker Hughes, Inc. from August 1998 until his retirement in October 1998, and was a member of the board of directors of Baker Hughes, Inc. though December 1999. Previously, he served as President and Chief Executive Officer of Western Atlas from July 1997 until August 1998, when the company was acquired by Baker Hughes, Inc. Mr. Russell also served as Executive Vice President and Chief Operating Officer, Oilfield Services, of Western Atlas from June 1994 until the spin-off of Western Atlas from Litton Industries, when he was named President and Chief Executive Officer. Mr. Russell served as President and Chief Executive Officer of Western Atlas International, Inc., the Company's principal operating subsidiary, from February 1991 to May 1994. Mr. Russell was Senior Vice President of Litton Industries and Group Executive of Litton's Resource Exploration Services Group from February 1991 to May 1994. Mr. Russell also served as a member of the National Petroleum Council. Mr. Russell received a Bachelor of Arts from the University of Oklahoma. Mr. Russell has extensive executive experience both in the seismic acquisition industry and in other fields. He also serves as our audit committee financial expert.

        Damir S. Skerl joined us in June 2005 and serves as a member of our board of directors. Mr. Skerl currently serves as President of Skerl & Associates, LLC, an engineering consulting company, a position he has held since December 1998, and Chief Executive Officer and Chairman of the board of directors of Smart Drilling and Completion, Inc., a company that owns proprietary drilling technology ("SDCI"), positions he has held since March 2000. From August 1998 to December 1999, Mr. Skerl served as Senior Vice President, Oilfield Operations for Baker Hughes Inc. From December 1990 to August 1998, Mr. Skerl served as Executive Vice President of Western Atlas International, Inc., and as President of Western Atlas Logging Services from August 1992 to August 1998 and as Executive Vice President of Western Atlas, Inc. from August 1996 to August 1998. Prior to that time, Mr. Skerl worked at Western Geophysical, where he served as Senior Vice President of International Operations and as a technical manager of seismic data processing. Mr. Skerl is a director of PrimeGeoscience, Inc. Mr. Skerl received a Bachelor of Science in Applied Geophysics and Geology of Mineral Resources from University of Zagreb, Croatia. Mr. Skerl has broad executive management experience in the seismic acquisition industry and brings and independent voice concerning the difficulty of the industry and the needs of our clients.

Board of Directors

        In accordance with our bylaws and the laws of Delaware, our state of incorporation, our business and affairs are managed under the direction of our board of directors. Our board of directors generally meets on a quarterly basis to review any significant developments and to act on matters requiring board approval. Between regularly scheduled meetings, our board of directors may also hold special meetings, execute unanimous written consents, and participate in telephone conference calls.

        In connection with our initial public offering we have adopted NYSE compliant charters for our Audit, Nominating and Corporate Governance and Compensation Committees, a Code of Business Conduct and Ethics and Corporate Governance Principles.

Director Independence

        It is the policy of our board of directors that a majority of the members of our board be independent of our management. Our board of directors has adopted Corporate Governance Principles which contain the following guidelines to assist our board in determining director independence in accordance with the applicable SEC and NYSE rules:

  •
  No director who is one of our employees or former employees, or whose immediate family member is one of our executive officers or former executive officers, shall be considered "independent" until three years after such employment has ended;

  •
  No director who is receiving, or in the last three years has received, or whose immediate family member is receiving, or in the last three years has received, more than $120,000 in a single year in direct compensation from us, other than fees received in such director's capacity as a member of the board or any board committee and pension payments or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) shall be considered "independent." Compensation received by an immediate family member for service as one of our non-executive employees need not be considered in determining independence;

  •
  No director who is, or in the past three years has been, affiliated with or employed by, or whose immediate family member is, or in the past three years has been, affiliated with or employed in a professional capacity by, one of our present or former internal auditors or independent auditing firms shall be considered "independent";

  •
  No director who is, or in the past three years has been, employed as, or whose immediate family member is, or in the past three years has been, employed as, an executive officer by any company for which any of our executive officers serves as a member of its compensation committee (or, in the absence of a compensation committee, the board committee performing equivalent functions, or, in the absence of such committee, the board) shall be considered "independent"; and

  •
  No director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such other company's consolidated gross revenue shall be considered "independent" until three years after such payments fall below such threshold.

        For purposes of determining director independence, an "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home. When applying the three-year look-back provisions, an immediate family member does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

        Our board of directors has affirmatively determined that Messrs. Skerl, Forrest, Osborne, Russell and Matelich do not have any material relationships with us that may interfere with the exercise of their independence from management and are independent directors under applicable NYSE rules, SEC rules and in accordance with our Corporate Governance Principles. In making this determination, our board specifically reviewed our relationship with Messrs. Osborne and Matelich, each of whom are managing directors of Kelso, our largest stockholder. Under the NYSE rules a director's ownership of a significant amount of equity in a listed company does not prohibit a finding of independence. None of Messrs. Skerl, Forrest, Russell, Osborne, Matelich or Kelso have received any type of management, advisory or consulting fees during the period these individuals have served on our board. Our board believes that Messrs. Osborne's and Matelich's affiliation with a large stockholder enhances their ability to represent the interests of our other stockholders in any situation where the interests of management and the stockholders might differ. Based upon a review of the foregoing matters, our board determined that Messrs. Osborne and Matelich are independent.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation

        The following Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation philosophy, policies and practices with respect to the compensation of our executive officers who appear in the "Summary Compensation Table" below (referred to collectively throughout this section as our "named executive officers"). Unless we specify otherwise, all information in this Compensation Discussion and Analysis gives effect to the conversion of each share of our Series A Convertible Preferred Stock, our Class A Common Stock and our Class B Common Stock into one share of common stock immediately prior to the closing of our initial public offering (the "Stock Conversions"). Our named executive officers for the fiscal year ended December 31, 2009 were:

  •
  Richard A. Degner, President and Chief Executive Officer;

  •
  P. Mathew Verghese, Senior Vice President and Chief Financial Officer (beginning March 2009);

  •
  Jerry D. Dresner, Interim Chief Financial Officer (January 1, 2009 through February 2009);

  •
  Alvin L. Thomas, Senior Vice President, Secretary and General Counsel

  •
  Barry L. Weinman, President—Weinman GeoScience—Division

  •
  William Anthony Clark, Senior Vice President—Multi-client Services

Objectives of Our Executive Compensation Program

        Our executive compensation philosophy is based on pay-for-performance and pay-equity. Accordingly, our executive compensation programs are designed to achieve the following objectives:

  •
  Attract and retain talented and experienced executives to lead our company.  In recent years, there has been strong demand for talented executives within the seismic services industry. Our overall compensation levels are targeted to attract the type of talent needed to achieve and maintain a leadership position in this highly competitive industry.

  •
  Align the interests of our executives with those of our stockholders.  We link a meaningful portion of compensation to the achievement of our short-term and long-term financial, operational and strategic goals by rewarding executive officers when stockholder value increases. To further align the interests of our executives with those of our stockholders, we provide a significant portion of compensation in the form of stock-based awards under our stock incentive plan (described below).

  •
  Foster a team approach to achievement of our business objectives.  We believe an environment that promotes collaboration will best ensure the achievement of our long-term success. Accordingly, we have an internal pay-equity practice that recognizes the importance of all employees and encourages collaboration in the achievement of our business objectives.

        We also believe that:

  •
  Compensation programs should reflect our growth.  Over the past few years, we have been growing rapidly. As we grow, we adjust compensation levels to reflect our size and the increased complexity of our business.

  •
  Total compensation should reflect our performance.  We believe that a properly designed compensation program can substantially reinforce high performance. For this reason, our total compensation program is designed so that a significant amount of executive compensation is equity-based and therefore at risk.

  •
  Motivation stems from ownership.  We believe that the best way to inspire cost-consciousness, leadership and performance is by distributing ownership in the form of equity-based compensation throughout our ranks.

Compensation Committee

        Our compensation committee is responsible for establishing, implementing and monitoring our compensation programs, including those applicable to our named executive officers. In particular, the compensation committee's role is to oversee, on behalf of our board, our compensation and benefit plans and policies, administer our stock incentive plan (including reviewing and approving equity grants to directors and executive officers) and review and approve annually all compensation decisions relating to our named executive officers and other executive officers. The compensation committee meets at least annually to review executive compensation programs, approve compensation levels, review management performance and approve final executive bonus payments.

        The responsibilities of the compensation committee, acting on behalf of the board, include the following:

  •
  reviewing and approving our corporate goals and objectives relevant to executive compensation;

  •
  reviewing and approving the structure of our executive compensation program to ensure that it is appropriate to achieve our objectives of rewarding our executive officers appropriately for their contributions to our growth and profitability and our other goals and objectives;

  •
  determining and evaluating the total compensation of our Chief Executive Officer as well as each individual element to ensure that his compensation package is consistent with our corporate goals and objectives;

  •
  determining and evaluating (with input from our Chief Executive Officer) the total compensation of our executive officers and approving each individual element of their compensation;

  •
  based on its collective experience in our industry, assessing our position with respect to the compensation of our executive officers in order to ensure we are competitive with comparable public companies;

  •
  periodically evaluating the terms and administration of our annual and long-term incentive plans to assure that they are structured and administered in a manner consistent with our goals and objectives as to participation in such plans, corporate financial goals, actual awards paid to our executive officers and total funds reserved for payment under the compensation plans;

  •
  periodically evaluating (and approving any proposed amendments to) existing equity-based plans and evaluating and approving the adoption of any new equity-based plans and determining when it is necessary to modify, discontinue or supplement any plans or to obtain board or stockholder approval of amendments or adoptions;

  •
  periodically evaluating the compensation of our directors, including for service on committees of the board and making recommendations to the full board regarding any adjustments in director compensation that the compensation committee considers appropriate;

  •
  reviewing the sufficiency of the shares available for grant under our stock incentive plan, based on our goals for hiring, bonus and retention grants and assessing our competitive position with respect to the level of our equity compensation, vesting schedules and other terms with comparable public companies; and

  •
  preparing the "Report of the Compensation Committee" to be included in our proxy statement for our annual meeting of stockholders.

        For more information regarding our compensation committee, please refer to the Management section of this prospectus under the heading "Management—Committees—Compensation Committee."

Setting Executive Compensation

        While the compensation committee, based on its collective experience in the seismic industry, has a general understanding of the compensation practices of other similar companies and does consider general marketplace information when making compensation decisions, it has not, to date, utilized the services of a compensation consultant nor done any formal benchmarking. The compensation committee also has not identified any particular peer group with which we compare ourselves when making compensation determinations.

Role of Executive Officers in the Compensation Process

        Historically, our President and Chief Executive Officer ("CEO") has been a member of our board and has participated in deliberations with our board and has been a member of our compensation committee, and participated with the committee concerning senior executive officer compensation (other than his own). It is expected that going forward, while our CEO will not serve as a member of our compensation committee, our compensation committee will continue to solicit recommendations from our CEO with respect to compensation decisions affecting other members of our senior executive management team. In making compensation recommendations, our CEO relies on his many years of experience serving in the seismic service industry. No other executive officer assumes an active role in the evaluation, design or administration of our executive officer compensation program. Our CEO participates in all compensation committee meetings relating to executive compensation, other than those meetings, or portions thereof, that relate to his own compensation.

Executive Officer Compensation

Principal Components of Compensation of Our Named Executive Officers

        Historically, the compensation package offered to our executive officers, including our named executive officers, has consisted of:

  •
  Base salary.  Base salaries for our executive officers are designed to compensate the executive for the experience, education, personal qualities and other qualifications of that individual that are essential for the specific role the executive serves within our company, while remaining competitive with the market. This market consists of both the oilfield services industry and other service-based industries. We have historically set pay at levels that reflect the qualifications of the individuals and what we believe to be their competing opportunities in the market. Base salaries are generally reviewed on an annual basis, considering various factors, such as (i) the executive's individual performance, (ii) the performance of the executive's division, (iii) our company-wide performance, (iv) the executive's experience and expertise, (v) the executive's position and job responsibility, (vi) the executive's years of service with us and (vii) the average base pay level for similar positions within our company. The weight given to each of these factors varies and the compensation committee exercises subjective judgment when making salary recommendations with respect to our executive officers;

  •
  Cash bonus compensation.  We believe that, in addition to subjective individual performance and achievement, executives' cash bonuses should reflect the success of the company in achieving short-term corporate goals as well as the ongoing enhancement of stockholder value. Accordingly, the compensation committee considers the company's overall performance each year when making discretionary decisions related to annual cash bonuses and other compensation matters. However, the compensation committee does not set specific formulaic goals prior to the commencement of the year or assign a relative weight to any particular goal in evaluating performance. Likewise, it does not assign target awards or maximum award levels;

  •
  Equity compensation.  A key objective of our compensation program is to encourage loyalty and reward long-term strategic accomplishments and enhancement of longer-term stockholder value through equity-based incentives which include stock option grants and restricted stock awards. We believe that long-term incentive compensation plays an essential role in attracting and retaining executive officers and aligns their interests with those of stockholders with the goal of maximizing stockholder value. We also believe that equity awards reinforce the high-energy entrepreneurial spirit that we believe is key to high performance in our industry. Stock option grants typically vest over four years and restricted stock awards typically vest over eight calendar quarters beginning on the last day of the first full calendar quarter following the first anniversary of the grant date; and

  •
  Broad-based employee benefits and other perquisites.  Our executive officers, including our named executive officers, are eligible to participate in our 401(k) retirement plan, medical and dental insurance, accidental death insurance, disability insurance, vacation, and other similar benefits on the same basis as other full-time employees. We also pay certain life insurance premiums on behalf of our named executive officers.

  •
  Commissions.  In 2009 we began paying sales commissions based upon the successful marketing of our multi-client program. Commissions are available to employees in the sales and marketing group and are paid on a square mile basis. The purpose of these commissions is to immediately and directly reward our sales staff upon the signing of multi-client projects. Mr. Clark is the only named executive officer who may earn such commissions.

Compensation Mix

        Our current compensation package is designed to provide a balance between achieving our business objectives and providing competitive compensation to our executives. The cash components—base salary and annual cash bonus compensation—provide a strong link between our operations management and financial performance and the compensation that is earned by the executives. The equity compensation component is designed to encourage high performance by closely aligning an executive's pay with the interests of our stockholders. To date we have not established any formula for determining the portion of an executive's compensation that will be paid in equity versus cash or the amount that should be guaranteed versus at-risk. However, our historical practice has been to provide the senior members of our management team with a significant percentage of their total compensation in the form of equity-based compensation—generally stock options or restricted stock.

Employment Agreements/Offer Letter

        In the past, we have entered into employment agreements with certain of our named executive officers, including Mr. Degner. In May 2008, Mr. Degner agreed to the cancellation and termination of his employment agreement. Our compensation committee believed, and Mr. Degner agreed, that cancellation of the agreement was in the best interests of the growth potential of our company. In June 2008, we entered into an employment agreement with Barry Weinman, President of our Weinman GeoScience—Division, concurrently with our purchase all of the assets of Weinman. On December 24, 2009, we entered into employment agreements with Mathew Verghese, our chief financial officer, and with Alvin Thomas, our general counsel.

Base Salary

        We provide our executive officers and other employees with base salary to compensate them for services rendered during the year. Salary levels are generally reviewed annually or upon a promotion or material change in job responsibility. In accordance with its annual review, our compensation committee reviewed the base salaries of all of our named executive officers during 2009. In light of current economic conditions, none of our named executive officers received a base salary increase in 2009, except for Mr. Clark, who is in charge of our growing Multi-client Services group.

Richard A. Degner

        Mr. Degner is a founder of our company and has served as President and CEO since June 2003. Mr. Degner's base salary through 2007 was defined in our initial private placement memorandum of our Series A convertible preferred stock dated October 26, 2004 and later memorialized in his employment agreement which is described in more detail below. We entered into an employment agreement with Mr. Degner effective as of May 27, 2005, which was subsequently cancelled (as referenced above). Mr. Degner's annual base salary in 2008 was increased from $18,000 per month to $20,000 per month in May 2008, or to $240,000 per annum.

P. Mathew Verghese

        Mr. Verghese was hired as our Senior Vice President and Chief Financial Officer in March 2009. His base salary, set in his offer letter and then ratified in his employment agreement executed on December 24, 2009, is $20,000 per month.

Jerry D. Dresner

        Mr. Dresner served as our Vice President of Finance from July 2, 2007 until October 2008 when he became our Interim Chief Financial Officer. Due to the increased responsibilities associated with taking over some of the responsibilities of CFO, Mr. Dresner's salary was increased from $11,000 per month to $12,000 per month in August 2008, or to $144,000 per annum. Mr. Dresner continues to serve as our Vice President, Finance.

Alvin L. Thomas, II

        Mr. Thomas serves as our Senior Vice President, General Counsel and Secretary. His base salary, set in his offer letter and then ratified in his employment agreement executed on December 24, 2009, is $20,000 per month.

Barry L. Weinman

        Mr. Weinman serves as President of our Weinman GeoScience—Division. His base salary is set forth in his employment agreement dated June 5, 2008 at $20,000 per month.

William Anthony Clark

        Mr. Clark was promoted to Senior Vice President—Multi-client Services on January 1, 2010. During 2009, Mr. Clark served as Vice President—Multi-client Services. From January 1, 2008 through May 15, 2008, his salary was set at $10,000 per month. From May 16, 2008 to July 31, 2008, his salary was $12,000 per month. From August 1, 2008 through May 31, 2009, his salary was $13,000 per month. Beginning June 1, 2009, his salary was $16,000 per month.

Cash Bonus Compensation

        Cash bonuses are paid at the sole discretion of the compensation committee, taking into account recommendations from our CEO for our executives other than himself. Each year, the compensation committee establishes a bonus pool from which employee bonuses are paid. The amount of the pool is determined by the compensation committee at the end of the year based on our overall performance. The compensation committee does not use a formula to determine the size of the bonus pool, nor does it establish performance metrics in advance. All employees who commence employment with us prior to November 30 of the applicable bonus year and continue to be employed with us as of December 31 of that year are eligible to receive bonuses with respect to that year. The amount that each employee receives is equal to a percentage of his or her total compensation and is based on factors such as his or her role within the company, tenure, and individual performance as assessed by our senior managers and head of human resources and communicated to our CEO. No particular factor is assigned any particular weight and all individual bonus determinations are made in the sole discretion of the compensation committee, taking into account our CEO's recommendations (except in the case of our CEO whose bonus determination is made solely by the compensation committee). These cash bonuses reflect our belief that retaining proven talent is paramount to our future success.

        In establishing the size of the 2009 bonus pool, the compensation committee considered our overall performance and our CEO's recommendations regarding executive performance. When making recommendations regarding bonuses paid to our named executive officers, our CEO considered the seniority of each member of management and each executive officer's contribution to our growth and profitability. In 2009, Mr. Degner received cash bonus compensation of $79,200, Mr. Verghese received cash bonus compensation of $64,228, Mr. Dresner received cash bonus compensation of $24,048, Mr. Thomas received cash bonus compensation of $75,000, Mr. Weinman received cash bonus compensation of $25,000 and Mr. Clark received cash bonus compensation of $40,320. Because bonus amounts for 2009 were largely a reflection of the named executive officer's level of responsibility within our company, Mr. Degner received the largest cash bonus in 2009.

Commissions

        In 2009 we began paying sales commissions based upon the successful marketing of our multi-client program. Commissions are available to employees in the sales and marketing group and are paid on a square mile basis. Mr. Clark is the only named executive officer who may earn such commissions. During 2009, Mr. Clark earned commissions of $118,627.

Equity Compensation

        We believe that widely distributing ownership of the company to our employees is critical to establishing and building a high performance, value conscious culture. The historical practice of the board has been to grant equity-based awards to attract, retain, motivate and reward employees, particularly executive officers and managers, and to create a culture of ownership in our company. Such grants have primarily consisted of restricted stock and stock options. We do not grant equity awards on an annual basis. We have historically granted stock options with an exercise price in excess of the grant date fair value in order to create an incentive for the employees to create value. Generally, the board has granted awards of restricted stock or stock options to employees when they join the company. Mr. Verghese was granted 15,000 shares of restricted stock and options to purchase 70,000 shares of stock upon assuming the position of Senior Vice President and Chief Financial Officer on March 9, 2009. In order to motivate these officers in a challenging business environment, in June 2009 Mr. Verghese was granted options to purchase an additional 10,000 shares of stock and an additional 15,000 shares of restricted stock, Mr. Degner was granted options to purchase 10,000 shares of stock, Mr. Thomas was granted 15,000 shares of restricted stock and options to purchase an additional 10,000 shares of stock, Mr. Clark was granted 10,000 shares of restricted stock, and Mr. Weinman was granted options to purchase 24,000 shares of stock.

        To date we have not implemented any particular equity granting policies or stock ownership guidelines for our executives. We will continue to periodically review best practices and reevaluate our position with respect to equity granting policies and stock ownership guidelines.

Broad-Based Employee Benefits and Other Perquisites

        We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Executive officers, including our named executive officers, are eligible to participate in all of our employee benefit plans, including company-paid medical, dental, vision, group life and accidental death and dismemberment insurance and our 401(k) retirement plan, on the same basis as other employees. We also pay certain life insurance premiums on behalf of our employees, including named executive officers. Under our 401(k) retirement plan, we currently provide a matching contribution of 100% on the first 3% of employee contributions and 50% on the next 2% of employee contributions. At the discretion of our board, we may also elect to make a profit sharing contribution to the 401(k) retirement plan. We did not make a profit sharing contribution in 2009. We do not offer any other pension or retirement benefits.

Tax and Accounting Implications

Deductibility of Executive Compensation/Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code, or the Code (as interpreted by IRS Notice 2007-49) denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than the chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, "grandfather" provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. In view of these grandfather provisions, we believe that Section 162(m) of the Code will not limit our tax deductions for executive compensation for fiscal year 2009 or 2010. The board's policy is to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the board has the right to authorize compensation that would not otherwise be deductible under Section 162(m) or otherwise.

Accounting for Stock-Based Compensation

        We account for stock-based payments under our stock incentive plan in accordance with the requirements of FASB ASC 718.

 Compensation Tables

Summary Compensation Table

        The following table provides information regarding the compensation awarded to or earned by our named executive officers during the 2007, 2008 and 2009 fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Richard A. Degner,	2009	240,000	79,200	—	6,743	13,878	339,821
President and Chief Executive Officer	2008	230,000	36,000	—	5,332	9,631	280,963
	2007	211,500	64,800	—	3,059	10,872	290,231
P. Mathew Verghese,	2009	184,000	64,228	21,213	11,528	300	281,269
Senior Vice President and Chief
Financial Officer
Jerry D. Dresner	2009	144,000	24,048	24,601	17,036	7,978	217,663
Vice President—Finance	2008	137,250	20,160	22,250	8,674	5,951	194,285
	2007	45,200	18,019	9,950	1,090	—	74,259
Alvin L. Thomas,	2009	240,000	75,000	40,763	15,707	321	371,791
Senior Vice President and General	2008	47,273	85,000	6,600	4,108	168	143,149
Counsel
Barry L. Weinman	2009	240,000	25,000	—	10,759	10,330	286,089
President—Weinman GeoScience	2008	126,667	36,000	—	8,843	1,073	172,583
Division
William Anthony Clark	2009	175,500	158,942	43,604	16,784	690	395,520
Senior Vice President—Multi-client	2008	138,500	26,520	22,287	10,274	661	198,242
Services	2007	18,333	5,753	2,635	1,398	100	28,219

(1)
The amounts in this column represent discretionary bonuses paid to each of our named executive officers with respect to the applicable year except in 2008, Mr. Thomas was paid a signing bonus of $40,000. Amounts shown for 2009 for Mr. Clark include commissions of $118,627 and a bonus of $40,320. Bonuses were paid in the year to which they relate.

(2)
The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to stock awards for the fiscal year computed in accordance with FASB ASC 718. See Note 12 to our annual consolidated financial statements included elsewhere in this prospectus for a description of the assumptions we used in determining the value of these awards.

(3)
The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to option awards for the fiscal year computed in accordance with FASB ASC 718. See Note 12 to our annual consolidated financial statements included elsewhere in this prospectus for a description of the assumptions we used in determining the value of these awards.

(4)
The amounts in this column represent the company matching contributions made to each of the named executive officers under our 401(k) retirement plan and amounts we paid for life insurance premiums for the named executive officers. Life insurance premiums paid for Messrs. Degner, Verghese, Dresner, Thomas, Weinman and Clark in 2009 were $450, $300, $690, $321, $1,980 and $690.

Grants of Plan-Based Awards for the Year Ended December 31, 2009

        The following table shows the stock options and restricted stock awards we granted to named executive officers in 2009. These grants were made under our 2006 Incentive Compensation Plan (described below).

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Fair Market Value on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Richard A. Degner	6/15/2009		10,000	$15.00	$3.83	$10,678.00
President and Chief Executive Officer
P. Mathew Verghese(5)	3/9/2009		15,000	$15.00	$3.83	$14,434.00
Senior Vice President and Chief	3/9/2009		15,000	$20.00	$3.83	$11,582.00
Financial Officer	3/9/2009		20,000	$25.00	$3.83	$12,797.00
	3/9/2009		20,000	$30.00	$3.83	$10,848.00
	3/9/2009	15,000			$3.83	$57,450.00
	6/15/2009		10,000	$15.00	$3.83	$10,678.00
	6/15/2009	15,000			$3.83	$57,450.00
Alvin L. Thomas(5)	6/15/2009		10,000	$15.00	$3.83	$10,678.00
Senior Vice President and General	6/15/2009	15,000			$3.83	$57,450.00
Counsel
Barry L. Weinman	6/15/2009		6,000	$15.00	$3.83	$6,384.00
President—Weinman GeoScience	6/15/2009		6,000	$20.00	$3.83	$5,212.00
Division	6/15/2009		6,000	$25.00	$3.83	$4,383.00
	6/15/2009		6,000	$30.00	$3.83	$3,765.00
William Anthony Clark	6/15/2009	10,000			$3.83	$38,300.00
Senior Vice President—Multi-client Services

(1)
The stock awards granted to each of our named executive officers vest with respect to 12.5% of the number of shares granted to the named executive officer on the last day of the first full calendar quarter following the first anniversary of the grant date and on the last day of each of the next seven calendar quarters thereafter.

(2)
The stock options granted to each of our named executive officers vest with respect to 25.0% of the underlying shares on the last day of the calendar quarter that contains the first anniversary of the grant date and on each of the next three anniversaries of the last day of that calendar quarter.

(3)
The stock options granted have exercise prices greater than the fair value of our common stock as of the grant date in order to incentivize the named executive officer to contribute to our growth.

(4)
The amounts reported in this column represent the grant date fair value of the full equity awards reported in the previous columns pursuant to FASB ASC 718.

(5)
We intend to accelerate the vesting of up to 20.0% of the unvested shares of each of Messrs. Verghese and Thomas, provided that they sell such shares in the initial public offering.

Outstanding Equity Awards as of December 31, 2009

        The following table shows the outstanding equity awards held by each of our named executive officers as of December 31, 2009. All of these awards were granted pursuant to our 2006 Incentive Compensation Plan (as described below).

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(3)
Richard A. Degner	6/4/2007	5,000	5,000	15.00	6/3/2017
President and Chief	6/4/2007	5,000	5,000	20.00	6/3/2017
Executive Officer	6/4/2007	10,000	10,000	25.00	6/3/2017
	6/4/2007	10,000	10,000	30.00	6/3/2017
	6/15/2009	0	10,000	15.00	6/14/2019
P. Mathew Verghese(4)	3/9/2009					15,000	210,000
Senior Vice President	6/15/2009					15,000	210,000
and Chief Financial	3/9/2009	0	15,000	15.00	3/7/2019
Officer	3/9/2009	0	15,000	20.00	3/7/2019
	3/9/2009	0	20,000	25.00	3/7/2019
	3/9/2009	0	20,000	30.00	3/7/2019
	6/15/2009	0	10,000	15.00	6/14/2019
Jerry D. Dresner(4)	6/28/2007					2,500	35,000
Vice President—Finance	7/24/2008					1,750	24,500
	6/28/2007	2,000	2,000	15.00	6/27/2017
	6/28/2007	2,000	2,000	20.00	6/27/2017
	6/28/2007	4,000	4,000	25.00	6/27/2017
	6/28/2007	4,000	4,000	30.00	6/27/2017
	7/24/2008	1,500	4,500	15.00	7/23/2018
	7/24/2008	1,500	4,500	20.00	7/23/2018
	7/24/2008	3,000	9,000	25.00	7/23/2018
	7/24/2008	3,000	9,000	30.00	7/23/2018
Alvin L. Thomas(4)	9/17/2008					15,000	210,000
Senior Vice President	6/15/2009					15,000	210,000
and General Counsel	9/17/2008	2,500	7,500	15.00	9/16/2018
	9/17/2008	2,500	7,500	20.00	9/16/2018
	9/17/2008	5,000	15,000	25.00	9/16/2018
	9/17/2008	5,000	15,000	30.00	9/16/2018
	6/15/2009	0	10,000	15.00	6/14/2019
Barry L. Weinman(5)	6/15/2009	1,500	4,500	15.00	6/3/2018
President—Weinman	6/15/2009	1,500	4,500	20.00	6/3/2018
GeoScience Division	6/15/2009	1,500	4,500	25.00	6/3/2018
	6/15/2009	1,500	4,500	30.00	6/3/2018
William Anthony Clark	10/25/2007					2,500	35,000
Senior Vice President—	7/24/2008					8,750	122,500
Multi-client Services	6/15/2009					10,000	140,000
	10/25/2007	2,500	2,500	15.00	10/24/2017
	10/25/2007	2,500	2,500	20.00	10/24/2017
	10/25/2007	2,500	2,500	25.00	10/24/2017
	10/25/2007	2,500	2,500	30.00	10/24/2017
	9/28/2008	1,250	3,750	15.00	9/27/2018
	9/28/2008	1,250	3,750	20.00	9/27/2018
	9/28/2008	2,500	7,500	25.00	9/27/2018
	9/28/2008	2,500	7,500	30.00	9/27/2018

(1)
The stock options granted to each of our named executive officers vest with respect to 25.0% of the underlying shares on the last day of the calendar quarter that contains the first anniversary of the grant date and on each of the next three anniversaries of the last day of that calendar quarter.

(2)
The stock awards granted to each of our named executive officers vest with respect to 12.5% of the number of shares granted to the named executive officer on the last day of the first full calendar quarter following the first anniversary of the grant date and on the last day of each of the next seven calendar quarters thereafter.

(3)
The values set forth in this column are based on the fair market value of our shares on December 31, 2009.

(4)
We intend to accelerate the vesting of up to 20.0% of the unvested shares of each of Messrs. Verghese, Dresner, Thomas and Clark, provided that they sell such shares in the initial public offering.

(5)
On June 5, 2008, Mr. Weinman was granted stock options to purchase 12,000 shares of our common stock, at an exercise price per share of $25.00, and stock options to purchase 12,000 shares of our common stock, at an exercise price per share of $30.00. On June 15, 2009, we and Mr. Weinman agreed to cancel such options and reissue them, effective as of such date, as follows: stock options to purchase 6,000 shares of our common stock at an exercise price of $15.00 per share; stock options to purchase 6,000 shares of our common stock at an exercise price of $20.00 per share; stock options to purchase 6,000 shares of our common stock at an exercise price of $25.00 per share; and stock options to purchase 6,000 shares of our common stock at an exercise price of $30.00 per share. All other terms and conditions of such stock options, including the vesting schedule, remained unchanged. The incremental fair value of the reissued stock options, computed as of the date of the cancellation and reissuance of such stock options, calculated in accordance with FASB ASC 718, is $10,759.

Option Exercises and Stock Vested in 2009

        The following table sets forth certain information regarding restricted stock held by our named executive officers that vested during 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jerry D. Dresner	5,250	$20,107.50
Interim CFO
William Anthony Clark	3,750	$14,362.50
Senior Vice President-Multi-client Services

(1)
The values set forth in this column are based on the fair market value of our shares on the vesting date.

Employment Agreements

P. Mathew Verghese

        On December 24, 2009, we entered into an employment agreement with Mathew Verghese, our Senior Vice President and Chief Financial Officer. The employment agreement has an initial term of two years, and renews automatically for additional one-year terms unless either party gives notice of an election not to renew at least 90 days prior to the end of the term. Mr. Verghese is entitled to an initial base salary of $240,000, subject to review and increase by us from time to time. Mr. Verghese's employment agreement also provides that he may receive an annual cash and/or stock bonus at the discretion of our board of directors, he is entitled to four weeks of paid vacation each year and may participate in other employee benefit plans and arrangements in which executives at or above the level of senior vice president participate.

        If we terminate Mr. Verghese's employment without "Cause" (as defined) or if he terminates his employment for "Good Reason" (as defined), (a) we will be obligated to pay him: (i) his base salary through the date of termination; (ii) an amount equal to one-year's base salary; and (iii) the greater of: (x) the amount of the bonus paid to him for the prior year, (y) the average of the bonuses paid to him for the two prior years and (z) twenty percent of his base salary; and (b) all of his unvested restricted stock outstanding will vest. If his employment is terminated for death or disability, we will be obligated to pay him his base salary through the date of termination and he will be entitled to consideration for an annual bonus with respect to the calendar year in which he dies or becomes disabled, which amount will be pro-rated for the number of days worked. In addition, he will become fully vested in all unvested restricted stock outstanding on the date of his disability or death. If he terminates his employment for other than "good reason" or we terminate his employment for "Cause", we will only be obligated to pay him his base salary through the date of termination. If we elect not to renew Mr. Verghese's employment agreement, he will be eligible to receive the annual bonus, if any, for the year in which the non-renewal notice is provided, which amount will be pro-rated for the number of days worked.

        Mr. Verghese's employment agreement defines "Cause" as:

  •
  his failure or refusal to perform substantially his material duties, responsibilities and obligations (other than a failure resulting from his incapacity due to physical or mental illness), which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to him specifying the manner in which he has failed substantially to perform;

  •
  any intentional act involving fraud, misrepresentation, theft, embezzlement, or dishonesty ("Fraud") resulting in harm to us;

  •
  conviction of (or a plea of nolo contendere to) an offense which is a felony or which is a misdemeanor that involves Fraud; or

  •
  a material breach of his employment agreement by him.

        We are required provide written notice to him describing the nature of the Cause event within 30 days of any such Cause event and he has 30 calendar days to cure the Cause event to our reasonable satisfaction.

        A "Good Reason" shall mean any of the following (without his express written consent):

  •
  A diminution in his base salary;

  •
  A change in the location where he performs the majority of his job duties at the time he executes his employment agreement ("Base Location") to a location that is more than fifty (50) miles from the Base Location, without his written consent, except for reasonably required travel by him on our company's business;

  •
  A substantial and adverse diminution in his duties, authority, responsibility or position with our company; or

  •
  Any breach by our company of any material provision of his employment agreement.

        However, Good Reason shall exist with respect to an above specified matter only if the matter is not corrected, or begun to be corrected, by us within thirty (30) days after our receipt of written notice of the matter from him.

        Mr. Verghese's employment agreement contains restrictions on the use of confidential information and 12-month post-termination non-competition and non-solicitation covenants. In addition, the agreement obligates us to indemnify him, to the maximum extent allowed by law, against proceedings brought against him arising out of his duties serving as our officer, and to reimburse or advance to him the funds necessary for the payment of his expenses arising out of any such proceedings.

Alvin L. Thomas II

        On December 24, 2009, we entered into an employment agreement with Alvin Thomas, our Senior Vice President, Secretary and General Counsel. The employment agreement has an initial term of two years, and renews automatically for additional one-year terms unless either party gives notice of an election not to renew at least 90 days prior to the end of the term. Mr. Thomas is entitled to an initial base salary of $240,000, subject to review and increase by us from time to time. Mr. Thomas's employment agreement also provides that he may receive an annual cash and/or stock bonus at the discretion of our board of directors, he is entitled four weeks of paid vacation each year and may participate in other employee benefit plans and arrangements in which executives at or above the level of senior vice president participate.

        If we terminate Mr. Thomas's employment without "Cause" (as defined) or if he terminates his employment for "Good Reason" (as defined), (a) we will be obligated to pay him: (i) his base salary through the date of termination; (ii) an amount equal to one-year's base salary; and (iii) the greater of: (x) the amount of the bonus paid to him for the prior year, (y) the average of the bonuses paid to him for the two prior years and (z) twenty percent of his base salary; and (b) all of his unvested restricted stock outstanding will vest. If his employment is terminated for death or disability, we will be obligated to pay him his base salary through the date of termination and he will be entitled to consideration for an annual bonus with respect to the calendar year in which he dies or becomes disabled, which amount will be pro-rated for the number of days worked. In addition, he will become fully vested in all unvested restricted stock outstanding on the date of his disability or death. If he terminates his employment for other than "good reason" or we terminate his employment for "Cause", we will only be obligated to pay him his base salary through the date of termination. If we elect not to renew Mr. Thomas's employment agreement, he will be eligible to receive the annual bonus, if any, for the year in which the non-renewal notice is provided, which amount will be pro-rated for the number of days worked.

        Mr. Thomas's employment agreement defines "Cause" and Good Reason the same as Mr. Verghese's above.

        Mr. Thomas's employment agreement contains restrictions on the use of confidential information and 12-month post-termination non-competition and non-solicitation covenants. In addition, the agreement obligates us to indemnify him, to the maximum extent allowed by law, against proceedings brought against him arising out of his duties serving as our officer, and to reimburse or advance to him the funds necessary for the payment of his expenses arising out of any such proceedings.

Barry L. Weinman

        In connection with the Weinman Acquisition, we entered in to an employment agreement with Barry Weinman. Pursuant to this agreement, Mr. Weinman is employed as President of our Weinman GeoScience—Division. The employment agreement is for a term ending June 30, 2010. For his services, Mr. Weinman receives an annual base salary of $240,000, subject to review and increase by us from time to time. The employment agreement also provide that he may receive a bonus in accordance with the terms and conditions of our bonus plan applicable to senior executives, stock options and four weeks of paid vacation each year. The employment agreement contains restrictions on the use of confidential information and 12-month post-termination non-solicitation and non-hire covenants.

        Upon termination of Mr. Weinman's employment by us for Cause, by him for any reason other than Good Reason, due to his death or upon termination by us due to his disability, all compensation and benefits will cease upon termination other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by us for him that are earned and vested by the termination date, (ii) his base salary through the termination date; (iii) any incentive compensation due him if such incentive compensation was due and payable on or before the termination date; and (iv) medical and similar benefits the continuation of which is required by applicable law or provided by the applicable benefit plan.

        If Mr. Weinman's employment with us is terminated (i) by us for no reason or for any reason other than Cause, his death or disability, or his reaching his 65th birthday, or (ii) by him for Good Reason, we will be obligated to pay or provide to him the following:

  •
  The portion of his base salary due and payable through the termination date;

  •
  Incentive compensation due him if such incentive compensation was due and payable on or before the termination date;

  •
  All shares granted or awarded to him prior to the termination date shall immediately vest; and

  •
  If immediately prior to the termination date he (and, if applicable, his spouse and/or dependents) was covered under our group medical, dental, health and hospital plan in effect at-such time, then we are obligated, at no greater cost or expense to him than was the case immediately prior to the termination date, to continue to provide such coverage until the date on which he commences receiving Medicare benefits under Parts A, B and D. On and after the date on which Mr. Weinman commences receiving such Medicare benefits, he (and, if applicable, his spouse and/or dependents) may continue coverage under our group medical, dental, health and hospital plan by paying to us on a monthly basis the full premium cost of coverage. We are obligated to make the coverage available to him in a manner that will not result in taxation of plan benefits or other negative tax consequences to him.

        Except as otherwise provided above, all other compensation and benefits will cease upon the termination date other than the following: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by us for Mr. Weinman that are earned and vested by the termination date, (ii) any rights he or his survivors may have under any grants of options to purchase shares or under any grants of restricted stock; and (iii) medical and similar benefits the continuation of which is required by applicable law or as provided by the applicable benefit plan.

        As used in Mr. Weinman's employment agreement, "Cause" is defined as:

  •
  his willful and continued failure to substantially perform his obligations under his employment agreement after a written demand for substantial performance has been delivered to him by us and he has failed to remedy the situation within ten days after his receipt of such written demand;

  •
  his willfully engaging in conduct materially and demonstrably injurious to our property or business, including without limitation, fraud, misappropriation of funds or other of our property, other willful misconduct, gross negligence or conviction of a felony or any crime of moral turpitude;

  •
  his material breach of his employment agreement which breach has not been remedied by him within ten (10) days after receipt by him of written notice from us that he is in material breach of his employment agreement; or

  •
  his being enjoined from serving as a director of officer or companies that have any class of securities registered under the Securities Act of 1933 or that file periodic reports under the Securities Exchange Act of 1934.

        As used in Mr. Weinman's employment agreement, "Good Reason" means:

  •
  our failure to comply with our obligations under the employment agreement;

  •
  the assignment to, or removal from, him of duties such that his duties are materially inconsistent with his position other action by us that results in a diminution in such position, duties, functions, responsibilities or authority; or

  •
  the relocation of his principal place of performance of his duties and responsibilities under this Agreement to a location more than 50 miles from his current place of employment;

  •
  after or in connection with a Change in Control (as defined below), (i) our failure to continue in effect any benefit or compensation plan in which he is participating at the time of such Change in Control, or (ii) the taking of any action by us that would adversely affect his participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him at the time of such Change in Control;

  •
  any failure by us to comply with its obligation to have any successor; or

  •
  any purported termination of his employment by us which is not effected pursuant to the terms of the agreement.

        As used in Mr. Weinman's employment agreement, a "Change in Control" shall mean the occurrence of any of the following after the date of the agreement:

  •
  the acquisition by any individual, entity or group (a "Covered Person") of beneficial ownership of 25% or more of either (i) the then outstanding shares, or (ii) the combined voting power of our then outstanding voting securities entitled to vote generally;

  •
  individuals who, as of the date of the agreement, constituted our board of directors (the "Incumbent Board") cease for any reason to constitute at least a majority of our board of directors; provided, however, that any individual becoming a director subsequent to the date of the agreement whose election, or nomination for election by our shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board;

  •
  consummation of (xx) a reorganization, merger, amalgamation, consolidation, sale or other form of business combination of our company, or (yy) a sale, lease, exchange, disposition or other transfer of all or substantially all of the assets of our company (a "Business Combination"), in each case, unless, following such Business Combination, (i) the individuals and entities who were the beneficial owners of the outstanding shares immediately prior to such Business Combination beneficially own more than 75% of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, and (ii) no Covered Person beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination; or

  •
  approval by our shareholders of a complete liquidation or dissolution.

Equity-Based Compensation Plans

2006 Incentive Compensation Plan

        In July 2006, our board and stockholders adopted the Global Geophysical Services, Inc. 2006 Incentive Compensation Plan, which we refer to as the 2006 Incentive Plan. The purpose of the 2006 Incentive Plan is to foster and promote our long-term financial success and to increase stockholder value by attracting and retaining, encouraging the commitment and motivating the superior performance of, selected employees, consultants and directors, aligning the interests of those individuals and our stockholders, and enabling those individuals to share in our long-term growth and success.

        The 2006 Incentive Plan provides for a variety of incentive awards, including

  •
  nonstatutory stock options,

  •
  incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code),

  •
  stock appreciation rights,

  •
  restricted stock awards,

  •
  restricted stock unit awards,

  •
  performance-based awards,

  •
  and other stock-based awards.

        We initially reserved 3,000,000 shares of our common stock for issuance under the 2006 Incentive Plan. In March 2007, following a 10:1 split of our stock, our board and a majority of our stockholders approved an amendment to the 2006 Incentive Plan increasing the number of shares of common stock reserved for issuance under the plan to 9,203,058 and providing that unless our board, or compensation committee determines that a particular award is not intended to be a performance-based award, the maximum aggregate number of shares of our common stock that could be awarded to a covered employee (within the meaning of Section 162(m) of the Code) in any calendar year is 100,000 shares and the maximum aggregate cash payment that could be made to a covered employee is $250,000.

        Administration.    The 2006 Incentive Plan is administered by our board, unless and until the board delegates administration to the committee or other applicable committee of the board. The 2006 Incentive Plan will be administered by the compensation committee. The board, or the compensation committee if so empowered, has the power and authority to select participants, determine the sizes, duration and types of awards, determine the terms and conditions of awards and agreement, determine restrictions on the transfer of awards, construe and interpret the 2006 Incentive Plan and any agreement entered into under the plan, and to establish, amend or waive rules for the administration of the 2006 Incentive Plan. Our board, or the compensation committee if so empowered, may delegate to certain designated officers or other employees any of its duties and authority under the 2006 Incentive Plan, subject to certain limitations in granting awards and in the event that our shares become publicly traded.

        Grant of Awards.    Certain employees, consultants and directors will be eligible to be granted awards under the 2006 Incentive Plan. Our board, or the compensation committee if so empowered, will determine:

  •
  which employees, consultants and directors are to be granted awards;

  •
  the type of award that is granted (only employees can be granted incentive stock options under Section 422 of the Code);

  •
  the number of shares subject to the awards; and

  •
  terms and conditions of each award, as consistent with the 2006 Incentive Plan.

        Stock Options.    Awards of stock options, including nonstatutory and incentive stock options, may be granted under the 2006 Incentive Plan. The exercise price per share of our common stock covered by a stock option will be specified in an award agreement and may not be less than 100% of the fair market value per share on the date of grant (110% with respect to an incentive stock option granted to a holder of at least 10% of our shares). Stock options may be exercised by a holder by delivering a signed written notice of exercise to us. The exercise price may generally be paid either in cash, in shares of our common stock, or by a combination of the foregoing methods.

        The term of an option will be set by our board, or the compensation committee if so empowered, subject to the following conditions: (1) no option term will be longer than ten years from the date of grant; and (2) the option term for an incentive stock option granted to an employee owning more than 10% of the total combined voting power of all classes of our capital stock will not exceed five years from the date of grant. Upon termination of an outstanding option holder's services other than due to his or her death, disability, retirement or termination for cause, the holder may exercise his or her vested options within the time period specified in the option grant, but no later than 90 days following termination. Upon termination of an option holder's services due to his or her death or disability, his or her vested options will remain exercisable until the expiration of the period set forth in the award agreement, but no later than one year following termination. Upon an option holder's retirement, his or her vested options will remain exercisable until the earlier to occur of the expiration of the period set forth in the award agreement or six months following termination (three months for incentive stock options).

        Stock Appreciation Rights.    Awards of stock appreciation rights may be granted under the 2006 Incentive Plan. The terms and conditions of a stock appreciation right will be specified in an award agreement. The exercise price per share of our common stock covered by a stock appreciation right may not be less than 100% of the fair market value per share on the date of grant and the term of the stock appreciation right may not be greater than 10 years from the date of grant. Upon exercise of a stock appreciation right, the grantee will generally receive an amount equal to the excess of the fair market value per share of our stock covered by the stock appreciation right as of the date of exercise over the exercise price, which may be payable in cash, shares of our common stock or by a combination of the foregoing methods.

        Restricted Stock and Restricted Stock Unit Awards.    Awards of restricted shares of our common stock, or restricted stock, may be granted under the 2006 Incentive Plan. In general, the restricted stock will be subject to certain forfeiture and transfer restrictions until the restrictions lapse with the passage of time, as provided in an award agreement. Awards of restricted stock units may also be granted under the 2006 Incentive Plan, which would entitle the grantee to receive shares of our common stock or cash upon the lapse of restrictions. Most awards granted under our 2006 Incentive Plan provide for immediate vesting upon a change of control or upon the death or disability of the grantee.

        Other Stock-Based Awards.    Our board, or the compensation committee if so empowered, may also award other-stock based awards to participants either alone, in addition to or in conjunction with any other awards granted under the 2006 Incentive Plan. The terms and conditions of other stock-based awards will be provided in written award agreements.

        Performance-Based Awards.    Under the 2006 Incentive Plan, performance-based awards are available for grant and are intended to comply with the requirements of Section 162(m) of the Code, in order to allow those awards, when payable, to be fully tax deductible by us. As determined by our board or compensation committee at the time of grant, performance-based awards may be granted subject to performance objective relating to one or more of the following performance criteria: profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity, investment or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital or investments); earnings (including but not limited to, total stockholder return, earnings per share or earnings before or after taxes); net sales growth; net earnings or income (before or after taxes, interest, depreciation and/or amortization); gross, operating or net profit margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); turnover of assets, capital, or inventory; expense targets; margins; measures of health, safety or environment; operating efficiency; customer service or satisfaction; market share; credit quality; debt ratios (e.g., debt to equity and debt to total capital); and working capital targets.

        Adjustments of Awards.    If our board or compensation committee determines that a stock dividend, stock split, combination, merger, consolidation, spin-off, recapitalization or other change in our capitalization affects the common stock in a manner that causes dilution or enlargement of benefits or potential benefits under the 2006 Incentive Plan, then the board or compensation committee may appropriately and equitably adjust:

  •
  the aggregate number of, and kind of, shares of common stock subject to the 2006 Incentive Plan;

  •
  the number of, and kind of, shares of common stock subject to outstanding awards;

  •
  the price per share of the common stock upon exercise of outstanding awards; and

  •
  the terms and conditions of outstanding awards, including the financial or other performance targets specified in any award agreement.

        Change in Control.    In the event of a change in control, unless otherwise provided in an award agreement, all outstanding stock options and stock appreciation rights will become 100% vested and exercisable, and all restrictions on restricted stock, restricted stock unit and other stock-based awards will lapse. In general, a "change in control" under the 2006 Incentive Plan means the occurrence of any one or more of the following events: (a) the acquisition by any person of 50% or more of either (i) our then outstanding shares of common stock or (ii) the combined voting power of our then outstanding voting securities; (b) individuals who, as of the effective date of our 2006 Incentive Plan, constitute our board of directors cease for any reason to constitute at least a majority of our board; (c) approval by our shareholders of a reorganization, merger, consolidation or similar business combinations; (d) the sale or other disposition of all or substantially all of our assets; or (e) the adoption of any plan or proposal for our liquidation or dissolution.

        Amendment or Termination.    The board may generally amend or terminate the 2006 Incentive Plan at any time; however, the board must generally obtain approval of our stockholders: (i) to increase the number of shares of our common stock that may be issued under the 2006 Incentive Plan; (ii) to extend the limit on the period during which awards may be granted; (iii) to amend the requirements as to the class of employees eligible to purchase shares of our common stock or (iv) to the extent otherwise required by applicable law, rule or regulation.

Pension Benefits

        None of our named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

        None of our named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Director Compensation

        In 2009, we did not pay any cash compensation in the form of retainers or fees for service on the board or any committees to members of our board, nor did we grant any equity-based compensation to any members of the board for their service as directors in 2009.

        Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or committees and for other reasonable expenses related to the performance of their duties as directors. Messrs. Skerl and Forrest each received grants of 10,000 stock options in 2007 which remained outstanding as of December 31, 2009.

Potential Payments on Termination or Change of Control

        The following sets forth the incremental compensation that would be payable by us to each of our named executive officers in the event of (i) a change of control or (ii) each named executive officer's termination of employment with us under various scenarios, which we refer to as "termination events," including the named executive officer's voluntary resignation, involuntary termination for "Cause," involuntary termination without "Cause," termination by the executive for "Good Reason," termination in connection with a "Change of Control," termination in the event of "Disability," termination in the event of death, and termination in the event of retirement, where each of these defined terms has the meaning ascribed to it in the respective executive's employment agreement. In accordance with applicable SEC rules, the following discussion assumes:

  •
  that the termination event in question and/or change of control occurred on December 31, 2009, the last business day of 2009; and

  •
  with respect to calculations based on our stock price, we used $14.00, which was the amount that our board determined was the value of our stock as of December 27, 2009.

        The analysis contained in this section does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of our executive officers and that are available generally to all salaried employees, such as our 401(k) plan. The actual amounts that would be paid upon a named executive officer's termination of employment can only be determined at the time of such executive officer's termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, our stock price at such time, and the executive officer's age.

        Each named executive officer is party to equity award agreements relating to options and/or restricted stock granted under our 2006 Stock Option Plan. Messrs. Verghese, Thomas and Weinman are also parties to employments agreements. These agreements and plans may provide that a named executive officer is entitled to additional consideration in the event of a termination event. Specifically, each restricted stock award agreement provides for accelerated vesting of all shares of restricted stock in the event of an executive's death or disability or in the event of a change of control.

        Assuming a change in control (as defined in our 2006 Incentive Plan) occurred on December 31, 2009, the vesting of the unvested stock options and restricted stock granted to our named executive officers pursuant to the 2006 Incentive Plan would have accelerated and all stock options would have become vested and exercisable as of that date and all restrictions on the shares of restricted stock would have lapsed as of that date. While all of our named executive officers would have been entitled to accelerated vesting of their options if a change in control occurred on December 31, 2009, since the options were underwater, such acceleration would have had no value.

        Richard A. Degner.    Mr. Degner does not have an employment agreement. Therefore, he is not entitled to any compensation payable or benefits upon a termination.

Element	Change of Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)
Stock Option Awards(1)	—	—	—
Restricted Stock Awards(2)	—	—	—

Total	—	—	—

(1)
The table above shows no amount of intrinsic value for unvested options as of December 31, 2009, that could have accelerated vesting upon a termination event because the exercise price of all such options is above $14.00 per share, the value assigned to the stock by the board on December 27, 2009.

(2)
Mr. Degner had no unvested restricted stock outstanding at December 31, 2009.

        P. Mathew Verghese.    In addition to the amounts listed below, Mr. Verghese is entitled to all accrued compensation and unreimbursed expenses through the date of termination in the event of his termination.

Element	Voluntary Resignation ($)	Involuntary Termination for Cause ($)	Involuntary Termination by us without Cause or by Executive for Good Reason ($)	Termination in Connection with Change of Control (without Cause or for Good Reason) ($)(6)	Change of Control without Termination	Termination in the Event of Disability ($)	Termination in the Event of Death ($)
Cash Severance Payment(1)	—	—	240,000	240,000	—	—	—
Bonus Payment(2)	—	—	79,200	79,200	—	39,600	39,600
Stock Option Awards(3)	—	—	—	—	—	—	—
Restricted Stock Awards(4)	—	—	420,000	420,000	420,000	420,000	420,000
Continued Health Coverage(5)	—	—	—	—	—	—	—

Total	—	—	739,200	739,200	420,000	459,600	459,600

(1)
In the event of termination without Cause or termination for Good Reason, Mr. Verghese is entitled to an amount equal to one year of base salary at the rate in effect immediately before the Termination, payable in a lump sum.

(2)
In the event of termination without Cause or termination for Good Reason, Mr. Verghese is entitled to an amount equal to the greater of: (i) the amount of his annual bonus, if any, relating to the prior calendar year, (ii) the average of the annual bonus amounts, if any, relating to the two prior calendar years, or (iii) twenty percent of his base salary payable in a lump sum. The amounts in this row represent an estimate of the potential bonus payable to Mr. Verghese based on the actual bonus paid for 2009. If his employment is terminated for death or disability, he will be entitled to consideration for an annual bonus with respect to the calendar year in which he dies or becomes disabled, which amount will be pro-rated for the number of days worked. The pro-rated amounts of the bonuses for termination of disability are estimated at one-half of the actual bonus paid for 2009. If we elect not to renew Mr. Verghese's employment agreement, will be eligible to receive the annual bonus, if any, for the year in which the non-renewal notice is provided, which amount will be pro-rated for the number of days worked.

(3)
The acceleration of vesting of stock options, if any, is governed under the terms of Mr. Verghese's various option agreements governing the grants. In general, all option grants will vest if Mr. Verghese's employment is terminated in the event of disability or death. The table above shows no amount of intrinsic value for unvested options as of December 31, 2009 that would have accelerated vesting upon the termination event because the exercise price of all such options is above $14.00 per share, the value assigned to the stock by the board on December 27, 2009.

(4)
Mr. Verghese's employment agreement provides that all outstanding restricted stock will vest if Mr. Verghese's employment is terminated without Cause or for Good Reason. Mr. Verghese's restricted stock award agreements provide that his shares of restricted stock will vest in the event of his death or disability or in the event of a change of control. The table above shows the amount of intrinsic value for restricted stock as of December 31, 2009 that would have accelerated vesting upon the termination event based on a value of $14.00 per share, the value assigned to the stock by the board on December 27, 2009.

(5)
Mr. Verghese is not entitled to continuing health coverage other than as provided by COBRA.

(6)
Amounts payable to Mr. Verghese for termination in connection with a change of control without Cause or with Good Reason are the same as if there were no change of control.

        Jerry D. Dresner.    Mr. Dresner does not have an employment agreement. Therefore, he is not entitled to any compensation payable or benefits upon a termination event except as provided in his equity award agreements.

Element	Change of Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)
Stock Option Awards(1)	—	—	—
Restricted Stock Awards(2)	59,500	59,500	59,500

Total	59,500	59,500	59,500

(1)
The table above shows no amount of intrinsic value for unvested options as of December 31, 2009, that could have accelerated vesting upon a termination event because the exercise price of all such options is above $14.00 per share, the value assigned to the stock by the board on December 27, 2009.

(2)
Mr. Dresner's equity awards provide that they shall vest in full upon a change of control or upon his death or disability. The table above shows the amount of intrinsic value for restricted stock as of December 31, 2009 that would have accelerated vesting upon the termination event based on a value of $14.00 per share, the value assigned to the stock by the board on December 27, 2009.

        Alvin L. Thomas.    In addition to the amounts listed below, Mr. Thomas is entitled to all accrued compensation and unreimbursed expenses through the date of termination in the event of his termination.

Element	Voluntary Resignation ($)	Involuntary Termination for Cause ($)	Involuntary Termination by us without Cause or by Executive for Good Reason ($)	Termination in Connection with Change of Control (without Cause or for Good Reason) ($)(6)	Change of Control without Termination	Termination in the Event of Disability ($)	Termination in the Event of Death ($)
Cash Severance Payment(1)	—	—	240,000	240,000	—	—	—
Bonus Payment(2)	—	—	75,000	75,000	—	37,500	37,500
Stock Option Awards(3)	—	—	—	—	—	—	—
Restricted Stock Awards(4)	—	—	420,000	420,000	420,000	420,000	420,000
Continued Health Coverage(5)	—	—	—	—	—	—

Total	—	—	735,000	735,000	420,000	457,000	457,000

(1)
In the event of termination without Cause or termination for Good Reason, Mr. Thomas is entitled to an amount equal to one year of base salary at the rate in effect immediately before the Termination, payable in a lump sum.

(2)
In the event of termination without Cause or termination for Good Reason, Mr. Thomas is entitled to an amount equal to the greater of: (i) the amount of his annual bonus, if any, relating to the prior calendar year, (ii) the average of the annual bonus amounts, if any, relating to the two prior calendar years, or (iii) twenty percent of his base salary payable in a lump sum. The amounts in this row represent an estimate of the potential bonus payable to Mr. Thomas based on the actual bonus paid for 2009. If his employment is terminated for death or disability, he will be entitled to consideration for an annual bonus with respect to the calendar year in which he dies or becomes disabled, which amount will be pro-rated for the number of days worked. The pro-rated amounts of the bonuses for termination of disability are estimated at one-half of the actual bonus paid for 2009. If we elect not to renew Mr. Thomas's employment agreement, he will be eligible to receive the annual bonus, if any, for the year in which the non-renewal notice is provided, which amount will be pro-rated for the number of days worked.

(3)
The acceleration of vesting of stock options, if any, is governed under the terms of Mr. Thomas's various option agreements governing the grants. In general, all option grants will vest if Mr. Thomas's employment is terminated in the event of Disability or death. The table above shows the amount of intrinsic value for unvested options as of December 31, 2009 that would have accelerated vesting upon the termination event because the exercise price of all such options is above $14.00 per share, the value assigned to the stock by the board on December 27, 2009.

(4)
Mr. Thomas's employment agreement provides that all outstanding restricted stock will vest if Mr. Thomas's employment is terminated without Cause or for Good Reason. Mr. Thomas's restricted stock award agreements provide that his shares of restricted stock will vest in the event of his death or disability or in the event of a change of control. The table above shows no amount of intrinsic value for restricted stock as of December 31, 2009 that would have accelerated vesting upon the termination event based on a value of $14.00 per share, the value assigned to the stock by the board on December 27, 2009.

(5)
Mr. Thomas is not entitled to continuing health coverage other than as provided by COBRA.

(6)
Amounts payable to Mr. Thomas for termination in connection with a change of control without Cause or with Good Reason are the same as if there were no change of control.

        Barry L. Weinman.    In addition to the amounts listed below, Mr. Weinman is entitled to all accrued compensation and unreimbursed expenses through the date of termination in the event of his termination.

Element	Voluntary Resignation ($)	Involuntary Termination for Cause ($)	Involuntary Termination by us without Cause or by Executive for Good Reason ($)	Termination in Connection with Change of Control (without Cause or for Good Reason) ($)	Change of Control without Termination	Termination in the Event of Disability ($)	Termination in the Event of Death ($)
Cash Severance Payment(1)	—	—	—	—	—	—	—
Bonus Payment(2)	—	—	—	—	—	—	—
Stock Option Awards(3)	—	—	—	—	—	—	—
Restricted Stock Awards(4)	—	—	—	—	—	—	—
Continued Health Coverage(5)	—	—	34,412	34,412	—	34,412	34,412

Total	—	—	34,412	34,412	—	34,412	34,412

(1)
In the event of termination without for any reason, Mr. Weinman is not entitled to a cash severance payout.

(2)
If Mr. Weinman's employment with us is terminated (i) by us for no reason or for any reason other than Cause, his death or disability, or his reaching his 65th birthday, or (ii) by him for Good Reason, we will be obligated to pay or provide to him incentive compensation only if such incentive compensation was due and payable on or before the termination date.

(3)
If Mr. Weinman's employment with us is terminated (i) by us for no reason or for any reason other than Cause, his death or disability, or his reaching his 65th birthday, or (ii) by him for Good Reason, all of his outstanding options will immediately vest. The table above shows no amount of intrinsic value for unvested options as of December 31, 2009 that would have accelerated vesting upon the termination event because the exercise price of all such options is above $14.00 per share, the value assigned to the stock by the board on December 27, 2009.

(4)
Mr. Weinman had no restricted stock awards outstanding at December 31, 2009.

(5)
If any of Mr. Weinman, his wife or his dependents is covered under our group medical, dental, health and hospital plan in effect at the termination date, then we are obligated, at no greater cost or expense to him than was the case immediately prior to the termination date, to continue to provide such coverage until the date on which he commences receiving Medicare benefits under Parts A, B and D. On and after the date on which Mr. Weinman commences receiving such Medicare benefits, he (and his spouse and dependents) may continue coverage under our group medical, dental, health and hospital plan by paying to us on a monthly basis the full premium cost of coverage. The estimated amount of benefits payable to Mr. Weinman is based upon the amount our employees must pay monthly for COBRA benefits from December 31, 2009 through the date he turns 65, grossed up for any tax liabilities applicable to such payments.

        William Anthony Clark.    Mr. Clark does not have an employment agreement. Therefore, he is not entitled to any compensation payable or benefits upon a termination event except as provided in his equity award agreements.

Element	Termination in Connection with Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)
Stock Option Awards(1)	—	—	—
Restricted Stock Awards	297,500	297,500	297,500

Total	297,500	297,500	297,500

(1)
The table above shows no amount of intrinsic value for unvested options as of December 31, 2009, that could have accelerated vesting upon a termination event because the exercise price of all such options is above $14.00 per share, the value assigned to the stock by the board on December 27, 2009.

(2)
Mr. Clark's equity awards provide that they shall vest in full upon a change of control or upon his death or disability. The table above shows the amount of intrinsic value for restricted stock as of December 31, 2009 that would have accelerated vesting upon the termination event based on a value of $14.00 per share, the value assigned to the stock by the board on December 27, 2009.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The descriptions set forth below are qualified in their entirety by reference to the applicable agreements.

Transactions with Executive Officers and Directors

        Two of our directors, Messrs. George Matelich and Stanley de Jongh Osborne, are affiliated with Kelso & Company, L.P.

Stock Repurchase

        On December 29, 2009, the Company purchased from Richard Degner our Chief Executive Officer and the chairman of our board of directors, Tom Fleure, our Senior Vice President, Geophysical Technology, and a director, Craig Lindberg, our Senior Vice President, Strategic Initiatives, John Degner and Heidi Brown an aggregate of 351,563 shares of Class B Common Stock for an aggregate purchase price of $4,921,880. John Degner and Heidi Brown are the sister and brother of Richard Degner, our Chief Executive Officer. This transaction was approved by all of the board members other than Richard Degner and Tom Fleure and the shares were purchased at a price of $14.00 per share. Richard Degner, John Degner, Craig Lindberg, Heidi Brown and Tom Fleure received proceeds of $2,632,000, $525,000, $614,880, $800,000 and $350,000, respectively, from such sales.

        Richard Degner, John Degner and Heidi Brown applied substantially all of the proceeds in such repurchase transactions to the repayment of certain loans, and the termination of a mortgage of certain family held real property, originally made to such individuals as financing for the formation of the company. By agreement, Craig Lindberg was entitled to include shares in certain sales of our common stock by Richard Degner and included shares in the repurchase transaction pursuant to such rights.

Weinman Acquisition

        In 2008, we entered into an Asset Purchase Agreement (the "Weinman Purchase Agreement") with, among others, Weinman GeoScience, Inc. ("Weinman"), Barry L. Weinman, President of our Weinman GeoScience division, and Mr. Weinman's spouse, Jane Weinman, Division Controller of Weinman. Pursuant to the Weinman Purchase Agreement, we acquired substantially all of the business and assets of Weinman for $22.0 million, of which $10.0 million was paid in cash at the closing and $12.0 million was paid by the issuance of our unsecured promissory notes (the "Weinman Notes").

        Under the Weinman Purchase Agreement, WGI Sub, LLC, a subsidiary of Weinman ("WGI"), and Mr. and Mrs. Weinman are entitled to an earn-out payment of up to $10.0 million payable not later than June 30, 2010, with respect to Mr. and Mrs. Weinman, and not later than March 31, 2010, with respect to WGI, if certain EBITDA targets during the 24-month period ending on March 31, 2010 are obtained. WGI has the right to receive 55% of this earn-out amount, while the remainder of the amount will be payable to Mr. and Mrs. Weinman. The earn-out is payable in shares of our capital stock having an aggregate value equal to the earn-out amount. The number of shares to be issued will be determined on the basis of the average closing price of our shares for the 20-day period immediately preceding the Earnout Determination Date (as defined in the Weinman Purchase Agreement). If a change in control of our company occurs prior to the date the earn-out payment is earned in full, the full $10.0 million of the earn-out will fully vest regardless of whether the EBITDA targets are met.

        In June 2009, we converted $8.0 million in principal amount of the Weinman Notes into shares of our common stock, and modified the EBITDA targets. In September 2009, we paid off the remainder of the Weinman Notes.

        As a result of the foregoing transaction, Mr. and Mrs. Weinman, who collectively owned 100% of Weinman at the time of the sale, received the $10.0 million cash payment made at the closing. Further, the Weinman Notes were issued to both WGI and Mr. and Mrs. Weinman. Upon the conversion of part of the Weinman Notes into common stock, Mr. and Mrs. Weinman received 295,809 fully vested shares of common stock. The remaining 361,545 shares of common stock issued upon conversion of the Weinman Notes are held by WGI, subject to vesting.

        In connection with the Weinman Acquisition, we entered in to employment agreements with Barry and Jane Weinman. Pursuant to their employment agreements, Mr. Weinman is employed as President, and Mrs. Weinman is employed as Controller, of our Weinman GeoScience—Division. The employment agreements are for a term ending June 30, 2010. For their services, Mr. and Mrs. Weinman receive annual base salaries of $240,000 and $100,000, respectively, beginning on June 5, 2009, subject to review and increase by us from time to time. The employment agreements also provided that each may receive a bonus in accordance with the terms and conditions of our bonus plan applicable to senior executives, stock options and four weeks of paid vacation each year. The employment agreements contain restrictions on the use of confidential information and 12-month post-termination non-solicitation and non-hire covenants. In the event of a change in control of our Company, the employment agreements provide that each option held by either of them immediately prior to such change in control shall become fully exercisable, regardless of whether or not the vesting conditions set forth in the relevant stock option agreement have been satisfied in full.

        Heidi Brown, one of our officers, is the sister of Richard Degner, our Chief Executive Officer. During 2009, Ms. Brown was paid a salary and bonus of $153,600.

Stockholders Agreement

        On November 30, 2006, we entered into a stockholders agreement with affiliates of Kelso & Company, L.P. and stockholders other than the Kelso affiliates. Pursuant to this agreement, (a) the Kelso affiliates have the right to make an unlimited number of requests that we register their shares of our common stock under the Securities Act of 1933, (b) following the first anniversary of an initial public offering, the Kelso affiliates have the right to make a request for such registration on a delayed or continuous basis under Rule 415, and (c) the stockholders other than the Kelso affiliates have the right to make an unlimited number of requests that we register their shares of our common stock provided that at least $25.0 million in shares is registered at any one time. In any demand registration, all of the parties to the registration rights agreement have the right to participate on a pro rata basis, subject to certain conditions. In addition, if we propose to register any of our shares (other than registrations related to the initial public offering, exchange offers, benefit plans and certain other exceptions), all of the holders of registration rights under the stockholders agreement have the right to include their shares in the registration statement, subject to certain conditions.

Kelso Agreement

        On December 1, 2006, we entered into an agreement with Kelso & Company, L.P., pursuant to which Kelso may provide consulting and advisory services to the Company. Pursuant to this agreement, we have agreed to reimburse Kelso and certain of its affiliates for their expenses incurred in connection with their investment in us and in connection with any services to be provided by them to us on a going-forward basis. We have also agreed to indemnify and hold harmless Kelso and certain of its affiliates with respect to their investment in us and any services to be provided by them to us on a going-forward basis.

Policies Related to Related Party Transactions

        Our conflict of interest policy prohibits employees and officers from engaging in any activity which might create or appear to create a conflict of interest or interfere with our business, except as approved by our Audit Committee. Furthermore, we will require that all conflicts of interest be fully disclosed by each employee. This policy is disclosed in our Code of Business Conduct and Ethics. We also have a written Prohibition of Personal Loans to Executives in our Corporate Governance Policies under which we are prohibited from making or renewing any personal loan to our executive officers or directors. The related party transactions described in this section occurred prior to adoption of these policies, and as such, these transactions were not subject to the approval and review procedures described above.

DESCRIPTION OF OTHER INDEBTEDNESS

New Revolving Credit Facility

        On April 30, 2010, we entered into a new revolving credit facility under the terms of a Credit Agreement (the "New Revolving Credit Facility") with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto. Our New Revolving Credit Facility provides for borrowings of up to $50.0 million. The loans under our New Revolving Credit Facility bear interest at a rate equal to LIBOR plus the Applicable Rate or the Base Rate plus the Applicable Rate. The Base Rate is defined as the higher of (x) the prime rate and (y) the Federal Funds rate plus 0.50%. The Applicable Rate is defined as a percentage determined in accordance with a pricing grid based upon our leverage ratio, that will decline from LIBOR plus 4.00% or the prime rate plus 3.00% to a minimum rate equal to LIBOR plus 3.50% or the prime rate plus 2.50%. We are able to prepay borrowings under our New Revolving Credit Facility at any time without penalty or premium, subject to reimbursement of the lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings. We also will pay a commitment fee of 0.75% per annum on the actual daily unused portions of the New Revolving Credit Facility.

        Our New Revolving Credit Facility is secured by a first priority lien on substantially all of our assets, the assets of our non-foreign subsidiaries, the stock of our non-foreign subsidiaries and 66% of the stock of certain of our foreign subsidiaries. In addition, our non-foreign subsidiaries will guarantee our obligations under the New Revolving Credit Facility.

        The terms of our New Revolving Credit Facility will limit our ability and the ability of certain of our subsidiaries to, among other things:

  •
  incur or guarantee additional indebtedness;

  •
  grant additional liens on our assets;

  •
  make certain investments or certain acquisitions of substantially all or a portion of another entity's business or assets;

  •
  merge with another entity or dispose of our assets;

  •
  pay dividends;

  •
  enter into transactions with our affiliates;

  •
  engage in other lines of business; and

  •
  repurchase stock .

        Additionally, our New Revolving Credit Facility requires that we maintain certain ratios of total senior, secured debt to consolidated EBITDA (as defined therein), and of consolidated EBITDA to consolidated interest.

        Our New Revolving Credit Facility includes customary provisions with respect to events of default.

        Upon the occurrence and continuation of an event of default under our New Revolving Credit Facility, the lenders will be able to, among other things, terminate their revolving loan commitments, accelerate the repayment of the loans outstanding and declare the same to be immediately due and payable.

 DESCRIPTION OF NEW NOTES

        The Company issued the old notes and will issue the new notes pursuant to an Indenture (the "Indenture"), dated as of April 27, 2010, by and among the Company, the Initial Guarantors (as defined therein) and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee"). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The notes are subject to all such terms, and you should refer to the Indenture and the Trust Indenture Act for a statement thereof. As used in this "Description of New Notes," except as otherwise specified, the term "Notes" means the new notes, the old notes and any additional notes that may be issued under the Indenture. All such notes will vote together as a single class for all purposes of the Indenture.

        The following discussion summarizes the material provisions of the indenture and the registration rights agreement. It does not purport to be complete, and is qualified in its entirety by reference to all of the provisions of those agreements, including the definition of certain terms, and to the Trust Indenture Act of 1939, as amended. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under the caption "—Additional Information." You can find the definitions of certain terms used in this description under the caption "—Certain Definitions." In this description, the word "Global" refers only to Global Geophysical Services, Inc. and does not include any of its subsidiaries. Certain other defined terms used in this description but not defined below under the caption "—Certain Definitions" have the meanings assigned to them in the indenture, and all references to "holders" in this description are to registered holders unless otherwise indicated.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Subsidiary Guarantees

  The Notes

        The notes:

  •
  will be general unsecured, senior obligations of Global;

  •
  will be pari passu in right of payment with all existing and future senior Indebtedness of Global;

  •
  will be senior in right of payment to all future subordinated Indebtedness of Global;

  •
  will be effectively subordinate in right of payment to all existing and future secured Indebtedness of Global, to the extent of the value of the collateral securing such Indebtedness;

  •
  will be effectively subordinate in right of payment to all existing and future Indebtedness and other liabilities of Global's non-guarantor Subsidiaries (other than Indebtedness and other liabilities owed to Global or any Guarantor); and

  •
  will be unconditionally guaranteed by the Guarantors on a senior unsecured basis.

        As of December 31, 2009, after giving effect to the Refinancing Transactions, Global would have had total Indebtedness in an aggregate principal amount of approximately $200.6 million, of which $200.0 million would have been the notes, none of which would have been secured Indebtedness and none of which would have been junior in right of payment to the notes.

  The Guarantees

        The notes initially will be guaranteed by each of the Guarantors. Each Subsidiary Guarantee:

  •
  will be a general unsecured, senior obligation of such Guarantor;

  •
  will be pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor;

  •
  will be senior in right of payment to all future subordinated Indebtedness of such Guarantor;

  •
  will be effectively subordinate in right of payment to all existing and future secured Indebtedness of such Guarantor, to the extent of the collateral securing that Indebtedness; and

  •
  will be effectively subordinate to all existing and future Indebtedness and other liabilities of Global's non-guarantor Subsidiaries (other than Indebtedness and other liabilities owed to such Guarantor).

        Not all of Global's Restricted Subsidiaries will guarantee the notes. Furthermore, newly created or acquired Restricted Subsidiaries will be required to guarantee the notes only under the circumstances described below under the caption "—Certain Covenants—Additional Subsidiary Guarantees." In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiary, the non-guarantor Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to Global. As of December 31, 2009, after giving effect to the Refinancing Transactions, the notes would have also been effectively subordinated to $11.4 million of liabilities (including trade payables) of Global's non-guarantor Subsidiaries. Global's non-guarantor Subsidiaries had assets representing approximately 16.63% of the consolidated assets of Global as of December 31, 2009, and revenue representing approximately 31.49% of the consolidated revenues of Global for the year ended December 31, 2009.

        As of the Issue Date, all of Global's Subsidiaries will be Restricted Subsidiaries. However, under the circumstances described below under the subheading "—Certain Covenants—Restricted Payments," Global will be permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Principal, Maturity and Interest

        The notes will mature on May 1, 2017. The notes will bear interest at the applicable rate set forth on the cover page of this prospectus from April 27, 2010, or from the most recent interest payment date to which interest has been paid. Interest on the notes will be payable semiannually on May 1 and November 1 of each year, beginning on November 1, 2010. Global will pay interest to those persons who are holders of record at the close of business on April 15 and October 15 of each year. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Global will issue the notes in an initial aggregate principal amount of $200.0 million. Global may issue additional notes from time to time after the date hereof; provided, that any such additional notes are fungible for U.S tax purposes with the old notes. Any offering of additional notes will be subject to all of the covenants in the indenture. The notes and any additional notes will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Any additional notes issued will be guaranteed by the Guarantors.

        Principal of, and premium and interest on, the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency of Global in The City of New York maintained for such purposes, which initially will be the office of the trustee or its agent in The City of New York. In addition, interest may be paid, at Global's option, by check mailed to registered holders at their respective addresses as shown on the security register for the notes. The notes will be issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer, exchange or redemption of notes, except in specified circumstances for any tax or other governmental charge that may be imposed in connection with those transfers, exchanges or redemptions.

        The amount of interest payable on the notes will be subject to increase in certain circumstances if Global does not file a registration statement relating to a registered exchange offer for the notes, or, in lieu thereof, a resale shelf registration statement for the notes, if such registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under "—Registration Rights; Additional Interest." All references in this description to "interest" include any such additional interest that may be payable on the notes.

Subsidiary Guarantees

        Global's payment obligations with respect to the notes will be jointly and severally guaranteed on a senior, unsecured basis by the Guarantors. Initially, all of Global's Restricted Subsidiaries will be Guarantors except for its Foreign Subsidiaries. Additional Domestic Subsidiaries of Global will be required to become Guarantors under the circumstances described under "—Certain Covenants—Additional Subsidiary Guarantees." The Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount the Guarantor is permitted to guarantee under applicable law without creating a "fraudulent conveyance." See "Risk Factors—Risks Related to Our Notes—Federal and state statutes allow courts, under specific circumstances, to avoid guarantees and to require noteholders to return payments received from us or the guarantors."

        The Subsidiary Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Global or a Restricted Subsidiary of Global, if the sale or other disposition complies with the applicable provisions of the indenture;

  (2)
  in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) Global or a Restricted Subsidiary of Global, if the sale or other disposition complies with the applicable provisions of the indenture;

  (3)
  if such Guarantor is a Restricted Subsidiary and Global designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

  (4)
  upon Legal Defeasance or Covenant Defeasance as described below under the caption "—Legal Defeasance and Covenant Defeasance" or upon satisfaction and discharge of the indenture as described below under the caption "—Satisfaction and Discharge;" or

  (5)
  upon the liquidation or dissolution of such Guarantor provided that no Default or Event of Default has occurred and is continuing.

Optional Redemption

        The notes will not be redeemable at the option of Global except as described below. Global is not, however, prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market transactions or otherwise, so long as the acquisition does not otherwise violate the terms of the indenture.

        On or after May 1, 2014, the notes will be subject to redemption at any time and from time to time at the option of Global, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of the principal amount redeemed) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage
2014	105.250%
2015	102.625%
2016 and thereafter	100.000%

        At any time and from time to time before May 1, 2013, Global may on any one or more occasions redeem up to 35% of the aggregate principal amount of the outstanding notes (which amount includes additional notes) at a redemption price of 110.500% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds (other than any proceeds from the Initial Public Offering) of any one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of the notes issued under the indenture (which amount includes additional notes, but excludes notes held by Global and its Subsidiaries) remains outstanding immediately after each such redemption; and provided, further, that each such redemption shall occur within 90 days of the date of the closing of such Equity Offering.

        In addition, at any time and from time to time prior to May 1, 2014, Global may, at its option, redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the notes plus accrued and unpaid interest thereon to the redemption date. Notice of such redemption must be mailed to holders of the notes called for redemption not less than 30 nor more than 60 days prior to the redemption date.

        "Adjusted Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities" for the maturity corresponding to the Comparable Treasury Issue with respect to the notes called for redemption (if no maturity is within three months before or after May 1, 2014, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus, in the case of each of clause (i) and (ii), 0.50%.

        "Applicable Premium" means, at any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of the notes on May 1, 2014 (such redemption price being described above in the second paragraph of this "—Optional Redemption") plus (2) all required remaining scheduled interest payments due on the notes through May 1 , 2014 (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of the notes on such redemption date. Global will (x) calculate the Adjusted Treasury Rate prior to the applicable redemption date and (y) on the second business day prior to such redemption date, deliver an officers' certificate setting forth the Applicable Treasury Rate and the Applicable Premium and showing the calculation thereof in reasonable detail.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation as having a maturity comparable to the remaining term from the redemption date to May 1, 2014, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to May 1, 2014.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Quotation Agent, Reference Treasury Dealer Quotations for the redemption date.

        "Quotation Agent" means the Reference Treasury Dealer selected by Global to act as Quotation Agent from time to time.

        "Reference Treasury Dealer" means any nationally recognized investment banking firm selected by Global that is a primary dealer of Government Securities.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue with respect to the notes, expressed in each case as a percentage of its principal amount, quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City Time, on the third business day immediately preceding the redemption date.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under "—Book-Entry, Delivery and Form," based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements. No notes of $2,000 or less shall be redeemed in part. Notices of redemption with respect to the notes shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the notes or portions of the notes called for redemption.

Repurchase at the Option of Holders

  Change of Control

        Upon the occurrence of a Change of Control, all holders of notes will have the right to require Global to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of the notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, Global will mail to each holder of notes a notice describing the transaction or transactions that constitute the Change of Control and offering to repurchase the notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice. Global will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, Global will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of Global's compliance with such securities laws or regulations.

        With respect to any Change of Control Offer, on the Change of Control Payment Date, Global will, to the extent lawful:

  (1)
  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof tendered pursuant to the Change of Control Offer; and

  (3)
  deliver or cause to be delivered to the trustee all notes accepted for purchase together with an officers' certificate stating the aggregate principal amount of the notes or portions thereof being purchased by Global.

        The paying agent will promptly mail to each holder of notes tendered pursuant to the Change of Control Offer the Change of Control Payment for such notes, with such payments to be made through the facilities of The Depository Trust Company (the "Depository") for all notes in global form, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered by the holder; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Global will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable, except as set forth under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge." Except as described above with respect to a Change of Control, the indenture will not contain any provision that permits the holders of notes issued thereunder to require Global to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Global's ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control may constitute a default under other Indebtedness of Global. In addition, certain events that may constitute a change of control under the agreements governing any such Indebtedness and cause a default thereunder may not constitute a Change of Control under the indenture. Future Indebtedness of

Global and its Subsidiaries may also contain prohibitions on certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by holders of notes of their right to require Global to repurchase their notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Global. Finally, Global's ability to pay cash to the holders of notes upon a repurchase may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        Even if sufficient funds were otherwise available, the terms of our other Indebtedness may prohibit Global from prepaying or purchasing the notes before their scheduled maturity. Consequently, if Global is unable to prepay or purchase any Indebtedness containing such restrictions or obtain requisite consents, it will be unable to fulfill its repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control, which could result in a Default under the indenture. A Default under the indenture may result in a cross-default under other Indebtedness.

        The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Global by increasing the capital required to effectuate such transactions. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Global and its Restricted Subsidiaries taken as a whole. There is little case law interpreting the phrase "all or substantially all" in the context of an indenture. Because there is no precise established definition of this phrase, the ability of a holder of notes to require Global to repurchase the holder's notes as a result of a sale, lease, transfer, conveyance or other disposition of Global's properties or assets to a Person or a group based on the Change of Control provisions may be uncertain.

        Global will not be required to make a Change of Control Offer with respect to the notes upon a Change of Control if a third party makes the Change of Control Offer with respect to the notes in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture that are applicable to a Change of Control Offer made by Global and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made with respect to the notes in advance of a Change of Control, and conditional upon the occurrence of such Change of Control, if a definitive agreement for the Change of Control is in place at the time of making of the Change of Control Offer.

        With respect to the notes, if holders of not less than 95% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and Global, or any third party making a Change of Control Offer in lieu of Global as described above, purchases all of the notes validly tendered and not withdrawn by such holders, Global or such third party will have the right, upon not less than 30 nor more than 60 days' prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest thereon to the date of redemption.

  Asset Sales

        Global will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  Global or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration received in such Asset Sale is in the form of cash or Cash Equivalents; provided that any of the following items shall be deemed to be cash and Cash Equivalents for the purposes of this clause (2):

  (a)
  the assumption of any liabilities (as shown on Global's or the Restricted Subsidiary's most recent balance sheet) of Global or any Restricted Subsidiary of Global (other than liabilities that are by their terms subordinated to notes issued under the indenture or any Subsidiary Guarantee) by the transferee of any such assets pursuant to a customary novation agreement that releases Global or the Restricted Subsidiary from further liability;

  (b)
  any securities, notes or other obligations received by Global or any such Restricted Subsidiary from such transferee that are converted by Global or the Restricted Subsidiary into cash or Cash Equivalents within 180 days following their receipt (to the extent of cash or Cash Equivalents received); and

  (c)
  any stock or assets of the kind referred to in clauses (b) and (d) of the next paragraph.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Global or the Restricted Subsidiary, as the case may be, may apply such Net Proceeds, at its option:

  (a)
  to prepay, repay, purchase, repurchase or redeem any secured Indebtedness of Global or any Restricted Subsidiary of Global;

  (b)
  to acquire a controlling interest in another business or all or substantially all of the assets or operating line of another business, in each case engaged in a Permitted Business;

  (c)
  to make capital expenditures; or

  (d)
  to acquire other non-current assets to be used in a Permitted Business.

Pending the final application of any such Net Proceeds, Global may temporarily reduce Indebtedness under any Credit Facility or otherwise expend or invest such Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales described in this paragraph that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute "Excess Asset Sale Proceeds."

        When the aggregate amount of Excess Asset Sale Proceeds exceeds $10.0 million, Global will be required under the indenture to make an offer to the holders of notes issued thereunder and the holders of any other Senior Indebtedness that is subject to requirements with respect to the application of net proceeds from asset sales that are substantially similar to those contained in the indenture (an "Asset Sale Offer") to purchase on a pro rata basis (with the Excess Asset Sale Proceeds prorated between the holders of the notes and such holders of such other Senior Indebtedness based upon outstanding aggregate principal amounts) the maximum principal amount of the notes and such other Senior Indebtedness that may be purchased or prepaid, as applicable, out of the prorated Excess Asset Sale Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the indenture. To the extent that the aggregate principal amount of notes and other Senior Indebtedness tendered (and electing to be redeemed or repaid, as applicable) pursuant to an Asset Sale Offer is less than the Excess Asset Sale Proceeds, Global and its Restricted Subsidiaries may use any remaining Excess Asset Sale Proceeds for general corporate purposes and any other purpose not prohibited by the indenture. Upon completion of the offer to purchase, the amount of Excess Asset Sale Proceeds shall be reset at zero.

        Global will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the date such Asset Sale Offer is completed.

        Global will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, Global will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of Global's compliance with such securities laws or regulations.

Certain Covenants

  Restricted Payments

        Global will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of Global's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Global or any of its Restricted Subsidiaries) or to the direct or indirect holders of Global's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such, in each case other than dividends or distributions declared or paid in Equity Interests (other than Disqualified Stock) of Global or declared or paid to Global or any of its Restricted Subsidiaries;

  (2)
  purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving Global) any Equity Interests of Global (other than any such Equity Interests owned by a Restricted Subsidiary of Global);

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Obligation, except a payment of interest or principal at its Stated Maturity; or

  (4)
  make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (1) through (3) above and this clause (4) being collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to such Restricted Payment:

  (a)
  no Default or Event of Default shall have occurred and be continuing; and

  (b)
  Global would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

  (c)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Global or any of its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (8) or (9) of the next succeeding paragraph), is less than the sum of:

  (i)
  50% of the Consolidated Net Income of Global for the period (taken as one accounting period) from the Issue Date to the end of Global's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a loss, less 100% of such loss), plus

  (ii)
  100% of the aggregate net cash proceeds (other than any proceeds from the Initial Public Offering), or the Fair Market Value of assets or property other than cash,

        received by Global from the issue or sale, in either case, since the Issue Date of (A) Equity Interests of Global (other than Disqualified Stock), or (B) Disqualified Stock or debt securities of Global that have been converted into, or exchanged for, such Equity Interests, together with the aggregate cash received at the time of such conversion or exchange, other than Equity Interests (or Disqualified Stock or convertible or exchangeable debt securities) sold to a Restricted Subsidiary of Global and other than Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock, plus

      (iii)
      in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary pursuant to the terms of the indenture or has been merged or consolidated with or into, or transfers or otherwise disposes of all of substantially all of its properties or assets to or is liquidated into, Global or a Restricted Subsidiary, the lesser of, at the date of such redesignation, merger, consolidation, transfer, disposition or liquidation (A) the book value (determined in accordance with GAAP) of the aggregate Investments made by Global and its Restricted Subsidiaries in such Unrestricted Subsidiary (or of the properties or assets disposed of, as applicable) and (B) the Fair Market Value of such Investment in such Unrestricted Subsidiary, in each case after deducting any Indebtedness of such Unrestricted Subsidiary, plus

      (iv)
      to the extent not already included in Consolidated Net Income for such period, (A) if any Restricted Investment that was made by Global or any Restricted Subsidiary after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment resulting from such sale, liquidation or repayment (less any out-of-pocket costs incurred in connection with any such sale) and (B) the amount returned in cash to Global or any of its Restricted Subsidiaries from such Restricted Investment resulting from payments of interest, dividends, principal repayments and other transfers, in an amount not to exceed the aggregate amount of such Restricted Investment.

        The preceding provisions shall not prohibit:

  (1)
  the payment of any dividend or the consummation of an irrevocable redemption of Subordinated Obligations within 60 days after the date of the declaration of such dividend or the delivery of the irrevocable notice of redemption, as the case may be, if at the date of the declaration or the date on which such irrevocable notice is delivered, such dividend or redemption would have complied with the provisions of the indenture;

  (2)
  the making of any Restricted Payments described in clause (2) or (3) of the preceding paragraph out of the net cash proceeds (other than any proceeds from the Initial Public Offering) of the substantially concurrent sale or issuance (a sale or issuance will be deemed substantially concurrent if such Restricted Payment occurs not more than 60 days after such sale or issuance) (other than to a Restricted Subsidiary of Global) of Equity Interests of Global (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from clause (c)(ii) of the preceding paragraph;

  (3)
  the making of any principal payment on, or the defeasance, redemption, repurchase or other acquisition of, prior to its Stated Maturity, any Subordinated Obligation with the net cash proceeds from an incurrence of, or in exchange for the issuance of, Permitted Refinancing Indebtedness;

  (4)
  the payment of any dividend or distribution by a Restricted Subsidiary of Global to the holders of its Equity Interests (other than Disqualified Stock) on a pro rata basis and the payment of any dividend or distribution by Global to the holders of its Disqualified Stock; provided that such Disqualified Stock is issued on or after the Issue Date in accordance with the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (5)
  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Global held by any current or former employee or director of Global (or any of its Restricted Subsidiaries) pursuant to the terms of any employee equity subscription agreement, stock option agreement, restricted stock agreement or any other similar employee benefit agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year will not exceed $2.0 million (with unused amounts carried over to subsequent years);

  (6)
  repurchases of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent all or a portion of the exercise price thereof;

  (7)
  repurchases of Subordinated Obligations at a purchase price not greater than (i) 101% of the principal amount (or accreted value, if applicable) of such Subordinated Obligations and accrued and unpaid interest thereon in the event of a Change of Control or (ii) 100% of the principal amount (or accreted value, if applicable) of such Subordinated Obligations and accrued and unpaid interest thereon in the event of an Asset Sale, in connection with any change in control offer or asset sale offer required by the terms of such Subordinated Indebtedness, but only if:

  (a)
  in the case of a Change of Control, Global has first complied with and fully satisfied its obligations under the covenant described under "—Repurchase at the Option of Holders—Change of Control"; or

  (b)
  in the case of an Asset Sale, Global has complied with and fully satisfied its obligations in accordance with the covenant described under the heading "—Repurchase at the Option of Holders—Asset Sales";

  (8)
  the purchase by Global of fractional shares arising out of stock dividends, splits or combinations or business combinations; and

  (9)
  other Restricted Payments in an aggregate amount since the Issue Date not to exceed $10.0 million;

provided, further, that, with respect to clauses (2), (3), (5), (7) and (9) above, no Default or Event of Default shall have occurred and be continuing.

        The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the transfer, incurrence or issuance of such non-cash Restricted Payment. Not later than the date of making any Restricted Payment, Global will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

  (1)
  immediately after giving effect to such designation, Global could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test under the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Disqualified Stock;"

  (2)
  immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing; and

  (3)
  Global certifies that such designation complies with this covenant. Any such designation by the Board of Directors shall be evidenced by Global promptly filing with the trustee a copy of the resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding provisions.

        The Board of Directors may designate any Subsidiary of Global to be an Unrestricted Subsidiary under the circumstances and pursuant to the requirements described in the definition of "Unrestricted Subsidiary," which requirements include that such designation will be made in compliance with this covenant. For purposes of making the determination as to whether such designation would be made in compliance with this covenant, all outstanding Investments by Global and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described under the caption "—Restricted Payments." All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (1) the net book value (determined in accordance with GAAP) of such Investments at the time of such designation and (2) the Fair Market Value of such Investments at the time of such designation.

  Incurrence of Indebtedness and Issuance of Disqualified Stock

        Global will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), other than Permitted Debt, and Global shall not issue any Disqualified Stock, and shall not permit any of its Restricted Subsidiaries to issue any preferred stock or any Disqualified Stock; provided, however, that Global or any Guarantor may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and any Guarantor may issue preferred stock if Global's Fixed Charge Coverage Ratio for Global's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred, or such Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The provisions of the first paragraph of this covenant shall not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by Global or any Restricted Subsidiary of Indebtedness pursuant to one or more Credit Facilities; provided, however, that, immediately after giving effect to any such incurrence, the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred under this clause (1) and then outstanding does not exceed the greater of (a) $50.0 million or (b) 15.0% of Total Assets;

  (2)
  the incurrence by Global and the Guarantors of Indebtedness represented by the notes and the Subsidiary Guarantees to be issued on the Issue Date and the related exchange notes and Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

  (3)
  the incurrence by Global or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness, the net proceeds of which are applied to refinance any Indebtedness incurred in respect of any Indebtedness described under clauses (2), (3), (5), (6), (8), (12), (13) or (14) of this paragraph or incurred pursuant to the first paragraph of this covenant;

  (4)
  the incurrence by Global or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Global and any of its Restricted Subsidiaries; provided, however, that (A) if Global or any Guarantor is the obligor and a Restricted Subsidiary of Global that is not a Guarantor is the obligee on such Indebtedness, such Indebtedness will be subordinated to the payment in full of all Obligations with respect to the notes and the Subsidiary Guarantees, as the case may be, and (B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Global or a Restricted Subsidiary of Global and (2) any sale or other transfer of any such Indebtedness to a Person that is not either Global or a Restricted Subsidiary of Global shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Global or such Restricted Subsidiary, as the case may be, that is not then permitted by this clause (4);

  (5)
  the incurrence by Global or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including any Acquired Debt), in each case, incurred in connection with the purchase of, or for the purpose of financing the purchase of, the cost of construction, improvement or development of, property, plant or equipment used in the Permitted Business of Global or a Restricted Subsidiary of Global in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease, or discharge any Indebtedness incurred pursuant to this clause (5), not to exceed $10.0 million as of any date incurrence;

  (6)
  the incurrence by Global or any of its Restricted Subsidiaries of Existing Indebtedness;

  (7)
  the incurrence by Global or any of its Restricted Subsidiaries of Indebtedness consisting of Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

  (8)
  the incurrence by Global or any of its Restricted Subsidiaries of Indebtedness arising from agreements of Global or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition or acquisition of any business or assets of Global or any of its Restricted Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets of Global or any of its Restricted Subsidiaries for the purposes of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of Global or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum liability in respect of all such Indebtedness incurred in connection with a disposition shall at no time exceed the gross proceeds including noncash proceeds (the Fair Market Value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Global and its Restricted Subsidiaries in connection with such disposition;

  (9)
  the guarantee by Global or any Restricted Subsidiary of Indebtedness of Global or a Restricted Subsidiary of Global that was permitted to be incurred by any other provision of this covenant;

  (10)
  the issuance by a Restricted Subsidiary of Global of Disqualified Stock or preferred stock to Global or to any of its Restricted Subsidiaries; provided, however, that any subsequent event or issuance or transfer of any Equity Interests that results in the owner of such Disqualified Stock or preferred stock ceasing to be Global or any of its Restricted Subsidiaries or any subsequent transfer of such Disqualified Stock or preferred stock to a Person other than Global or one of its Restricted Subsidiaries, shall be deemed to be an issuance of Disqualified Stock by such Subsidiary that was not permitted by this clause (9);

  (11)
  the incurrence by Global or any of its Restricted Subsidiaries of Indebtedness incurred in the ordinary course of business under (A) documentary letters of credit, or surety bonds or insurance contracts, including in connection with insurance premium financing agreements, which are to be repaid in full not more than one year after the date on which such Indebtedness is originally incurred to finance the purchase of goods by Global or a Restricted Subsidiary of Global, (B) standby letters of credit, surety bonds or insurance contracts issued for the purpose of supporting (1) workers' compensation or similar liabilities of Global or any of its Restricted Subsidiaries or (2) performance, payment, deposit or surety obligations of Global or any of its Restricted Subsidiaries and (C) bid, advance payment and performance bonds and surety bonds or similar insurance contracts for Global and its Restricted Subsidiaries, and refinancings thereof; and

  (12)
  the incurrence by Global or any Guarantor of Permitted Acquisition Indebtedness;

  (13)
  the incurrence by any Restricted Subsidiary of Indebtedness in an aggregate principal amount (or accreted value, as applicable), together with all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed $10.0 million at any one time outstanding; and

  (14)
  the incurrence by Global or any Guarantor of Indebtedness in an aggregate principal amount (or accreted value, as applicable), together with all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $15.0 million at any one time outstanding.

        Neither Global nor any Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Global or such Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the notes or the Subsidiary Guarantees, as the case may be, on substantially identical terms; provided, however, that no Indebtedness of any Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured.

        For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described above or is entitled to be incurred pursuant to the first paragraph of this covenant, Global will, in its sole discretion, classify (or later classify or reclassify) in whole or in part such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness or a portion thereof may be classified (or later classified or reclassified) in whole or in part as having been incurred under more than one of the applicable clauses or pursuant to the first paragraph hereof. Indebtedness under any Credit Facility, including Global's New Revolving Credit Facility, and any guarantees of such Indebtedness outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

  Liens

        Global will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or acquired after that date, securing any Indebtedness, unless:

  (1)
  in the case of Liens securing Subordinated Obligations of Global or a Restricted Subsidiary, the notes or Subsidiary Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on a senior basis to the Subordinated Obligations so secured with the same priority that the notes or Subsidiary Guarantees, as applicable, have to such Subordinated Obligations until such time as such Subordinated Obligations are no longer so secured by a Lien; and

  (2)
  in the case of Liens securing Senior Indebtedness of Global or a Restricted Subsidiary, the notes or Subsidiary Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on an equal and ratable basis with the Senior Indebtedness so secured until such time as such Senior Indebtedness is no longer so secured by a Lien.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        Global will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Global to:

  (1)
  (x) pay dividends or make any other distributions to Global or any of its Restricted Subsidiaries on its Capital Stock or (y) pay any Indebtedness owed to Global or any of its Restricted Subsidiaries; provided, that the priority of any preferred stock in receiving dividends or liquidating distributions prior to the payment of dividends or liquidating distributions on common stock shall not be deemed to be a restriction on the ability to make distributions on Capital Stock;

  (2)
  make loans or advances to Global or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to Global or any of its Restricted Subsidiaries.

        However, the restrictions in the first paragraph of this covenant will not apply to encumbrances or restrictions existing under or by reason of:

  (a)
  contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to any Existing Indebtedness and the related documentation (including any Credit Facilities that are refinanced with the net proceeds from the issuance of the notes on the Issue Date) and any Hedging Obligations and the related documentation;

  (b)
  the indenture, the notes and the Subsidiary Guarantees;

  (c)
  any future Liens that may be permitted to be granted under, or incurred not in violation of, any other provisions of the indenture;

  (d)
  applicable law or any applicable rule, regulation or order;

  (e)
  any instrument governing Indebtedness or Capital Stock, or any other agreement relating to any property or assets, of a Person acquired by Global or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person or such Person's subsidiaries, so acquired; provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

  (f)
  restrictions of the nature described in clause (3) above by reason of customary non-assignment provisions in contracts, agreements, licenses and leases entered into in the ordinary course of business;

  (g)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

  (h)
  any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

  (i)
  provisions with respect to the disposition or distribution of assets in joint venture agreements, asset sale agreements, agreements relating to Sale/Leaseback Transactions, stock sale agreements and other similar agreements entered into in the ordinary course of business;

  (j)
  encumbrances or restrictions contained in, or in respect of, Hedging Obligations permitted under the indenture from time to time;

  (k)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (l)
  any instrument governing Indebtedness of a Foreign Subsidiary; provided that such Indebtedness was otherwise permitted by the terms of the indenture to be incurred;

  (m)
  any encumbrance or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Global, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

  (n)
  restrictions imposed by law.

  Merger, Consolidation or Sale of Assets

        Global will not consolidate or merge with or into, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Global and its Restricted Subsidiaries taken as a whole in one or more related transactions, to another Person unless:

  (1)
  Global is the resulting, transferee or surviving Person or the resultant, transferee or surviving Person (if other than Global) is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia and such resulting, transferee or surviving Person assumes, pursuant to a supplemental indenture and other documentation in form and substance reasonably satisfactory to the trustee, all of the obligations and covenants of Global under the indenture, the notes and, if then in effect, under the registration rights agreement; provided, that unless such resulting, transferee or surviving Person is a corporation, a corporate co-issuer of the notes will be added to the indenture by such supplemental indenture;

  (2)
  immediately before and after such transaction no Default or Event of Default has occurred and is continuing;

  (3)
  except in the case of a consolidation or merger of Global with or into a Restricted Subsidiary, or a sale, assignment, transfer, conveyance or other disposition of properties or assets to Global or a Restricted Subsidiary, either (a) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the applicable four-quarter period, Global or the resultant, transferee or surviving Person (if other than Global) would have a Fixed Charge Coverage Ratio that is greater than the Fixed Charge Coverage Ratio of Global immediately prior to such transaction, or (b) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the applicable four-quarter period, Global or the resultant transferee or surviving Person (if other than Global) would be able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Disqualified Stock;" and

  (4)
  Global will have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental agreements (if applicable) comply with the indenture.

        The indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Global in accordance with the foregoing, in which Global is not the surviving corporation, the surviving Person formed by such consolidation or into which Global is merged or to which such conveyance or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, Global under the indenture and the notes with the same effect as if such surviving Person had been named as such, and in the case of any transfer of all (but not less than all) of the assets of Global in accordance with the foregoing, Global will be released from all of its obligations under the notes and the indenture.

        In addition, Global may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

        Global will not permit any Guarantor to consolidate with or merge with into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

  (1)
  the resulting, surviving or transferee Person will expressly assume all of the obligations of such Guarantor under its Subsidiary Guarantee and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

  (2)
  immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been incurred by such Person at the time of such transaction), no Default or Event of Default will have occurred or be continuing; and

  (3)
  Global will have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental agreements (if applicable) comply with the indenture;

provided, however, that the foregoing will not apply to any such consolidation or merger with or into, or conveyance, transfer or lease to, any Person if the resulting, surviving or transferee Person will not be a Subsidiary of Global and the other terms of the indenture, including the covenant described under "—Repurchase at the Option of Holders—Asset Sales," are complied with.

  Additional Subsidiary Guarantees

        If, after the Issue Date, Global or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 20 business days of the date on which it was acquired or created.

        Global will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of Global or any other Guarantor thereof unless such Restricted Subsidiary is a Guarantor or simultaneously becomes a Guarantor of the notes and executes a supplemental indenture and delivers an opinion of counsel satisfactory to the trustee, which Subsidiary Guarantee (i) if such other Indebtedness is a Subordinated Obligation, will be senior to such other guarantee with the same priority that the notes or the Subsidiary Guarantees, as applicable, have to such Subordinated Obligation, and (ii) if such other indebtedness is Senior Indebtedness, will be pari passu with such other guarantee.

  Transactions with Affiliates

        Global will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of any such Person (each of the foregoing, an "Affiliate Transaction") unless:

  (1)
  such Affiliate Transaction is on terms that are no less favorable to Global or the relevant Restricted Subsidiary than those that could have been obtained in a transaction by Global or such Restricted Subsidiary with an unrelated Person; and

  (2)
  Global delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of its Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to Global and its Restricted Subsidiaries of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

provided, that none of the following shall be deemed to be Affiliate Transactions and therefore shall not be subject to the provisions of the preceding paragraph:

  (1)
  any employment, equity award, equity option or equity appreciation agreement or plan, agreement or other similar compensation plan or arrangement entered into by Global or any of its Restricted Subsidiaries in the ordinary course of its business;

  (2)
  transactions between or among (A) Global and one or more Restricted Subsidiaries and (B) any Restricted Subsidiaries;

  (3)
  the performance of any written agreement in effect on the Issue Date, as such agreement may be amended, modified or supplemented from time to time; provided, however, that any amendment, modification or supplement entered into after the Issue Date will be permitted only to the extent that its terms do not materially and adversely affect the rights of any holders of the notes (as determined in good faith by an officer of Global, and, if such amendment, modification or supplement involves aggregate consideration in excess of $5.0 million, as determined in good faith by the Board of Directors) as compared to the terms of the agreement in effect on the Issue Date;

  (4)
  loans or advances to officers, directors and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures and other purposes, in each case, in the ordinary course of business;

  (5)
  maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans;

  (6)
  fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Global or any of its Restricted Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary;

  (7)
  sales of Equity Interests of Global (other than Disqualified Stock) to Affiliates of Global or any of its Restricted Subsidiaries; and

  (8)
  Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments."

  Reports

        Whether or not required by the Commission's rules and regulations, so long as any notes are outstanding, Global will furnish to the trustee and each holder of notes, within the time periods specified in the Commission's rules and regulations:

  (1)
  all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if Global were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if Global were required to file such reports.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Global's consolidated financial statements by Global's certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, Global will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

        If at any time Global is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Global will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. Global agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the preceding, the Commission will not accept Global's filings for any reason, Global will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Global were required to file those reports with the Commission.

        In addition, Global and the Guarantors agree that, for so long as any notes remain outstanding, at any time Global is not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Global will be deemed to have furnished such reports to the trustee and the holders of notes if it has filed such reports with the Commission using the EDGAR filing system and such reports are publicly available.

Events of Default and Remedies

        Each of the following will constitute an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on the notes;

  (2)
  default in payment when due of the principal of or premium, if any, on the notes;

  (3)
  failure by Global or any of its Restricted Subsidiaries to comply with the provisions described above under the captions "—Certain Covenants—Merger, Consolidation or Sale of Assets," "—Repurchase at the Option of Holders—Change of Control" and "—Repurchase at the Option of Holders—Asset Sales" and such failure continues for 30 days after written notice is given to Global as provided below;

  (4)
  failure by Global or any of its Restricted Subsidiaries to comply with any of other agreement in the indenture or the notes (other than a failure that is subject to clause (1), (2) or (3) above) and such failure continues for 60 days after written notice is given to Global as provided below;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Global or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Global or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

  (a)
  is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $10.0 million or more;

  (6)
  failure by Global or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

  (7)
  the occurrence of certain events of bankruptcy or insolvency with respect to Global, any Significant Subsidiary or any group of Subsidiaries that when taken together would constitute a Significant Subsidiary; and

  (8)
  except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than by reason of the termination of the indenture or the release of any such Subsidiary Guarantee in accordance with the indenture).

        A Default under clause (3) or clause (4) above will not be an Event of Default until the trustee or the holders of not less than 25% in principal amount of the outstanding notes notify Global of the Default and Global does not cure such Default within the specified time after receipt of such notice.

        If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare all notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Global, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all the notes will become due and payable without further action or notice. Holders of notes may not enforce the indenture or the notes except as provided therein. Subject to certain limitations, the holders of a majority in principal amount of outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice from holders of the notes of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or any premium) if it determines that withholding notice is in their interest.

        In the case of an Event of Default specified in clause (5) of the first paragraph under this caption, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded with respect to the notes, automatically and without any action by the trustee or the holders of the notes, if within 60 days after such Event of Default first arose Global delivers an officers' certificate to the trustee stating that (1) the Indebtedness or guarantee that is the basis for such Event of Default has been paid or discharged, (2) the holders of the Indebtedness have rescinded or waived the acceleration giving rise to such Event of Default or (3) the default that is the basis for such Event of Default has been otherwise cured; provided, however, that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

        The holders of a majority in principal amount of the outstanding notes by notice to the trustee may on behalf of all holders of the notes (1) waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of interest on, or the principal of or premium on, the notes and (2) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration) have been cured or waived.

        Global will be required to deliver to the trustee annually a statement regarding compliance with the indenture and Global will be required upon becoming aware of any Default or Event of Default under the indenture to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Managers, Incorporators, Members, Partners and Stockholders

        No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Capital Stock of Global or any of its Subsidiaries, as such, shall have any liability for any obligations of Global or any Guarantor under the notes, the Subsidiary Guarantees or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a note by accepting the note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        Global may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and the indenture and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of holders of the outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due (but not the Change of Control Payment or the payment pursuant to an Asset Sale Offer) from the trust referred to below;

  (2)
  Global's obligations with respect to holders of notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee and Global's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, Global may, at its option and at any time, elect to have the obligations of Global and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy and insolvency events) described above under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  Global must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Global must specify whether the notes are being defeased to their stated maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, Global shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (A) Global has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, Global shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the incurrence of Indebtedness or the grant of Liens securing such Indebtedness, all or a portion of the proceeds of which will be applied to such deposit) or insofar as Defaults from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5)
  such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Global or any of its Restricted Subsidiaries is a party or by which Global or any of its Restricted Subsidiaries is bound, or if such breach, violation or default would occur, which is not waived as of, and for all purposes, on and after, the date of such deposit;

  (6)
  Global shall have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7)
  Global must deliver to the trustee an officers' certificate stating that the deposit was not made by Global with the intent of preferring the holders of the notes over the other creditors of Global with the intent of defeating, hindering, delaying or defrauding creditors of Global or others; and

  (8)
  Global must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the Indenture) when:

  (a)
  either (1) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has heretofore been deposited in trust and thereafter repaid to Global) have been delivered to the trustee for cancellation; or (2) all such notes not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and Global has irrevocably deposited or caused to be deposited with the trustee funds in trust solely for the benefit of the holders, in the form of cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such notes not theretofore delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of stated maturity or redemption;

  (b)
  no Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit), and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which Global is a party or by which Global is bound;

  (c)
  Global has paid or caused to be paid all sums due and payable by it under the indenture; and

  (d)
  Global has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at stated maturity or the redemption date, as the case may be.

        In addition, Global must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require such holder, among other things, to furnish appropriate endorsements and transfer documents and Global may require such holder to pay any taxes and fees required by law or permitted by the indenture. Global is not required to transfer or exchange any notes selected for redemption. Also, Global is not required to transfer or exchange any notes in respect of which a notice of redemption has been given or for a period of 15 days before a selection of the notes to be redeemed.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and any existing Default or compliance with any provision of the indenture, the notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in principal amount the outstanding notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the notes).

        Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of the notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in such note;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on notes (except as permitted by clause (7) below);

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders"); or

  (8)
  make any change in the preceding amendment, supplement and waiver provisions.

        Notwithstanding the preceding, Global, the Guarantors and the trustee may without the consent of any holder thereof amend or supplement the indenture, the notes or the Subsidiary Guarantees:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of Global's or any Guarantor's obligations to holders of the notes in the case of a merger or consolidation or sale of all or substantially all of Global's or such Guarantor's properties or assets, including the addition of any required co-issuer of the notes;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights of any such holders under the indenture;

  (5)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (6)
  to add any additional Guarantor or to release any Guarantor from its Subsidiary Guarantee, to evidence or provide for the acceptance of appointment of a successor trustee or to add any additional Events of Default, in each case, as provided in the indenture;

  (7)
  to secure the notes;

  (8)
  to conform the text of the indenture, such notes or the Subsidiary Guarantees to any provision of this "Description of the Notes" to the extent that such provision in this "Description of the Notes" was intended to set forth, verbatim or in substance, a provision of the indenture, the notes or the Subsidiary Guarantees; or

  (9)
  to provide for the issuance of exchange notes and related Subsidiary Guarantees or additional notes and related Subsidiary Guarantees.

Concerning the Trustee

        The indenture contains certain limitations on the rights of the trustee, should it become a creditor of Global, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The indenture, the notes and the Subsidiary Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to Global Geophysical Services, Inc., 13927 South Gessner Road, Missouri City, Texas 77489, Attention: Senior Vice President and Chief Financial Officer.

Book-Entry, Delivery and Form

        The old notes were offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes"). The old notes also were offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Notes"). Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        Rule 144A Notes initially are represented by one or more notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Notes"). Regulation S Notes initially are represented by one or more notes in registered, global form without interest coupons (collectively, the "Regulation S Global Notes"). The Rule 144A Global Notes and the Regulation S Global Notes (the "Global Notes") were deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See "—Exchanges Between Regulation S Notes and Rule 144A Notes."

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) are subject to certain restrictions on transfer and bear a restrictive legend. Regulation S Notes also bear a restrictive legend. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream")), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Global takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised Global that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers

(including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised Global that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Rule 144A Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Regulation S Global Notes may hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Global and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Global, the trustee nor any agent of Global or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised Global that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee, the Guarantors or Global. Neither Global nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Global, the Guarantors and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Subject to the transfer restrictions applicable to the notes described herein, transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised Global that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the indenture, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Global, the Guarantors, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

  (1)
  DTC (a) notifies Global that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Global fails to appoint a successor depositary within 90 days;

  (2)
  Global, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Certificated Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

        Global will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Global will make all payments of principal, premium, if any, and interest with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Global expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Global that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Registration Rights; Additional Interest

        Global and the Guarantors have entered into a registration rights agreement with the initial purchasers with respect to the notes. Pursuant to the registration rights agreement, Global and the Guarantors agreed to file with the Commission this exchange offer registration statement. Upon the effectiveness of this registration statement, Global and the Guarantors will offer to the holders of the Transfer Restricted Securities (as defined below) who are able to make certain representations the opportunity to exchange Transfer Restricted Securities for exchange notes having substantially identical terms. If (1) Global and the Guarantors are not required to file the exchange offer registration statement or to consummate the registered exchange offer because the registered exchange offer is not permitted by applicable law or Commission policy or (2) any holder of Transfer Restricted Securities notifies Global and the Guarantors within 20 business days following consummation of the registered exchange offer that (A) it is prohibited by law or Commission policy from participating in the registered exchange offer, (B) it may not resell exchange notes that it acquires in the registered exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns notes acquired directly from Global or an affiliate of Global, Global and the Guarantors will file with the Commission a shelf registration statement to cover resales of notes by holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. For purposes of the foregoing, "Transfer Restricted Securities" means each note until (1) the date on which such note has been exchanged for an exchange note by a person other than a broker-dealer in the registered exchange offer, (2) following the exchange of such note for an exchange note by a broker-dealer in the registered exchange offer, the date on which the exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement, (3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement or (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act; provided that a note will not cease to be a Transfer Restricted Security for purposes of the exchange offer by virtue of this clause (4).

        The registration rights agreement provides that:

  (1)
  Global and the Guarantors will commence the registered exchange offer and use their reasonable best efforts to issue on or prior to the date that is 45 days after the date on which the exchange offer registration statement became effective, exchange notes in exchange for all notes tendered prior thereto in the registered exchange offer; and

  (2)
  if obligated to file the shelf registration statement, Global and the Guarantors will use their reasonable best efforts to file the shelf registration statement with the Commission on or prior to the date that is 30 days after such filing obligation arises and to cause the shelf registration to become effective on or prior to the date that is 90 days after the date upon which Global and the Guarantors are obligated to make such filing.

        If (a) Global and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing, (b) any of such registration statements does not become effective on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) Global and the Guarantors fail to consummate the registered exchange offer within 45 days of the Effectiveness Target Date with respect to the exchange offer registration statement, or (d) the shelf registration statement or the exchange offer registration statement becomes effective but thereafter ceases to be effective or usable during the periods specified in the registration rights agreement without being succeeded in 30 days by another registration statement (each such event referred to in clauses (a) through (d) above, a "Registration Default"), then Global will pay additional interest to each holder of Transfer Restricted Securities with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of such Transfer Restricted Securities held by the holder. The amount of additional interest will increase by an additional $0.05 per week per $1,000 principal amount of such notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest of $0.50 per week per $1,000 principal amount of the notes. All accrued additional interest with respect to the notes will be paid by Global on each interest payment date to the holders of the notes in the same manner as other interest on the notes. Following the cure of all Registration Defaults, the accrual of additional interest will cease.

        Holders of notes will be required to make certain representations to Global (as described in the registration rights agreement) in order to participate in the registered exchange offer. Holders of the notes will additionally be required to deliver information to be used in connection with any shelf registration statement and to provide comments on any such shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and to benefit from the provisions regarding additional interest set forth above.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, but excluding, in any event, Indebtedness that is extinguished, retired or repaid in connection with such Person merging with or becoming a Restricted Subsidiary of such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of the covenant described under the caption "—Certain Covenants—Transactions with Affiliates" and the use of the term "Affiliates" thereunder, beneficial ownership of 10% or more of the voting securities of a specified Person shall be deemed to be control by the owner thereof.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a Sale/Leaseback Transaction) other than in the ordinary course of business, or any damage or loss of property resulting in the payment of property insurance or condemnation proceeds to Global or any Restricted Subsidiary (provided that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of Global and its Restricted Subsidiaries taken as a whole will be governed by the covenants described above under the captions "—Repurchase at the Option of Holders—Change of Control" and "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales"); and

  (2)
  the issue or sale by Global or any of its Restricted Subsidiaries of Equity Interests of any of Global's Restricted Subsidiaries,

in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions, that have a Fair Market Value in excess of $2.5 million; provided that the following will not be deemed to be Asset Sales:

  (1)
  (x) any sale, exchange, transfer or other disposition of inventory, equipment, accounts receivable (or the discounting thereof), data assets or other assets or rights in the ordinary course of business, including any Non-Monetary Exchanges;

  (2)
  a transfer of assets by Global to a Restricted Subsidiary of Global or by a Restricted Subsidiary of Global to Global or to a Restricted Subsidiary of Global;

  (3)
  an issuance or sale of Equity Interests by a Restricted Subsidiary of Global to Global or to another Restricted Subsidiary of Global;

  (4)
  (A) a Permitted Investment or (B) a Restricted Payment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments";

  (5)
  the trade, sale or exchange of Cash Equivalents;

  (6)
  the sale, exchange or other disposition of obsolete assets not integral to any Permitted Business;

  (7)
  the abandonment or relinquishment of assets in the ordinary course of business;

  (8)
  any lease of assets entered into in the ordinary course of business and with respect to which Global or any Restricted Subsidiary of Global is the lessor and the lessee has no option to purchase such assets for less than fair market value at any time the right to acquire such asset occurs;

  (9)
  the disposition of assets received in settlement of debts accrued in the ordinary course of business;

  (10)
  the creation or perfection of a Lien on any assets (or any income or profit therefrom) of Global or any of its Restricted Subsidiaries that is not prohibited by any covenant of the indenture;

  (11)
  the surrender or waiver in the ordinary course of business of contract rights or the settlement, release or surrender of contractual, non-contractual or other claims of any kind;

  (12)
  sales or grants of non-exclusive licenses or sublicenses to use the inventory, patents, trade secrets, know-how and other intellectual property, and non-exclusive licenses, leases or subleases of other assets, of Global or any of its Restricted Subsidiaries to the extent in the ordinary course of business and not materially interfering with the business of Global and its Restricted Subsidiaries, and the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property; and

  (13)
  any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

        "Board of Directors" means the Board of Directors of Global or any committee thereof duly authorized to act on behalf of such Board.

        "Capital Lease Obligations" means, at the time any determination thereof is to be made, the amount of the liability in respect of one or more capital leases that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit and Eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers' acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson BankWatch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having one of the two highest ratings obtainable from Moody's or S&P with maturities of not more than one year from the date of acquisition; and

  (6)
  money market funds 95% of the assets of which constitute Cash Equivalent of the types described in clauses (1) - (5) above.

        "Change of Control" means the occurrence of one or more of the following events:

  (1)
  any direct or indirect sale, lease, transfer, conveyance or other disposition (in one transaction or a series of related transactions) of all or substantially all of the properties or assets of Global and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons as that term is used in Section 13(d)(3) of the Exchange Act (a "Group") together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture) other than to Global or a Restricted Subsidiary of Global;

  (2)
  the approval by the holders of Capital Stock of Global of any plan or proposal for the liquidation or dissolution of Global;

  (3)
  the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Voting Securities of Global by any Person or Group that, as a result of such acquisition, either (A) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, at least 50% of Global's then outstanding Voting Securities (measured by voting power rather than number of shares) or

    (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board of Directors, including, without limitation, by the acquisition of revocable proxies for the election of directors; or

  (4)
  the first day on which a majority of the members of the Board of Directors of Global are not Continuing Directors.

        "Commission" means the U.S. Securities and Exchange Commission.

        "Commodity Hedging Agreements" means agreements or arrangements designed to protect such Person against fluctuations in the price of any commodity, in each case, in connection with the conduct of its business and not for speculative purposes.

        "Commodity Hedging Obligations" means, with respect to any Person, the net payment Obligations of such Person under Commodity Hedging Agreements.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus:

  (1)
  an amount equal to any extraordinary, unusual or nonrecurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus

  (3)
  Fixed Charges of such Person and its Restricted Subsidiaries for such period to the extent that any such expense or charge was deducted in computing such Consolidated Net Income, plus

  (4)
  unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income, plus

  (5)
  depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization and other non-cash charges were deducted in computing such Consolidated Net Income, minus

  (6)
  non-cash items increasing such Consolidated Net Income for such period,

in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the specified Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); provided, that

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary (Global's equity in the net loss of any such Person for such period will be included in determining Consolidated Net Income);

  (2)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except that (a) Global's equity in the income of any such Restricted Subsidiary for such period will be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to Global or another Restricted Subsidiary as a dividend or other distribution and (b) Global's equity in the net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

  (3)
  the cumulative effect of a change in accounting principles shall be excluded;

  (4)
  any non-cash impairment charges resulting from the writedown of non-current assets shall be excluded, as if such writedown had not occurred;

  (5)
  to the extent deducted in the calculation of Net Income, any charges associated with any write-offs of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be added back to Consolidated Net Income; and

  (6)
  any unrealized non-cash gains or losses in respect of hedges and other derivatives (including those under FAS 133) shall be excluded.

        "Continuing Directors" means as of any date or for any period of determination, any member of the Board of Directors of Global who (i) was a member of such Board of Directors on the first day of such period or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Credit Facilities" means, with respect to Global or any of its Restricted Subsidiaries, one or more debt facilities, commercial paper facilities or Debt Issuances, including the New Revolving Credit Facility, with banks, investment banks, insurance companies, mutual funds, hedge funds, other institutional lenders, institutional investors or any of the foregoing providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables), letters of credit, bankers' acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances) and any agreements and related documents governing Indebtedness or Obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing and whether provided under the original agreement, indenture or other documentation relating thereto).

        "Currency Hedging Agreements" means, at any time as to any Person, any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement entered into in the ordinary course of business and designed to protect against or manage such Person's exposure to fluctuations in foreign currency exchange rates.

        "Currency Hedging Obligations" means, with respect to any Person, the net payment Obligations of such Person under Currency Hedging Agreements.

        "Debt Issuances" means, with respect to Global or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

        "Default" means any event that is or with the passage of time or the giving of notice (or both) would be an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock to the extent that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, it matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature, except such Capital Stock that is solely redeemable with, or solely exchangeable for, any Capital Stock of such Person that is not Disqualified Stock.

        Notwithstanding the preceding paragraph, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Global or any of its Restricted Subsidiaries to repurchase Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Global or such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Domestic Subsidiary" means any Restricted Subsidiary of Global formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Global.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private sale of Capital Stock of Global or options, warrants or rights with respect to its Capital Stock (other than sales made to any Restricted Subsidiary of Global and sales of Disqualified Stock) made for cash after the Issue Date.

        "exchange notes" means notes registered under the Securities Act that are issued under the indenture in exchange for the notes initially issued under the indenture pursuant to the Exchange Offer or in replacement of any such initially issued notes pursuant to the Shelf Registration Statement.

        "Existing Indebtedness" means the aggregate Indebtedness of Global and its Restricted Subsidiaries outstanding on the Issue Date.

        "Fair Market Value" means, with respect to consideration received or to be received, or given or to be given, pursuant to any transaction by Global or any Restricted Subsidiary, the fair market value of such consideration as determined (unless otherwise specified in the indenture) in good faith by the Board of Directors of Global, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors set forth in an officers' certificate delivered to the trustee.

        "Financial Hedging Agreements" means (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates in connection with the conduct of its business and not for speculative purposes.

        "Financial Hedging Obligations" means, with respect to any Person, the net payment Obligations of such Person under Financial Hedging Agreements.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. If Global or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings under any Credit Facility) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness, or such issuance, repurchase or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated giving pro forma effect to any expense, cost reductions and operating improvements that have occurred or are reasonably expected to occur in accordance with Regulation S-X promulgated by the Commission and any regulation or policy related thereto;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges are not obligations of the specified Person or any of its Restricted Subsidiaries on the Calculation Date.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation or duplication, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations);

  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period;

  (3)
  any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); and

  (4)
  all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Global (other than Disqualified Stock).

        "Foreign Subsidiary" means any Restricted Subsidiary of Global that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States, which are applicable at the date of determination.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantees or obligations the full faith and credit of the United States is pledged.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof or pledging assets to secure), of all or any part of any Indebtedness.

        "Guarantors" means:

  (1)
  each of Global's Domestic Subsidiaries as of the Issue Date;

  (2)
  each of Global's Domestic Subsidiaries that becomes a guarantor of the notes pursuant to the covenant described above under "—Certain Covenants—Additional Subsidiary Guarantees"; and

  (3)
  each of Global's other Restricted Subsidiaries executing a supplemental indenture in which such Restricted Subsidiary agrees to guarantee the obligations of Global under, or to be bound by the terms of the indenture;

provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms of the indenture.

        "Hedging Obligations" means, with respect to any Person, collectively, the Commodity Hedging Obligations of such Person, the Currency Hedging Obligations of such Person and the Financial Hedging Obligations of such Person.

        "Indebtedness" means, with respect to any Person, without duplication,

  (1)
  the principal of and premium, if any, with respect to indebtedness of such Person for borrowed money or evidenced by bonds, notes, debentures or similar instruments;

  (2)
  reimbursement obligations of such Person for letters of credit or banker's acceptances;

  (3)
  Capital Lease Obligations of such Person;

  (4)
  obligations of such Person for the payment of the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable;

  (5)
  Hedging Obligations (the amount of which at any time of determination shall be equal to the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable at such time); or

  (6)
  preferred stock of a Restricted Subsidiary that is not a Guarantor (but excluding, in each case, any accrued dividends);

in the case of the foregoing clauses (1) through (5) if and to the extent any of the foregoing obligations or indebtedness (other than letters of credit, banker's acceptances and Hedging Obligations), but excluding amounts recorded in accordance with Statement of Financial Accounting Standard No. 133, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In the case of clause (6), the amount of Indebtedness attributable to such preferred stock shall be the repurchase price calculated in accordance with the terms of such preferred stock as if the preferred stock were repurchased on the date on which Indebtedness is required to be determined pursuant to the indenture; provided that if the preferred stock is not then permitted to be repurchased, the amount of Indebtedness shall be the greater of the liquidation preference and the book value of the preferred stock.

        In addition, the term "Indebtedness" includes, without duplication:

  (A)
  obligations or indebtedness of other Persons of the type referred to in the foregoing clauses (1) through (6) that are secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person), but in an amount not to exceed the lesser of the amount of such other Person's obligation or indebtedness or the Fair Market Value of such asset; and

  (B)
  to the extent not otherwise included, the guarantee by such Person of any obligations or indebtedness of other Persons of the type referred to in the foregoing clauses (1) through (6), whether or not such guarantee is contingent, and whether or not such guarantee appears on the balance sheet of such Person.

        "Initial Public Offering" means the initial public sale of common stock of Global registered under the Securities Act pursuant to a registration statement initially filed with the Commission on October 16, 2009 (File No. 333-162540), as subsequently amended.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other Obligations), advances (other than advances to customers in the ordinary course of business which are recorded as accounts receivable on the balance sheet of the lender and commissions, moving, travel and similar advances to employees and officers made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Global or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Global such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Restricted Subsidiary of Global, Global, or such Restricted Subsidiary, as the case may be, shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the last paragraph of the covenant described above under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries."

        "Issue Date" means April 27, 2010.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to any Sale/Leaseback Transaction); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and (2) any extraordinary, unusual or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds or Cash Equivalents received by Global or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and brokers' fees, sales and underwriting commissions and other reasonable costs incurred in preparing such asset for sale), any relocation expenses incurred as a result thereof and any related severance and associated costs, expenses and charges of personnel related to the sold assets and related operations, (ii) taxes paid or reserved as payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale, (iv) amounts paid in order to satisfy any Lien attaching to an asset in connection with such Asset Sale and (v) any reserve for adjustment (whether or not placed in escrow) in respect of the sale price of such asset or assets established in accordance with GAAP.

        "New Revolving Credit Facility" means the revolving credit facility to be executed in connection with the offering of the notes in the manner described in this prospectus, as evidenced by the credit agreement among Global, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, Credit Suisse, as syndication agent, and the lenders described therein, as amended, supplemented, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time with another revolving credit facility.

        "Non-Monetary Exchange" means the grant by Global or any of its Restricted Subsidiaries to a customer of a non-exclusive license to selected data from its data library in exchange for ownership of separate seismic data supplied by such customer.

        "Non-Recourse Indebtedness" means Indebtedness:

  (1)
  as to which neither Global nor any of its Restricted Subsidiaries (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

  (2)
  the incurrence of which will not result in any recourse against any of the assets of Global or its Restricted Subsidiaries; and

  (3)
  no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Global or any of its Restricted Subsidiaries to declare pursuant to the express terms governing such Indebtedness a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

        "Obligations" means any principal, premium (if any), interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Global or its Restricted Subsidiaries (whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees (including the Subsidiary Guarantees) and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

        "Permitted Acquisition Indebtedness" means Indebtedness or Disqualified Stock of Global or any Guarantor to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of (i) a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary or (ii) a Person that merged or consolidated with or into Global or a Guarantor; provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged or consolidated with or into Global or a Guarantor, as applicable, after giving pro forma effect thereto, (a) Global would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock" or (b) the Fixed Charge Coverage Ratio for Global would be greater than the Fixed Charge Coverage Ratio for Global immediately prior to such transaction.

        "Permitted Business" means, with respect to Global and its Restricted Subsidiaries:

  (1)
  any business engaged in by Global or any of its Restricted Subsidiaries on the Issue Date; and

  (2)
  any business that is a reasonable extension, development or expansion of, or reasonably related to, any of the businesses referred to in clause (1).

        "Permitted Investments" means:

  (1)
  any Investment in Global or in a Restricted Subsidiary of Global;

  (2)
  any Investment in Cash Equivalents or deposit accounts maintained in the ordinary course of business consistent with past practices;

  (3)
  any Investment by Global or any Restricted Subsidiary of Global in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of Global; or

  (b)
  such Person is merged or consolidated with or into, or transfers or otherwise disposes of all or substantially all of its properties or assets to, or is liquidated into, Global or a Restricted Subsidiary of Global;

  (4)
  any security or other Investment received or Investment made as a result of the receipt of non-cash consideration from:

  (a)
  an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales"; or

  (b)
  a disposition of assets that does not constitute an Asset Sale;

  (5)
  any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Global;

  (6)
  any Investment received in settlement of debts, claims or disputes owed to Global or any Restricted Subsidiary of Global that arose out of transactions in the ordinary course of business;

  (7)
  any Investment received in connection with or as a result of a bankruptcy, workout or reorganization of any Person;

  (8)
  advances and extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services or the licensing of property in the ordinary course of business;

  (9)
  advances and loans to employees, officers and directors (including, without limitation, loans and advances the net cash proceeds of which are used solely to purchase Equity Interests of Global in connection with restricted stock or employee stock purchase plans, or to exercise stock received pursuant thereto or other incentive plans in a principal amount not to exceed the aggregate exercise or purchase price), or loans to refinance principal and accrued interest on any such loans; provided that the aggregate principal amount of such loans, advances and allowances shall not exceed at any time $2.0 million;

  (10)
  other Investments by Global or any Restricted Subsidiary of Global in any Person having an aggregate Fair Market Value (measured as of the date each such Investment is made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10), not to exceed $10.0 million;

  (11)
  Investments in the form of intercompany Indebtedness or guarantees of Indebtedness of a Restricted Subsidiary of Global permitted under clauses (4) and (8) of the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (12)
  Investments arising in connection with Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing or hedging commodity, currency or interest rate risk in connection with the conduct of the business of Global and its Subsidiaries and not for speculative purposes;

  (13)
  any Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, worker's compensation, performance and other similar deposits and prepaid expenses made in the ordinary course of business; and

  (14)
  Investments pursuant to agreements and obligations of Global and any Restricted Subsidiary in effect on the Issue Date and any renewals or replacements thereof on terms and conditions not materially less favorable to Global or such Restricted Subsidiary, as the case may be, than the terms of the Investment being renewed or replaced.

        "Permitted Liens" means:

  (1)
  Liens securing Indebtedness incurred under Credit Facilities pursuant to clause (1) of the definition of "Permitted Debt;"

  (2)
  Liens granted in favor of Global or the Guarantors;

  (3)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the definition of "Permitted Debt" covering only the assets acquired, constructed, improved or developed with, or secured by, such Indebtedness;

  (4)
  Liens existing on the Issue Date;

  (5)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently pursued; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (6)
  carriers', warehousemen's, mechanics', materialmen's, repairman's or other like Liens arising in the ordinary course of business;

  (7)
  pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

  (8)
  deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

  (9)
  any interest or title of a lessor under any Capital Lease entered into by Global or any of its Subsidiaries in the ordinary course of its business and covering only the property or assets so leased;

  (10)
  Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Global or any of its Subsidiaries on deposit with or in possession of such bank;

  (11)
  Liens to secure Hedging Obligations of Global and its Restricted Subsidiaries, in each case incurred in the ordinary course of business and not for speculative purposes;

  (12)
  Liens on property or assets of a Person existing at the time (a) such Person is merged with or into or consolidated with Global or any Restricted Subsidiary, (b) such Person becomes a Restricted Subsidiary or (c) such property is otherwise acquired by Global or a Restricted Subsidiary; provided, that such Liens were in existence prior to the contemplation of such merger, consolidation or other acquisition and do not extend to any property or assets other than those of the Person merged into or consolidated with Global or the Restricted Subsidiary in the case of a merger or consolidation pursuant to clause (a) or such property or assets in the case of such other acquisition in the case of clause (b) or (c);

  (13)
  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided that (a) the new Lien shall be limited to all or part of the same property or assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or assets or proceeds or distributions thereof) and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

  (14)
  Liens upon specific items of inventory, accounts receivables or other goods and proceeds of Global or any Restricted Subsidiary securing such Person's obligations in respect of banker's acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, accounts receivables or other goods and proceeds and permitted by the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (15)
  any Lien resulting from the deposit of money or other Cash Equivalents or other evidence of indebtedness in trust for the purpose of defeasing Indebtedness of Global or any Restricted Subsidiary;

  (16)
  any Liens securing industrial development, pollution control or similar bonds; and

  (17)
  Liens incurred in the ordinary course of business of Global or any Restricted Subsidiary of Global with respect to Indebtedness that does not exceed in aggregate principal amount (or accreted value, as applicable) $7.5 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Global or any of its Restricted Subsidiaries, or portion of such Indebtedness, issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Global or any of its Restricted Subsidiaries (other than intercompany Indebtedness), including Indebtedness that extends, refinances, renews, replaces, defeases or refunds Permitted Refinancing Indebtedness, provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued and unpaid interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus fees and expenses incurred in connection therewith, including any premium or defeasance cost);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes or the Subsidiary Guarantees, as the case may be, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is not incurred by a Restricted Subsidiary of Global if Global is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to clause (1) of the definition of "Permitted Debt" shall be subject to the refinancing provisions of the definition of "Credit Facilities" and not pursuant to the requirements set forth in this definition of Permitted Refinancing Indebtedness.

        "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Regulation S" means Regulation S promulgated under the Securities Act.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary or a direct or indirect Subsidiary of an Unrestricted Subsidiary; provided that, on the Issue Date, all Subsidiaries of Global shall be Restricted Subsidiaries of Global.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

        "Sale/Leaseback Transaction" means an arrangement relating to property or assets owned by Global or a Restricted Subsidiary on the Issue Date or thereafter acquired by Global or a Restricted Subsidiary whereby Global or a Restricted Subsidiary transfers such property or assets to a Person (other than Global or a Restricted Subsidiary) and Global or a Restricted Subsidiary leases such property or assets from such Person.

        "Senior Indebtedness" means, with respect to any Person, (A) all Indebtedness of such Person, whether outstanding on the Issue Date or thereafter created, incurred or assumed and (B) all other Obligations of such Person in respect of Indebtedness described in clause (A) above, unless, in the case of clauses (A) and (B), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the notes or any Subsidiary Guarantee; provided, however, that Senior Indebtedness shall not include:

  (1)
  any obligation of such Person to Global or any Affiliate of Global;

  (2)
  any liability for Federal, state, foreign, local or other taxes owed or owing by such Person;

  (3)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

  (4)
  any Indebtedness or other Obligation of such Person that is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

  (5)
  the portion of any Indebtedness which at the time of incurrence is incurred in violation of the indenture; and

  (6)
  any Capital Stock.

        "Significant Subsidiary" means any Subsidiary of Global that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

        "Stated Maturity" means, with respect to any installment of interest or principal, or sinking fund or mandatory redemption of principal, on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid or made, as applicable, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Obligation" means any Indebtedness of Global (whether outstanding on the Issue Date or thereafter incurred) which pursuant to a written agreement is subordinate or junior in right of payment to the notes and any Indebtedness of a Guarantor (whether outstanding on the Issue Date or thereafter incurred) which pursuant to a written agreement is subordinate or junior in right of payment to its Subsidiary Guarantee.

        "Subsidiary" means, with respect to any Person,

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of the Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person; and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (1) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (1) and related to such Person (or any combination thereof).

        "Subsidiary Guarantee" means the guarantee of the notes and the exchange notes by each of the Guarantors pursuant to the indenture.

        "Total Assets" means the total consolidated assets of Global and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of Global then available, after giving pro forma effect for acquisitions or dispositions of Persons, divisions or lines of business that had occurred after such balance sheet date and on or prior to such date of determination.

        "Unrestricted Subsidiary" means: (1) any Subsidiary of Global (including any newly acquired or newly formed Subsidiary of Global) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors as certified in an officers' certificate delivered to the trustee; and (2) each Subsidiary of an Unrestricted Subsidiary, whenever it shall become such a Subsidiary.

        The Board of Directors may designate any Subsidiary of Global to become an Unrestricted Subsidiary if it:

  (1)
  has no Indebtedness other than Non-Recourse Indebtedness;

  (2)
  is not party to any agreement, contract, arrangement or understanding with Global or any Restricted Subsidiary of Global unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Global or such Restricted Subsidiary than those that might be obtained, in light of all the circumstances, at the time from Persons who are not Affiliates of Global;

  (3)
  is a Person with respect to which neither Global nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Persons to achieve any specified levels of operating results;

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Global or any of its Restricted Subsidiaries;

  (5)
  does not own any Capital Stock of, or own or hold any Lien on any property of, Global or any Restricted Subsidiary of Global; and

  (6)
  would constitute an Investment which Global could make in compliance with the covenant under the caption "—Certain Covenants—Restricted Payments."

        Notwithstanding the preceding, if, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount of such Indebtedness.

 DESCRIPTION OF OLD NOTES

        The terms of the old notes are identical in all material respects to those of the new notes, except that (1) the old notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (2) the new notes will not provide for any additional interest as a result of our failure to fulfill certain registration obligations. The old notes provide that, in the event that the registration statement in which this prospectus is included is not declared effective by the SEC on or before October 24, 2010, or the exchange offer is not consummated within 30 business days after the effectiveness of such registration statement, or, in certain limited circumstances, in the event that a shelf registration statement with respect to the resale of the old notes is not filed within 30 days from the date on which the obligation to file such shelf registration statement arises or is not declared effective within 90 days after such filing, then we will pay additional interest to each holder of old notes, with respect to the first 90-day period immediately following the occurrence of such event in an amount equal to one-half of one percent (0.50%) per annum (in addition to the interest rate on the old notes) on the principal amount of old notes held by such holder. In addition, the amount of the additional interest will increase by an additional one-half of one percent (0.50%) per annum on the principal amount of old notes with respect to each subsequent 90-day period until such failure has been cured, up to a maximum amount of additional interest of 1.5% per annum. The new notes are not, and upon consummation of the exchange offer with respect to the old notes will not be, entitled to any such additional interest. Accordingly, holders of old notes should review the information set forth under "Risk Factors" and "Description of New Notes."

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material U.S. federal income tax considerations relating to the exchange of old notes for new notes pursuant to the exchange offer. As used in this summary, the term "notes" means the old notes and the new notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, revenue rulings, administrative interpretations and judicial decisions now in effect, all of which are subject to change possibly with retroactive effect. Except as specifically set forth herein, this summary deals only with old notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to address all federal income tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, such as banks, insurance companies or other financial institutions, dealers in securities or foreign currencies, tax-exempt investors, or persons holding the old notes as part of a hedging transaction, straddle, conversion transaction, or other integrated transaction.

        We have not sought any ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary. As such, there can be no assurance that the IRS will agree with such statements and conclusions.

        All persons that exchange old notes for new notes in the exchange offer are urged to consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

        As used herein, the term "U.S. Holder" means a beneficial owner of the notes who or that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange offer.

        For purposes of this summary, a Non-U.S. Holder means a holder of notes who or that is not, for U.S. federal income tax purposes, a U.S. Holder, as defined above, a partnership, or a other entity treated as a partnership for U.S. federal income tax purposes.

Consequences to U.S. Holders

        The exchange of the old notes for the new notes in the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes, because the new notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for new notes will not be a taxable event to U.S. Holders for U.S. federal income tax purposes. Moreover, the new notes will have the same tax attributes as the old notes exchanged therefor and the same tax consequences to U.S. Holders as the old notes.

Consequences to Non-U.S. Holders

        The exchange of the old notes for the new notes in the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes, because the new notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for new notes will not be a taxable event to Non-U.S. Holders for U.S. federal income tax purposes. Moreover, the new notes will have the same tax attributes as the old notes exchanged therefor and the same tax consequences to Non-U.S. Holders as the old notes.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will use commercially reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the new notes and guarantees offered hereby has been passed upon for us by Haynes and Boone, LLP, Houston, Texas.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The financial statements included in this prospectus of Global Geophysical Services, Inc. as of December 31, 2008 and 2009 and for the years ended December 31, 2007, 2008, and 2009 have been audited by UHY LLP, independent registered public accounting firm, as stated in their reports thereon, and are included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Global Geophysical Services, Inc. and Subsidiaries
Houston, Texas

        We have audited the accompanying consolidated balance sheets of Global Geophysical Services, Inc. and Subsidiaries (the "Company") as of December 31, 2008 and 2009, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Geophysical Services, Inc. and Subsidiaries as of December 31, 2008 and 2009, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

Houston, Texas
February 16, 2010, except for the changes to notes 17 and 18 as to which the date is September 10, 2010.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$30,444,316	$17,026,865
Restricted cash investments	7,562,338	5,346,066
Accounts receivable:
net of allowances for doubtful accounts of $333,499 and $1,697,830 at December 31, 2008 and 2009, respectively	64,354,321	73,568,184
Income and other taxes receivable	2,304,555	10,159,498
Prepaid expenses and other current assets	13,590,784	10,626,831

TOTAL CURRENT ASSETS	118,256,314	116,727,444
PROPERTY AND EQUIPMENT, net	176,517,607	140,217,953
GOODWILL AND OTHER INTANGIBLES	20,454,428	15,974,103
MULTI-CLIENT LIBRARY, net	9,062,657	37,395,521
OTHER	584,169	2,136,714
DEBT ISSUANCE COSTS, net	4,776,952	4,167,856

TOTAL ASSETS	$329,652,127	$316,619,591

See accompanying notes to consolidated financial statements.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,
	2008	2009
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$33,225,405	$34,272,606
Current portion of long-term debt	9,763,841	1,983,282
Current portion of capital lease obligations	4,996,859	1,767,353
Income and other taxes payable	6,772,710	875,255
Deferred revenue	9,999,338	43,545,291
Liability on derivative instruments	1,153,257	331,163

TOTAL CURRENT LIABILITIES	65,911,410	82,774,950
DEFERRED INCOME TAXES	3,196,995	3,826,131
LONG-TERM DEBT, net of current portion and unamortized discount	195,011,046	165,794,658
CAPITAL LEASE OBLIGATIONS, net of current portion	1,797,686	295,665
OTHER LONG-TERM LIABILITY	1,125,000	—

TOTAL LIABILITIES	267,042,137	252,691,404
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Series A Convertible Preferred Stock, $.01 par value, authorized 50,000,000 shares, 27,701,040 and 28,358,394 issued and 20,243,040 and 20,617,751 outstanding at December 31, 2008 and December 31, 2009, respectively, liquidation preference of $75,657,411	277,010	283,584
Class A Common stock, $.01 par value, authorized 30,000,000 shares, 4,000,000 issued and 3,709,100 outstanding at December 31, 2008 and December 31, 2009, respectively,	40,000	40,000
Class B Common stock, $.01 par value, authorized 120,000,000 shares, 5,547,107 and 5,736,107 issued and 4,475,105 and 4,471,021 outstanding at December 31, 2008 and December 31, 2009, respectively	55,471	57,361
Additional paid-in capital	153,325,355	160,362,017
Accumulated deficit	(2,875,221)	(2,429,862)

	150,822,615	158,313,100
Less: treasury stock, at cost, 8,820,902 and 9,296,629 shares at December 31, 2008 and December 31, 2009, respectively	88,212,625	94,384,913

TOTAL STOCKHOLDERS' EQUITY	62,609,990	63,928,187

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$329,652,127	$316,619,591

See accompanying notes to consolidated financial statements.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2008	2009
REVENUES	$225,742,071	$376,256,261	$312,796,377
OPERATING EXPENSES	188,701,840	319,451,408	262,168,382

GROSS PROFIT	37,040,231	56,804,853	50,627,995
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	18,684,574	30,190,204	32,299,663

INCOME FROM OPERATIONS	18,355,657	26,614,649	18,328,332
OTHER INCOME (EXPENSE)
Interest expense, net	(10,744,547)	(22,383,705)	(18,613,301)
Unrealized gain (loss) on derivative instruments	—	(1,153,257)	822,094
Foreign exchange gain (loss)	(198,138)	(5,210,431)	236,770
Other income (expense)	(35,285)	113,901	(35,839)

TOTAL OTHER EXPENSE	(10,977,970)	(28,633,492)	(17,590,276)

INCOME (LOSS) BEFORE INCOME TAXES	7,377,687	(2,018,843)	738,056
INCOME TAX EXPENSE (BENEFIT)
Current	2,432,290	7,453,873	(336,439)
Deferred	2,508,632	(1,426,627)	629,136

TOTAL INCOME TAX EXPENSE	4,940,922	6,027,246	292,697

NET INCOME (LOSS)	$2,436,765	$(8,046,089)	$445,359

INCOME (LOSS) PER COMMON SHARE
Basic	$.29	$(.98)	$.05

Diluted	$.09	$(.98)	$.02

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	8,368,604	8,173,554	8,187,506

Diluted	28,611,644	8,173,554	28,787,643

See accompanying notes to consolidated financial statements.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

DECEMBER 31, 2007, 2008 AND 2009

		Common Stock
	Preferred Stock			Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Total Stockholders' Equity
		Class A	Class B
Balances at December 31, 2006	$252,944	$40,000	$52,238	$126,453,668	$(53,919,513)	$2,734,103	$75,613,440
Issuance of common stock	—	—	1,955	—	—	—	1,955
Issuance of preferred stock	24,066	—	—	25,031,410	—	—	25,055,476
Compensation expense associated with stock grants	—	—	—	610,857	—	—	610,857
Purchase of treasury stock	—	—	—	—	(33,673,402)	—	(33,673,402)
Net income	—	—	—	—	—	2,436,765	2,436,765

Balances at December 31, 2007	277,010	40,000	54,193	152,095,935	(87,592,915)	5,170,868	70,045,091
Issuance of common stock	—	—	1,278	—	—	—	1,278
Issuance of preferred stock	—	—	—	—	—	—	—
Compensation expense associated with stock grants	—	—	—	1,229,420	—	—	1,229,420
Purchase of treasury stock	—	—	—	—	(619,710)	—	(619,710)
Net loss	—	—	—	—	—	(8,046,089)	(8,046,089)

Balances at December 31, 2008	277,010	40,000	55,471	153,325,355	(88,212,625)	(2,875,221)	62,609,990
Issuance of common stock	—	—	1,890	—	—	—	1,890
Issuance of preferred stock	6,574	—	—	5,515,200	—	—	5,521,774
Compensation expense associated with stock grants	—	—	—	1,521,462	—	—	1,521,462
Purchase of treasury stock	—	—	—	—	(6,172,288)	—	(6,172,288)
Net income	—	—	—	—	—	445,359	445,359

Balances at December 31, 2009	$283,584	$40,000	$57,361	$160,362,017	$(94,384,913)	$(2,429,862)	$63,928,187

See accompanying notes to consolidated financial statements.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2008	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$2,436,765	$(8,046,089)	$445,359
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	33,331,322	73,914,146	80,089,658
Capitalized depreciation for multi-client library	—	(3,037,442)	(3,729,362)
Amortization of debt issuance costs	1,362,232	3,805,508	917,792
Stock-based compensation	610,857	1,229,420	1,521,462
Non-cash revenue from data exchange	—	—	(8,880,000)
Deferred tax expense (benefit)	2,508,632	(1,426,627)	629,136
Unrealized loss (gain) on derivative instrument	—	1,153,257	(822,094)
Loss (gain) on disposal of property and equipment	65,267	(818,668)	—
Effects of changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	(27,946,311)	(22,306,396)	(9,213,863)
Prepaid expenses and other current assets	(7,628,650)	3,031,716	2,963,953
Other assets	(23,497)	(548,721)	(1,552,545)
Accounts payable and accrued expenses	3,372,015	(10,331,182)	(1,767,333)
Deferred revenue	1,286,629	3,056,315	33,545,953
Income and other taxes receivable	750,000	(2,304,555)	(7,854,943)
Income and other taxes payable	2,831,194	3,741,914	(5,897,455)

NET CASH PROVIDED BY OPERATING ACTIVITIES	12,956,455	41,112,596	80,395,718
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(81,364,346)	(49,843,664)	(21,143,151)
Investment in multi-client library	—	(25,169,740)	(34,352,781)
Change in restricted cash investments	(2,397,000)	(5,165,338)	2,216,272
Purchase of business	—	(10,375,000)	—
Proceeds from the sale of property and equipment	207,826	—	—
Proceeds from insurance claim	—	5,855,000	—

NET CASH USED IN INVESTING ACTIVITIES	(83,553,520)	(84,698,742)	(53,279,660)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of discount	101,610,836	188,340,731	7,596,074
Principal payments on long-term debt	(59,478,013)	(121,423,726)	(11,069,662)
Net (payments) proceeds on revolving credit facility	24,200,000	1,632,055	(25,832,055)
Principal payments on capital lease obligations	(3,347,619)	(5,597,366)	(5,057,468)
Debt issuance costs	(3,395,559)	(5,223,122)	—
Purchase of treasury stock	(33,673,402)	(619,710)	(6,172,288)
Issuances of stock	25,094,353	1,278	1,890

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	51,010,596	57,110,140	(40,533,509)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(19,586,469)	13,523,994	(13,417,451)
CASH AND CASH EQUIVALENTS, beginning of period	36,506,791	16,920,322	30,444,316

CASH AND CASH EQUIVALENTS, end of period	$16,920,322	$30,444,316	$17,026,865

See accompanying notes to consolidated financial statements.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2008 AND 2009

NOTE 1—ORGANIZATION AND NATURE OF OPERATIONS

        Global Geophysical Services, Inc., a Delaware corporation, and its subsidiaries (collectively referred to as the "Company") are headquartered in Houston, Texas. The Company provides an integrated suite of seismic data solutions to the global oil and gas industry, including the Company's high resolution Reservoir Grade (RG3D)™ seismic service. The Company's seismic data solutions consist primarily of seismic data acquisition, processing and interpretation services. Through these services, the Company delivers data that enables the creation of high quality images of the Earth's subsurface that reveal complex structural and stratigraphic details. These images are used primarily by oil and gas companies to reduce risk associated with oil and gas exploration, to optimize well completion techniques and to monitor changes in hydrocarbon reservoirs. The Company integrates seismic survey design, data acquisition, processing and interpretation to deliver an enhanced product to clients. In addition, the Company owns and markets a growing seismic data library and licenses this data to clients on a non-exclusive basis.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition:

Seismic Data Services

        The Company's seismic services are provided under cancelable service contracts, which vary in terms and conditions. The Company recognizes revenue in accordance with the terms of the contract. These contracts are either "turnkey" or "term" agreements or a combination of the two. Under turnkey agreements or the turnkey portions thereof, the Company recognizes revenue based upon quantifiable measures of progress, such as square miles or linear kilometers of data acquired. Under term agreements or the term portions thereof, period revenue is recognized on a day-rate basis. Under certain contracts where the client pays separately for the mobilization of equipment, the Company recognizes such mobilization fees as revenue during the performance of the seismic acquisition, using the same quantifiable measures of progress as for the acquisition work. The Company also receives reimbursements for certain other out-of-pocket expenses under the terms of its service contracts. The Company records amounts billed to clients in revenue as the gross amount including out-of-pocket expenses that are reimbursed by the client. In some instances, customers are billed in advance of services performed and the Company recognizes the liability as deferred revenue.

Multi-client Services

        The Company acquires new seismic data to add to its multi-client data library under contractual arrangements where it obtains pre-commitments from one or more customers. In return for the commitment, the customer typically gains the right to influence project specifications, advance access to data as it is being acquired and receives pre-commitment pricing. Revenue under these arrangements is generated from the pre-commitments as well as late sales from the licensing of multi-client data on a non-exclusive basis. Revenue from the creation of new seismic data is recognized when (i) the Company has an arrangement with the customer that is validated by a signed contract and a licensing arrangement, (ii) the sales price is fixed and determinable, (iii) collection is reasonably assured, and (iv) will be recognized throughout the creation period using the proportionate performance method based upon quantifiable measures of progress such as square mile or linear kilometers of data acquired. The Company records amounts invoiced and / or collected under pre-commitment agreements as

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

deferred revenue prior to the performance of services. The Company believes that this method is the most reliable and representative measure of progress for its seismic data creation projects.

        Revenue from late sales is recognized when (i) the Company has a licensing arrangement with the customer that is validated by a signed contract, (ii) the sales price is fixed and determinable, (iii) collection is reasonably assured, and (iv) the customer has selected the specific data or the contract has expired without full selection and the license term has begun. All costs directly incurred in acquiring, processing and otherwise completing a seismic survey is capitalized into the multi-client library.

        The Company establishes amortization rates based on the estimated future revenues (both from pre-commitments and late sales) on an individual survey basis. The underlying estimates that form the basis for the sales forecast depend on historical and recent revenue trends, oil and gas prospectivity in particular regions, general economic conditions affecting the customer base, expected changes in technology and other factors. The estimation of future cash flows and fair value is highly subjective and inherently imprecise. Estimates can change materially from period to period based on many factors. Accordingly, if conditions change in the future, an impairment loss may be recorded relative to the seismic data library, which could be material to any particular reporting period. However, under no circumstance will an individual survey carry a net book value greater than a four-year straight-line amortized value. This is accomplished by comparing the cumulative amortization recorded for each survey to the cumulative straight-line amortization. If the cumulative straight-line amortization is higher for any specific survey, additional amortization expense is recorded, resulting in accumulated amortization being equal to the cumulative straight-line amortization for such survey. Amortization expense of the multi-client seismic data was $0, $19,144,525 and $18,629,279 for the years ended December 31, 2007, 2008 and 2009, respectively.

Non-Monetary Transactions

        The Company participates in certain non-cash data exchange transactions, in which the Company takes ownership of a customer's seismic data in exchange for a non-exclusive license to selected seismic data from the multi-client library. In these non-cash data exchange transactions, the Company records a data library asset for the data received and recognizes revenue on the transaction in accordance with its revenue recognition policy. These transactions are valued at the fair value of the data received or delivered, whichever is more readily determinable. For the years ended December 31, 2007, 2008 and 2009, the Company has recognized $0, $0 and $8,880,000, respectively, as revenue related to non-cash data transactions.

        Mobilization Costs:    Transportation and other expenses incurred prior to the commencement of geophysical operations are deferred and amortized over the term of the related contract. See Note 3.

        Financial Instruments:    Financial instruments consist of cash and cash equivalents, accounts receivable and payable, and debt. The carrying value of cash and cash equivalents and accounts receivable and payable approximate fair value due to their short-term nature. The Company believes the fair value and the carrying value of all other debt would not be materially different due to the instruments' interest rates approximating market rates for similar borrowings at December 31, 2008 and 2009.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Cash and Cash Equivalents:    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

        Accounts Receivable:    Trade accounts receivable are recorded in accordance with terms and amounts as specified in the related contracts on an ongoing basis. Amounts recorded as unbilled represent work done for customers but not billed at period end in accordance with contract provisions and generally are expected to be billed within a relatively short period of time. Management of the Company continually monitors accounts receivable for collectability issues. The Company evaluates the collectability of accounts receivable on a specific account basis using a combination of factors, including the age of the outstanding balances, evaluation of the customer's financial condition, and discussions with relevant Company personnel and with the customers directly. The allowance for doubtful accounts was $333,499 and $1,697,830 at December 31, 2008 and 2009, respectively.

        Included in accounts receivable at December 31, 2008 and 2009 are net receivables aggregating approximately $5,000,000 and $8,900,000, respectively, from three customers. Such receivables are in dispute; however, management and outside legal counsel believe that the Company has performed services in accordance with the terms of the contract and, as such, are fully collectible. The Company is in negotiations / arbitration to recover such amounts.

        Property and Equipment:    Property and equipment are stated at cost. Depreciation is computed on the straight-line basis over the estimated useful lives of the various classes of assets as follows:

Boats	10 years
Computers and software	3 years
Furniture and fixtures	1 - 2 years
Machinery and equipment	3 - 7 years

        Management's estimation of useful life is based on circumstances that exist in the seismic industry and information available at the time of the asset purchase. As circumstances change and new information becomes available these estimates could change.

        Disposals are removed at cost less accumulated depreciation with any resulting gain or loss reflected in income from operations within the statement of operations during the reporting period. Substantially all of the Company's assets are pledged as collateral to secure debt.

        Goodwill:    Goodwill represents the excess of costs over the fair value of net assets of acquired businesses. Goodwill acquired in a business combination is not amortized, but instead tested for impairment at least annually or when indicators of impairment are present. Under this goodwill impairment test, if the fair value of a reporting unit does not exceed its carrying value, the excess of fair value of the reporting unit over the fair value of its net assets is considered to be the implied fair value of goodwill. If the carrying value of goodwill exceeds its implied fair value, the difference is recognized as a loss on impairment of goodwill. Goodwill was evaluated for impairment at June 30, 2009 and was not deemed to be impaired.

        Asset Impairment:    In accordance with the guidance for accounting for impairment or disposal of long-lived assets, the Company evaluates the recoverability of property and equipment and its multi-client data library if facts and circumstances indicate that any of those assets might be impaired. If an

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property or multi-client data library is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value.

        For the multi-client data library, the impairment evaluation is based first on a comparison of the undiscounted future cash flows over each component's remaining estimated useful life with the carrying value of each library component. If the undiscounted cash flows are equal to or greater than the carrying value of such component, no impairment is recorded. If undiscounted cash flows are less than the carrying value of any component, the forecast of future cash flows related to such component is discounted to fair value and compared with such component's carrying amount. The difference between the library component's carrying amount and the discounted future value of the expected revenue stream is recorded as an impairment charge. There were no impairment charges recognized in the statements of operations during the years ended December 31, 2007, 2008 and 2009.

        Deferred Revenue:    Deferred revenue consists primarily of amounts contractually billable or client payments made in advance of work done and deferred fees related to the mobilization period. These amounts are amortized over the term of the related contract. For the years ended December 31, 2008 and 2009, the deferred revenue balance was $9,999,338 and $43,545,291, respectively.

        Treasury Stock:    The Company utilizes the cost method for accounting for its treasury stock acquisitions and dispositions.

        Stock Warrants:    At December 31, 2008 and 2009, the Company had outstanding warrants which entitle the holders to purchase an aggregate of 390,000 shares of Class B Common Stock of the Company at an exercise price of $4.25 per share.

        Debt Issuance Costs:    The costs related to the issuance of debt are capitalized and amortized to interest expense using the effective interest method over the maturity period of the related debt. Accumulated amortization was $550,484 and $1,159,580 at December 31, 2008 and 2009, respectively.

        Concentrations of Credit Risk:    The Company maintains its cash in bank deposits with a financial institution. These deposits, at times, exceed federally insured limits. In October 2008, the Federal Insurance Corporation increased its insurance from $100,000 to $250,000 per depositor, and to an unlimited amount for non-interest bearing accounts. The coverage increase, which is temporary, extended through December 31, 2009. The Company monitors the financial condition of the financial institution and has not experienced any losses on such accounts. The Company is not party to any financial instruments which would have off-balance sheet credit or interest rate risk.

        Advertising:    Advertising costs are expensed as incurred and were approximately $409,000, $347,500 and $355,000 for the years ended December 2007, 2008 and 2009, respectively.

        Income Taxes:    The Company follows the guidance in accounting for income taxes. Under the asset and liability method required by this guidance, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        The Company follows guidance regarding the accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax is required to meet before recognizing in the financial statements and applies to all income tax positions. Each income tax position is assessed using a two step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. At December 31, 2008 and 2009, there were no unrecognized tax amounts to record.

        Earnings Per Share:    The Company accounts for earnings per share in accordance with guidance for earnings per share. Basic earnings per share amounts are calculated by dividing net income by the weighted average number of common shares outstanding during each period. Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding for the periods, including the dilutive effect of restricted stock, options and warrants granted and convertible preferred stock. Dilutive restricted stock, options, and warrants that are issued during a period or that expire or are canceled during a period are reflected in the computations for the time they were outstanding during the periods being reported. Restricted stock, options and warrants, where the exercise price exceeds the average stock price for the period, are considered anti-dilutive and therefore are not included in the calculation of dilutive shares.

        Foreign Operations:    The Company's future revenues, in part, depend on operating results from its operations in foreign countries. The success of the Company's operations is subject to various contingencies beyond management's control. These contingencies include general and regional economic conditions, prices for crude oil and natural gas, competition and changes in regulation.

        The Company enters into transactions that are not denominated in U.S. dollars. The transactions are translated to U.S. dollars and the exchange gains and losses are reported in other expense within the consolidated statement of operations.

        Use of Estimates:    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Reclassifications:    Certain amounts in the 2007 and 2008 consolidated financial statements have been reclassified to conform to the classifications in the 2009 consolidated financial statements.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 3—SELECTED BALANCE SHEET ACCOUNTS

        Restricted cash:

	December 31,
	2008	2009
Pledged for letters of credit	$5,312,638	$4,462,500
Bank guarantee to foreign government for export equipment	1,245,878	883,566
Bid bond to an international oil company	1,003,822	—

	$7,562,338	$5,346,066

        Prepaid expenses and other current assets:

	December 31,
	2008	2009
Mobilization costs, net	$12,170,550	$9,410,108
Prepaid expenses and other current assets	1,420,234	1,216,723

	$13,590,784	$10,626,831

        Accounts receivable:

	December 31,
	2008	2009
Accounts receivable, trade	$44,750,620	$57,731,675
Unbilled	19,937,200	17,534,339
Allowance for doubtful accounts	(333,499)	(1,697,830)

	$64,354,321	$73,568,184

NOTE 4—MULTI-CLIENT LIBRARY

        Multi-client library consisted of the following:

	December 31,
	2008	2009
Multi-client library, at cost	$28,207,182	$75,169,326
Less: accumulated amortization	19,144,525	37,773,805

Multi-client library, net	$9,062,657	$37,395,521

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 5—PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following:

	December 31,
	2008	2009
Furniture and fixtures	$138,976	$138,976
Boats	6,103,660	6,424,288
Machinery and equipment	244,724,346	270,210,793
Computers and software	7,617,831	9,177,907
Land	2,035,153	2,035,153
Buildings	—	11,721,548

	260,619,966	299,708,665
Less: accumulated depreciation	100,176,205	160,759,486

	160,443,761	138,949,179
Construction in process	16,073,846	1,268,774

Net property and equipment	$176,517,607	$140,217,953

        Depreciation expense for the years ended December 31, 2007, 2008, and 2009 was $33,331,322, $54,774,621 and $60,583,280, respectively.

NOTE 6—GOODWILL AND OTHER INTANGIBLES

        In June 2008, the Company acquired substantially all of the assets of Weinman GeoScience, Inc. ("Weinman") for the aggregate purchase price of approximately $22.0 million, including $10.0 million paid in cash and $12.0 million assumed as debt through the issuance of two promissory notes for $6.6 million and $5.4 million, respectively, due December 2010. Additional consideration of $10.0 million of cash or equity would be paid in 2010 if certain earn-out provisions are met. As a result of the acquisition, the Company recorded goodwill of $13,445,576 and other intangibles of $5,504,000.

        In June 2009, the Company recorded a purchase accounting adjustment of approximately $2.5 million to reflect an amendment of the terms of the earn-out provision of the acquisition agreement and the conversion of $8.0 million of the principal amount of the promissory notes due to Weinman into 657,354 shares of Series A Convertible Preferred Stock. Consequently, the Company reduced notes payable by $8.0 million to reflect the conversion of debt to equity, increased stockholders' equity to reflect the issuance of 657,354 shares at a value of $8.40 per share, and reduced goodwill by the implied change of the earn-out provision of the acquisition agreement of $2,478,226.

        In addition, during 2008 the Company acquired substantially all of the assets of HMS Enterprises ("HMS"), a small seismic cable repair company, for a purchase price of $1,500,000, of which $375,000 was paid in cash and the balance of $1,125,000 is to be paid in shares of the Company in the event of an initial public offering. Such amount is included in Other Long-term Liability in the consolidated balance sheet at December 31, 2008. The Company and the seller entered into an agreement under which the Company is no longer obliged to issue shares of the Company. Accordingly, the reduction in the Other Long-term Liability has been offset against associated goodwill.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 6—GOODWILL AND OTHER INTANGIBLES (Continued)

        The changes in the carrying amount of goodwill for the year ended December 31, 2009 were as follows:

Beginning balance January 1, 2009	$14,945,576
Purchase price adjustment in connection with converting debt to equity and amending the earn-out provision	(2,478,226)
HMS settlement	(1,125,000)

Ending balance, December 31, 2009	$11,342,350

        Goodwill and other intangibles included the following:

	December 31,
	2008	2009
Customer list	$3,934,000	$3,934,000
Trademark	924,000	924,000
Patents	450,852	450,852
Non-compete agreements	200,000	200,000

	5,508,852	5,508,852
Less: accumulated amortization	—	877,099

	5,508,852	4,631,753
Goodwill	14,945,576	11,342,350

Total goodwill and other intangibles	$20,454,428	$15,974,103

        Intangible assets subject to amortization are amortized over their estimated useful lives which are between two and fifteen years. Amortization expense in 2008 was not material to the consolidated financial statements. Amortization expense for the year ended December 31, 2009 was $877,099. Amortization expense is projected to be $534,733, $484,733, $484,733, $484,733, $484,733 and $2,158,088 for the twelve months ended December 31, 2010 through 2014 and thereafter, respectively.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 7—INCOME TAXES

        The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory rate to the income (loss) before income taxes as follows:

	Year Ended December 31,
	2007	2008	2009
Federal statutory rate	35.0%	35.0%	35.0%
US state income taxes	2.8%	3.2%	28.5%
Non-US effective rate different than statutory	8.2%	26.4%	23.5%
Effect of non-deductible expenses	18.6%	(207.6)%	257.6%
Net operating loss	0.0%	113.9%	22.0%
Tax Credits	0.0%	0.0%	(569.6)%
Other	2.3%	(4.6)%	0.0%
Change in valuation allowance	0.1%	(264.9)%	242.7%

Effective income tax rate	67.0%	(298.6)%	39.7%

        The total income tax expense differs from the amount computed by applying the U.S. Federal statutory income tax rate to pre-tax income. For periods ending December 31, 2007 and 2009, the Company had pre-tax income. For the period ended December 31, 2008, the Company had a pre-tax loss. Accordingly, the Company tax effected the 2007 and 2009 pre-tax income or 2008 pre-tax loss using the U.S. Federal statutory income tax rate. The Company also increased the U.S. Federal statutory income tax rate from 34% to 35% in 2007 to reflect its belief that taxable income would exceed the graduated rate ceiling.

        Beginning in 2007, the Company accrued income and expenses in countries in which the local statutory rate differs from the U.S. federal income tax rate. As a result of applying this methodology, there was an increase in tax expense in 2007 and 2009 and an increased tax benefit in 2008.

        Non-deductible expenses are generally comprised of penalties, per diems and meal and entertainment related expenses. Non-deductible expenses are primarily incurred by U.S. legal entities and are subject to deductibility limitations under the U.S. Internal Revenue Code. Year-over-year the Company has incurred more per diem and meals and entertainment expenses, increasing the impact of such non-deductible items on its effective tax rate.

        During 2008, the Company paid taxes in several Non-U.S. jurisdictions, including Oman, Mexico, Colombia and Argentina. Generally, the taxes are withheld and remitted on the Company's behalf by its customers to the relevant non-U.S. jurisdictions as a result of the Company providing equipment or services in those non-U.S. jurisdictions. During 2009, the Company paid income and withholding taxes in Colombia, Chile, India and Mexico.

        The "Net Operating Loss" adjustment to the 2008 tax rate reconciliation relates to permanent return-to-provision adjustments for Non-U.S. related expenses and transfer pricing adjustments that were not deductible in the U.S. In 2009, the "Net Operating Loss" adjustment relates to permanent return-to-accrual adjustments for non U.S. expenses and transfer pricing adjustments that are not deductible for U.S. federal income tax purposes.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 7—INCOME TAXES (Continued)

        A valuation allowance is established when it is more likely than not that all or a portion of the deferred tax assets will not be realized. The valuation allowance is then adjusted when the realization of deferred tax assets becomes more likely than not. Adjustments are also made to recognize the expiration of carry- forward items with corresponding adjustments to the deferred taxes. Based on the net operating losses incurred by the Company in different taxing jurisdictions and the "net operating loss" adjustments discussed above, the Company recorded valuation allowances. The allowance increased by $5,400, $5,912,473 and $1,791,452 in 2007, 2008 and 2009, respectively.

        The components of income tax expense (benefits) were as follows:

	Year Ended December 31,
	2007	2008	2009
Current
Federal	$1,090,620	$(839,040)	$472,467
State	312,675	56,804	271,525
Foreign	1,363,363	7,995,210	(1,080,431)

	2,766,658	7,212,974	(336,439)
Deferred
Federal	3,949,516	(1,649,506)	1,752,032
State	—	—	(11,380)
Foreign	(1,775,252)	463,778	(1,111,516)

	2,174,264	(1,185,728)	629,136

Total	$4,940,922	$6,027,246	$292,697

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 7—INCOME TAXES (Continued)

tax purposes at the enacted tax rates in effect when the differences reverse. The components of deferred tax assets and liabilities are as follows:

	December 31,
	2008	2009
Deferred tax assets:
Net operating loss carryforwards	$14,442,780	$25,240,546
Alternative Minimum Tax	—	387,456
Foreign tax credits	875,850	4,705,756
Multi-client library	5,731,130	4,758,164
Other	440,920	488,848

Total gross deferred tax assets	21,490,680	35,580,770
Less: valuation allowance	6,128,875	7,920,327

	15,361,805	27,660,443
Deferred tax liability:
Property and equipment	(18,558,800)	(31,486,574)

Total gross deferred tax liability	(18,558,800)	(31,486,574)

Net deferred tax liability, net	$(3,196,995)	$(3,826,131)

        As of December 31, 2009, the Company has approximately $40,131,000 in U.S. and $30,644,000 in non-U.S. net operating loss carryforwards. Such tax loss carryforwards expire through 2028 in the U.S. and at various times in the non-U.S. jurisdictions. The Company has recognized foreign tax credit carryforwards of approximately $956,000 for 2008 and $3,750,000 for 2009. Such foreign tax credits expire through 2018.

        The Company has unremitted earnings in certain foreign subsidiaries and management intends to permanently reinvest those earnings. During 2009, the Company remitted earnings from its Chilean subsidiary to the U.S. Withholding tax paid in connection with this remittance has been recognized in the financials statements for the year ended December 31, 2009. Consistent with management's intention to permanently reinvest earnings from its non-U.S. operations, U.S. Federal and State Income taxes have not been recognized on such earnings as the Company does not intend to repatriate such earnings. At such time the Company determines that such earnings will be remitted, appropriate U.S. Federal and State taxes, as applicable, will be recorded in the financial statements.

        State Income Tax:    On May 18, 2006, the State of Texas enacted House Bill 3 which replaced the existing state franchise tax with a "margin tax". In general, legal entities that conduct business in Texas are subject to the Texas margin tax, including previously non-taxable entities such as limited partnerships and limited liability partnerships. The tax is assessed on Texas sourced taxable margin which is defined as the lesser of (i) 70% of total revenue or (ii) total revenue less (a) cost of goods sold or (b) compensation and benefits. Although the bill states that the margin tax is not an income tax, it has the characteristics of an income tax since it is determined by applying a tax rate to a base that considers both revenues and expenses. Therefore, the Company has accounted for Texas margin tax as income tax expense in the period subsequent to the law's effective date of January 1, 2007. For

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 7—INCOME TAXES (Continued)

the years ended December 31, 2007, 2008 and 2009, the Company recognized current state income tax expense related to the Texas margin tax of $210,532, $56,804 and $64,655, respectively.

NOTE 8—LONG-TERM DEBT

        Credit Facility:    On January 16, 2008, the Company entered into a $150.0 million secured First Lien Credit Facility that consists of a $120.0 million First Lien Term Loan and a $30.0 million First Lien Revolving Credit Facility (the "First Lien Facility"). On January 16, 2008, the Company also entered into a $50.0 million Secured Second Lien Term Loan (the "Second Lien Facility", and together with the First Lien Facility, the "Facilities"). The Company may also request up to $5.0 million in swingline loans and $30.0 million in letters of credit under the Revolving Credit Facility. All $170.0 million of the term loans funded at closing. The Revolving Credit Facility was unfunded at closing. Proceeds of the loans were used to refinance the Company's existing term loans and revolver borrowings, finance capital equipment purchases, and for general corporate purposes.

        On October 30, 2009, the Company secured Amendment No. 1 and waiver for both the First and Second Lien Credit Facilities. As a result of this amendment, borrowings for the $120.0 million First Lien Term Loan bear interest at a rate of LIBOR plus 5.25% or the prime rate plus 4.25%. The First Lien Term Loan was issued at a discount of 1%, so the Company's gross loan proceeds received were 99% of the face amount of the loan. As amended, borrowings under the $50.0 million Second Lien Term Loan bear interest at a rate of LIBOR plus 9.00% or the prime rate plus 8.00%. The Second Lien Term Loan was issued at a discount of 3%, so the Company's gross loan proceeds received were 97% of the face amount of the loan. As amended, borrowings under the Revolving Credit Facility bear interest at a rate that declines from LIBOR plus 5.25% or the prime rate plus 4.25% based upon the Company's leverage ratio, to a minimum level of LIBOR plus 4.00% or the prime rate plus 3.00%. The amendment also provides that, with respect to any Eurodollar Borrowings for any interest period, interest will be the greater of (a) 3.00% per annum, and (b) the rate per annum determined by the administrative agent.

        The Facilities are collateralized by a first (in the case of the $120.0 million term loan and revolving credit facility) or second (in the case of the $50 million term loan) priority security interest on substantially all of the Company's assets, including accounts receivable and equipment, other than certain vehicles financed through capital leases and the Company's corporate headquarters. The Facilities include customary financial and negative covenants for credit facilities of this type. As discussed above, on October 30, 2009, the company secured an amendment which modified certain covenant requirements. As amended in the case of the First Lien Facility these include covenants requiring the maintenance of a total debt to consolidated EBITDA ratio of no more than 2.25x at September 30, 2009 through September 30, 2010, declining to no more than 2.00x on December 31, 2010 and March 31, 2011, to 1.70x on June 30, 2011, to 1.60x on September 30, 2011 and 1.50x on December 31, 2011 and thereafter. The Company's requirement to maintain a ratio of consolidated EBITDA to consolidated interest expense of at least 4.00x from June 30, 2009 through December 31, 2009, increasing to 5.00x on March 31, 2010 and thereafter remained unchanged. The Facilities also include certain limits on other indebtedness, certain limitations on liens, investments and capital expenditures, and other limitations customary for this type of facility. The Company is in compliance with all debt covenants as of December 31, 2009.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 8—LONG-TERM DEBT (Continued)

        The Facilities stipulate quarterly interest payments, minimum quarterly principal payments of $300,000, and annual mandatory prepayments of 75% (or 50% of the Company's total leverage ratio at the end of the year is less than 1.25 to 1.00) of excess cash flow, as defined. The First Lien Term Loan matures on January 16, 2015, and the Second Lien Term Loan matures on July 16, 2015. The Revolving Line of Credit matures on the January 16, 2014. There is no prepayment penalty on the First Lien Term Loan or Revolver; however prepayment of the Second Lien Term Loan requires a prepayment penalty of 3%, 2% and 1% when made prior to the first, second or third anniversary of the closing date, respectively. On September 30, 2009 the Company made an additional principal payment against the First Lien Facility of $4.0 million.

        Promissory Note:    On December 10, 2008, the Company issued two promissory notes for $6.6 million and $5.4 million in association with the purchase of the assets of Weinman at a per annum interest rate equal to three percent (3%) plus the greater of (i) five percent (5%) or (ii) the one year LIBOR. The promissory notes were paid in full as of December 31, 2009.

        Notes Payable—Insurance:    During 2009, in exchange for insurance services provided, the Company issued two negotiable promissory notes for $1,602,706 and $453,220 at an interest rate of 3.69% per annum. The notes are due March 8, 2010 and June 29, 2010, respectively.

        Mortgage:    The Company entered into a $5.4 million loan with Citibank, N.A. for the financing of the Company's Missouri City corporate headquarters. The loan funded on September 17, 2009, and matures on July 31, 2019. Borrowings under the construction loan bear interest at a fixed per annum rate of 5.453%. All of the Company's obligations under the construction loan are secured by a first lien mortgage on the facility.

        Line of Credit:    In February 2007, the Company entered into a $5.0 million revolving line of credit which is secured by $5.0 million cash. The terms of the revolving line of credit as currently written only allow for letters of credit to be drawn on the available credit, however, the cash balance above the total outstanding letters of credit may be withdrawn at any time lowering the available credit dollar-for-dollar. As of December 31, 2009, the line of credit serves as collateral for several letters of credit totaling $4,462,500.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 8—LONG-TERM DEBT (Continued)

        Long-term debt consisted of the following:

	December 31,
	2008	2009
First lien term loan	$118,800,000	$113,900,000
Second lien term loan	50,000,000	50,000,000
Revolving credit facility	25,832,055	—
Promissory notes	12,000,000	—
Notes payable—insurance	563,841	627,816
Mortgage	—	5,362,437

	207,195,896	169,890,253
Less: unamortized discount	2,421,009	2,112,313

	204,774,887	167,777,940
Less: current portion	9,763,841	1,983,282

Total notes payable and line of credit, net of current portion	$195,011,046	$165,794,658

        Future maturities of notes payable and line of credit for each of the next five years and thereafter are as follows:

Period Ending December 31,
2010	$1,983,282
2011	1,364,159
2012	1,373,338
2013	1,383,030
2014	1,393,263
Thereafter	162,393,181

$169,890,253

        Interest Rate Swap:    On March 7, 2007, the Company entered into a $70.0 million notional value interest rate collar to protect its interest from unanticipated fluctuations in cash flows caused by volatility in the interest rate on its floating-rate debt. The two year swap arrangement effectively caps the 3-month LIBOR rate at 5.75% and sets the floor at 4.55%.

        On February 14, 2008, the Company increased the notional value of the interest rate hedge, as required by its credit facilities, to $85 million (50% of the term loans). This swap agreement replaced the swap agreement then in effect. Going forward, the two year swap agreement, which terminates on March 31, 2010, caps the three month LIBOR rate on the notional amount at 5.00% and sets the floor at 1.81%. The purpose of the swap is to protect the Company from unanticipated fluctuations in cash flows caused by volatility in the interest rate on its floating-rate debt. The Company does not enter into interest rate or other derivatives for speculative purposes and has not designated these interest rate swaps as a hedging instrument under the accounting guidance for derivative instruments and hedging activities.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 8—LONG-TERM DEBT (Continued)

        The Company adopted the guidance for disclosures about derivative instruments and hedging activities on January 1, 2009. Below is a table of the derivatives maintained by the Company that are not designated as a hedge instrument under this guidance.

        The fair values of derivative instruments in the balance sheets:

	Liability Derivatives
	December 31,
	2008		2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate contracts	Current Liabilities	$1,153,257	Current Liabilities	$331,163

        The effect of derivative instruments, which is located in other income (expense) in the statements of operations for the years ended December 31, 2007, 2008 and 2009:

	December 31,
	2007		2008		2009
	Location of Gain (Loss) Recognized	Amount of Gain (Loss) Recognized	Location of Gain (Loss) Recognized	Amount of Gain (Loss) Recognized	Location of Gain (Loss) Recognized	Amount of Gain (Loss) Recognized
Interest rate contracts	Other expense	$—	Other expense	$(1,153,257)	Other income	$822,094

NOTE 9—STOCKHOLDERS' EQUITY

        In March 2007, at the annual meeting of the Company's stockholders, stockholders of the Company approved the Company's Second Amended and Restated Certificate of Incorporation providing for an increase in the Company's authorized capital stock to 200,000,000 shares. Stockholders of the Company also approved an increase in the number of members of the Company's Board of Directors from five to seven; and the elimination of Article IX of the then current Certificate of Incorporation relating to notices for director nominations and stockholders proposals. Stockholders of the Company also approved a 10:1 forward split of the Company's Series A convertible preferred stock and Class A and B Common Stock. All share and per share amounts related to preferred and common stock and stock options included in the consolidated financial statements and notes have been restated to reflect the stock split. Stockholders of the Company also approved an increase in the number of shares reserved for issuance under the Company's 2006 Incentive Compensation Plan to 9,203,058 shares of common stock.

        Series A Convertible Preferred Stock:    Under the terms of the amended articles of incorporation, the Company is authorized to issue 50,000,000 shares of Series A convertible preferred stock, par value $0.01 per share ("Series A Preferred"). Holders of Series A Preferred are entitled to one vote per share, and also have certain special voting rights that enable them to elect two directors to the board of directors. Series A Preferred does not pay a preferred dividend.

        Series A Preferred is initially convertible, at the option of the holder, into one share of Class B Common Stock. The conversion ratio is protected from dilution and is to be adjusted upon certain

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 9—STOCKHOLDERS' EQUITY (Continued)

issuances of additional shares of Class A or Class B common stock, options, or securities convertible into Class A or Class B common stock. As of December 31, 2009, the conversion ratio was 1:1. Series A Preferred is automatically convertible upon the following events: (i) a majority vote by the holders of the outstanding shares of Series A Preferred to convert to Class B common stock or (ii) the closing of a qualified underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended. Management has evaluated the fair value of the common stock at issuance of Series A Preferred stock and determined that there are no beneficial conversion features.

        Class A Common Stock:    Under the terms of the Second Amended and Restated Certificate of Incorporation, the Company is authorized to issue 30,000,000 shares of Class A common stock, par value $0.01 per share. Holders of Class A common stock are entitled to one vote per share.

        Class B Common Stock:    Under the terms of the Second Amended and Restated Certificate of Incorporation, the Company is authorized to issue 120,000,000 shares of Class B common stock, par value $0.01 per share. Holders of Class B common stock are entitled to one-tenth of one vote per share.

NOTE 10—EARNINGS PER SHARE

        The Company adopted the guidance for share-based payments which are considered as participating securities on January 1, 2009. Upon adoption, all share- based payment awards that contained non-forfeitable rights to dividends, whether paid or unpaid, were designated as participating securities and included in the computation of earnings per share ("EPS"). The prior period EPS data presented has been adjusted retrospectively.

        The following table sets forth the computation of basic and diluted earnings per share:

	Year Ended December 31,
	2007	2008	2009
Net income (loss)	$2,436,765	$(8,046,089)	$445,359

Basic:
Weighted average common shares outstanding	8,368,604	8,173,554	8,187,506
Diluted:
Shares issuable from the assumed conversion of Series "A" preferred stock	20,243,040	—	20,600,137

Total	28,611,644	8,173,554	28,787,643

Basic income (loss) per share	$.29	$(.98)	$.05

Diluted income (loss) per share	$.09	$(.98)	$.02

        The earnings per share amounts are the same for Series "A" Preferred, Class A common stock, and Class B common stock because the holders of each class are legally entitled to equal per share dividend distributions.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 10—EARNINGS PER SHARE (Continued)

        For the years ended December 31, 2007, 2008 and 2009, 2,432,600, 2,802,300 and 2,642,200, respectively, out-of-the-money stock options have been excluded from diluted earnings per share because they are considered anti-dilutive. Shares issuable from the assumed conversion of Series "A" Preferred and shares of unvested restricted class B common stock of approximately 20,333,500 were excluded in the computation of diluted earnings per share for 2008 as the effect would have been anti-dilutive due to the net loss for the year.

NOTE 11—STOCK BASED COMPENSATION

        The Company follows the accounting guidance for share-based payments which requires all stock-based payments, including stock options, to be recognized as an operating expense over the vesting period, based on their grant date fair values.

        In July 2006, the Company's board of directors and stockholders adopted the Global Geophysical Services, Inc. 2006 Incentive Compensation Plan (the "2006 Incentive Plan"). The 2006 Incentive Plan provides for a variety of incentive awards, including nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or (the "Code"), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based awards, and other stock-based awards. A total of 9,203,058 shares of Class B common stock are reserved for issuance under the 2006 Incentive Plan. As of December 31, 2009, a total of 4,202,500 options have been granted and 1,560,300 have been forfeited.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 11—STOCK BASED COMPENSATION (Continued)

        Incentive Stock Options:    A summary of the activity of the Company's stock option plans for the year ended December 31, 2009 is presented below:

	Weighted Average Exercise Price	Number of Optioned Shares	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value	Weighted Average Optioned Grant Date Fair Value
Balance as of December 31, 2006	$—	—	—	$—	$—
Expired	—	—	—	—	—
Granted	22.83	2,663,400	10	—	3.59
Exercised	—	—	—	—	—
Forfeited	22.50	(230,800)	—	—	3.04

Balance as of December 31, 2007	22.86	2,432,600	—	—	3.24
Expired
Granted	24.31	811,600	10	—	6.80
Exercised
Forfeited	22.62	(441,900)	—	—	4.11

Balance as of December 31, 2008	23.32	2,802,300	—	—	4.48
Expired	—	—
Granted	22.56	727,500	10	—	7.18
Exercised	—	—
Forfeited	23.79	(887,600)	—	—	5.22

Balance as of December 31, 2009	$22.95	2,642,200	10	$—	$4.97

Exercisable as of December 31, 2009	$23.06	888,200	—	$—	$—

        Outstanding options at December 31, 2009 expire during the period December 2018 to June 2019 and have exercise prices ranging from $12.50 to $30.00.

        The Company estimates the fair value of each stock option on the date of grant using the Black-Scholes-Merton valuation model. The volatility is based on expected volatility over the expected life of eighty-four months. As the Company has not historically declared dividends, the dividend yield used in the calculation is zero. Actual value realized, if any, is dependent on the future performance of the Company's Class B common stock and overall stock market conditions. There is no assurance the value realized by an optionee will be at or near the value estimated by the Black-Scholes-Merton model.

        Compensation expense associated with stock options of $152,857, $539,683 and $745,560 for the years ended December 31, 2007, 2008 and 2009, respectively, is included in selling, general and administrative expenses in the statements of operations. At December 31, 2007, 2008 and 2009, the Company had 2,432,600, 2,260,000 and 1,754,000 of nonvested stock option awards, respectively. The total cost of nonvested stock option awards which the Company had not yet recognized was approximately $3,121,000 at December 31, 2009. Such amounts are expected to be recognized over a period of 4 years, beginning January 1, 2010.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 11—STOCK BASED COMPENSATION (Continued)

        Restricted Stock:    To encourage retention and performance, the Company granted certain employees and consultants restricted shares of Class B common stock with a fair value per share determined in accordance with conventional valuation techniques, including but not limited to, arm's length transactions, net book value or multiples of comparable company earnings before interest, taxes, depreciation and amortization, as applicable.

	Number of Nonvested Restricted Share Awards	Weighted Average Grant Date Fair Value
Nonvested Restricted Shares Outstanding
January 1, 2009	286,309	$4.36
Granted	189,000	8.89
Vested	(163,476)	3.42
Forfeited	(30,544)	5.05

Nonvested Restricted Shares Outstanding
December 31, 2009	281,289	$7.88

        Compensation expense associated with restricted stock of $458,000, $689,737 and $775,902 for the years ended December 31, 2007, 2008 and 2009, respectively, is included in selling, general and administrative expenses in the statements of operations. The total cost of non-vested stock awards which the Company had not yet recognized at December 31, 2009 was approximately $1,994,000. This amount is expected to be recognized over the next three years.

NOTE 12—EMPLOYEE BENEFIT PLANS

        The Company provides a 401(k) plan as part of its employee benefits package in order to retain quality personnel. During 2009, the Company made matching contributions equal to 100% of the first 3% and 50% of the next 2% of eligible compensation contributed by participating personnel. The Company's matching contributions for the years ended December 31, 2007, 2008 and 2009 were approximately $347,000, $444,000 and $581,000, respectively.

NOTE 13—COMMITMENTS AND CONTINGENCIES

        Leases:    The Company leases certain office space and specialized seismic recording equipment under non-cancelable operating and capital lease agreements, which expire at various dates and require various minimum annual rentals. These leases bear interest at rates ranging from 5.5% to 24.7%. Future minimum rental payments under these leases (including new leases entered into in 2009) which

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

have initial or remaining terms in excess of one year as of December 31, 2009, for each of the years remaining and in the aggregate are:

Year Ended December 31,	Operating Leases	Capital Leases
2010	$8,911,582	$1,861,728
2011	4,210,283	285,298
2012	248,801	10,454
2013	123,761	5,212
2014	105,773	3,909
Thereafter	—	—

Total future minimum lease payments	$13,600,200	2,166,601

Less: amounts representing interest		103,583

Present value of net minimum lease payments		2,063,018
Less: current portion		1,767,353

Long-term portion		$295,665

        The Company has included the assets associated with the capital leases in property and equipment. At December 31, 2008 and 2009, the original cost of the assets was $18,475,911 and $18,801,852 and accumulated depreciation of the assets was $7,111,210 and $11,315,237, respectively.

        Rental expense for short-term and long-term operating leases for the years ended December 31, 2007, 2008 and 2009 was approximately $24,571,000, $38,148,000 and $46,199,000, respectively.

        The Company is involved in litigation in the normal course of business. Management does not expect the eventual outcome to have a material impact on the financial condition of the Company.

NOTE 14—SUPPLEMENTAL CASH FLOW INFORMATION

        The following is supplemental cash flow information:

	Year Ended December 31,
	2007	2008	2009
Interest paid	$10,744,547	$18,841,933	$17,710,955

Income taxes paid	$136,072	$5,782,629	$3,979,155

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 14—SUPPLEMENTAL CASH FLOW INFORMATION (Continued)

        The following is supplemental disclosure of non-cash investing and financing activities:

	Year Ended December 31,
	2007	2008	2009
Property and equipment additions financed through capital leases	$3,365,414	$5,972,585	$325,941

Property and equipment additions financed through accounts payable and accrued expenses	$9,978,488	$5,121,479	$2,814,534

Original issue discount on notes payable	$—	$2,700,000	$—

Note payable related to purchase of business	$—	$12,000,000	$—

Note payable converted to preferred stock	$—	$—	$8,000,000

Increase / decrease of Other Long-term Liability and Goodwill	$—	$1,125,000	$1,125,000

Property and equipment additions and other assets acquired through purchase of business	$—	$3,050,424	$—

NOTE 15—CUSTOMER CONCENTRATIONS

        The Company's sales are to clients whose activities relate to oil and gas exploration and production. In general, the Company does not require collateral from its customers. Therefore, the collection of receivables may be affected by the economy surrounding the oil and gas industry. For the years ended December 31, 2007, 2008 and 2009, customers representing more than 10% of the Company's revenue and accounts receivable at the balance sheet dates are listed in the table below (figures in $ millions):

	Year Ended December 31,
	2007		2008		2009
	Revenue	% of Total	Revenue	% of Total	Revenue	% of Total
Customer 1	$68.0	30%	$48.6	13%	$115.4	37%
Customer 2	32.1	14%	41.0	11%	50.0	16%
Customer 3	26.9	12%	32.2	9%	34.8	11%

Total	$127.0	56%	$121.8	33%	$200.2	64%

	Accounts Receivable	% of Total	Accounts Receivable	% of Total	Accounts Receivable	% of Total
Customer 1	$7.5	26%	$4.6	7%	$11.1	15%
Customer 2	4.3	10%	8.4	13%	15.1	21%
Customer 3	1.1	3%	1.8	3%	6.1	8%

Total	$12.9	39%	$14.8	23%	$32.3	44%

(1)
Total is less than 10% of 2008 revenues but is included in the schedule for comparative purposes.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 15—CUSTOMER CONCENTRATIONS (Continued)

        For the years ended December 31, 2007, 2008 and 2009, revenues from all geographic areas outside of the United States were $67.7 million, $223.5 million and $132.7 million, representing 30%, 59% and 42% of total revenues, respectively.

        For the year ended December 31, 2007, purchases from the Company's largest vendor were approximately $45.5 million, representing 17% of total purchases. For the year ended December 31, 2008, purchases from the Company's largest vendor were approximately $28.6 million, representing 11% of total purchases. Accounts payable for this vendor were approximately $179,742, representing approximately 5% of total accounts payable as of December 31, 2008. For the year ended December 31, 2009, purchases from the Company's largest vendor were approximately $16.8 million, representing 6% of total purchases. Accounts payable for this vendor were approximately $2,759,913, representing approximately 27% of total accounts payable as of December 31, 2009.

NOTE 16—RECENTLY ADOPTED AND RECENTLY ISSUED ACCOUNTING STANDARDS

Adopted

        On September 30, 2009, the Company adopted changes issued by the Financial Accounting Standards Board ("FASB") to the authoritative hierarchy of GAAP. These changes establish the FASB Accounting Standards CodificationTM ("FASB ASC" or "Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. These changes and the Codification itself do not change GAAP. Other than the manner in which new accounting guidance is referenced, the adoption of these changes had no impact on the Company's consolidated financial statements.

        On January 1, 2009, the Company adopted changes issued by the FASB to fair value accounting and reporting as it relates to nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on at least an annual basis. These changes define fair value, establish a framework for measuring fair value in GAAP, and expand disclosures about fair value measurements. This guidance applies to other GAAP that require or permit fair value measurements and is to be applied prospectively with limited exceptions. The adoption of these changes, as it relates to nonfinancial assets and nonfinancial liabilities, had no impact on the consolidated financial statements. These provisions will be applied at such time as a fair value measurement of a nonfinancial asset or nonfinancial liability is required, which may result in a fair value that is materially different than would have been calculated prior to the adoption of these changes.

        Effective January 1, 2009, the Company adopted changes issued by the FASB to accounting for business combinations. These changes apply to all assets acquired and liabilities assumed in a business combination that arise from certain contingencies and requires (i) an acquirer to recognize at fair value, at the acquisition date, an asset acquired or liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 16—RECENTLY ADOPTED AND RECENTLY ISSUED ACCOUNTING STANDARDS (Continued)

during the measurement period otherwise the asset or liability should be recognized at the acquisition date if certain defined criteria are met; (ii) contingent consideration arrangements of an acquiree assumed by the acquirer in a business combination be recognized initially at fair value; (iii) subsequent measurements of assets and liabilities arising from contingencies be based on a systematic and rational method depending on their nature and contingent consideration arrangements be measured subsequently; and (iv) disclosures of the amounts and measurement basis of such assets and liabilities and the nature of the contingencies.

        On January 1, 2009, the Company adopted changes issued by the FASB to consolidation accounting and reporting. These changes establish accounting and reporting for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance defines a noncontrolling interest, previously called a minority interest, as the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. These changes require, among other items, that a noncontrolling interest be included in the consolidated statement of financial position within equity separate from the parent's equity; consolidated net income to be reported at amounts inclusive of both the parent's and noncontrolling interest's shares and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest all on the consolidated statement of operations; and if a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be measured at fair value and a gain or loss be recognized in net income based on such fair value. The adoption of this change did not have a material impact on the Company's results of operations or financial position.

        On January 1, 2009, the Company adopted changes issued by the FASB to the calculation of earnings per share. These changes state that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method for all periods presented (see Note 10). The adoption of this change did not have a material impact on the Company's results from operations or financial position.

        On June 30, 2009, the Company adopted changes issued by the FASB to fair value accounting. These changes provide additional guidance for estimating fair value when the volume and level of activity for an asset or liability have significantly decreased and includes guidance for identifying circumstances that indicate a transaction is not orderly. This guidance is necessary to maintain the overall objective of fair value measurements, which is that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The adoption of these changes did not have a material impact on the Company's results of operations or financial position.

        On June 30, 2009, the Company adopted changes issued by the FASB to fair value disclosures of financial instruments. These changes require a publicly traded company to include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. Such disclosures include the fair value of all financial instruments, for which it is practicable to estimate that value, whether recognized or not recognized in the statement of financial position; the related carrying amount of these financial instruments; and the method(s) and significant

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 16—RECENTLY ADOPTED AND RECENTLY ISSUED ACCOUNTING STANDARDS (Continued)

assumptions used to estimate the fair value. The adoption of these changes did not have a material impact on the Company's results of operations or financial position.

        On June 30, 2009, the Company adopted changes issued by the FASB to accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued, otherwise known as "subsequent events." Specifically, these changes set forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of these changes had no impact on the financial statements as management already followed a similar approach prior to the adoption of this new guidance.

Issued

        In October 2009, the FASB issued changes to the accounting for revenue recognition under multiple-deliverable revenue arrangements. These changes address the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor's multiple-deliverable revenue arrangements. These changes are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. A company may elect, but will not be required, to adopt these changes retrospectively for all prior periods. Management is currently evaluating the requirements of these changes and has not yet determined the impact on the Company's consolidated financial statements.

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        On August 3, 2010, the Company filed a registration statement on Form S-4 with the Securities and Exchange Commission. Under this registration statement, the Company may sell its 10.50% senior notes due 2017 with an aggregate offering price of up to $200 million. The debt securities sold are fully and unconditionally guaranteed, on a joint and several basis, by the guarantor subsidiaries which will correspond to all subsidiaries located in the United States. The non-guarantor subsidiaries consist of all subsidiaries and branches outside of the United States.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

        Separate condensed consolidating financial statement information for the guarantor subsidiaries and non-guarantor subsidiaries as of December 31, 2008 and 2009 and for the years ended December 31, 2007, 2008 and 2009 is as follows:

	December 31, 2008
	Guarantors	Non-guarantors	Eliminations	Consolidated
BALANCE SHEET
ASSETS
Current assets	$66,431,615	$54,707,361	$(2,882,662)	$118,256,314
Property and equipment, net	174,285,110	2,232,497	—	176,517,607
Multi-client library, net	9,062,657	—	—	9,062,657
Investment in subsidiaries	1,099	—	(1,099)	—
Intercompany accounts	39,971,769	(39,971,769)	—	—
Other non-current assets	25,812,765	2,784	—	25,815,549

TOTAL ASSETS	$315,565,015	$16,970,873	$(2,883,761)	$329,652,127

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$55,655,847	$13,138,225	$(2,882,662)	$65,911,410
Long-term debt and capital lease obligations, net of current portion	196,808,732	—	—	196,808,732
Deferred income tax and other non-current liabilities	4,321,995	—	—	4,321,995

TOTAL LIABILITIES	256,786,574	13,138,225	(2,882,662)	267,042,137
Stockholders' equity	58,778,441	3,832,648	(1,099)	62,609,990

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$315,565,015	$16,970,873	$(2,883,761)	$329,652,127

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	December 31, 2009
	Guarantors	Non-guarantors	Eliminations	Consolidated
BALANCE SHEET
ASSETS
Current assets	$82,022,731	$56,456,406	$(21,751,693)	$116,727,444
Property and equipment, net	138,394,183	1,823,770	—	140,217,953
Multi-client library, net	37,395,521	—	—	37,395,521
Investment in subsidiaries	1,099	—	(1,099)	—
Intercompany accounts	37,679,846	(37,679,846)	—	—
Other non-current assets	22,211,327	67,346	—	22,278,673

TOTAL ASSETS	$317,704,707	$20,667,676	$(21,752,792)	$316,619,591

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$79,948,550	$24,578,093	$(21,751,693)	$82,774,950
Long-term debt and capital lease obligations, net of current portion	166,090,323	—	—	166,090,323
Deferred income tax and other non-current liabilities	3,826,131	—	—	3,826,131

TOTAL LIABILITIES	249,865,004	24,578,093	(21,751,693)	252,691,404
Stockholders' equity	67,839,703	(3,910,417)	(1,099)	63,928,187

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$317,704,707	$20,667,676	$(21,752,792)	$316,619,591

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Year ended December 31, 2007
	Guarantors	Non-guarantors	Eliminations	Consolidated
STATEMENT OF OPERATIONS
Revenues	$179,425,286	$63,272,483	$(16,955,698)	$225,742,071
Expenses:
Operating expenses	141,854,543	62,837,971	(15,990,674)	188,701,840
Selling, general and administrative expenses	10,830,887	8,818,711	(965,024)	18,684,574
Total expenses	152,685,430	71,656,682	(16,955,698)	207,386,414

Income (loss) from operations	26,739,856	(8,384,199)	—	18,355,657

Interest expense, net	(10,731,571)	(12,976)	—	(10,744,547)
Other expenses, net	(115,603)	(117,820)	—	(233,423)

Income (loss) before income taxes	15,892,682	(8,514,995)	—	7,377,687

Provision for income taxes	4,940,922	—	—	4,940,922

Net income (loss)	$10,951,760	$(8,514,995)	$—	$2,436,765

	Year ended December 31, 2008
	Guarantors	Non-guarantors	Eliminations	Consolidated
STATEMENT OF OPERATIONS
Revenues	$219,171,057	$192,568,656	$(35,483,452)	$376,256,261
Expenses:
Operating expenses	199,719,453	154,415,050	(34,683,095)	319,451,408
Selling, general and administrative expenses	10,619,177	20,371,384	(800,357)	30,190,204
Total expenses	210,338,630	174,786,434	(35,483,452)	349,641,612

Income from operations	8,832,427	17,782,222	—	26,614,649

Interest income (expense), net	(22,386,612)	2,907	—	(22,383,705)
Other expenses, net	(1,484,991)	(4,764,796)	—	(6,249,787)

Income (loss) before income taxes	(15,039,176)	13,020,333	—	(2,018,843)

Provision for income taxes	5,370,892	656,354	—	6,027,246

Net income (loss)	$(20,410,068)	$12,363,979	$—	$(8,046,089)

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Year ended December 31, 2009
	Guarantors	Non-guarantors	Eliminations	Consolidated
STATEMENT OF OPERATIONS
Revenues	$239,037,761	$102,215,631	$(28,457,015)	$312,796,377
Expenses:
Operating expenses	196,059,102	93,626,805	(27,517,525)	262,168,382
Selling, general and administrative expenses	19,977,143	13,262,010	(939,490)	32,299,663
Total expenses	216,036,245	106,888,815	(28,457,015)	294,468,045

Income (loss) from operations	23,001,516	(4,673,184)	—	18,328,332

Interest expense, net	(18,613,301)	—	—	(18,613,301)
Other income, net	1,007,383	15,642	—	1,023,025

Income (loss) before income taxes	5,395,598	(4,657,542)	—	738,056

Provision (benefit) for income taxes	(2,792,826)	3,085,523	—	292,697

Net income (loss)	$8,188,424	$(7,743,065)	$—	$445,359

	Year ended December 31, 2007
	Guarantors	Non-guarantors	Eliminations	Consolidated
STATEMENT OF CASH FLOWS
Net cash provided by operating activities	$7,053,527	$5,902,928	$—	$12,956,455
Net cash used in investing activities	(83,349,517)	(204,003)	—	(83,553,520)
Net cash provided by financing activities	51,008,596	2,000	—	51,010,596

Net increase (decrease) in cash and cash equivalents	$(25,287,394)	$5,700,925	$—	$(19,586,469)

	Year ended December 31, 2008
	Guarantors	Non-guarantors	Eliminations	Consolidated
STATEMENT OF CASH FLOWS
Net cash provided by operating activities	$34,498,254	$6,614,342	$—	$41,112,596
Net cash used in investing activities	(80,909,906)	(3,788,836)	—	(84,698,742)
Net cash provided by financing activities	57,110,140	—	—	57,110,140

Net increase in cash and cash equivalents	$10,698,488	$2,825,506	$—	$13,523,994

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Year ended December 31, 2009
	Guarantors	Non-guarantors	Eliminations	Consolidated
STATEMENT OF CASH FLOWS
Net cash provided by (used in) operating activities	$89,299,913	$(8,904,195)	$—	$80,395,718
Net cash provided by (used in) investing activities	(53,641,972)	362,312	—	(53,279,660)
Net cash used in financing activities	(40,533,509)	—	—	(40,533,509)

Net decrease in cash and cash equivalents	$(4,875,568)	$(8,541,883)	$—	$(13,417,451)

NOTE 18—SUBSEQUENT EVENT

        The Company evaluated all events and transactions after December 31, 2009 up through the date these consolidated financial statements were issued.

        Initial Public Offering:    On April 21, 2010, the Company entered into an underwriting agreement (the "Underwriting Agreement") with Credit Suisse Securities (USA) LLC and Barclays Capital Inc., as representatives of the several underwriters named therein (collectively, the "Underwriters"), providing for the offer and sale in a firm commitment offering of 7,500,000 shares of the Company's common stock, par value $0.01 (the "Common Stock"), of which 500,00 shares were sold by selling stockholders, at a public offering price of $12.00 per share. Pursuant to the Underwriting Agreement, the Company and the selling stockholders granted the Underwriters a 30-day option to purchase up to an additional 625,000 shares and 500,000 shares of Common Stock, respectively, to cover over-allotments.

        The transactions contemplated by the Underwriting Agreement were consummated on April 27, 2010. The Company estimated its net proceeds from this offering will be approximately $76.4 million after deducting underwriting discounts, fees and offering expenses. As described in the Company's final prospectus dated April 22, 2010 (the "Prospectus") contained in its Registration Statement on Form S-1 (File No. 333-162540), the Company will use the net proceeds of the offering to pay down indebtedness, for anticipated capital expenditures and for general working capital purposes. The Company will not receive any of the proceeds from the sale of the Common Stock sold by the selling stockholders.

        Upon completion of the initial public offering, all existing shares of the Company's outstanding Class A and Class B common stock and the Company's Series A convertible preferred stock were converted into one class of common stock (the "Stock Conversions"). Under the terms of the amended articles of incorporation the Company is authorized to issue 105,000,000 shares of capital stock which consists of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

        Senior Unsecured Notes:    On April 22, 2010, the Company entered into a Purchase Agreement (the "Purchase Agreement") with Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Banc of America Securities LLC, as representatives of the initial purchasers (the "Initial Purchasers"), relating to the offer and sale by the Company of $200 million aggregate principal amount of its 10 1/2%

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 18—SUBSEQUENT EVENT (Continued)

senior notes due 2017 (the "Notes"). The Company expects to receive net proceeds from the offering of approximately $189.0 million after deducting the Initial Purchasers' discounts, offering expenses and original issue discount. The issuance of the Notes occurred on April 27, 2010. The Notes were offered and sold to the Initial Purchasers and resold only to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and in offshore transactions in reliance on Regulation S under the Securities Act.

        The Notes are a general unsecured, senior obligation of the Company. The Notes are unconditionally guaranteed as to principal, premium, if any, and interest by the Company's domestic subsidiaries (the "Guarantors") on a senior unsecured basis.

        The Company plans to use the proceeds from the offering and sale of the Notes to repay current outstanding indebtedness, for anticipated capital expenditures and for general working capital purposes.

        On April 27, 2010, in connection with the offering of the Notes, the Company entered into (i) an Indenture with The Bank of New York Mellon Trust Company, N.A., (the "Trustee"), and (ii) a Registration Rights Agreement with the Initial Purchasers. The following is a brief summary of the material terms and conditions of the Indenture and the Registration Rights Agreement.

        The Company and the Guarantors entered into an Indenture with the Trustee, pursuant to which the Company issued the Notes at a price equal to 97.009% of their face value.

        Interest—The Notes will bear interest from April 27, 2010 at a rate of 10 1/2% per annum. The Company will pay interest on the Notes semi-annually, in arrears, on May 1 and November 1 of each year, beginning November 1, 2010.

        Principal and Maturity—The Notes were issued with a $200 million aggregate principal amount and will mature on May 1, 2017.

        Optional Redemption by the Company—At any time prior to May 1, 2013, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings at a redemption price of 110.500% of the aggregate principal amount of the Notes redeemed if at least 65% of the aggregate principal amount of the Notes remains outstanding immediately after such redemption and the redemption occurs within 90 days of the closing date of such equity offering. On or after May 1, 2014, the Company may redeem the Notes at the following percentages of the original principal amount: (i) 105.250% from May 1, 2014 to April 30, 2015; (ii) 102.625% from May 1, 2015 to April 30, 2016; and (iii) 100% from May 1, 2016 and thereafter.

        Repurchase Obligations by the Company—If there is a change of control of the Company (as defined in the Indenture), each holder of the Notes may require the Company to purchase their Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

        Events of Default—The Indenture also contains events of default including, but not limited to, the following: (i) nonpayment; (ii) defaults in certain other indebtedness of the Company or the Guarantors; and (iii) the failure of the Company or the Guarantors to comply with their respective

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 18—SUBSEQUENT EVENT (Continued)

covenants in the event of a mandatory redemption, optional redemption, option to repurchase, or a merger, consolidation or sale of assets. Upon an event of default, the holders of the Notes or the Trustee may declare the Notes due and immediately payable.

        Termination of Material Definitive Agreement:    The Company was a party to a $150.0 million first lien credit agreement, dated January 16, 2008 ("First Lien Credit Agreement"), with Credit Suisse, as administrative agent and collateral agent, and a $50.0 million second lien term loan agreement, dated January 16, 2008 ("Second Lien Credit Agreement"), with Credit Suisse, as administrative agent and collateral agent. The First Lien Credit Agreement consisted of a $120.0 million senior secured term loan facility which would have matured on January 16, 2015, and a $30.0 million senior secured revolving credit facility ("Prior Revolving Credit Facility"), which would have matured on January 16, 2014. The Prior Revolving Credit Facility also provided the Company with a sub-facility for letters of credit of up to $30.0 million less the amount of revolving loans then outstanding. The Second Lien Credit Agreement would have matured on July 16, 2015.

        On February 13, 2008, the Company entered into a loan agreement with Citibank, N.A. ("Construction Loan Agreement") to provide financing for the construction of the Company's headquarters facility. On August 28, 2009 the Company amended this loan agreement in order to extend the maturity date to September 30, 2019 and to reduce the availability for borrowing to $5.4 million, the aggregate principal amount then outstanding.

        In connection with the closing of the Company's initial public offering and the sale of $200 million of the Company's 10 1/2% senior notes due 2017 on April 27, 2010, the Company repaid all outstanding borrowings under the First Lien Credit Agreement, the Second Lien Credit Agreement, and the Construction Loan Agreement. These repayments resulted in the termination of each of these borrowing arrangements. The prepayment of the Construction Loan Agreement resulted in the incurrence of $160,000 in prepayment penalties.

        Bank of America Revolving Credit Facility:    On April 30, 2010, the Company entered into a new revolving credit facility under the terms of a Credit Agreement (the "Revolving Credit Facility") with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto. The Revolving Credit Facility provides for borrowings of up to $50.0 million. The loans under the Revolving Credit Facility bear interest at a rate equal to LIBOR plus the Applicable Rate or the Base Rate plus the Applicable Rate. The Base Rate is defined as the higher of (x) the prime rate and (y) the Federal Funds rate plus 0.50%. The Applicable Rate is defined as a percentage determined in accordance with a pricing grid based upon the Company's leverage ratio, that will decline from LIBOR plus 4.00% or the prime rate plus 3.00% to a minimum rate equal to LIBOR plus 3.50% or the prime rate plus 2.50%. The Company is able to prepay borrowings under the Revolving Credit Facility at any time without penalty or premium, subject to reimbursement of the lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The Company also will pay a commitment fee of 0.75% per annum on the actual daily unused portions of the Revolving Credit Facility.

        The Company's Revolving Credit Facility is secured by a first priority lien on substantially all of the Company's assets, the assets of the Company's non-foreign subsidiaries, the stock of the Company's non-foreign subsidiaries and 66% of the stock of certain of the Company's foreign subsidiaries. In

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 18—SUBSEQUENT EVENT (Continued)

addition, the Company's non-foreign subsidiaries will guarantee the Company's obligations under the Revolving Credit Facility.

        The terms of the Revolving Credit Facility will limit the Company's ability and the ability of certain of the Company's subsidiaries to, among other things: incur or guarantee additional indebtedness; grant additional liens on the Company's assets; make certain investments or certain acquisitions of substantially all or a portion of another entity's business or assets; merge with another entity or dispose of the Company's assets; pay dividends; enter into transactions with affiliates; engage in other lines of business and repurchase stock.

        Additionally, the Revolving Credit Facility requires that the Company maintain certain ratios of total senior, secured debt to consolidated EBITDA (as defined therein), and of consolidated EBITDA to consolidated interest. The Revolving Credit Facility includes customary provisions with respect to events of default. Upon the occurrence and continuation of an event of default under the Revolving Credit Facility, the lenders will be able to, among other things, terminate their revolving loan commitments, accelerate the repayment of the loans outstanding and declare the same to be immediately due and payable.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$94,025,482	$17,026,865
Restricted cash investments	3,920,722	5,346,066
Accounts receivable, net of allowances for doubtful accounts of $4,619,786 at June 30, 2010 and $1,697,830 at December 31, 2009	37,458,315	73,568,184
Income and other taxes receivable	22,137,893	10,159,498
Prepaid expenses and other current assets	2,806,115	10,626,831

TOTAL CURRENT ASSETS	160,348,527	116,727,444
PROPERTY AND EQUIPMENT, net	115,997,006	140,217,953
GOODWILL AND OTHER INTANGIBLES, net	15,681,737	15,974,103
MULTI-CLIENT LIBRARY, net	92,684,511	37,395,521
OTHER	1,438,374	2,136,714
DEBT ISSUANCE COSTS, net	5,825,819	4,167,856

TOTAL ASSETS	$391,975,974	$316,619,591

See accompanying notes to consolidated financial statements.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

	June 30, 2010	December 31, 2009
	(unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$30,195,228	$34,272,606
Current portion of long-term debt	—	1,983,282
Current portion of capital lease obligations	—	1,767,353
Income and other taxes payable	476,423	875,255
Deferred revenue	46,620,199	43,545,291
Liability on derivative instruments	—	331,163

TOTAL CURRENT LIABILITIES	77,291,850	82,774,950
DEFERRED INCOME TAXES	—	3,826,131
LONG-TERM DEBT, net of current portion and unamortized discount	194,115,461	165,794,658
CAPITAL LEASE OBLIGATIONS, net of current portion	—	295,665

TOTAL LIABILITIES	271,407,311	252,691,404
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common Stock, $.01 par value, authorized 100,000,000 and 0 shares, 45,255,401 and 0 issued and 35,850,013 and 0 outstanding at June 30, 2010 and December 31, 2009, respectively	452,554	—
Series A Convertible Preferred Stock, $.01 par value, authorized 0 and 50,000,000 shares, 0 and 28,358,394 issued and 0 and 20,617,751 outstanding at June 30, 2010 and December 31, 2009, respectively,	—	283,584
Class A Common stock, $.01 par value, authorized 0 and 30,000,000 shares, 0 and 4,000,000 issued and 0 and 3,709,100 outstanding at June 30, 2010 and December 31, 2009	—	40,000
Class B Common stock, $.01 par value, authorized 0 and 120,000,000 shares, 0 and 5,736,107 issued and 0 and 4,471,021 outstanding at June 30, 2010 and December 31, 2009, respectively	—	57,361
Additional paid-in capital	237,483,050	160,362,017
Accumulated deficit	(21,731,778)	(2,429,862)

	216,203,826	158,313,100
Less: treasury stock, at cost, 9,405,388 and 9,296,629 shares at June 30, 2010 and December 31, 2009, respectively	95,635,163	94,384,913

TOTAL STOCKHOLDERS' EQUITY	120,568,663	63,928,187

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$391,975,974	$316,619,591

See accompanying notes to consolidated financial statements.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Month Period Ended June 30,		Six Month Period Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
REVENUES	$40,110,189	$57,692,319	$100,771,385	$124,527,870
OPERATING EXPENSES	39,216,264	52,857,930	98,076,646	107,114,469

GROSS PROFIT	893,925	4,834,389	2,694,739	17,413,401
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	11,777,991	9,432,072	20,027,275	16,846,090

INCOME (LOSS) FROM OPERATIONS	(10,884,066)	(4,597,683)	(17,332,536)	567,311
OTHER INCOME (EXPENSE)
Interest expense, net	(5,425,185)	(4,239,773)	(10,009,303)	(8,935,849)
Unrealized gain (loss) on derivative instruments	—	(114,578)	331,163	450,421
Foreign exchange gain (loss)	49,983	1,374,292	(166,251)	741,730
Loss on extinguishment of debt	(6,035,841)	—	(6,035,841)	—
Other income (expense)	(3,227)	(4,325)	75,646	(11,699)

TOTAL OTHER EXPENSE	(11,414,270)	(2,984,384)	(15,804,586)	(7,755,397)

LOSS BEFORE INCOME TAXES	(22,298,336)	(7,582,067)	(33,137,122)	(7,188,086)
INCOME TAX BENEFIT	(10,233,938)	(3,064,981)	(13,835,206)	(2,471,580)

NET LOSS	$(12,064,398)	$(4,517,086)	$(19,301,916)	$(4,716,506)

LOSS PER COMMON SHARE
Basic and diluted	$(.41)	$(.55)	$(1.02)	$(.57)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and diluted	29,503,545	8,230,804	18,930,315	8,218,604

See accompanying notes to consolidated financial statements.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Month Period Ended June 30,
	2010	2009
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(19,301,916)	$(4,716,506)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	52,256,839	37,207,804
Capitalized depreciation for multi-client library	(12,034,175)	(1,967,603)
Amortization of debt issuance costs	438,277	447,291
Loss on extinguishment of debt	6,035,841	—
Stock-based compensation	1,461,115	721,959
Non-cash revenue from data exchange	(586,932)	—
Deferred tax benefit	(3,826,131)	(96,060)
Unrealized gain on derivative instrument	(331,163)	(450,421)
Gain on disposal of property and equipment	(98,991)	—
Effects of changes in operating assets and liabilities:
Accounts receivable	36,109,869	5,841,135
Prepaid expenses and other current assets	7,820,716	(14,256,962)
Other assets	698,340	(429,636)
Accounts payable and accrued expenses	(6,061,754)	5,988,444
Deferred revenue	3,074,908	7,996,999
Income and other taxes receivable	(11,978,395)	(7,272,750)
Income and other taxes payable	(398,832)	(5,077,739)

NET CASH PROVIDED BY OPERATING ACTIVITIES	53,277,616	23,935,955
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(3,579,483)	(19,318,962)
Investment in multi-client library	(65,602,867)	(10,022,293)
Change in restricted cash investments	1,425,344	2,065,572
Proceeds from the sale of property and equipment	152,398	—

NET CASH USED IN INVESTING ACTIVITIES	(67,604,608)	(27,275,683)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of discount	194,018,000	1,602,706
Principal payments on long-term debt	(169,890,253)	(1,432,686)
Net payments on revolving credit facility	—	(16,000,000)
Debt issuance costs	(5,922,307)	—
Principal payments on capital lease obligations	(2,063,018)	(3,149,730)
Purchase of treasury stock	(1,250,250)	(17)
Issuances of stock, net	76,433,437	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	91,325,609	(18,979,727)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	76,998,617	(22,319,455)
CASH AND CASH EQUIVALENTS, beginning of period	17,026,865	30,444,316

CASH AND CASH EQUIVALENTS, end of period	$94,025,482	$8,124,861

See accompanying notes to consolidated financial statements.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION

        The consolidated financial statements of Global Geophysical Services, Inc. and Subsidiaries (the "Company") included herein are unaudited and have been prepared on the same basis as the audited consolidated financial statements as of and for the year ended December 31, 2009. In the opinion of management, the accompanying unaudited financial information includes all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the interim financial information. Operating results for the interim periods are not necessarily indicative of the results of any subsequent periods. Certain information in the footnote disclosures normally included in annual financial statements has been condensed or omitted for the interim periods presented. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2009.

NOTE 2—SELECTED BALANCE SHEET ACCOUNTS

        Restricted cash:

	June 30, 2010	December 31, 2009
	(unaudited)
Pledged for letters of credit	$3,370,151	$4,462,500
Bank guarantee to foreign government for export equipment	550,571	883,566

	$3,920,722	$5,346,066

        Prepaid expenses and other current assets:

	June 30, 2010	December 31, 2009
	(unaudited)
Mobilization costs, net	$1,029,798	$9,410,108
Prepaid expenses and other current assets	1,776,317	1,216,723

	$2,806,115	$10,626,831

        Accounts receivable:

	June 30, 2010	December 31, 2009
	(unaudited)
Accounts receivable, trade	$30,780,562	$57,731,675
Unbilled	11,297,539	17,534,339
Allowance for doubtful accounts	(4,619,786)	(1,697,830)

	$37,458,315	$73,568,184

        Included in accounts receivable at June 30, 2010 are net receivables aggregating approximately $5,900,000 from two customers and $8,900,000 from three customers at December 31, 2009. Such receivables are in dispute; however, management and outside legal counsel believe the Company has performed services in accordance with the terms of the contract and, as such, they are fully collectible.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SELECTED BALANCE SHEET ACCOUNTS (Continued)

The Company is in negotiations/arbitration to recover such amounts. Bad debt expense for the three month periods ended June 30, 2010 and 2009 was $3,004,682 and $3,392,892, respectively, and $3,004,682 and $3,398,092 for the six month periods ended June 30, 2010 and 2009, respectively.

NOTE 3—MULTI-CLIENT LIBRARY

        Multi-client library consisted of the following:

	June 30, 2010	December 31, 2009
	(unaudited)
Multi-client library, at cost	$153,393,299	$75,169,326
Less: accumulated amortization	60,708,788	37,773,805

Multi-client library, net	$92,684,511	$37,395,521

        Amortization expense for the three month periods ended June 30, 2010 and 2009 was $14,242,685 and $3,150,006, respectively, and $22,934,984 and $6,852,905 for the six month periods ended June 30, 2010 and 2009, respectively.

NOTE 4—PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following:

	June 30, 2010	December 31, 2009
	(unaudited)
Furniture and fixtures	$138,976	$138,976
Boats	6,424,288	6,424,288
Machinery and equipment	274,110,019	270,210,793
Computers and software	9,505,804	9,177,907
Land	2,035,153	2,035,153
Buildings	11,721,548	11,721,548

	303,935,788	299,708,665
Less: accumulated depreciation	189,448,185	160,759,486

	114,487,603	138,949,179
Construction in process	1,509,403	1,268,774

Net property and equipment	$115,997,006	$140,217,953

        Depreciation expense for the three month periods ended June 30, 2010 and 2009 was $14,102,244 and $15,591,056, respectively, and $29,029,489 and $29,770,163 for the six month periods ended June 30, 2010 and 2009, respectively.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND OTHER INTANGIBLES

        Goodwill and other intangibles included the following:

	June 30, 2010	December 31, 2009
	(unaudited)
Customer list	$3,934,000	$3,934,000
Trademark	924,000	924,000
Patents	450,852	450,852
Non-compete agreements	200,000	200,000

	5,508,852	5,508,852
Less: accumulated amortization	1,169,465	877,099

	4,339,387	4,631,753
Goodwill	11,342,350	11,342,350

Total goodwill and other intangibles	$15,681,737	$15,974,103

        Intangible assets subject to amortization are amortized over their estimated useful lives which are between two and fifteen years. Amortization expense for the three month periods ended June 30, 2010 and 2009 was $146,183 and $146,183, respectively, and $292,366 and $584,733 for the six month periods ended June 30, 2010 and 2009, respectively.

NOTE 6—INCOME TAXES

        The Company provides for income taxes during interim periods based on an estimate of the effective tax rate for the year. Discrete items and changes in the estimate of the annual effective tax rate are recorded in the period in which they occur.

        The Company assesses the likelihood that deferred tax assets will be recovered from the existing deferred tax liabilities or future taxable income in each jurisdiction. To the extent the Company believes that recovery is not likely, it establishes a valuation allowance. The Company has recorded valuation allowances in several non-US jurisdictions for its net deferred tax assets since management believes it is more likely than not that these assets will not be realized because the future taxable income necessary to utilize these losses cannot be established, projected, or the Company no longer has operations in these jurisdictions.

        The effective income tax rate for the six months ended June 30, 2010 and 2009 was 41.8% and 34.4%, respectively.

        The Company's effective income tax rate in 2010 and 2009 differs from the federal statutory rate primarily due to state income taxes, non-deductible expenses, tax rate differential from US operations, and valuation allowances in non-US jurisdictions.

NOTE 7—INITIAL PUBLIC OFFERING

        On April 21, 2010, the Company entered into an underwriting agreement (the "Underwriting Agreement") with Credit Suisse Securities (USA) LLC and Barclays Capital Inc., as representatives of the several underwriters named therein (collectively, the "Underwriters"), providing for the offer and sale in a firm commitment offering of 7,500,000 shares of the Company's common stock, par value

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INITIAL PUBLIC OFFERING (Continued)

$0.01 (the "Common Stock"), of which 500,000 shares were sold by selling stockholders, at a public offering price of $12.00 per share. Pursuant to the Underwriting Agreement, the Company and the selling stockholders granted the Underwriters a 30-day option to purchase up to an additional 625,000 shares and 500,000 shares of Common Stock, respectively, to cover over-allotments, which subsequently expired without being exercised.

        The transactions contemplated by the Underwriting Agreement were consummated on April 27, 2010. The Company's net proceeds from this offering were approximately $76.4 million after deducting underwriting discounts, fees and offering expenses. As described in the Company's final prospectus dated April 22, 2010 (the "Prospectus") contained in its Registration Statement on Form S-1 (File No. 333-162540), the Company used the net proceeds of the offering to pay down indebtedness and will use the remaining proceeds for anticipated capital expenditures and general working capital purposes. The Company did not receive any of the proceeds from the sale of the Common Stock sold by the selling stockholders.

        Upon completion of the initial public offering, all existing shares of the Company's outstanding Class A and Class B common stock and the Company's Series A convertible preferred stock were converted into one class of common stock (the "Stock Conversions"). Under the terms of its amended certificate of incorporation the Company is authorized to issue 105,000,000 shares of capital stock which consists of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

NOTE 8—LONG-TERM DEBT

        Senior Notes:    On April 22, 2010, the Company entered into a Purchase Agreement (the "Purchase Agreement") with Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Banc of America Securities LLC, as representatives of the initial purchasers (the "Initial Purchasers"), relating to the offer and sale by the Company of $200 million aggregate principal amount of its 10 1/2% senior notes due 2017 (the "Notes"). The Company's net proceeds from the offering were approximately $188.1 million after deducting the Initial Purchasers' discounts, offering expenses and original issue discount. The issuance of the Notes occurred on April 27, 2010. The Notes were offered and sold to the Initial Purchasers and resold only to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and in offshore transactions in reliance on Regulation S under the Securities Act.

        The Notes are a general unsecured, senior obligation of the Company. The Notes are unconditionally guaranteed as to principal, premium, if any, and interest by the Company's domestic subsidiaries (the "Guarantors") on a senior unsecured basis.

        The Company used the proceeds from the offering and sale of the Notes to repay outstanding indebtedness and plans to use the remaining proceeds for anticipated capital expenditures and for general working capital purposes.

        On April 27, 2010, in connection with the offering of the Notes, the Company entered into (i) an Indenture with The Bank of New York Mellon Trust Company, N.A., (the "Trustee"), and (ii) a Registration Rights Agreement with the Initial Purchasers. The following is a brief summary of the material terms and conditions of the Indenture and the Registration Rights Agreement.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—LONG-TERM DEBT (Continued)

        The Company and the Guarantors entered into an Indenture with the Trustee, pursuant to which the Company issued the Notes at a price equal to 97.009% of their face value.

        Interest—The Notes will bear interest from April 27, 2010 at a rate of 10 1/2% per annum. The Company will pay interest on the Notes semi-annually, in arrears, on May 1 and November 1 of each year, beginning November 1, 2010.

        Principal and Maturity—The Notes were issued with a $200 million aggregate principal amount and will mature on May 1, 2017.

        Optional Redemption by the Company—At any time prior to May 1, 2013, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings at a redemption price of 110.500% of the aggregate principal amount of the Notes redeemed if at least 65% of the aggregate principal amount of the Notes remains outstanding immediately after such redemption and the redemption occurs within 90 days of the closing date of such equity offering. On or after May 1, 2014, the Company may redeem the Notes at the following percentages of the original principal amount: (i) 105.250% from May 1, 2014 to April 30, 2015; (ii) 102.625% from May 1, 2015 to April 30, 2016; and (iii) 100% from May 1, 2016 and thereafter.

        Repurchase Obligations by the Company—If there is a change of control of the Company (as defined in the Indenture), each holder of the Notes may require the Company to purchase their Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

        Events of Default—The Indenture also contains events of default including, but not limited to, the following: (i) nonpayment; (ii) defaults in certain other indebtedness of the Company or the Guarantors; and (iii) the failure of the Company or the Guarantors to comply with their respective covenants in the event of a mandatory redemption, optional redemption, option to repurchase, or a merger, consolidation or sale of assets. Upon an event of default, the holders of the Notes or the Trustee may declare the Notes due and immediately payable. As of June 30, 2010, the Company is in compliance with all respective covenants.

        Bank of America Revolving Credit Facility:    On April 30, 2010, the Company entered into a new revolving credit facility under the terms of a Credit Agreement (the "Revolving Credit Facility") with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto. The Revolving Credit Facility provides for borrowings of up to $50.0 million. The loans under the Revolving Credit Facility bear interest at a rate equal to LIBOR plus the Applicable Rate or the Base Rate plus the Applicable Rate. The Base Rate is defined as the higher of (x) the prime rate and (y) the Federal Funds rate plus 0.50%. The Applicable Rate is defined as a percentage determined in accordance with a pricing grid based upon the Company's leverage ratio, that will decline from LIBOR plus 4.00% or the prime rate plus 3.00% to a minimum rate equal to LIBOR plus 3.50% or the prime rate plus 2.50%. The Company is able to prepay borrowings under the Revolving Credit Facility at any time without penalty or premium, subject to reimbursement of the lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The Company also will pay a commitment fee of 0.75% per annum on the actual daily unused portions of the Revolving Credit Facility.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—LONG-TERM DEBT (Continued)

        The Company's Revolving Credit Facility is secured by a first priority lien on substantially all of the Company's assets, the assets of the Company's non-foreign subsidiaries, the stock of the Company's non-foreign subsidiaries and 66% of the stock of certain of the Company's foreign subsidiaries. In addition, the Company's non-foreign subsidiaries will guarantee the Company's obligations under the Revolving Credit Facility.

        The terms of the Revolving Credit Facility will limit the Company's ability and the ability of certain of the Company's subsidiaries to, among other things: incur or guarantee additional indebtedness; grant additional liens on the Company's assets; make certain investments or certain acquisitions of substantially all or a portion of another entity's business or assets; merge with another entity or dispose of the Company's assets; pay dividends; enter into transactions with affiliates; engage in other lines of business and repurchase stock.

        Additionally, the Revolving Credit Facility requires that the Company maintain certain ratios of total senior, secured debt to consolidated EBITDA (as defined therein), and of consolidated EBITDA to consolidated interest. The Revolving Credit Facility includes customary provisions with respect to events of default. Upon the occurrence and continuation of an event of default under the Revolving Credit Facility, the lenders will be able to, among other things, terminate their revolving loan commitments, accelerate the repayment of the loans outstanding and declare the same to be immediately due and payable. As of June 30, 2010, the Company is in compliance with all respective covenants.

        In connection with the closing of the Company's initial public offering and the sale of $200 million of the Company's 10 1/2% senior notes due 2017 on April 27, 2010, the Company repaid all outstanding borrowings under the First Lien Credit Agreement, the Second Lien Credit Agreement, and the Construction Loan Agreement. These repayments resulted in the termination of each of these borrowing arrangements. The prepayment of the Construction Loan Agreement resulted in the incurrence of $160,000 in prepayment penalties.

        Notes Payable—Insurance:    During 2009, in exchange for insurance services provided, the Company issued two negotiable promissory notes for $1,602,706 and $453,220 at an interest rate of 3.69% per annum. The notes matured on March 8, 2010 and June 29, 2010, respectively, and have been paid in full.

        Line of Credit:    In February 2007, the Company entered into a $5 million revolving line of credit which is secured by $5 million cash. The terms of the revolving line of credit as currently written only allow for letters of credit to be drawn on the available credit, however, the cash balance above the total outstanding letters of credit may be withdrawn at any time lowering the available credit dollar-for-
dollar. As of June 30, 2010, the line of credit serves as collateral for several letters of credit totaling $2,269,700.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—LONG-TERM DEBT (Continued)

        Long-term debt consisted of the following:

	June 30, 2010	December 31, 2009
	(unaudited)
Senior notes	$200,000,000	$—
First lien term loan	—	113,900,000
Second lien term loan	—	50,000,000
Notes payable—insurance	—	627,816
Mortgage	—	5,362,437

	200,000,000	169,890,253
Less: unamortized discount	5,884,539	2,112,313

	194,115,461	167,777,940
Less: current portion	—	1,983,282

Total notes payable and line of credit, net of current portion	$194,115,461	$165,794,658

        Interest Rate Swap:    On March 7, 2007, the Company entered into a $70 million notional value interest rate collar to protect its interests from unanticipated fluctuations in cash flows caused by volatility in the interest rate on its floating-rate debt. The 2 year swap arrangement effectively capped the 3-month LIBOR rate at 5.75% and set the floor at 4.55%. The interest rate swap was terminated on March 31, 2010.

NOTE 9—FAIR VALUES OF FINANCIAL INSTRUMENTS

        Effective January 1, 2009, the Company adopted guidance as it relates to financial assets and financial liabilities, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements.

        This guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Hierarchical levels, as defined in this guidance and directly related to the amount of subjectivity associated with the inputs to fair valuations of these assets and liabilities are as follows:

        Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

        Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

        Level 3—Inputs that are both significant to the fair value measurement and unobservable.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

        The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the financial instruments that could have been realized as of June 30, 2010 or that will be realized in the future and do not include expenses that could be incurred in an actual sale or settlement.

        In the normal course of operations, the Company is exposed to market risks arising from adverse changes in interest rates. Market risk is defined for these purposes as the potential for change in the fair value of debt instruments resulting from an adverse movement in interest rates.

        The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximate their fair value due to the short maturity of those instruments, and therefore, have been excluded from the table below. The fair value of the Notes is determined by multiplying the principal amount by the market price. The following table sets forth the fair value of the Company's financial assets and liabilities as of June 30, 2010 and December 31, 2009:

	June 30, 2010		December 31, 2009
	(unaudited)
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	$194,115,461	$191,250,000	$—	$—

        The Company is not a party to any hedge arrangements, commodity swap agreement or other derivative financial instruments.

        The Company utilizes foreign subsidiaries and branches to conduct operations outside of the United States. These operations expose the Company to market risks from changes in foreign exchange rates.

NOTE 10—DEBT ISSUANCE COSTS

        The costs related to the issuance of debt are capitalized and amortized to interest expense using the effective interest method over the maturity period of the related debt. Accumulated amortization is $1,418,217 and $1,159,580 at June 30, 2010 and December 31, 2009, respectively.

        The Company recognized a loss on the extinguishment of debt in the amount of $6,035,841, which consisted of $4,005,707 and $2,030,134 for the debt issuance costs and the unamortized portion of the original issue discount, respectively, related to the Company's Prior Facilities upon refinancing with the Notes offering in April 2010.

NOTE 11—STOCK-BASED COMPENSATION

        The Company follows the accounting guidance for share-based payments which requires all stock-based payments, including stock options, to be recognized as an operating expense over the vesting period, based on their grant date fair values.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        In July 2006, the Company's board of directors and stockholders adopted the Global Geophysical Services, Inc. 2006 Incentive Compensation Plan (the "2006 Incentive Plan"). The 2006 Incentive Plan provides for a variety of incentive awards, including nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or (the "Code"), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based awards, and other stock-based awards. A total of 9,203,058 shares of common stock are reserved for issuance under the 2006 Incentive Plan. As of June 30, 2010, a total of 4,603,400 options have been granted and 1,709,100 have been forfeited.

        Incentive Stock Options:    The Company estimates the fair value of each stock option on the date of grant using the Black-Scholes-Merton valuation model. The volatility is based on expected volatility over the expected life of eighty-four months. As the Company has not historically declared dividends, the dividend yield used in the calculation is zero. Actual value realized, if any, is dependent on the future performance of the Company's common stock and overall stock market conditions. There is no assurance the value realized by an optionee will be at or near the value estimated by the Black-Scholes-Merton model. The following assumptions were used:

Six Months Ended June 30, 2010
Risk-free interest rates	3.05%
Expected lives (in years)	7.00
Expected dividend yield	0.00%
Expected volatility	59.09%

        The computation of expected volatility during the six months ended June 30, 2010 was based on the historical volatility. Historical volatility was calculated from historical data for the time approximately equal to the expected term of the option award starting from the grant date. The risk-free interest rate assumption is based upon the U.S. Treasury yield curve in effect at the time of grant for the period corresponding with the expected life of the option.

        A summary of the activity of the Company's stock option plan for the six months ended June 30, 2010 is presented below:

	Weighted Average Exercise Price	Number of Optioned Shares	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value	Weighted Average Optioned Grant Date Fair Value
Balance as of December 31, 2009	$22.95	2,642,200	10	$—	$4.97
Expired		—
Granted	22.54	400,900	10	—	12.85
Exercised		—
Forfeited	22.75	(148,800)	—	—	6.58

Balance as of June 30, 2010	$22.90	2,894,300			$5.98

Exercisable as of June 30, 2010	$23.04	1,279,650	—	$—	$—

        Compensation expense associated with stock options for the three month periods ended June 30, 2010 and 2009 was $405,541 and $165,763, respectively, and $761,985 and $325,173 for the six month

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

periods ended June 30, 2010 and 2009, respectively, is included in selling, general and administrative expenses in the statement of operations. At June 30, 2010 and 2009, the Company had 1,614,650 and 1,792,050 of nonvested stock option awards, respectively. The total cost of nonvested stock option awards which the Company had not yet recognized was approximately $4,566,160 at June 30, 2010. Such amount is expected to be recognized over a period of 4 years from June 30, 2010.

        Stock Warrants:    At June 30, 2010, the Company has outstanding warrants which entitle the holders to purchase an aggregate of 390,000 shares of common stock of the Company at an exercise price of $4.25 per share.

        Restricted Stock:    To encourage retention and performance, the Company granted certain employees and consultants restricted shares of common stock with a fair value per share determined in accordance with conventional valuation techniques, including but not limited to, arm's length transactions, net book value or multiples of comparable company earnings before interest, taxes, depreciation and amortization, as applicable.

	Number of Nonvested Restricted Share Awards	Weighted Average Grant Date Fair Value
Nonvested Restricted Shares Outstanding January 1, 2010	281,289	$7.88
Granted	160,900	12.81
Vested	(53,730)	4.98
Forfeited	(20,848)	7.00

Nonvested Restricted Shares Outstanding June 30, 2010	367,611	$11.55

        Compensation expense associated with restricted stock for the three month periods ended June 30, 2010 and 2009 was $361,772 and $200,178, respectively, and $699,130 and $395,956 for the six month periods ended June 30, 2010 and 2009, respectively, is included in selling, general and administrative expenses in the statements of operations. The total cost of non-vested stock awards which the Company has not yet recognized at June 30, 2010 was approximately $2,844,147. This amount is expected to be recognized over the next three years.

NOTE 12—EARNINGS PER SHARE

        The Company adopted the guidance for share-based payments which are considered as participating securities on January 1, 2009. Upon adoption, all share-based payment awards that contained non-forfeitable rights to dividends, whether paid or unpaid, were designated as participating securities and included in the computation of earnings per share ("EPS").

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—EARNINGS PER SHARE (Continued)

        The following table sets forth the computation of basic and diluted earnings per share:

	Three Month Period Ended June 30,		Six Month Period Ended June 30,
	2010	2009	2010	2009
Net loss	$(12,064,398)	$(4,517,086)	$(19,301,916)	$(4,716,506)

Basic:
Weighted average common shares outstanding	29,503,545	8,230,804	18,930,315	8,218,604
Total	29,503,545	8,230,804	18,930,315	8,218,604

Basic and diluted loss per share	$(.41)	$(.55)	$(1.02)	$(.57)

        For the six month periods ended June 30, 2010 and 2009, 2,894,300 and 2,608,000, respectively, out-of-the-money stock options have been excluded from diluted earnings per share because they are considered anti-dilutive.

        For the six month periods ended June 30, 2010 and 2009, 390,000 and 0, respectively, stock warrants have been excluded from diluted earnings per share because they are considered anti-dilutive.

NOTE 13—SUPPLEMENTAL CASH FLOW INFORMATION

        The following is supplemental cash flow information:

	Six Month Period Ended June 30,
	2010	2009
	(unaudited)
Interest paid	$5,727,724	$7,986,027

Income taxes paid	$2,779,435	$2,582,288

        The following is supplemental disclosure of non-cash investing and financing activities:

	Six Month Period Ended June 30,
	2010	2009
	(unaudited)
Property and equipment additions financed through capital leases	$—	$273,106

Property and equipment additions financed through accounts payable and accrued expenses	$1,282,467	$4,141,426

Option payable recorded against additional paid in capital	$701,910	$—

Note payable converted to preferred stock	$—	$8,000,000

Original issue discount on notes payable	$5,982,000	$—

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—RECENTLY ISSUED ACCOUNTING STANDARDS

        In January 2010, the Financial Accounting Standards Board (FASB) issued an update to the guidance for fair value measurements and disclosures regarding "Improving disclosures about Fair Value Measurements." This update clarifies disclosures regarding (i) the level of disaggregation of classes of assets and liabilities and (ii) disclosures about inputs and valuation techniques and used to measure fair value for either Level 2 or Level 3 measurements. This update does not have any impact on the Company's results of operations, financial condition or liquidity.

        In February 2010, the FASB issued guidance for subsequent events, allowing SEC filers to remove the date through which subsequent events have been reviewed. The guidance became effective upon issuance, and the adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

NOTE 15—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        On August 3, 2010, the Company filed a registration statement on Form S-4 with the Securities and Exchange Commission. Under this registration statement, the Company may sell its 10.50% senior notes due 2017 with an aggregate offering price of up to $200 million. The debt securities sold are fully and unconditionally guaranteed, on a joint and several basis, by the guarantor subsidiaries which will correspond to all subsidiaries located in the United States. The non-guarantor subsidiaries consist of all subsidiaries and branches outside of the United States.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

        Separate condensed consolidating financial statement information for the guarantor subsidiaries and non-guarantor subsidiaries as of June 30, 2010 and December 31, 2009 and for the three and six month periods ended June 30, 2010 and 2009 is as follows:

	June 30, 2010 (Unaudited)
	Guarantors	Non-guarantors	Eliminations	Consolidated
BALANCE SHEET
ASSETS
Current assets	$161,016,542	$26,136,260	$(26,804,275)	$160,348,527
Property and equipment, net	115,890,772	106,234	—	115,997,006
Multi-client library, net	92,684,511	—	—	92,684,511
Investment in subsidiaries	1,099	—	(1,099)	—
Intercompany accounts	17,695,635	(17,695,635)	—	—
Other non-current assets	22,979,783	(33,853)	—	22,945,930

TOTAL ASSETS	$410,268,342	$8,513,006	$(26,805,374)	$391,975,974

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$83,270,312	$20,825,813	$(26,804,275)	$77,291,850
Long-term debt and capital lease obligations, net of current portion	194,115,461	—	—	194,115,461
Deferred income tax and other non-current liabilities	—	—	—	—

TOTAL LIABILITIES	277,385,773	20,825,813	(26,804,275)	271,407,311
Stockholders' equity	132,882,569	(12,312,807)	(1,099)	120,568,663

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$410,268,342	$8,513,006	$(26,805,374)	$391,975,974

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	December 31, 2009
	Guarantors	Non-guarantors	Eliminations	Consolidated
BALANCE SHEET
ASSETS
Current assets	$82,022,731	$56,456,406	$(21,751,693)	$116,727,444
Property and equipment, net	138,394,183	1,823,770	—	140,217,953
Multi-client library, net	37,395,521	—	—	37,395,521
Investment in subsidiaries	1,099	—	(1,099)	—
Intercompany accounts	37,679,846	(37,679,846)	—	—
Other non-current assets	22,211,327	67,346	—	22,278,673

TOTAL ASSETS	$317,704,707	$20,667,676	$(21,752,792)	$316,619,591

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$79,948,550	$24,578,093	$(21,751,693)	$82,774,950
Long-term debt and capital lease obligations, net of current portion	166,090,323	—	—	166,090,323
Deferred income tax and other non-current liabilities	3,826,131	—	—	3,826,131

TOTAL LIABILITIES	249,865,004	24,578,093	(21,751,693)	252,691,404
Stockholders' equity	67,839,703	(3,910,417)	(1,099)	63,928,187

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$317,704,707	$20,667,676	$(21,752,792)	$316,619,591

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Three months ended June 30, 2010
	Guarantors	Non-guarantors	Eliminations	Consolidated
STATEMENT OF OPERATIONS
Revenues	$40,967,182	$3,190,744	$(4,047,737)	$40,110,189
Expenses:
Operating expenses	37,896,427	5,067,552	(3,747,715)	39,216,264
Selling, general and administrative expenses	10,020,457	2,057,556	(300,022)	11,777,991
Total expenses	47,916,884	7,125,108	(4,047,737)	50,994,255

Loss from operations	(6,949,702)	(3,934,364)	—	(10,884,066)

Interest income (expense), net	(5,425,205)	20	—	(5,425,185)
Other expenses, net	(5,969,425)	(19,660)	—	(5,989,085)

Loss before income taxes	(18,344,332)	(3,954,004)	—	(22,298,336)

Provision (benefit) for income taxes	(10,964,538)	730,600	—	(10,233,938)

Net loss	$(7,379,794)	$(4,684,604)	$—	$(12,064,398)

	Six months ended June 30, 2010 (Unaudited)
	Guarantors	Non-guarantors	Eliminations	Consolidated
STATEMENT OF OPERATIONS
Revenues	$84,355,967	$27,075,244	$(10,659,826)	$100,771,385
Expenses:
Operating expenses	79,166,370	28,979,031	(10,068,755)	98,076,646
Selling, general and administrative expenses	15,066,971	5,551,375	(591,071)	20,027,275
Total expenses	94,233,341	34,530,406	(10,659,826)	118,103,921

Loss from operations	(9,877,374)	(7,455,162)	—	(17,332,536)

Interest income (expense), net	(10,009,323)	20	—	(10,009,303)
Other expenses, net	(5,610,239)	(185,044)	—	(5,795,283)

Loss before income taxes	(25,496,936)	(7,640,186)	—	(33,137,122)

Provision (benefit) for income taxes	(14,597,410)	762,204	—	(13,835,206)

Net loss	$(10,899,526)	$(8,402,390)	$—	$(19,301,916)

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Three months ended June 30, 2009
	Guarantors	Non-guarantors	Eliminations	Consolidated
STATEMENT OF OPERATIONS
Revenues	$42,859,674	$23,032,058	$(8,199,413)	$57,692,319
Expenses:
Operating expenses	36,270,452	24,578,590	(7,991,112)	52,857,930
Selling, general and administrative expenses	6,571,010	3,069,363	(208,301)	9,432,072
Total expenses	42,841,462	27,647,953	(8,199,413)	62,290,002

Income (loss) from operations	18,212	(4,615,895)	—	(4,597,683)

Interest expense, net	(4,239,773)	—	—	(4,239,773)
Other income, net	1,174,286	81,103	—	1,255,389

Loss before income taxes	(3,047,275)	(4,534,792)	—	(7,582,067)

Provision (benefit) for income taxes	(5,838,188)	2,773,207	—	(3,064,981)

Net income (loss)	$2,790,913	$(7,307,999)	$—	$(4,517,086)

	Six months ended June 30, 2009 (Unaudited)
	Guarantors	Non-guarantors	Eliminations	Consolidated
STATEMENT OF OPERATIONS
Revenues	$85,370,980	$56,692,017	$(17,535,127)	$124,527,870
Expenses:
Operating expenses	78,621,746	45,568,581	(17,075,858)	107,114,469
Selling, general and administrative expenses	10,105,531	7,199,828	(459,269)	16,846,090
Total expenses	88,727,277	52,768,409	(17,535,127)	123,960,559

Income (loss) from operations	(3,356,297)	3,923,608	—	567,311

Interest expense, net	(8,935,849)	—	—	(8,935,849)
Other income (expense), net	1,236,191	(55,739)	—	1,180,452

Income (loss) before income taxes	(11,055,955)	3,867,869	—	(7,188,086)

Provision (benefit) for income taxes	(5,244,787)	2,773,207	—	(2,471,580)

Net income (loss)	$(5,811,168)	$1,094,662	$—	$(4,716,506)

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Six months ended June 30, 2010 (Unaudited)
	Guarantors	Non-guarantors	Eliminations	Consolidated
STATEMENT OF CASH FLOWS
Net cash provided by (used in) operating activities	$54,518,103	$(1,240,487)	$—	$53,277,616
Net cash provided by (used in) investing activities	(69,626,951)	2,022,343	—	(67,604,608)
Net cash provided by financing activities	91,325,609	—	—	91,325,609

Net increase in cash and cash equivalents	$76,216,761	$781,856	$—	$76,998,617

	Six months ended June 30, 2009 (Unaudited)
	Guarantors	Non-guarantors	Eliminations	Consolidated
STATEMENT OF CASH FLOWS
Net cash provided by (used in) operating activities	$33,090,697	$(9,154,742)	$—	$23,935,955
Net cash provided by (used in) investing activities	(27,637,995)	362,312	—	(27,275,683)
Net cash used in financing activities	(18,979,727)	—	—	(18,979,727)

Net decrease in cash and cash equivalents	$(13,527,025)	$(8,792,430)	$—	$(22,319,455)

NOTE 16—SUBSEQUENT EVENT

        The Company evaluates events and transactions that occur after the balance sheet date but before the consolidated financial statements are issued. The Company evaluated such events and transactions through the date when the consolidated financial statements were filed electronically with the Securities and Exchange Commission.